UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TREE.COM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Not applicable
	(2)	Aggregate number of securities to which transaction applies: Not applicable
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not applicable
	(4)	Proposed maximum aggregate value of transaction: $55,888,536
	(5)	Total fee paid: $6,489
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

11115 Rushmore Drive, Charlotte, North Carolina 28277

Dear Stockholder:

        You are invited to attend a special meeting of stockholders of Tree.com, Inc., which will be held on August 26, 2011 at 9:00 a.m., local time, at Tree.com's corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277.

        On May 12, 2011, Tree.com, Inc. and its wholly-owned subsidiaries LendingTree, LLC, Home Loan Center, Inc. and HLC Escrow, Inc. entered into an asset purchase agreement with Discover Bank, a wholly owned subsidiary of Discover Financial Services, pursuant to which Tree.com, Inc. and its subsidiaries have agreed to sell substantially all of the operating assets of Home Loan Center, Inc.'s LendingTree Loans business, which we refer to as the HLC asset sale transaction. Tree.com's board of directors has unanimously approved the HLC asset sale transaction and recommends that stockholders vote in favor of such transaction.

        At the special meeting of stockholders, you will be asked to approve the HLC asset sale transaction and to approve, on a non-binding advisory basis, the compensation to certain of our named executive officers in connection with the HLC asset sale transaction. If there are insufficient votes to approve the HLC asset sale transaction, you may be asked to vote to adjourn or postpone the special meeting of stockholders to solicit additional proxies. The HLC asset sale transaction is conditioned upon receiving approval from the holders of a majority of the shares of common stock of Tree.com, Inc. outstanding and entitled to vote thereon.

        The accompanying proxy statement contains important information concerning the HLC asset sale transaction, certain benefits to be received by an executive officer of Tree.com in connection with the HLC asset sale transaction, specific information about the special meeting and how to cast your vote. We encourage you to read the accompanying proxy statement in its entirety.

        Your vote is very important. Whether or not you plan to attend the special meeting of stockholders, please vote by proxy over the Internet, by telephone or by mailing the enclosed proxy card. If your shares of Tree.com, Inc. common stock are held in "street name" by your broker, bank or other nominee, then in order to vote you will need to instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, trust, bank or other nominee.

        I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Douglas R. Lebda Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the HLC asset sale transaction, passed upon the merits or fairness of the HLC asset sale transaction or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

11115 Rushmore Drive, Charlotte, North Carolina 28277

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Stockholders of Tree.com, Inc.:

        A special meeting of stockholders of Tree.com, Inc. will be held on August 26, 2011, at 9:00 a.m. local time, at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the special meeting, stockholders will be asked to adopt resolutions:

  1.
  To approve the sale of substantially all of the operating assets of Home Loan Center, Inc. as contemplated by the asset purchase agreement by and among Tree.com, Inc. and its wholly-owned subsidiaries LendingTree, LLC, Home Loan Center, Inc. and HLC Escrow, Inc., on the one hand, and Discover Bank on the other, dated as of May 12, 2011 (as it may be amended from time to time in accordance with the terms thereof), a copy of which is attached as Appendix A to the accompanying proxy statement. We refer to this proposal as the "HLC Asset Sale Proposal;" and

  2.
  To consider and provide an advisory (non-binding) vote on the payment of certain compensation to our named executive officers that is based on or otherwise relates to the HLC asset sale transaction. We refer to this proposal as the "HLC Transaction-Related Compensation Arrangements Proposal;" and

  3.
  To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the HLC Asset Sale Proposal. We refer to this proposal as the "Proposal to Adjourn or Postpone the Special Meeting."

        By approving the HLC Asset Sale Proposal, our stockholders are also authorizing us to make any non-material changes that our board of directors deem advisable to the asset purchase agreement and the other transaction documents contemplated in connection with the HLC asset sale transaction.

        Our board of directors has fixed June 27, 2011, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, we had 11,024,271 shares of common stock outstanding and entitled to vote.

        The proxy statement accompanying this notice is deemed to be incorporated into and forms part of this notice. The accompanying proxy statement, dated August 1, 2011, and proxy card for the special meeting are first being mailed to our stockholders on or about August 3, 2011.

        Our board of directors has unanimously approved the asset purchase agreement and unanimously recommends that you vote "FOR" the approval of the HLC Asset Sale Proposal, "FOR" the approval of the HLC Transaction-Related Compensation Arrangements Proposal and "FOR" the approval of the Proposal to Adjourn or Postpone the Special Meeting. Your vote is very important. Please vote your shares by proxy whether or not you plan to attend the special meeting.

        Only stockholders and persons holding proxies from stockholders may attend the special meeting. If your shares are registered in your name, you should bring a form of photo identification to the special meeting. If your shares are held in the name of a broker, bank or other nominee, you should bring a proxy or letter from that broker, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the special meeting. All stockholders are cordially invited to attend the special meeting.

By Order Of The Board Of Directors,

August 1, 2011	Douglas R. Lebda Chairman and Chief Executive Officer

i

ii

iii

Tree.com, Inc.

11115 Rushmore Drive,
Charlotte, North Carolina 28277
(704) 541-5351

PROXY STATEMENT

        The board of directors of Tree.com, Inc., a Delaware corporation (which we refer to as "Tree.com," the "company," "we," "our," and "us") is soliciting the enclosed proxy for use at the special meeting of stockholders to be held on August 26, 2011, at 9:00 a.m. local time, at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. This proxy statement, dated August 1, 2011, and proxy card are first being mailed to our stockholders on or about August 3, 2011.

SUMMARY TERM SHEET

        This summary term sheet, together with the question and answer section that follows, highlights selected information from this proxy statement about the sale of substantially all of the operating assets of our wholly owned subsidiary Home Loan Center, Inc. (which we refer to as the HLC asset sale transaction). This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the HLC asset sale transaction, you should carefully read this proxy statement and the asset purchase agreement attached hereto as Appendix A in their entirety. The location of the more detailed description of each item in this summary is provided in the parentheses in each sub-heading below. Also see "WHERE YOU CAN FIND MORE INFORMATION" on page 71.

 Information About the Parties (page 32)

  Tree.com, Inc., LendingTree, LLC, Home Loan Center, Inc., HLC Escrow, Inc.

        Tree.com is the parent of LendingTree, LLC, Home Loan Center, Inc. and HLC Escrow, Inc. Tree.com is publicly traded on the NASDAQ Global Market (symbol: TREE). We currently operate our business in two segments. Under our LendingTree Loans segment we originate, process, approve and fund various residential real estate loans through Home Loan Center, Inc., which we sometimes refer to as HLC Inc. We sometimes refer to the business we operate under this segment as the LendingTree Loans business. Under our Exchanges segment we provide online lead generation networks and call centers that connect consumers and service providers principally in the lending, real estate, higher education, home services, insurance and automobile marketplaces. We sometimes refer to the business we operate under this segment as the LendingTree Exchanges business. The principal executive offices of Tree.com, Inc. and LendingTree, LLC are located at 11115 Rushmore Drive, Charlotte, North Carolina 28277 and the phone number is (704) 541-5351. The principal executive offices of HLC Inc. and HLC Escrow, Inc. are located at 163 Technology Drive, Irvine, California 92618 and the phone number is (888) 866-1212.

  Discover Bank

        Discover Bank, a Delaware banking corporation, is a wholly-owned subsidiary of Discover Financial Services which is publicly traded on the New York Stock Exchange (symbol: DFS). Discover Financial Services is a direct banking and payment services company which offers credit cards, student loans, personal loans and deposit products through Discover Bank. Through other subsidiaries, Discover Financial Services also operates the Discover Network, a credit card payments network; the PULSE network, an automated teller machine, debit and electronic funds transfer network; and Diners Club International, a global payments network. Discover Financial Services is a bank holding company under the Bank Holding Company Act of 1956, subject to oversight, regulation and examination by the Board of Governors of the Federal Reserve System and is also a financial holding company under the

Gramm-Leach-Bliley Act. The principal executive offices of Discover Bank are located at 12 Read's Way, New Castle, Delaware 19720 and the phone number is (302) 323-7184.

Asset Purchase Agreement (page 55 and Appendix A)

        On May 12, 2011, we and our wholly-owned subsidiaries LendingTree, LLC, HLC Inc. and HLC Escrow, Inc., entered into an asset purchase agreement with Discover Bank, pursuant to which we have agreed, subject to specified terms and conditions, including approval of the HLC asset sale transaction by our stockholders at the special meeting, to sell to Discover Bank substantially all of the operating assets of HLC Inc., which we sometimes refer to as the LendingTree Loans business. We will retain cash, certain cash equivalents, most of our residential mortgage loans owned or originated and closed prior to the closing and certain other assets of the LendingTree Loans business. Discover Bank generally will not assume liabilities of our LendingTree Loans business, but it will assume certain contracts, real property leases and specified liabilities of the LendingTree Loans business arising after the completion of the HLC asset sale transaction.

        A copy of the asset purchase agreement is attached as Appendix A to this proxy statement. We encourage you to read the asset purchase agreement in its entirety.

Purchase Price (page 56)

        If the HLC asset sale transaction is completed, then at the closing Discover Bank will be required to pay $35,888,536 to HLC Inc., subject to certain adjustments for utility expenses for office leases assumed by Discover Bank, fees, expenses and deposits we prepaid in respect of contracts, leases and other assets acquired by Discover Bank and earned but unpaid compensation for employees that will be employed by Discover Bank following the closing. HLC Inc. will also have the right to receive an additional $10 million on each of the first and second anniversaries of the closing, subject to certain conditions, including that Discover Bank has not terminated the master services agreement it entered into with us concurrently with the execution of the asset purchase agreement, and that we have maintained the LendingTree Exchanges business and satisfied certain financial and operational metrics associated with the LendingTree Exchanges business.

        A portion of the initial purchase price based on our loan loss reserves at the end of the quarter prior to the closing ($20.3 million at March 31, 2011) will be held in escrow pending the discharge of certain liabilities that will remain with us.

Recommendation of Our Board of Directors (page 40)

        After careful consideration, our board of directors unanimously recommends that you vote:

  •
  "FOR" the HLC Asset Sale Proposal;

  •
  "FOR" the HLC Transaction-Related Compensation Arrangements Proposal; and

  •
  "FOR" the Proposal to Adjourn or Postpone the Special Meeting.

Reasons for the HLC Asset Sale Transaction (page 40)

        After taking into account all of the material factors relating to the asset purchase agreement and the HLC asset sale transaction, our board of directors unanimously determined that the asset purchase agreement and the HLC asset sale transaction are expedient, advisable, and in the best interests of our company and our stockholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of our board of directors may have given different weights to different factors.

 Opinion of Our Financial Advisor (page 42 and Appendix B)

        On May 12, 2011, Milestone Advisors, LLC delivered its opinion to our board of directors to the effect that, as of such date, based upon, and subject to, the assumptions made, matters considered and limits of such review, in each case as set forth in its opinion, the sum of (i) the $35,888,536 payable to our company at the closing of the transaction plus (ii) the net liquidation value of certain assets and liabilities of HLC Inc. and HLC Escrow, Inc. that are not being purchased or assumed by Discover Bank, as estimated by our and HLC Inc.'s senior management team as of March 31, 2011, is fair, from a financial point of view, to Tree.com.

        The opinion of Milestone Advisors was directed to, and for the use of, our board of directors in connection with its consideration of the HLC asset sale transaction, does not address the underlying business decision to proceed with or effect the HLC asset sale transaction or the relative merits of the HLC asset sale transaction as compared to any strategic alternatives that may be available to our company and does not constitute a recommendation as to how any of our stockholders should vote with respect to the HLC asset sale transaction.

        The full text of the written opinion of Milestone Advisors dated as of May 12, 2011, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Appendix B to this proxy statement. We encourage you to read the written opinion of Milestone Advisors in its entirety.

Special Meeting (page 10)

        Date, Time and Place.    The special meeting will be held on August 26, 2011, at 9:00 a.m. local time, at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277.

        Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 27, 2011, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you held at the close of business on the record date. There are 11,024,271 shares of our common stock entitled to be voted at the special meeting.

        Required Vote.    The asset purchase agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date to approve the HLC Asset Sale Proposal. Abstentions and broker non-votes will have the same effect as votes against the HLC Asset Sale Proposal. The HLC Transaction-Related Compensation Arrangements Proposal is a non-binding stockholder advisory vote and will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the HLC Transaction-Related Compensation Arrangements Proposal. If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting. Abstentions would have the same effect as a vote "AGAINST" this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

 Voting and Support Agreements (page 69)

        In connection with the execution of the asset purchase agreement, Douglas R. Lebda, our chairman and chief executive officer, the trustee of a family trust for Mr. Lebda, and certain of our other stockholders executed voting and support agreements. Under the agreements, such stockholders have committed to vote all of the shares of our common stock owned by them in favor of the HLC Asset Sale Proposal. The shares subject to the voting and support agreements constitute approximately 49% of our outstanding common stock as of the record date.

        Notwithstanding the foregoing, if our board of directors properly changes its recommendation with respect to the HLC Asset Sale Proposal due to a superior proposal, the stockholders that entered into the voting and support agreements, other than Mr. Lebda and the trustee of the family trust for Mr. Lebda, will collectively be required to vote 15% of the total outstanding shares of our common stock on the record date in favor of the HLC Asset Sale Proposal. Mr. Lebda and the trustee of the family trust for Mr. Lebda will be required to vote all of the shares beneficially owned by Mr. Lebda in favor of the HLC Asset Sale Proposal. Mr. Lebda beneficially owned approximately 20% of the outstanding shares of our common stock entitled to vote on the record date.

Interests of Certain Persons in the HLC Asset Sale Transaction (page 53)

        The closing of the HLC asset sale transaction by Discover Bank is conditioned upon David Norris, the president of HLC Inc. and one of our executive officers, accepting employment with Discover Bank effective upon the closing. Tree.com has agreed to pay compensation to Mr. Norris based on the HLC asset sale transaction. For further information regarding the compensation arrangements between Mr. Norris and Tree.com, see "ASSET PURCHASE AGREEMENT—Summary of Golden Parachute Arrangements in Connection with the HLC Asset Sale Transaction."

Conditions to Closing (page 64)

        The closing of the HLC asset sale transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the asset purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, in addition to customary closing conditions, stockholder approval of the HLC Asset Sale Proposal and the absence of certain defaults or termination under the master services agreement entered into between us and Discover Bank.

        The obligation of Discover Bank to complete the HLC asset sale transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the asset purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others:

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  Discover Bank obtaining approval of its FDIC Bank Merger Act application;

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  Discover Bank obtaining approval of the Delaware Office of State Bank Commissioner, if required;

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  Discover Bank receiving binding written proposals from at least three indentified financial institutions to purchase mortgage loans funded by the LendingTree Loans business after the closing of the HLC asset sale transaction;

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  at least 90 days elapsing between the execution of the asset purchase agreement and the closing;

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  our obtaining consents required under certain agreements to which we are a party;

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  our complying with certain required ratios and metrics for the LendingTree Loans business until the closing of the HLC asset sale transaction; and

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  Discover Bank employing David Norris, the current president of HLC Inc., and acceptance of employment offers by a specified number of employees from certain divisions and at certain locations related to the LendingTree Loans business.

Solicitation of Other Offers (page 61)

        Generally, we and our subsidiaries are required to terminate discussions with respect to, or that could be reasonably expected to lead to, an acquisition proposal and we are required to use our reasonable best efforts to cause our or our subsidiaries' representatives not to, directly or indirectly, initiate, solicit, assist or knowingly take any other action to facilitate any inquiries or the making of any acquisition proposal.

        Notwithstanding the foregoing, if our board of directors determines in good faith that an unsolicited acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, we may participate in negotiations regarding the acquisition proposal if our board of directors determines in good faith that not doing so would constitute, or would reasonably be likely to constitute, a breach of its fiduciary duties under applicable law.

Company Board Recommendation (page 63)

        Our board of directors unanimously recommends that you vote for the HLC Asset Sale Proposal. Until our stockholders vote on the HLC Asset Sale Proposal, neither we nor our board of directors is permitted to change, qualify, withdraw or modify or publicly propose to change, qualify, withdraw or modify, such recommendation in any manner adverse to Discover Bank.

        Notwithstanding the foregoing, if we receive an unsolicited, bona fide acquisition proposal deemed to be a superior proposal, or (other than in connection with an acquisition proposal) an event or circumstance occurs that is material to us and our subsidiaries, taken as a whole, and, in either case, our board of directors determines in good faith, after consultation with outside legal and financial advisors, that the failure to change its recommendation would constitute, or would reasonably be likely to constitute, a breach of its fiduciary duties under applicable law, our board of directors will be permitted to change its recommendation, provided certain procedures are followed.

        Discover Bank has the right to terminate the asset purchase agreement if our board of directors changes its recommendation prior to the approval by our stockholders of the HLC Asset Sale Proposal. We do not have a right to terminate the asset purchase agreement upon a change in recommendation by our board of directors, and we are obligated to hold the special meeting notwithstanding such a change in recommendation.

Termination (page 66)

        We or Discover Bank may terminate the asset purchase agreement:

  •
  by mutual written consent of us and Discover Bank;

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  if the HLC asset sale transaction has not closed by October 9, 2011, unless such deadline is extended pursuant to the terms of the asset purchase agreement, but in no event later than March 7, 2012;

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  if the other party has breached any representation, warranty, covenant or obligation contained in the asset purchase agreement in any material respect such that a closing condition cannot be satisfied, and if reasonably capable of being cured, such other party has not cured such breach within 15 days following written notice of such breach; or

  •
  if the special meeting was properly held and completed but the approval of the HLC Asset Sale Proposal by our stockholders was not obtained; provided that the right to terminate will not be available to any party whose breach of a covenant or obligation under the asset purchase agreement was the cause of or results in the failure to receive approval of the HLC Asset Sale Proposal by our stockholders.

        Discover Bank may terminate the asset purchase agreement:

  •
  if prior to the approval of our stockholders of the HLC Asset Sale Proposal, our board of directors changes its recommendation to our stockholders in connection with the HLC Asset Sale Proposal or we materially breach certain other covenants related to such recommendation;

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  if we have or any of our subsidiaries has materially breached our non-solicitation obligations with respect to acquisition proposals under the asset purchase agreement;

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  if the special meeting has not been held by October 9, 2011 and failure to hold such meeting is due to a material breach by us of our obligations under the asset purchase agreement relating to holding such meeting; provided, however, that the right of Discover Bank to terminate will not be available if it is then in material breach of any of its obligations under the asset purchase agreement;

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  if, with respect to any agreement for a committed warehouse line of credit that is used to obtain funding for the origination of residential mortgage loans by us or any of our subsidiaries:

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  we fail or any of our affiliates fails to make a payment when due with respect to any indebtedness outstanding under any such agreement;

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  we breach or any of our affiliates breaches any other agreement, condition or covenant, relating to any such indebtedness;

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  we obtain or any of our affiliates obtains a waiver of, or enters into any amendment to such agreement that waives, any breach of or failure to observe, perform, maintain or satisfy any agreement, condition or covenant contained in such agreement without the prior written consent of Discover Bank, subject to certain exceptions; or

  •
  the aggregate amount available under any such agreement is reduced below $100 million; or

  •
  if any of the required ratios or metrics with respect to the LendingTree Loans business discussed in the paragraph below are not satisfied for any particular month or we fail to provide the required monthly certificate certifying our compliance with such ratios or metrics.

        Until the closing of the HLC asset sale transaction, we are required to maintain certain ratios and metrics related to the LendingTree Loans business regarding the loan-to-value ratio of mortgage loans originated, the FICO scores for borrowers of mortgage loans originated, the principal amount of mortgage loans funded during a rolling three-month period and the number of licensed mortgage loan originators employed by HLC Inc.

        Under certain circumstances, we or Discover Bank have the right to extend the termination date beyond October 9, 2011. If Discover Bank elects to extend the termination date, in accordance with the asset purchase agreement, due to its failure to have received (i) the required binding written proposals from certain identified financial institutions relating to their commitment to purchase mortgage loans funded by the LendingTree Loans business after the closing or (ii) the approval from the Federal Deposit Insurance Corporation, or FDIC, then, subject to certain exceptions, Discover Bank will be required to pay HLC Inc. a specified fee with respect to each extension request. All fees paid by Discover Bank in connection with an extension request will be credited toward the purchase price to be paid at closing or toward any payment of liquidated damages required if the asset purchase agreement is terminated under certain circumstances.

Termination Fees (page 68)

        We are required to pay Discover Bank $2.2 million in cash if the asset purchase agreement is properly terminated:

  •
  by us or Discover Bank, if the HLC asset sale transaction has not closed by October 9, 2011, unless such deadline is extended, but in no event later than March 7, 2012, and prior to such termination, an acquisition proposal was publicly disclosed;

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  by us or Discover Bank, if the special meeting was properly held and completed but the approval of the HLC Asset Sale Proposal by our stockholders was not obtained, and prior to such termination, an acquisition proposal was publicly disclosed;

  •
  by Discover Bank, if, prior to the approval of the HLC Asset Sale Proposal by our stockholders, our board of directors changes its recommendation to our stockholders regarding the HLC Asset Sale Proposal, or we materially breached certain other covenants related to such recommendation; or

  •
  by Discover Bank, if, we fail to hold the special meeting to vote on the HLC Asset Sale Proposal by October 9, 2011 and such failure was due to a material breach by us.

        Discover Bank will be obligated to pay us $5.0 million in cash, reduced by the extension payments described above, if the asset purchase agreement is terminated because the HLC asset sale transaction has not closed by October 9, 2011, unless otherwise extended, due solely to (i) the failure of Discover Bank to obtain approval of its FDIC Bank Merger Act application or, if required, approval of the Delaware Office of State Bank Commission, or (ii) subject to certain exceptions, the failure of Discover Bank to obtain the required number of binding written proposals from certain identified financial institutions regarding their commitment to purchase mortgage loans funded by the LendingTree Loans business after the closing.

Indemnification (page 68)

        We and Discover Bank have agreed to indemnify each other for damages as a result of any breach of a representation or warranty contained in the asset purchase agreement and for certain other specified matters. The representations and warranties extend for various periods of time depending on the nature of the claim. Except for breaches of certain specified representations, damages for breaches of representations and warranties must exceed $500,000 before either party is required to pay the indemnification claims and the aggregate indemnification claims payable by either party for breaches of representations and warranties may not exceed $10 million.

Expected Completion of HLC Asset Sale Transaction (page 51)

        We expect to complete the HLC asset sale transaction as soon as practicable after all of the closing conditions in the asset purchase agreement, including approval of the HLC Asset Sale Proposal by our stockholders, have been satisfied or waived. Subject to the satisfaction or waiver of these conditions, we expect the HLC asset sale transaction to close by the end of 2011. However, there can be no assurance that the HLC asset sale transaction will be completed at all or, if completed, when it will be completed.

Effects on Our Business if the HLC Asset Sale Transaction is Completed (page 51)

        If the HLC asset sale transaction is completed, we will no longer conduct the LendingTree Loans business. Instead, we will focus on our Lending Tree Exchanges business. Our assets that are currently used in connection with this business will not be transferred to Discover Bank as part of the HLC asset sale transaction.

        We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. The HLC asset sale transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the HLC asset sale transaction will continue to hold the same number of shares immediately following the closing.

        Our reporting obligations as a U.S. public company will not be affected as a result of completing the HLC asset sale transaction. We believe that after the HLC asset sale transaction we will continue to qualify for listing on the NASDAQ Global Market. However, following the HLC asset sale transaction our business will be smaller, and therefore we may fail to satisfy the continued listing standards of that market. If we are unable to satisfy the continued listing standards of the NASDAQ Global Market, our common stock may be delisted from that market.

Effects on Our Business if the HLC Asset Sale Transaction is Not Completed (page 52)

        If the HLC asset sale transaction is not completed, we will continue to conduct the LendingTree Loans business, and we may consider and evaluate other strategic opportunities. In such a circumstance, there can be no assurances that our continued operation of the LendingTree Loans business or any alternative strategic opportunities will result in the same or greater value to our stockholders as the proposed HLC asset sale transaction.

        If the asset purchase agreement is terminated under certain circumstances described in this proxy statement and set forth in the asset purchase agreement, we may be required to pay Discover Bank a termination fee of $2.2 million, or Discover Bank may be required to pay us a termination fee of $5.0 million.

Ancillary Agreements (page 69)

        In connection with the HLC asset sale transaction:

  •
  Tree.com has entered into a two-year master service agreement with Discover Bank providing for marketing consulting and support services principally in connection with Discover Bank's mortgage business;

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  on the closing date, Tree.com will enter into a CLO Services Agreement with Discover Bank providing for Discover Bank's participation on our lending network following the closing;

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  on the closing date, Tree.com, LendingTree, LLC, HLC Inc. and HLC Escrow, Inc. will enter into a transition services agreement with Discover Bank providing for the provision of certain services to Discover Bank; and

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  on the closing date, Tree.com, LendingTree, LLC, HLC Inc., HLC Escrow, Inc., Discover Bank and The Bank of New York Mellon will enter into an escrow agreement pending the discharge of certain liabilities that will remain with Tree.com.

Governmental and Regulatory Approval (page 51)

        Discover Bank will need to obtain approval of its FDIC Bank Merger Act application and may need the approval of the Delaware Office of State Bank Commissioner to acquire the LendingTree Loans business. The receipt of the foregoing approvals (as necessary) is a condition to Discover Bank's obligation to close the HLC asset sale transaction.

No Appraisal or Dissenters' Rights (page 53)

        No appraisal or dissenters' rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the HLC asset sale transaction.

 Anticipated Accounting Treatment (page 53)

        Under generally accepted accounting principles, upon completion of the HLC asset sale transaction, we will remove the net assets sold from our consolidated balance sheet and record a gain from the HLC asset sale transaction equal to the total amount of consideration realized. Amounts held in escrow will be recognized as assets when released from escrow.

Material U.S. Federal Income Tax Consequences of the HLC Asset Sale Transaction (page 53)

        The HLC asset sale transaction will be treated for federal income tax purposes as a taxable sale upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. To the extent the HLC asset sale transaction results in us recognizing a net gain, we expect that our available net operating loss carryforwards will offset some of such gain.

Risk Factors (page 17)

        In evaluating the HLC Asset Sale Proposal, you should carefully read this proxy statement and consider the factors discussed in the section entitled "RISK FACTORS" beginning on page 16 of this proxy statement.

 THE SPECIAL MEETING

Q:    Why am I receiving this proxy statement?

A:
Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at the special meeting of stockholders, or at any adjournments or postponements of the special meeting.

Q:    When and where will the special meeting be held?

A:
The special meeting will be held on August 26, 2011, at 9:00 a.m. local time, at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277.

Q:    What matters will the stockholders vote on at the special meeting?

A:
The stockholders will vote on the following proposals:

•
To approve the HLC Asset Sale Proposal;

•
To approve the HLC Transaction-Related Compensation Arrangements Proposal; and

•
To approve the Proposal to Adjourn or Postpone the Special Meeting.

Q:    What is the HLC Asset Sale Proposal?

A:
The HLC Asset Sale Proposal is a proposal to sell substantially all of the operating assets of HLC Inc., which we refer to as the LendingTree Loans business, pursuant to an asset purchase agreement dated as of May 12, 2011 by and among Tree.com, LendingTree, LLC, HLC Inc. and HLC Escrow, Inc., on the one hand, and Discover Bank, on the other hand.

Q:    What will happen if the HLC Asset Sale Proposal is approved by our stockholders?

A:
Under the terms of the asset purchase agreement, if the HLC Asset Sale Proposal is approved by our stockholders and the other closing conditions under the asset purchase agreement have been satisfied or waived, we will sell substantially all of the operating assets of HLC Inc. and we will discontinue the LendingTree Loans business. By approving the HLC Asset Sale Proposal, our stockholders are also authorizing us to make any non-material changes that our officers deem advisable to the asset purchase agreement and the other transaction documents contemplated in connection with the HLC asset sale transaction.

Q:    What is the HLC Transaction-Related Compensation Arrangements Proposal?

A:
The HLC Transaction-Related Compensation Arrangements Proposal is a non-binding advisory vote to approve the payment of certain compensation to our named executive officers that is based on or otherwise relates to the HLC asset sale transaction. For further information regarding the compensation arrangements, see "ASSET PURCHASE AGREEMENT—Summary of Golden Parachute Arrangements in Connection with the HLC Asset Sale Transaction".

Q:    What will happen if the HLC Transaction-Related Compensation Arrangements Proposal is approved by our stockholders?

A:
The vote on executive compensation payable in connection with the HLC asset sale transaction is a vote separate and apart from the HLC Asset Sale Proposal. Accordingly, approval of this proposal is not a condition to completion of the HLC asset sale transaction, and as an advisory vote, the result will not be binding on our board of directors or on the compensation committee of our board of directors. Therefore, if the HLC asset sale transaction is approved by our stockholders and completed, the compensation based on or otherwise relating to the HLC asset sale transaction may be paid to our named executive officers regardless of whether our stockholders approve the HLC Transaction-Related Compensation Arrangements Proposal.

Q:    What is the Proposal to Adjourn or Postpone the Special Meeting?

A:
The Proposal to Adjourn or Postpone the Special Meeting is a proposal to permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative vote in favor of the HLC Asset Sale Proposal is less than a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting.

Q:    What will happen if the Proposal to Adjourn or Postpone the Special Meeting is approved by our stockholders?

A:
If there are insufficient votes at the time of the special meeting to approve the HLC Asset Sale Proposal and the Proposal to Adjourn or Postpone the Special Meeting is approved at the special meeting, we will be able to adjourn or postpone the special meeting for purposes of soliciting additional proxies to approve the HLC Asset Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Q:    Am I entitled to appraisal or dissenters' rights in connection with the HLC Asset Sale Proposal, the HLC Transaction-Related Compensation Arrangements Proposal or the Proposal to Adjourn or Postpone the Special Meeting?

A:
No appraisal or dissenters' rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the types of actions contemplated under the HLC Asset Sale Proposal, the HLC Transaction-Related Compensation Arrangements Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Q:    Who is entitled to vote at the special meeting?

A:
Holders of our common stock at the close of business on June 27, 2011, the record date for the special meeting established by our board of directors, are entitled to receive notice of, and to vote their shares at, the special meeting and any related adjournments or postponements.

  As of the close of business on the record date, there were 11,024,271 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:    What are the quorum requirements for the special meeting?

A:
The presence in person or by proxy of the holders of a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting constitutes a quorum. You are counted as present at the special meeting for quorum purposes if you are present and vote in person at the special meeting or if you properly submit a proxy by returning the proxy card accompanying this proxy statement in the postage-paid envelope provided or by the telephone or the Internet procedures described under "Q: How do I vote?" A validly submitted proxy will result in your shares counting towards a quorum even if no voting instructions are provided.

Q:    What vote is required to approve each of the proposals?

A:
The approval of the HLC Asset Sale Proposal requires the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting. If you abstain from voting, either in person or by proxy, or you do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote will have the same effect as a vote "AGAINST" the approval of the HLC Asset Sale Proposal.

The HLC Transaction-Related Compensation Arrangements Proposal is a non-binding stockholder advisory vote and will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the HLC Transaction-Related Compensation Arrangements Proposal.

  If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal is greater than the number of shares voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting. Abstentions would have the same effect as a vote "AGAINST" this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

  As of the record date, Douglas R. Lebda, our chairman and chief executive officer, the trustee of a family trust for Mr. Lebda, and certain of our other stockholders representing an aggregate of approximately 49% of our outstanding common stock on that date have entered into voting and support agreements with Discover Bank, pursuant to which they have agreed to vote all of their shares in favor of the HLC Asset Sale Proposal. Notwithstanding the foregoing, if our board of directors properly changes its recommendation with respect to the HLC Asset Sale Proposal due to a superior proposal, the stockholders that entered into the voting and support agreements, other than Mr. Lebda and the trustee of the family trust for Mr. Lebda, will collectively be required to vote 15% of the total outstanding shares of our common stock on the record date in favor of the HLC Asset Sale Proposal. Mr. Lebda and the trustee of the family trust for Mr. Lebda will be required to vote all of the shares beneficially owned by Mr. Lebda in favor of the HLC Asset Sale Proposal. Mr. Lebda beneficially owned approximately 20% of the outstanding shares of our common stock entitled to vote on the record date.

Q:    How do I vote?

A:
You may vote by proxy or in person at the special meeting.

  Voting in Person:    If you hold shares as a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Alternatively, you may provide us with a signed proxy card before voting is closed. If you would like to vote in person, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described below, so your vote will be counted if you are not able to attend. If your shares are held in street name, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting. To do this, you should contact your broker, bank or nominee as soon as possible.

  Voting By Proxy:    If you hold your shares as stockholder of record, you may submit a proxy for your shares by mail, by telephone or on the Internet. If you vote by proxy, by telephone or on the Internet, you should not return the proxy card accompanying this proxy statement. Telephone and

  Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on August 25, 2011.

          Vote by Mail— You may submit a proxy for your shares by mail by marking the proxy card accompanying this proxy statement, dating and signing it, and returning it to Tree.com c/o BNY Mellon Shareowner Services in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Tree.com c/o BNY Mellon Shareowner Services at the following address: BNY Mellon Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250. Please allow sufficient time for mailing if you decide to submit a proxy for your shares by mail.

          Vote by Telephone— You may also submit a proxy for your shares by telephone by following the instructions provided on the proxy card accompanying this proxy statement. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

          Vote on the Internet— You may also submit a proxy for your shares on the Internet by following the instructions provided on the proxy card accompanying this proxy statement.

  If you hold your shares in street name, then you received this proxy statement from your broker, bank or nominee, along with a voting instruction card from your broker, bank or nominee. You will need to instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.

  All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the stockholders giving those proxies.

Q:    What happens if I abstain?

A:
Abstentions are counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as a vote "AGAINST" the approval of the HLC Asset Sale Proposal. Abstentions will not have any effect on the outcome of the vote of the HLC Transaction-Related Compensation Arrangements Proposal. Abstentions will not have any effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if the proposal is submitted for stockholder action when a quorum is present at the special meeting. If the Proposal to Adjourn or Postpone the Special Meeting is submitted for stockholder action when a quorum is not present at the special meeting, abstentions will have the same effect as a vote "AGAINST" the proposal.

Q:    If I hold my shares in street name through my broker, will my broker vote these shares for me?

A:
If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote those shares. To do so, you should follow the voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct it how to vote, it will not have discretion to vote on any of the proposals at the special meeting.

Q:    What happens if I hold my shares in street name through my broker and I do not instruct my broker how to vote my shares?

A:
Brokers, banks or other nominees who hold shares in street name for their customers have the authority to vote on "routine" proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on non-routine proposals when they have not received instructions from the beneficial owners of such shares. The HLC Asset Sale Proposal, the HLC Transaction-Related Compensation Arrangements Proposal and the Proposal to Adjourn or Postpone the Special Meeting are non-routine proposals. As a result, absent instructions from the beneficial owner of such shares, brokers, banks and other nominees will not vote those shares. This is referred to as a "broker non-vote." Broker non-votes are counted for purposes of determining whether there is a quorum. Broker non-votes will have the same effect as a vote "AGAINST" the approval of the HLC Asset Sale Proposal. Broker non-votes will not have any effect on the outcome of the vote on the HLC Transaction-Related Compensation Arrangements Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Q:    Can I change my vote?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the special meeting by:

•
delivering to BNY Mellon Shareowner Services a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•
submitting a later-dated proxy (either by mail, the telephone or on the Internet) relating to the same shares prior to the vote at the special meeting; or

•
attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

  You should send any written notice or a new proxy card to Tree.com c/o BNY Mellon Shareowner Services at the following address: BNY Mellon Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250. You may request a new proxy card by calling BNY Mellon Shareowner Services, Proxy Processing at 1-877-296-3711 (toll-free).

  If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Q:    What if I do not specify a choice for a matter when returning a proxy?

A:
If you hold your shares of record, proxies that are signed and returned without voting instructions will be voted in accordance with the recommendations of our board of directors. If your shares are held in street name, failure to give voting instructions to your broker, bank or other nominee will result in a broker non-vote.

Q:    What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your shares are registered in your name, you are a stockholder of record. If your shares are held in an account with a broker, bank or another holder of record, these shares are held in street name.

Q:    Can I see a list of stockholders of record?

A:
You may examine a list of the stockholders of record as of the close of business on June 27, 2011 for any purpose germane to the special meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. This list will also be made available at the special meeting.

Q:    What does it mean if I get more than one proxy card?

A:
If your shares are registered differently and are in more than one account, you may receive more than one proxy card. Please complete, sign, date, and return all of the proxy cards you receive regarding the special meeting to ensure that all of your shares are voted.

Q:    How are proxies solicited and what is the cost?

A:
We will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Following the original mailing, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Q:    What should I do if I have questions regarding the special meeting?

A:
If you have any questions about how to cast your vote for the special meeting or would like copies of any of the documents referred to in this proxy statement, you should call BNY Mellon Shareowner Services, Proxy Processing at 1-877-296-3711 (toll-free).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," among others, generally identify forward-looking statements.

        Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to restrictions related to our spin-off from InterActiveCorp in August 2008; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; deficiencies in our disclosure controls and procedures and internal control over financial reporting; uncertainties surrounding the HLC asset sale transaction, including, the uncertainty as to the timing of the closing and whether stockholders will approve the HLC asset sale transaction; the possibility that competing offers for the assets will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers and other business partners.

        These and additional factors to be considered are set forth under "RISK FACTORS" beginning on page 16 of this proxy statement.

        Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this proxy statement may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Tree.com management as of the date of this proxy statement. Except as required by applicable law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

 RISK FACTORS

        In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors relating to our company and the HLC asset sale transaction.

Risk Related to Our Company

         Adverse conditions in the primary and secondary mortgage markets, as well as the economy generally, could materially and adversely affect our business, financial condition and results of operations.

        The primary and secondary mortgage markets have been experiencing unprecedented and continuing disruption, which has had and is expected to continue to have an adverse effect on our business, financial condition and results of operations. These conditions, coupled with adverse economic conditions and continuing declines in residential real estate prices generally, have resulted in and are expected to continue to result in decreased consumer demand for the lending services provided by our networks and other businesses. Generally, increases in interest rates adversely affect the ability of lenders, including lenders that offer loans to consumers through our network of lenders, to close loans, while adverse economic trends limit the ability of lenders to offer home loans other than low margin "conforming" loans (loans which meet the requirements for purchase by certain Federal Agencies and Government Sponsored Enterprises). We refer to the lenders that offer loans to consumers through our network of lenders as "Network Lenders." Our businesses may experience a further decline in demand for their offerings due to decreased consumer demand as a result of the conditions described above now or in the future. Conversely, during periods of robust consumer demand, which are typically associated with decreased interest rates, some Network Lenders may have less incentive to use our networks, or in the case of sudden increases in consumer demand, Network Lenders may lack the ability to support sudden increases in volume.

        The secondary mortgage markets have also been experiencing unprecedented and continued disruptions resulting from reduced investor demand for mortgage loans and mortgage-backed securities and increased investor yield requirements for those loans and securities. These conditions may continue for a prolonged period of time or worsen in the future. HLC Inc. does not have the capital resources or credit necessary to retain the loans it funds and closes and, as a result, sells substantially all such loans within 30 days of funding. Accordingly, a prolonged period of secondary market illiquidity may force HLC Inc. to significantly reduce the volume of loans that it originates and funds, which could have an adverse effect on our business, financial condition and results of operations.

        These disruptions and volatility in the capital and credit markets have resulted in rapid and steep declines in prevailing stock prices, particularly in the financial services sector, as well as downward pressure on credit availability. These adverse conditions adversely affect Network Lenders, secondary market purchasers, and third-party real estate professionals, and may render them unwilling or unable to continue business relationships with us. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect on our business relationships and on our business, financial condition and results of operations.

         Difficult market conditions have adversely affected our industry.

        Declines in the housing market since 2008, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to other asset-backed securities, credit default swaps and other derivative and cash securities, in turn, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

        Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets may have an adverse effect on our business, financial condition and results of operations.

        We do not expect that the difficult conditions in the financial markets will likely improve materially in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial services industry. Further, our business could be adversely affected by the actions and commercial soundness of other businesses in the financial services sector. As a result, defaults by, or even rumors or questions about, one or more of these entities, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Any such losses or defaults could have an adverse effect on our business, financial condition and results of operations.

         Adverse conditions in the credit markets could materially and adversely affect our business, financial condition and results of operations.

        The credit markets, in particular those financial institutions that provide warehouse financing and similar arrangements to mortgage lenders, have been experiencing unprecedented and continued disruptions resulting from instability in the mortgage and housing markets. The LendingTree Loans business requires significant financing in order to fund consumer mortgage loans that it originates. The required financing is currently being met through borrowings under warehouse lines of credit or repurchase agreements to fund and close loans, followed by the sale of substantially all loans funded to investors in the secondary mortgage markets. Current credit market conditions, such as significantly reduced and limited availability of credit, increased credit risk premiums for certain market participants and increased interest rates generally, increase the cost and reduce the availability of financing and may continue for a prolonged period of time or worsen in the future.

        As of March 31, 2011, HLC Inc. had two committed lines of credit totaling $150.0 million of borrowing capacity, and a $25.0 million uncommitted line. One of the committed lines is a $50.0 million line of credit scheduled to expire on June 29, 2011 and which can be cancelled at the option of the lender without default upon 60 days notice. The other is a $100.0 million line of credit scheduled to expire on October 28, 2011. See Note 7 to our consolidated financial statements attached as Appendix D to this proxy statement. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid using proceeds from the sales of loans by HLC Inc. At March 31, 2011, there was $66.5 million in the aggregate outstanding under the lines of credit.

        Further reductions in our available credit, or the inability to renew or replace these lines, could have an adverse effect on our business, financial condition and results of operations. We attempt to mitigate the impact of current conditions and future credit market disruptions by maintaining committed and uncommitted warehouse lines of credit with several financial institutions. However, these financial institutions, like all financial institutions, are subject to the same adverse market conditions and may be affected by recent market disruptions, which may affect the decision to reduce or renew these lines or the pricing for these lines. Current committed lines of credit may be reduced or not renewed, alternative financing may be unavailable or inadequate to support our operations and the cost of alternative financing may not allow us to operate at profitable levels. Because HLC Inc. is highly dependent on the availability of credit to finance its operations, the continuation of current credit market conditions for a prolonged period of time or the worsening of such conditions could have an adverse effect on our business, financial condition and results of operations, particularly over the next few years.

         Our financial results fluctuate as a result of seasonality, which may make it difficult to predict our future performance and may affect our common stock price.

        Our business is generally subject to seasonal trends. These trends reflect the general patterns of housing sales, which typically peak in the spring and summer seasons. Additionally, the broader cyclical trends in the mortgage and real estate markets have upset the usual seasonal trends. As a result, our quarterly operating results may fluctuate, which may negatively impact the price of our common stock.

         Indemnification of secondary market purchasers could have a material adverse effect on our business, financial condition, results of operations and liquidity.

        In connection with the sale of loans to secondary market purchasers, HLC Inc. makes certain representations regarding related borrower credit information, loan documentation and collateral. To the extent that these representations are incorrect, HLC Inc. may be required to repurchase loans or indemnify secondary market purchasers for losses due to borrower defaults. In connection with the sale of loans to secondary market purchasers, HLC Inc. also agrees to repurchase loans or indemnify secondary market purchasers for losses due to early payment defaults (i.e., late payments during a limited time period immediately following HLC Inc.'s origination of the loan). In connection with the sale of a majority of its loans to secondary market purchasers, HLC Inc. also agrees to repay all or a portion of the initial premiums paid by secondary market purchasers in instances where the borrower prepays the loan within a specified period of time. HLC Inc. has made payments for these liabilities in the past and expects to make payments for these in the future even if the HLC asset sale transaction is completed since we have agreed to retain the resident mortgage loans owned or originated by us or our subsidiaries that close prior to the closing of such transaction.

         We depend on relationships with Network Lenders, credit providers and secondary market investors and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

        Our success depends, in significant part, on the quality and pricing of services provided by, and the continued financial stability of, Network Lenders participating in our networks, credit providers and secondary market investors. Network Lenders could cease participating or choose not to participate in our networks, fail to pay matching and closing fees when due and cease providing quality services on competitive terms. In addition, credit providers and secondary market investors could choose not to make credit available to HLC Inc., and secondary market investors could cease purchasing loans from HLC Inc. Revenues attributable to purchases of loans by three entities, JPMorgan Chase, Bank of America and Wells Fargo, represented approximately 25%, 24% and 11%, respectively, of our consolidated revenues in 2010. The occurrence of one of more of these events with a significant number of Network Lenders, credit providers or secondary market investors could, alone or in combination, have a material adverse effect on our business, financial condition and results of operations.

         Network Lenders are not precluded from offering loans outside of our networks.

        Because our businesses do not have exclusive relationships with Network Lenders, consumers may obtain loans directly from these lenders without having to use our networks. Network Lenders can offer loans directly to consumers through marketing campaigns or other traditional methods of distribution, such as referral arrangements, brick and mortar operations or broker agreements. Network Lenders can also offer loans to prospective customers online directly, through one or more online competitors of our businesses, or both. If a significant number of consumers seek loans directly from Network Lenders as opposed to through our networks, our business, financial condition and results of operations would be adversely affected.

         A breach of our network security or the misappropriation or misuse of personal consumer information may have an adverse impact on our business, financial condition and results of operations.

        Any penetration of network security or other misappropriation or misuse of personal consumer information we maintain could interrupt our business operations and subject us to increased costs, litigation and other liabilities. Claims could also be made against us for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Security breaches could also significantly damage our reputation with consumers and third parties with whom we do business. For example, in April 2008, several mortgage companies had gained unauthorized access to our customer information database and had used the information to solicit mortgage loans directly from our customers. We promptly reported the situation to the Federal Bureau of Investigation and cooperated fully with the FBI's investigation. While we do not believe this situation resulted in any fraud on the consumer or identity theft, we notified affected consumers as required by applicable law. Several putative class action lawsuits were filed against us seeking to recover damages for consumers allegedly injured by this incident. All but one of these lawsuits have been dismissed or withdrawn.

        As in the case of any financial services company, we may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. We also face risks associated with security breaches affecting third parties with which we are affiliated or otherwise conduct business online. Consumers are generally concerned with security and privacy of the Internet, and any publicized security problems affecting our businesses or those of third parties may discourage consumers from doing business with us, which could have an adverse effect on our business, financial condition and results of operations.

         Network Lenders may not provide competitive levels of service to consumers, which could adversely affect our brands and businesses and their ability to attract consumers.

        The ability of our businesses to provide consumers with a high-quality experience depends, in part, on consumers receiving competitive levels of convenience, customer service, price and responsiveness from Network Lenders with whom they are matched through our networks. If Network Lenders do not provide consumers with competitive levels of convenience, customer service, price and responsiveness, the value of our various brands may be harmed, the ability of our businesses to attract consumers to our websites may be limited and the number of consumers ultimately matched through our networks may decline, which could have a material adverse effect on our business, financial condition and results of operations.

         Failure to maintain brand recognition and attract and retain customers in a cost-effective manner could adversely affect our business, financial condition and results of operations.

        Our businesses must promote and maintain their various brands successfully to attract visitors to their websites, convert these visitors into paying customers and capture repeat business from existing customers. This requires us to spend money for and devote our resources to online and offline advertising, marketing and related efforts, and continually provide and introduce high-quality products and services.

        We believe that continuing to build and maintain the recognition of our various brands is critical to achieving increased demand for the services we provide because brand recognition is a key differentiating factor among providers of online services. Accordingly, we have spent, and expect to continue to spend, significant amounts of capital on, and devote significant resources to, branding, advertising and other marketing initiatives, which may not be successful or cost-effective. The failure of our businesses to maintain the recognition of their respective brands and attract and retain customers in a cost-effective manner could adversely affect our business, financial condition and results of operations.

        In addition, publicity from legal proceedings against us or our businesses, particularly governmental proceedings, consumer class action litigation or the disclosure of information security breaches, could negatively impact our various brands, which could adversely affect our business, financial condition and results of operations.

         We depend on search engines and other online sources to attract visitors to our websites, and if we are unable to attract these visitors and convert them into customers in a cost-effective manner, our business and financial results may be harmed.

        Our success depends on our ability to attract online consumers to our websites and convert them into customers in a cost-effective manner. We depend, in part, on search engines and other online sources for our website traffic. We are included in search results as a result of both paid search listings, where we purchase specific search terms that will result in the inclusion of our listing, and algorithmic searches that depend upon the searchable content on our sites. Search engines and other online sources revise their algorithms from time to time in an attempt to optimize their search results.

        If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our websites, resulting in fewer consumers clicking through to our websites, our business, financial condition and results of operations could suffer. If any free search engine on which we rely begins charging fees for listing or placement, or if one or more of the search engines or other online sources on which we rely for purchased listings, modifies or terminates its relationship with us, our expenses could rise, we could lose customers and traffic to our websites could decrease, all of which could have a material adverse effect on our business, financial condition and results of operations.

         If we are unable to continually enhance our products and services and adapt them to technological changes and customer needs, including the emergence of new computing devices and more sophisticated online services, we may lose market share and revenue and our business could suffer.

        We need to anticipate, develop and introduce new products, services and applications on a timely and cost-effective basis that keeps pace with technological developments and changing customer needs. For example, the number of individuals who access the internet through devices other than a personal computer, such as personal digital assistants, mobile telephones, tablets, televisions and set-top box devices, has increased significantly, and this trend is likely to continue. Our websites were designed for rich, graphical environments such as those available on desktop and laptop computers. The lower resolution, functionality and memory associated with alternative devices currently available may make the access and use of our websites through such devices difficult. Because each manufacturer or distributor may establish unique technical standards for its devices, our websites may not be functional or viewable on these devices. Additionally, new devices and new platforms are continually being released. It is difficult to predict the problems we may encounter in improving our websites' functionality with these alternative devices, and we may need to devote significant resources to the improvement, support and maintenance of our websites. If we fail to develop our websites to respond to these or other technological developments and changing customer needs cost effectively, we may lose market share, which could adversely affect our business, financial condition and results of operations.

         Failure to comply with existing or evolving laws, rules and regulations, or to obtain and maintain required licenses, could adversely affect our business, financial condition and results of operations.

        The failure of our businesses to comply with existing laws, rules and regulations, or to obtain required licenses, could result in administrative fines and/or proceedings against us or our businesses by governmental agencies or litigation by consumers or both, which could adversely affect our business, financial condition and results of operations. Our businesses market and provide services in heavily regulated industries through a number of different online and offline channels across the United States. As a result, our businesses are subject to a variety of laws, rules, regulations, policies and procedures in various jurisdictions in the United States, which are subject to change at any time.

        Our businesses conduct marketing activities via the telephone, the mail and through online marketing channels. These marketing activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act.

        Additional federal, state and in some instances, local, laws regulate residential lending activities in particular. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available, including advertising and other consumer disclosures, payments for services and record keeping requirements. These laws include the Real Estate Settlement Procedures Act, or RESPA, the Fair Credit Reporting Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act and various state laws. In addition, state laws often restrict the amount of interest and fees that may be charged by a lender or mortgage broker, or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise. Furthermore, Congress, many state legislatures and state agencies are proposing, or have recently implemented, additional restrictions on mortgage lending practices. Compliance with these new requirements may render it more difficult to operate or may raise our internal costs. Failure to comply with applicable laws and regulatory requirements may result in, among other things, revocation of required licenses or registrations, loss of approval status, termination of contracts without compensation, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability.

        Most states require licenses to solicit, broker or make loans secured by residential mortgages and other consumer loans to residents of those states, and in many cases require the licensure or registration of individual employees engaged in aspects of this business. In 2008, Congress mandated that all states adopt certain minimum standards for the licensing of individuals involved in mortgage lending or loan brokering, and many state legislatures and state agencies are in the process of adopting or implementing additional licensing, continuing education, and similar requirements on mortgage lenders, brokers and their employees. Compliance with these new requirements may render it more difficult to operate or may raise our internal costs. The application of these requirements to persons operating online is not always clear. Moreover, any of the licenses or rights currently held by our businesses or our employees may be revoked prior to, or may not be renewed upon, their expiration. In addition, our businesses or our employees may not be granted new licenses or rights for which they may be required to apply from time to time in the future.

        Likewise, states or municipalities may adopt statutes or regulations making it unattractive, impracticable, or infeasible for our businesses to continue to conduct business in that jurisdiction. The withdrawal from any jurisdiction due to emerging legal requirements could adversely affect our business, financial condition and results of operations.

        Our businesses are also subject to various state, federal and/or local laws, rules and regulations that regulate the amount and nature of fees that may be charged for transactions and incentives, such as rebates, that may be offered to consumers by our businesses, as well as the manner in which these businesses may offer, advertise or promote transactions. For example, RESPA generally prohibits the payment or receipt of referral fees and fee shares or splits in connection with residential mortgage loan transactions, subject to certain exceptions. The applicability of referral fee and fee sharing prohibitions to lenders and real estate providers, including online networks, may have the effect of reducing the types and amounts of fees that may be charged or paid in connection with real estate-secured loan offerings or activities, including mortgage brokerage and lending, or otherwise limiting the ability to conduct marketing and referral activities.

         Passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related legislative or executive actions may have a significant impact on our business, results of operations and financial condition.

        In July 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which contains a comprehensive set of provisions designed to govern the practices and oversight of financial institutions and other participants in the financial markets. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare numerous studies and reports for Congress, which could result in additional legislative or regulatory action. The federal agencies are given significant discretion in drafting the rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

        The Dodd-Frank Act, as well as other legislative and regulatory changes, could have a significant impact on us by, for example, requiring us to change our business practices, limiting our ability to pursue business opportunities, imposing additional costs on us, limiting fees we can charge, impacting the value of our assets, or otherwise adversely affecting our businesses. Among other things, the Dodd-Frank Act established the Bureau of Consumer Financial Protection to regulate consumer financial services and products, including credit, savings and payment products. The effect of the Dodd-Frank Act on our business and operations could be significant, depending upon final implementing regulations, the actions of our competitors and the behavior of other marketplace participants. In addition, we may be required to invest significant management time and resources to address the various provisions of the Dodd-Frank Act and the numerous regulations that are required to be issued under it.

        In light of recent conditions in the U.S. financial markets and economy, as well as a heightened regulatory and Congressional focus on consumer lending, regulators have increased their scrutiny of the financial services industry, the result of which has included new regulations and guidance. We are unable to predict the long-term impact of this enhanced scrutiny.

         If Network Lenders fail to produce required documents for examination by, or other affiliated parties fail to make certain filings with, state regulators, we may be subject to fines, forfeitures and the revocation of required licenses.

        Some of the states in which our businesses maintain licenses require them to collect various loan documents from Network Lenders and produce these documents for examination by state regulators. While Network Lenders are contractually obligated to provide these documents upon request, these measures may be insufficient. Failure to produce required documents for examination could result in fines, as well as the revocation of our businesses' licenses to operate in key states, which could have a material adverse affect on our business, financial condition and results of operations.

        Regulations promulgated by some states may impose compliance obligations on directors, executive officers, large customers and any person who acquires a certain percentage (for example, 10% or more)

of our common stock, including requiring such persons to periodically file financial and other personal and business information with state regulators. If any such person refuses or fails to comply with these requirements, our businesses may be unable to obtain a license, and existing licensing arrangements may be jeopardized. The inability to obtain, or the loss of, required licenses could have a material adverse effect on our business, financial condition and results of operations.

         Our success depends, in part, on the integrity of our systems and infrastructures. System interruption and the lack of integration and redundancy in these systems and infrastructures may have an adverse impact on our business, financial condition and results of operations.

        Our success depends, in part, on our ability to maintain the integrity of our systems and infrastructures, including websites, information and related systems, call centers and distribution and fulfillment facilities. We also rely on third-party computer systems, broadband and other communications systems and third-party service providers to assist us provide the services we offer and to facilitate, process and fulfill transactions. Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God, unauthorized intrusions or computer viruses, and similar events or disruptions may damage or interrupt computer, broadband or other communications systems and infrastructures at any time. System interruption, outages or delays or the lack of integration and redundancy in our information systems and infrastructures or in those of third parties on which we rely may adversely affect our ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

         We have identified a material weakness in our disclosure controls and procedures and internal controls over financial reporting, and we may be unable to develop, implement and maintain appropriate controls in future periods.

        We have identified a material weakness in our disclosure controls and procedures and our internal controls over financial reporting relating to ineffective controls over the application and monitoring of accounting for income taxes. Specifically, we did not have controls designed and in place to ensure effective oversight of the work performed by, and the accuracy of financial information provided by, third party tax advisors. Until remediated, this material weakness could result in a misstatement in tax-related accounts that could result in a material misstatement in our interim or annual consolidated financial statements and disclosures.

        We are currently in the process of addressing and remediating the deficiencies that gave rise to this material weakness. Since the material weakness was identified, we have undertaken an evaluation of our available resources to provide effective oversight of the work performed by our third party tax advisors and are in the process of identifying necessary changes to our processes as required. Additionally, we are evaluating the resources available and provided to us by the third party tax advisors and identifying changes as required.

        If we are unable to maintain appropriate internal controls, we may not have adequate, accurate or timely financial information, we may experience material post-closing adjustments in future financial statements and we may be unable to meet our reporting obligations or comply with the requirements of the SEC or the Sarbanes-Oxley Act of 2002, which could result in the imposition of sanctions, including the inability of registered broker dealers to make a market in our common stock, or investigation by regulatory authorities. Any such action or other negative results caused by our inability to meet our reporting requirements or comply with legal and regulatory requirements or by disclosure of an accounting, reporting or control issue could adversely affect the trading price of our securities. We cannot provide assurance that our remediation measures will be completed or become effective by any given date.

        Further and continued determinations that there are significant deficiencies or material weaknesses in the effectiveness of our internal controls could also reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures to comply with applicable requirements.

         The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

        In the processing of consumer transactions, our businesses receive, transmit and store a large volume of personally identifiable information and other user data. The sharing, use, disclosure and protection of this information are governed by our privacy and data security policies. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations.

        Our businesses may also become exposed to potential liabilities as a result of differing views on the privacy of consumer and other user data our businesses collect. Our failure, or the failure by the various third party vendors and service providers with which we do business, to comply with applicable privacy policies or federal, state or international laws or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage the reputation of our businesses, discourage potential users from our products and services and result in fines and proceedings by governmental agencies and consumers, any which could adversely affect our business, financial condition and results of operations.

         We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.

        We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties. Our intellectual property rights are critical to our success. Our businesses also rely heavily upon software codes, informational databases and other components that make up their products and services.

        We rely on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secrets or copyrighted intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop substantially similar intellectual properties.

        We have generally registered and continue to apply to register, or secure by contract when appropriate, our principal trademarks and service marks as they are developed and used, and reserve and register domain names when and where we deem appropriate. We generally consider the protection of our trademarks to be important for purposes of brand maintenance and reputation. Effective trademark protection may not be available or may not be sought in every country in which our products and services are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. Our failure to protect our intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names and limit our ability to control marketing on or through the Internet using our various domain names or otherwise, which could adversely affect our business, financial condition and results of operations.

        Some of our businesses have been granted patents or have patent applications pending with the United States Patent and Trademark Office or various foreign patent authorities for various proprietary technologies and other inventions. We consider applying for patents or for other appropriate statutory protection when we develop valuable new or improved proprietary technologies or inventions are identified, and will continue to consider the appropriateness of filing for patents to protect future proprietary technologies and inventions as circumstances may warrant. The status of any patent involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, any patent application filed may not result in a patent being issued or existing or future patents may not be found by a court to be valid or be afforded adequate protection against competitors with similar technology. In addition, third parties may create new products or methods that achieve similar results without infringing upon patents that we own. Likewise, the issuance of a patent to us does not mean that our processes or inventions will be found not to infringe upon patents or other rights previously issued to third parties.

        From time to time, in the ordinary course of business we are subjected to legal proceedings and claims, or threatened legal proceedings or claims, including allegations of infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive, as evidenced by the patent litigation settlements we announced in the first quarter of 2010.

         Our framework for managing risks may not be effective in mitigating our risk of loss.

        Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established processes and procedures intended to identify, measure, monitor and report the types of risk to which we are subject, including credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk. We seek to monitor and control our risk exposure through a framework of policies, procedures and reporting requirements. Management of our risks in some cases depends upon the use of analytical and forecasting models. If the models that we use to mitigate these risks are inadequate, we may incur increased losses. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. If our risk management framework does not effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially adversely affected.

         Acquisitions or strategic investments that we pursue may not be successful and could disrupt our business and harm our financial condition.

        We may consider or undertake strategic acquisitions of, or material investments in, businesses, products, portfolios of loans or technologies, such as our recent acquisition of certain assets of SurePoint Lending. We may not be able to identify suitable acquisition or investment candidates, or even if we do identify suitable candidates, they may be difficult to finance, expensive to fund and there is no guarantee that we can obtain any necessary regulatory approvals or complete the transactions on terms that are favorable to us. To the extent we pay the purchase price of any acquisition or investment in cash, it would reduce our cash balances and regulatory capital, which may have an adverse effect on our financial condition; similarly, if the purchase price is paid with our stock, it would be dilutive to our stockholders. In addition, we may assume liabilities associated with a business acquisition or investment, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on our financial condition.

        We may not be able to successfully integrate the personnel, operations, businesses, products, or technologies of an acquisition or investment. Integration may be particularly challenging if we enter into a line of business in which we have limited experience and the business operates in a difficult legal, regulatory or competitive environment. We may find that we do not have adequate operations or expertise to manage the new business. The integration of any acquisition or investment may divert our management's time and resources from our core business, which could impair our relationships with our current employees, customers and strategic partners and disrupt our operations. Acquisitions and investments also may not perform to our expectations for various reasons, including the loss of key personnel or customers. If we fail to integrate acquisitions or investments or realize the expected benefits, we may lose the return on these acquisitions or investments or incur additional transaction costs and our business and financial condition may be harmed as a result.

         Market price and trading volume of our common stock may be volatile and may face negative pressure.

        The market price for our common stock has been volatile since our spin-off. This volatility has likely been exacerbated by recent market instability. The market price for our common stock could continue to fluctuate significantly for many reasons, including the risks identified herein or reasons unrelated to our performance. These factors may result in short or long-term negative pressure on the value of our common stock.

Risks Related to the HLC Asset Sale Transaction

         The failure to complete the HLC asset sale transaction may result in a decrease in the market value of our common stock and limit our ability to grow and implement our business strategies.

        Discover Bank's obligation to close the HLC asset sale transaction is subject to a number of contingencies, including approval by our stockholders, Discover Bank's receipt of approvals from regulatory authorities to complete the transactions contemplated by the asset purchase agreement, Discover Bank's receipt of binding written proposals from certain identified financial institutions relating to their commitments to purchase mortgage loans funded by the LendingTree Loans business after the closing of the HLC asset sale transaction, our obtaining of consents required under certain agreements to which we are a party, Discover Bank's employment of David Norris, the current president of HLC Inc., Discover Bank's employment of a certain number of employees from certain divisions and locations of the LendingTree Loans business, our compliance with certain required ratios and metrics with respect to the LendingTree Loans business during the period prior to the closing, release of all liens on the assets being sold to Discover Bank and other closing conditions set forth in the asset purchase agreement. We cannot control some of these conditions and we cannot assure you that they will be satisfied, or that Discover Bank will waive any that are not satisfied. If the HLC asset sale transaction is not completed, we may be subject to a number of risks, including the following:

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  we may not be able to identify an alternate transaction. If an alternate transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the HLC asset sale transaction;

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  the trading price of our common stock may decline to the extent that the current market price reflects a market assumption that the HLC asset sale transaction will be completed;

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  our relationships with our customers, suppliers and employees may be damaged and our business may be harmed; and

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  we may be required to pay Discover Bank a termination fee of $2.2 million.

        The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operation and the market value of our common stock may decline.

        Additionally, we have incurred substantial transaction costs and diversion of management resources in connection with the HLC asset sale transaction, and we will continue to do so until the closing. If the HLC asset sale transaction is not completed, we will be entitled to receive a termination fee or damages from Discover Bank in only limited circumstances. Even if we do receive such a fee or damages, it may not fully compensate us for costs incurred, lost opportunities and damages to the LendingTree Loans business caused by the pendency of this transaction.

         While the HLC asset sale transaction is pending, it creates uncertainty about our future which could have a material and adverse effect on our business, financial condition and results of operations.

        While the HLC asset sale transaction is pending, it creates uncertainty about our future. As a result of this uncertainty, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending completion or termination of the HLC asset sale transaction. In addition, while the HLC asset sale transaction is pending, we are subject to a number of risks, including:

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  the diversion of management and employee attention from our day-to-day business;

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  the potential disruption to business partners and other service providers;

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  the loss of employees who may depart due to their concern about losing their jobs following the HLC asset sale transaction; and

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  we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

        The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operation.

         The asset purchase agreement limits our ability to pursue alternatives to the HLC asset sale transaction.

        The asset purchase agreement contains provisions that make it more difficult for us to sell the LendingTree Loans business to a party other than Discover Bank. These provisions include a non-solicitation provision (including certain matching rights), a provision requiring that we submit the HLC asset sale transaction to our stockholders for approval unless the asset purchase agreement has been terminated in accordance with its terms, and provisions obligating us to pay Discover Bank a termination fee of $2.2 million under certain circumstances. These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of the LendingTree Loans business from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Discover Bank.

         If the HLC asset sale transaction is not completed, there may not be any other offers from potential acquirors.

        If the HLC asset sale transaction is not completed, we may seek another purchaser for such assets. We have no indication that any other party will have an interest in purchasing these assets on terms acceptable to us, or at all.

         We will not receive the two additional $10 million payments if we do not meet certain conditions, including maintenance of the LendingTree Exchanges business and certain financial and operational metrics associated with the LendingTree Exchanges business.

        Of the approximate $55.9 million purchase price for the assets we agreed to sell, $35,888,536 is due upon the closing of the transaction and $10 million is due on each of the first and second anniversaries of the closing of the transaction, subject to certain conditions as described in the asset purchase agreement. The conditions for the first and second $10 million payments include maintenance of the LendingTree Exchanges business and certain financial and operational metrics associated with the LendingTree Exchanges business. Maintenance of such financial and operational metrics is not fully within our control. If any of the conditions to which such $10 million payments are subject are not satisfied, we will not receive such payments. See "ASSET PURCHASE AGREEMENT—Purchase Price" below.

         The asset purchase agreement may expose us to contingent liabilities.

        Under the asset purchase agreement, we have agreed to indemnify Discover Bank for a breach or inaccuracy of any representation, warranty or covenant made by us in the asset purchase agreement, for any liability of ours that is not being assumed by Discover Bank, for any claims by our stockholders against Discover Bank and for our failure to comply with any applicable bulk sales law, subject to certain limitations. Significant indemnification claims by Discover Bank could have a material adverse effect on our financial condition. See "ASSET PURCHASE AGREEMENT—Indemnification" below.

         We cannot compete in the business of originating, funding or selling of mortgages for three years from the date of closing.

        Subject to specified exceptions, we have agreed we will not establish, own, manage, operate, control, invest in or otherwise engage in the business of origination, funding or sales of mortgages within the United States for three years from the date of closing. See "ASSET PURCHASE AGREEMENT—Additional Covenants" below. Should market conditions or our strategic direction change, we will not be able to re-establish mortgage lending as part of our business during the restricted period.

         Under specified circumstances, if the asset purchase agreement is terminated and prior to such termination an acquisition proposal has been publicly announced or if our board of directors changes its recommendation that our stockholders approve the HLC asset sale transaction, we will have to pay Discover Bank a fee of $2.2 million. The requirement to pay such termination fee may discourage third parties from submitting an acquisition proposal.

        Under the terms of the asset purchase agreement, we must pay Discover Bank a fee of $2.2 million if (i) we or Discover Bank terminate the asset purchase agreement because the closing of the HLC asset sale transaction has not occurred on or before October 9, 2011, unless otherwise extended, and prior to such termination, an acquisition proposal is publicly disclosed, (ii) we or Discover Bank terminate the asset purchase agreement if our stockholders do not approve the HLC asset sale transaction at the Special Meeting and, prior to such termination, an acquisition proposal is publicly disclosed, (iii) Discover Bank terminates the asset purchase agreement because our board of directors changed its recommendation to our stockholders prior to the approval of the HLC Asset Sale Proposal by our stockholders or we violated certain other covenants related to such recommendation or (iv) Discover Bank terminates the asset purchase agreement because we failed to hold a stockholders meeting to vote on the HLC Asset Sale Proposal by October 9, 2011 and such failure is due to a material breach of our covenants relating to holding such meeting. The requirement that we pay Discover Bank the $2.2 million termination fee may discourage third parties from submitting an acquisition proposal.

         Because the LendingTree Loans business represented approximately 62.7% of our total revenues last year, our business following the HLC asset sale transaction will be substantially reduced. Many of our overhead costs will represent a greater percentage of our revenues.

        The LendingTree Loans business represented approximately 62.7% of our total revenues in 2010, and 54.3% and 42.8% in 2009 and 2008. Following the HLC asset sale transaction, we will continue to operate only the LendingTree Exchanges business.

        Our results of operation and financial condition may be materially adversely effected if we fail to effectively reduce our overhead costs to reflect the reduced scale of our operations or the LendingTree Exchanges business does not perform to our expectations.

         Because our business will be smaller following the HLC asset sale transaction, our common stock may be delisted from the NASDAQ Global Market if we fail to satisfy the continued listing standards of that market.

        If we are unable to satisfy the continued listing standards of the NASDAQ Global Market, our common stock may be delisted from that market. In order to continue to be listed on the NASDAQ Global Market, we must meet the bid price and total stockholders requirements as set forth in NASDAQ Listing Rule 5450(a) and at least one of the three standards in NASDAQ Listing Rule 5450(b). Pursuant to NASDAQ Listing Rule 5450(a), the bid price of our common stock cannot fall below $1.00 per share for 30 consecutive business days and we must have at least 400 total stockholders (including both holders of beneficial interest and holders of record). We believe that to continue to qualify for listing on the NASDAQ Global Market, we will need to satisfy the Equity Standard under NASDAQ Listing Rule 5450(b), which requires:

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  stockholders' equity of at least $10 million;

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  at least 750,000 publicly held shares (total shares outstanding, less any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the company);

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  market value of publicly held shares of at least $5 million; and

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  at least two registered and active market makers.

        If we do not satisfy those standards and we are delisted from the NASDAQ Global Market, we may apply to transfer our common stock listing to the NASDAQ Capital Market. However, our application may not be granted if we do not satisfy the applicable listing requirements for the NASDAQ Capital Market at the time of the application. Even if we successfully transfer our common stock listing to the NASDAQ Capital Market, our common stock could be delisted from the NASDAQ Capital Market if we fail to satisfy the continued listing standards for that tier of the NASDAQ Stock Market. If our common stock were delisted from the NASDAQ Stock Market, we may apply to transfer our common stock listing to the NYSE Amex Equities market. However, our application may not be granted if we do not satisfy the applicable listing requirements for that market at the time of the application. If our common stock were to be delisted from the NASDAQ Global Market and we could not satisfy the listing standards of the NASDAQ Capital Market or the NYSE Amex Equities market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Such trading could substantially reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our common stock.

        If our common stock is delisted from the NASDAQ Global Market and we could not satisfy the listing standards of the NASDAQ Capital Market or the NYSE Amex Equities market and the trading price were to decline from current levels such that it remained below $5.00 per share, trading in our common stock might also become subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trade involving a stock defined as a "penny stock" (generally, any equity security not listed on a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions). Many brokerage firms are reluctant to recommend low-priced stocks to their clients. Moreover, various regulations and policies restrict the ability of stockholders to borrow against or "margin" low-priced stocks, and declines in the stock price below certain levels may trigger unexpected margin calls. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current price of the common stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. This factor may also limit the willingness of institutions to purchase our common stock. Finally, the additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.

        If we were to fail to meet the listing requirements of the NASDAQ Stock Market and then do not take such corrective action as the NASDAQ Listing Qualifications Department may require, trading in our securities may be halted and we may be delisted from the NASDAQ Global Market.

PROPOSAL #1
HLC ASSET SALE PROPOSAL

Parties to the Asset Purchase Agreement

  Tree.com, Inc., LendingTree, LLC, HLC Inc., and HLC Escrow, Inc.

        Tree.com is the parent of LendingTree, LLC, Home Loan Center, Inc. and HLC Escrow, Inc. Tree.com is publicly traded on the NASDAQ Global Market (symbol: TREE). We currently operate our business in two segments. Under our LendingTree Loans segment we originate, process, approve and fund various residential real estate loans through Home Loan Center, Inc., which we sometimes refer to as HLC Inc. We sometimes refer to the business we operate under this segment as the LendingTree Loans business. Under our Exchanges segment we provide online lead generation networks and call centers that connect consumers and service providers principally in the lending, real estate, higher education, home service, insurance and automobile marketplaces. We sometimes refer to the business we operate under this segment as the LendingTree Exchanges business. The principal executive offices of Tree.com, Inc. and LendingTree, LLC are located at 11115 Rushmore Drive, Charlotte, North Carolina 28277 and the phone number is (704) 541-5351. The principal executive offices of HLC Inc. and HLC Escrow, Inc. are located at 163 Technology Drive, Irvine, California 92618 and the phone number is (888) 866-1212.

  Discover Bank

        Discover Bank, a Delaware banking corporation, is a wholly-owned subsidiary of Discover Financial Services which is publicly traded on the New York Stock Exchange (symbol: DFS). Discover Financial Services is a direct banking and payment services company which offers credit cards, student loans, personal loans and deposit products through Discover Bank. Discover Financial Services is a bank holding company under the Bank Holding Company Act of 1956, subject to oversight, regulation and examination by the Board of Governors of the Federal Reserve System and is also a financial holding company under the Gramm-Leach-Bliley Act. The principal executive offices of Discover Bank are located at 12 Read's Way, New Castle, Delaware 19720 and the phone number is (302) 323-7184.

Background of the HLC Asset Sale Transaction

        Over the past several years, the mortgage industry has experienced significant volatility due to various factors including the decline in housing values, increased mortgage defaults related to such decline and to the relaxed lending standards that preceded such decline, the failure of government intervention in many banks and other financial institutions, and the resulting periods of constrained credit availability and tighter lending standards. The combination of these factors and the general decline in the economy have significantly limited many consumers' ability to qualify for mortgage refinancings or afford new home purchases. Furthermore, a general increase in the interest rate environment has been predicted for some time, which would make the possibility of refinancing existing home mortgages less compelling to consumers and, thereby, adversely affect the LendingTree Loans business. In addition, changes in legal and regulatory requirements to which the LendingTree Loans business is subject have made it more costly in certain respects for us to operate our business. Our board of directors, with the assistance of management, has periodically reviewed and assessed our company's business strategy and the various trends and conditions affecting our company and conditions affecting the mortgage industry in general. Our board of directors has explored a variety of strategic alternatives with the goal to increase revenue and profitability and maximize stockholder value. This review and assessment has included, among other things, consideration of whether it would be in the best interests of our stockholders for our company to continue to operate the LendingTree Loans business.

        During the spring of 2010, representatives of an investment bank contacted Douglas R. Lebda, our chairman and chief executive officer, concerning the possible interest of one of its clients, Party A, in exploring a potential strategic transaction involving HLC Inc.

        On June 8, 2010, Mr. Lebda met with representatives of Party A to discuss the businesses of their respective companies and the possibility a potential strategic transaction involving HLC Inc.

        On June 29, 2010, representatives of J.P. Morgan Securities Inc. contacted Mr. Lebda concerning the possible interest by one of its clients in exploring a potential strategic transaction involving HLC Inc. Such client was later identified as Discover Financial Services which we sometimes refer to as DFS.

        On July 22, 2010, we and DFS entered into a mutual non-disclosure and confidentiality agreement in contemplation of a meeting between the parties scheduled for July 30, 2010.

        On July 26, 2010, Mr. Lebda had a telephone call with representatives of JPMorgan to discuss preparations for the July 30, 2010 meeting.

        On July 30, 2010, representatives of our company and DFS met at our corporate headquarters in Charlotte, North Carolina. At that meeting, our representatives provided the DFS representatives with an overview of the LendingTree Loans business and the representatives discussed generally the possibility of a strategic transaction involving HLC Inc.

        On August 2 and 3, 2010, representatives of Party A visited HLC Inc.'s corporate headquarters in Irvine, California, to meet with executives of our company and HLC Inc. At that meeting, our representatives provided the representatives of Party A an overview of the LendingTree Loans business.

        On August 17, 2010, representatives of DFS visited HLC Inc.'s corporate headquarters in Irvine, California, to meet with executives of our company and HLC Inc. At that meeting, our representatives provided the representatives of DFS with an updated overview of the LendingTree Loans business.

        On September 9, 2010, we provided due diligence materials to DFS in response to due diligence requests.

        During September and October 2010, DFS continued its due diligence investigation of the LendingTree Loans business.

        As of September 16, 2010, we executed a non-disclosure agreement with Party B, who was introduced to us by a representative of Milestone Advisors, LLC for the purpose of exploring a potential strategic transaction involving HLC Inc.

        On October 13, 2010, representatives of Party B visited HLC Inc.'s corporate headquarters in Irvine, California, to meet with executives of our company and HLC Inc. At that meeting, our representatives provided the representatives of Party B with an overview of the LendingTree Loans business. Following that meeting, Milestone Advisors informed us that Party B was not interested in pursuing a strategic transaction involving HLC Inc. at this time.

        On November 3, 2010, Mr. Lebda contacted representatives of JPMorgan to inform them that our company was going to conduct an issuer tender offer and that we were discontinuing discussions with DFS regarding a potential strategic transaction involving HLC Inc.

        On November 16, 2010, we announced that HLC Inc. entered into an asset purchase agreement with First Residential Mortgage Network, Inc. dba SurePoint Lending. Pursuant to this agreement, HLC Inc. agreed to purchase certain specified assets and liabilities of SurePoint related to its mortgage loan, title and escrow and related services businesses. We refer to the acquisition by HLC Inc. of these assets and liabilities of SurePoint as the SurePoint acquisition.

        On November 18, 2010, we launched a modified "Dutch auction" issuer tender offer for up to $15 million in value of shares of our common stock. Following expiration of the offer on December 17, 2010, we accepted for purchase 312,339 shares of our common stock at a price of $7.75 per share, for an aggregate purchase price of approximately $2.4 million.

        On January 11, 2011, Mr. Lebda contacted representatives of each of Party A and DFS to re-assess their respective interest in restarting discussions concerning a potential strategic transaction involving HLC Inc. The representative of Party A informed Mr. Lebda that Party A was not interested in restarting discussions. The representative of DFS informed Mr. Lebda that DFS was interested in restarting discussions.

        On January 27, 2011, DFS, through JPMorgan, provided a non-binding indication of interest to acquire certain assets and assume certain liabilities of the LendingTree Loans business and to establish a multi-year agreement under which we would continue to operate a loan origination business that would serve customers generated by the LendingTree Exchanges, with DFS providing mortgage processing services to HLC Inc. We refer to this non-binding indication of interest as the January 2011 proposal. The January 2011 proposal valued the assets and liabilities proposed to be acquired and assumed at between $50 million and $55 million. The January 2011 proposal reserved judgment, pending further due diligence, as to whether DFS would acquire the assets and liabilities we agreed to acquire in the SurePoint acquisition.

        On February 2, 2011, a representative of our company spoke with representatives of JPMorgan and DFS to discuss the January 2011 proposal. During this conversation, the representative of our company indicated that continuing to maintain our mortgage origination business was undesirable due to the costs involved and the restrictions that would be imposed under continued warehouse lending agreements. The representative of our company indicated that our company would prefer to sell to DFS certain assets and have DFS assume certain liabilities of the LendingTree Loans business, including the assets and liabilities to be acquired in the SurePoint acquisition, for use by DFS in the operation of its own mortgage business. The representatives of both parties agreed to consider additional alternatives that would address our company's concerns and for DFS to commence due diligence on HLC Inc.

        On February 8, 2011, Party C contacted representatives of HLC Inc. concerning its possible interest in exploring a potential strategic transaction involving HLC Inc. or a commercial relationship with HLC Inc. Party C indicated that it had a relationship with potential financing sources that could finance such a transaction or relationship.

        On February 9, 2011, representatives of HLC Inc. provided preliminary information regarding the LendingTree Loans business to Party C.

        On February 14 and 15, 2011, representatives of DFS visited HLC Inc.'s corporate headquarters in Irvine, California, to continue their due diligence on HLC Inc. At that meeting, our representatives provided representatives of DFS with an update on the business and financial position of the LendingTree Loans business.

        On February 25, 2011, representatives of our company and DFS held a telephone meeting to discuss the structure of a potential strategic transaction involving HLC Inc.

        During early March 2011, we terminated discussions with Party C because we determined that such discussions were not reasonably likely to lead to a strategic transaction that would be in the best interests of our company and our stockholders. In particular, we were concerned about Party C's lack of prior operational experience in consumer mortgage lending and the uncertainty of Party C's financing.

        On March 4, 2011, representatives of our company and DFS held a meeting at our corporate headquarters in Charlotte, North Carolina. At that meeting, representatives of DFS presented a revised proposal to acquire all of the operating assets of HLC Inc., including certain of the assets to be acquired in the SurePoint acquisition, and assume certain liabilities for a purchase price of between $50 million and $55 million. In response, representatives of our company requested that DFS propose a purchase price of $55 million rather than the range of between $50 million and $55 million, and that DFS also consider providing our company with a revolving credit facility. The parties agreed that DFS would provide our company with a revised proposal. In addition, the parties discussed the potential terms of a lead sale agreement under which we would sell leads generated by the LendingTree Exchanges to DFS.

        On March 7, 2011, our board of directors held a meeting at which Mr. Lebda provided the board with a report of the March 4, 2011 meeting. The board also discussed the status of the SurePoint acquisition.

        On March 9, 2011, DFS provided a revised non-binding indication of interest to acquire certain assets and assume certain liabilities of the LendingTree Loans business and an exclusivity agreement. We refer to this revised non-binding indication of interest as the March 9, 2011 proposal. The exclusivity agreement provided that we would negotiate exclusively with DFS concerning a proposed transaction for 45 days. The March 9, 2011 proposal provided that an affiliate of DFS would acquire certain assets and assume certain liabilities of the LendingTree Loans business for a purchase price of $55 million, $40 million of which would be paid at the closing of the transaction and $15 million of which would be payable upon the achievement of performance metrics to be agreed upon and the delivery of certain marketing consulting services. In addition, the March 9, 2011 proposal contemplated that a portion of the consideration otherwise payable at closing would be held back to cover indemnification obligations, if any, of our company.

        On March 14, 2011, HLC Inc. and SurePoint entered into a first amendment to the asset purchase agreement for the SurePoint acquisition. The first amendment extended the date by which the SurePoint acquisition had to be completed from March 15, 2011 to March 16, 2011.

        On March 15, 2011, a representative of our company provided representatives of DFS with a revised draft of the March 9, 2011 proposal and of the proposed exclusivity agreement. In our revised draft we proposed to add greater detail and certainty to the terms under which we would earn the $15 million contingent portion of the proposed purchase price. The revised draft proposal also removed the proposed escrow requirement and proposed that DFS provide our company a $25 million line of credit. The revised draft of the exclusivity agreement provided that DFS would have a 30-day exclusivity period, but if the parties did not reach agreement on the material terms of an agreement for the sale of leads or the marketing consulting services agreement within seven days, then exclusivity would terminate.

        On March 15, 2011, HLC Inc. and SurePoint entered into a second amendment to the asset purchase agreement for the SurePoint acquisition. The second amendment revised the terms of the purchase price HLC Inc. agreed to pay to SurePoint to a single cash payment of $8 million upon the closing of the transaction. On the same day, HLC Inc. completed the SurePoint acquisition.

        Between March 15, 2011 and March 21, 2011, representatives of our company and of DFS continued to negotiate the terms of a non-binding indication of interest and exclusivity agreement.

        On March 21, 2011, our board of directors held a meeting at which Mr. Lebda provided the board with an update on the negotiations with DFS. Mr. Lebda informed the board that the negotiations with DFS had resulted in proposed terms pursuant to which an affiliate of DFS would acquire certain assets and assume certain liabilities of the LendingTree Loans business for a purchase price of $55 million, of which $45 million would be paid at the closing of the transaction and $5 million would be payable on each of the first and second anniversaries of the closing, and that DFS would have a 30-day exclusivity period, but if the parties did not reach agreement on the material terms of an agreement for the sale of leads or the marketing consulting services agreement within 10 days, then exclusivity would terminate. Following a discussion of foregoing terms, our board of directors authorized our entry into an exclusivity agreement substantially in accordance with the terms discussed at that meeting.

        On March 21, 2011, our company and DFS executed a non-binding indication of interest and entered into an exclusivity agreement upon the terms reviewed by our board of directors earlier that day. We refer to this non-binding indication of interest as the indication of interest. The indication of interest contemplated that no approval of our stockholders would be required for the proposed transaction and required a legal opinion from a Delaware law firm to the effect that the transaction was not a sale of all or substantially all of our assets that would require approval of our stockholders under Section 271 of the General Corporation Law of the State of Delaware, which we refer to as Section 271.

        On March 28, 2011, representatives of DFS provided representatives of our company drafts of term sheets for a marketing consulting services agreement (sometimes referred to as the master services agreement) and a lead sale agreement (sometimes referred to as the CLO Services Agreement).

        On April 1, 2011, the parties agreed on the material terms of a marketing services agreement and a lead sale agreement. Although this was one day beyond the 10-day period following the execution of the indication of interest, we agreed that the exclusivity agreement would remain in effect for the 30-day period.

        During early April 2011, we engaged in discussions with Morris, Nichols, Arsht & Tunnell LLP, our Delaware counsel, concerning the due diligence and other items that would be required to obtain a legal opinion that an asset sale would not require stockholder approval under Section 271, as contemplated by DFS in the indication of interest. We also spoke with an investment bank concerning a valuation of our retained LendingTree Exchanges business for purposes of supporting a legal opinion from Morris Nichols.

        On April 8, 2011, we provided to DFS an initial draft of the proposed asset purchase agreement.

        On April 13, 2011, representatives of DFS contacted us to request that we extend the 30-day exclusivity period for two additional weeks to allow DFS to continue its due diligence.

        On April 14, 2011, our board of directors held a meeting at which Mr. Lebda provided the board with an update on the negotiations with DFS, including DFS's request for a two-week extension of its 30-day exclusivity period. Following such meeting, we informed DFS that we would not extend the exclusivity period.

        On April 22, 2011, we agreed with DFS that we would seek the same approval of our stockholders that would be required if the proposed transaction were deemed the sale of all or substantially all of our assets under Section 271. The reasons included the preference of DFS that we obtain such approval to avoid any doubts about the validity of the transaction, the anticipated costs of obtaining a legal opinion and related valuation of our retained business that would be required absent such stockholder approval, and a consideration of the governance benefits of having the holders of a majority of our outstanding shares approve the transaction.

        On April 27, 2011, representatives of DFS provided a revised draft of the proposed asset purchase agreement to our outside counsel for the transaction, Sheppard, Mullin, Richter & Hampton LLP. This draft of the proposed asset purchase agreement named Discover Bank as the DFS affiliate that would be party to the agreement.

        On April 27, 2011, our board of directors held a meeting at which it reviewed our company's results for the quarter ended March 31, 2011 and received an update on the negotiations with DFS. A representative of Sheppard Mullin provided a summary of the terms of the asset purchase agreement that were still being negotiated, including terms relating to restrictions on our ability to compete in the business of originating, funding or selling of mortgages, our indemnification obligations to Discover Bank for breaches of our representations, warranties and covenants, conditions to Discover Bank's obligation to close the transaction and circumstances under which a party would be required to pay a termination fee to the other party if the transaction did not close. Following discussion, our board of directors instructed management to continue discussions and negotiations with DFS.

        On April 28, 2011, our board of directors engaged Milestone Advisors as its financial advisor to render an opinion to our company and our board of directors regarding the fairness, from a financial point of view, of the consideration to be received in the proposed sale of certain assets and assumption of certain liabilities of HLC Inc. to Discover Bank.

        During the morning of April 30, 2011, Sheppard Mullin provided to DFS and its outside counsel for the transaction, Sidley Austin LLP, a revised draft of the asset purchase agreement. On April 30 and May 1, 2011, representatives of our company, Sheppard Mullin, DFS and Sidley Austin engaged in further discussions and negotiations regarding the terms of the proposed asset purchase agreement.

        On May 1, 2011, Sidley Austin provided a draft of a proposed voting agreement to Sheppard Mullin. The proposed voting agreement provided that Mr. Lebda, who beneficially owns approximately 20% of our outstanding shares of common stock, a subsidiary of Liberty Media Corporation which beneficially owns approximately 25% of our outstanding shares, and various funds managed by Second Curve, LLC, which own less than 5% of our outstanding shares, would agree to vote all shares of our common stock they own in favor of the proposed transaction, would further agree not to dispose of any such shares prior to the closing of the proposed transaction and would agree in certain circumstances to share profits earned from an alternative transaction if the proposed transaction with DFS did not close.

        On May 3, 2011, Sidley Austin provided a revised draft of the asset purchase agreement to Sheppard Mullin.

        On May 4, 2011, representatives of our company, Sheppard Mullin, DFS and Sidley Austin discussed key areas of disagreement on deal terms, including the amount of the purchase price to be escrowed pending the discharge of certain liabilities that would remain with our company, the ability of Discover Bank to offset against the deferred portion of the purchase price for indemnification claims, the availability of specific performance, the end date for closing and the availability of and fees to be paid by Discover Bank for extensions to the end date for the purpose of obtaining regulatory approvals and loan purchase commitments from investors, the termination fee payable by Discover Bank should Discover Bank terminate the agreement for failure of regulatory approvals or the unavailability of loan repurchase commitments, the profit sharing provisions of the voting agreements, and additional compensation to be paid for potential expenses relating to leases for HLC Inc. offices that Discover Bank would not assume. Following agreement in principle on those terms, we announced on the same day that we would delay the release of our earnings for the quarter ended March 31, 2011, from May 6, 2011, as we had previously announced, to May 12, 2011. The primary reason for the delay was to provide extra time to negotiate and finalize the asset purchase agreement and other ancillary agreements so that announcement of the results for the quarter ended March 31, 2011 could include an announcement of a definitive agreement for the HLC asset sale transaction.

        From May 4, 2011 through May 10, 2011, representatives of our company, Sheppard Mullin, DFS, Sidley Austin, and BuckleySandler LLP, additional counsel to DFS, continued negotiations of the terms of the proposed asset purchase agreement, including those identified above, representations and warranties, terms relating to limitations on our ability to solicit or negotiate acquisition proposals and fiduciary exceptions to such limitations, closing conditions, termination rights and the circumstances in which a termination fee would be payable by us to Discover Bank. Negotiations also included the terms of the master services agreement and the and the CLO Services Agreement.

        On May 5, 2011, Sheppard Mullin sent to Liberty Media Corporation a draft of the proposed voting agreement requested by Discover Bank. Between May 5, 2011 and May 12, 2011, representatives of our company, Sheppard Mullin, DFS and Sidley Austin had discussions with various representatives of Liberty Media, including its outside counsel, concerning whether Liberty Media would enter into a voting agreement and the terms of such agreement. Liberty Media agreed to enter into a voting agreement on May 11, 2011, and Liberty Media and Discover Bank agreed upon final terms of such agreement on May 12, 2011.

        On May 9, 2011, Second Curve entered into a confidentiality agreement with our company and a representative of Sheppard Mullin then provided details of the proposed HLC asset sale transaction to a representative of Second Curve and a draft of the proposed voting agreement requested by Discover Bank. Between May 9, 2011 and May 12, 2011, representatives of our company and Sheppard Mullin had discussions with various representatives of Second Curve concerning the terms of the proposed voting agreement, and the representative of Sheppard Mullin conveyed Second Curve's concerns and requests to representatives of Discover Bank and Sidley Austin. Second Curve and Discover Bank agreed upon final terms of such agreement on May 12, 2011.

        On May 10, 2011, we provided our preliminary financial results for the quarter ended March 31, 2011 to DFS.

        On the evening of May 10, 2011, our board of directors met with its financial and legal advisors, including representatives of Milestone Advisors and Sheppard Mullin. Mr. Lebda summarized the economic terms of the proposed HLC asset sale transaction. Sheppard Mullin reviewed with the directors their fiduciary duties associated with approval of the proposed HLC asset sale transaction and a written summary of the terms of the proposed asset purchase agreement and the other ancillary agreements. Milestone Advisors reviewed with the directors its financial analysis of the proposed transaction and rendered to our board of directors its oral opinion, to be confirmed in writing, that, as of that date, the sum of (i) $35.9 million payable by Discover Bank to HLC Inc. plus (ii) the net liquidation value of the assets and liabilities of HLC Inc. and HLC Escrow, Inc. not being transferred to Discover Bank in the HLC asset sale transaction was fair, from a financial point of view, to our company. The analysis reviewed by Milestone Advisors with our board of directors at this meeting was substantially similar to the analysis discussed with our board of directors at the May 12, 2011 meeting more fully described beginning on page 41 of this proxy statement, and was based on the terms of the transaction as of May 10, 2011. Following such discussion, our board of directors unanimously determined to approve the proposed asset purchase agreement and the related transaction agreements, and the transactions contemplated by such agreements, and to recommend that our stockholders approve the HLC asset sale transaction.

        Later in the evening of May 10, 2011, a representative of DFS contacted a representative of our company regarding our preliminary financial results for the quarter ended March 31, 2011, and suggested that representatives of each party hold a call to discuss and review the results.

        On May 11, 2011, representatives of DFS and representatives of our company held a telephonic meeting to discuss our preliminary financial results for the quarter ended March 31, 2011.

        Later on May 11, 2011, the board of directors of DFS met to consider the terms of the proposed HLC asset sale transaction. Subsequent to that meeting, a representative of DFS informed Mr. Lebda that Discover Bank would not proceed with the transaction unless certain terms of the transaction were modified. The modification requests included: a decrease in the amount payable at closing to $35.9 million from $45.9 million, with a corresponding increase in the amount payable on each of the first and second anniversaries of the closing from $5 million to $10 million, additional conditions for payment of the deferred payments, including operational metrics for the LendingTree Exchanges business following the closing, additional closing conditions and termination rights in favor of Discover Bank, including operational metrics for the LendingTree Loans business prior to closing and requirements for us to maintain compliance with our warehouse lending arrangements.

        On the evening of May 11, 2011, our directors held an informal meeting during which Mr. Lebda provided an update on the status of negotiations with Discover Bank and its proposed revised terms of the transaction.

        Throughout the evening of May 11, 2011 and the early morning of May 12, 2011, representatives of our company, Sheppard Mullin, DFS, Sidley Austin and BuckleySandler continued to negotiate the terms of the revised terms of the proposed asset purchase agreement and the ancillary agreements.

        Early in the morning on May 12, 2011, our board of directors met with its financial and legal advisors, including representatives of Milestone Advisors and Sheppard Mullin. Mr. Lebda discussed with the directors the events that had transpired since the board met on May 10, 2011. Sheppard Mullin reviewed with the directors a written summary of the revised terms of the proposed asset purchase agreement and the other ancillary agreements. Members of our management discussed with the board a written analysis of our company's ability to meet the operational metrics that were now conditions to closing or conditions to receipt of the total of $20 million of the deferred purchase price. Milestone Advisors reviewed with the directors its financial analysis of the revised terms of the proposed transaction and rendered to our board of directors its oral opinion, to be confirmed in writing, that, as of that date, the sum of (i) $35.9 million payable by Discover Bank to HLC Inc. plus (ii) the net liquidation value of the assets and liabilities of HLC Inc. and HLC Escrow, Inc. not being transferred to Discover Bank in the HLC asset sale transaction was fair, from a financial point of view, to our company. Such opinion is described below under the section entitled "—Opinion of Our Financial Advisor." Discussions among the members of our board of directors and its financial and legal advisors ensued, including consideration of the factors described under "—Reasons for the HLC Asset Sale Transaction and Recommendation of our Board of Directors." With respect to the revised terms that Discover Bank insisted upon, our board of directors discussed the implications of these new requirements, including as they related to the period of up to 300 days before Discover Bank might be obligated to close the transaction. Our board of directors recognized that meeting such requirements was not fully within the control of our company, and if we could not meet any one of the closing conditions, Discover Bank could terminate or seek to renegotiate the terms of the asset purchase agreement. Our board of directors discussed the potential damage to our business should that occur. Our board of directors also considered the financial results for the quarter ended March 31, 2011, including the significant losses incurred in the LendingTree Loans business, and the effect those results might have on the continued operation of the LendingTree Loans business or on finding another buyer for the business. Following such discussion, our board of directors unanimously determined to approve the proposed asset purchase agreement and the related transaction agreements, and the transactions contemplated by such agreements, and to recommend that our stockholders approve the HLC asset sale transaction.

        Following the board meeting, Sheppard Mullin worked with Discover Bank's counsel to finalize the proposed asset purchase agreement and ancillary agreements.

        Later on May 12, 2011, our company and Discover Bank exchanged signature pages, and the parties to the voting agreements exchanged signature pages with Discover Bank. Following the close of the market on May 12, 2011, we announced the execution of the asset purchase agreement and our financial results for the quarter ended March 31, 2011, and we held a publicly-accessible conference call in which we discussed both announcements.

Past Contacts, Transactions or Negotiations

        Other than as described in the "—Background of the HLC Asset Sale Transaction" above and the "—Interests of Certain Persons in the HLC Asset Sale Transaction" below, we and our subsidiaries, on the one hand, and Discover Bank and DFS, on the other hand, have not had prior contacts, transactions, or negotiations, and other than as described therein there are no present or proposed material agreements, arrangements, understandings or relationships between our executive officers or directors and Discover Bank, its executive officers or directors.

Reasons for the HLC Asset Sale Transaction and Recommendation of our Board of Directors

        In reaching its decision to approve the asset purchase agreement and the transactions contemplated thereby, and to recommend that our stockholders vote to approve the HLC asset sale transaction, our board of directors consulted with management and financial and legal advisors. Our board of directors considered all of the material factors relating to the asset purchase agreement and the proposed HLC asset sale transaction, many of which our board of directors believed supported its decision, including:

  •
  the estimated consideration that we would receive in the HLC asset sale transaction in comparison to the risks associated with maintaining the operations of the LendingTree Loans business, which include those risk factors discussed above under "RISK FACTORS—Risks Related to Our Company." Specifically, our board of directors believes that the HLC asset sale transaction was more favorable to our company than any other alternative reasonably available to our company, including maintaining the LendingTree Loans business, due to, among other things: (a) the precarious industry outlook, as reflected in the Mortgage Bankers Association's forecast for a decline in the volume of refinance loan originations in 2011 and 2012 of 53.5% and 53.8%, respectively, as of April 14, 2011, and its impact on our business, since refinance originations have comprised approximately 87% of our loan originations over the preceding three years from 2008-2010, (b) new legal and regulatory burdens impacting the operating environment in our industry, such as the Dodd-Frank Act and the pending Federal Reserve Loan Officer Compensation rules, which could adversely affect our operating costs, (c) the anticipated impact on our company of the above factors resulting in the incurrence of substantial operating losses and cash outflows over the foreseeable future, which could ultimately jeopardize our ability to continue operating our business, and (d) the perceived likelihood of completing a transaction with Discover Bank more expediently than other alternatives;

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  that the consideration we would receive in the HLC asset sale transaction will provide us with substantial cash and allow cash that currently must be maintained to meet LendingTree Loan warehouse covenants to be used for other purposes, and enable us to invest more heavily in growing our lead generation business in our current verticals and in new verticals;

  •
  that our resulting business profile, subsequent to completion of the transaction and wind-down of remaining assets and liabilities, would have lower fixed costs and hence more operating flexibility, and more clarity and focus which would allow us to dedicate our resources more fully to operating and growing our Exchanges lead generation business;

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  the process conducted with respect to the HLC asset sale transaction, which involved discussions with various parties to determine their potential interest in purchasing the LendingTree Loans business and which did not lead to any proposals more favorable to us and our stockholders than the proposal by Discover Bank;

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  the economies of scale and synergies that Discover Bank expects to benefit from following the acquisition of the LendingTree Loans business allowed Discover Bank to offer us consideration that was greater than the value that our board of directors expected to receive from continuing to own the LendingTree Loans business;

  •
  the opinion of Milestone Advisors, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the $35,888,536 in cash to be paid to us at the closing of the HLC asset sale transaction, plus the net liquidation value of certain assets and liabilities of HLC Inc. and HLC Escrow, Inc. that are not being sold to Discover Bank, as estimated by our and HLC Inc.'s senior management team as of March 31,

    2011, was fair to us, from a financial point of view. See "ASSET PURCHASE AGREEMENT—Opinion of Our Financial Advisor" below;

  •
  the HLC asset sale transaction will be subject to the approval of the holders of a majority of our outstanding shares of common stock, and the three stockholders of our company with the largest beneficial ownership agreed with Discover Bank to vote in favor of and support the HLC asset sale transaction. See "ASSET PURCHASE AGREEMENT—Voting and Support Agreements" below;

  •
  our stockholders would continue to own stock in our company and participate in our future earnings and potential growth; and

  •
  the terms of the asset purchase agreement, including:

  •
  the $35,888,536 in cash to be paid by Discover Bank at the closing of the transaction, which provides certainty in value, and the potential for two additional $10.0 million cash payments payable on the first and second anniversary of such closing, subject to certain conditions as described under "ASSET PURCHASE AGREEMENT—Purchase Price" below;

  •
  our ability, under certain circumstances, to furnish information to and participate in discussions with third parties regarding unsolicited acquisition proposals;

  •
  the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote to approve the asset purchase agreement and the HLC asset sale transaction;

  •
  the obligation of Discover Bank to pay us a termination fee of $5 million if the asset purchase agreement is terminated due to the failure of Discover Bank to obtain regulatory approvals or binding written proposals for purchase of mortgage loans funded by the LendingTree Loans business after the closing;

  •
  the obligations of Discover Bank to pay HLC Inc. up to $5 million to extend the end date for closing, which amounts are credited against either the purchase price or the termination fee described above; and

  •
  the view of our board of directors, after consulting with our legal counsel and financial advisors, that the termination fee of $2.2 million that we are required to pay to Discover Bank if the asset purchase agreement is terminated under certain circumstances was within the range reflected in similar transactions and not likely to preclude third parties from submitting acquisition proposals to acquire the assets we agreed to sell to Discover Bank under the asset purchase agreement. See "ASSET PURCHASE AGREEMENT—Termination Fee" below for a discussion of when the termination fee may be payable to Discover Bank.

        Our board of directors also considered and balanced against the potential benefits of the HLC asset sale transaction a number of potentially adverse and other factors concerning the HLC asset sale transaction, including the following:

  •
  the various conditions to Discover Bank's obligations to complete the proposed HLC asset sale transaction, including required action by third parties that neither we nor Discover Bank control; metrics and ratios related to the LendingTree Loans business that are not fully within our control; compliance with our warehouse line covenants, which compliance will be challenging, and limitations on the waivers or amendments we may receive under our warehouse lines without Discover Bank's consent, and, as a result, the possibility that the HLC asset sale transaction may not be completed on the agreed terms or at all, even if approved by our stockholders;

  •
  the length of time that Discover Bank has to satisfy its closing conditions, which may extend to 300 days after the execution of the asset purchase agreement (subject to the requirement for Discover Bank to pay HLC Inc. up to $5 million in the aggregate for such extensions);

  •
  the risk that we will not receive one or both of the two additional $10.0 million cash payments payable on the first and second anniversary of the closing if the conditions to receipt of such payments are not satisfied, and that such conditions include certain financial and operational metrics associated with the LendingTree Exchanges business that are not fully within our control. See "ASSET PURCHASE AGREEMENT—Purchase Price" below;

  •
  the restrictions on our ability to solicit or respond to Acquisition Proposals (defined below) as described under "ASSET PURCHASE AGREEMENT—Solicitation of Other Offers" below;

  •
  the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding the sale of the LendingTree Loans business and the requirement that we pay Discover Bank a termination fee of $2.2 million if the asset purchase agreement is terminated under certain circumstances;

  •
  the restrictions on the conduct of the LendingTree loans business prior to the closing of the HLC asset sale transaction, requiring us to conduct the LendingTree Loans business only in the ordinary course, subject to specific limitations and exceptions, which may delay or prevent us from undertaking business opportunities that may arise pending the completion of the HLC asset sale transaction. See "ASSET PURCHASE AGREEMENT—Conduct of Business" below;

  •
  the risk of disruption to the LendingTree Loans business and LendingTree Exchanges business as a result of the public announcement of the HLC asset sale transaction;

  •
  the risks and contingencies related to the announcement and pendency of the HLC asset sale transaction, including the impact of the transaction on our employees and relationships with our business partners;

  •
  the restrictions on our ability to compete in the business of originating, funding or selling of mortgages for three years from the date of closing of the HLC asset sale transaction; and

  •
  the other risks set forth above under "RISK FACTORS—Risks Relating to the HLC Asset Sale Transaction."

        After taking into account all of the material factors relating to the asset purchase agreement and the HLC asset sale transaction, including those factors set forth above, our board of directors unanimously concluded that the benefits of the asset purchase agreement and the HLC asset sale transaction outweigh the risks and that the asset purchase agreement and the HLC asset sale transaction are expedient, advisable and in the best interests of our company and our stockholders. Our board of directors did not assign relative weights to the material factors it considered. In addition, our board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of our board of directors may have given different weights to different factors.

        For the reasons set forth above, our board of directors has unanimously determined that the HLC asset sale transaction and the asset purchase agreement are expedient, advisable and in the best interests of our company and our stockholders, and unanimously recommends that stockholders vote "FOR" the HLC Asset Sale Proposal.

 Opinion of Our Financial Advisor

        Pursuant to an engagement letter dated April 28, 2011, we retained Milestone Advisors as our financial advisor in connection with the HLC asset sale transaction.

        At the meeting of our board of directors on May 12, 2011, Milestone Advisors rendered its oral opinion to our board of directors, which was subsequently confirmed in the written opinion of Milestone Advisors dated May 12, 2011, to the effect that, as of May 12, 2011 and based on and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Consideration (defined below) to be received by Tree.com in the HLC asset sale transaction is fair, from a financial point of view, to Tree.com. For purposes of the Milestone Advisors opinion, the term "Consideration" means the sum of (i) $35,888,536 plus (ii) the net liquidation value of the Excluded Assets (as defined in the asset purchase agreement) and the Excluded Liabilities (as defined in the asset purchase agreement) of HLC Inc. and HLC Escrow, Inc., collectively referred to as the sellers, as estimated by Tree.com's and HLC Inc.'s senior management team as of March 31, 2011, which is referred to in this section as the Net Liquidated Value Estimates. The Net Liquidated Value Estimates were included as part of the Consideration because a primary consideration for Tree.com entering into the HLC asset sale transaction was the ability to gain access to a portion of the capital and other assets of HLC Inc. that (a) are not being sold to Discover Bank and (b) were otherwise restricted or reserved to meet minimum capital requirements and other covenants under our warehouse lines of credit. Shortly after the completion of the HLC asset sale transaction, the amounts outstanding under such warehouse lines of credit will be repaid and the covenants imposed by such lines of credit will no longer apply. Due to the conditional nature of the two additional payments of $10 million due on each of the first and second anniversaries of the closing of the HLC asset sale transaction, Milestone Advisors did not include these additional payments as part of its analysis for determining the fairness of the Consideration to Tree.com. Milestone Advisors was not requested to opine as to, and Milestone Advisors' opinion does not in any manner address, the underlying business decision of the sellers, LendingTree, LLC and Tree.com, collectively referred to as the seller entities, to proceed with or effect the HLC asset sale transaction or the relative merits of the HLC asset sale transaction as compared to any strategic alternatives that may be available to Tree.com and the other seller entities.

        The full text of the written opinion of Milestone Advisors dated May 12, 2011, which sets forth, among other things, the assumptions made, procedures followed, factors and matters considered and limitations on the review undertaken, is attached as Appendix B hereto and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the full text of the opinion, and you should read the opinion carefully and in its entirety. Milestone Advisors' written opinion was addressed to our board of directors in connection with its consideration of the HLC asset sale transaction and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote at the special meeting. Milestone Advisors' written opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Milestone Advisors as of the date of its opinion, and Milestone Advisors assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

        In arriving at its opinion, Milestone Advisors:

  •
  reviewed the indication of interest dated March 21, 2011 by and between DFS and Tree.com;

  •
  reviewed a draft of the asset purchase agreement dated May 12, 2011, by and among the parties, which is referred to in this section as the Draft Agreement;

  •
  reviewed Tree.com's (i) annual reports to stockholders and annual reports on Form 10-K for the years ended December 31, 2008, December 31, 2009, and December 31, 2010 filed with the SEC, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC and (iii) current reports on Form 8-K filed with the SEC since December 31, 2010;

  •
  reviewed certain operating and financial information relating to the sellers' businesses and prospects, including (i) certain unaudited monthly financial information for January through March 2011, (ii) certain wind-down scenarios involving the liquidation of the Excluded Assets and Liabilities of the sellers based on the sellers' March 31, 2011 balance sheet assuming a consummation of the HLC asset sale transaction, (iii) a hypothetical wind-down scenario based on the sellers' March 31, 2011 balance sheet assuming the HLC asset transaction is not consummated, and (iv) certain monthly and quarterly projections scenarios for the quarter ended

    March 31, 2011 and the years ending December 31, 2011 and 2012, and annual projections for the years 2013, 2014 and 2015, which annual projections, for analytical purposes, assume a stabilization of the sellers' business in the periods beyond 2012 at levels of loan origination and profit margins consistent with those in 2012, all as prepared and provided to Milestone Advisors by Tree.com's and HLC Inc.'s management teams, which are referred to as the Projections and which are discussed under "Projections" below;

  •
  interviewed certain members of the sellers' and Tree.com's senior management team to discuss the sellers' and Tree.com's business, operations, historical and projected financial results, financial condition, current and prospective access to capital, current and prospective liquidity, the strategic rationale for, and the potential benefits of, the HLC asset sale transaction and future prospects of the sellers and Tree.com, including such members' views of the operational and financial risks and uncertainties attendant with not pursuing the HLC asset sale transaction or another similar transaction;

  •
  reviewed and/or performed various valuation and financial analyses based on the Projections including illustrative discounted future terminal value analyses and a hypothetical liquidation analysis (based on guidance provided by certain members of Tree.com's and the sellers' senior management);

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which Milestone Advisors deemed generally comparable to Tree.com;

  •
  reviewed the terms of recent asset purchases, mergers and other acquisition transactions, which Milestone Advisors deemed generally comparable to the HLC asset sale transaction; and

  •
  conducted such other studies, analyses, inquiries and investigations as Milestone Advisors deemed appropriate.

        In rendering its opinion, Milestone Advisors relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Milestone Advisors by the seller entities or obtained by Milestone Advisors from public sources, including, without limitation, the Projections and the Net Liquidation Value Estimates. With respect to the Projections and the Net Liquidation Value Estimates, Milestone Advisors relied on representations that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the senior management of the seller entities as to the expected future financial performance and condition of the sellers. Milestone Advisors noted that such financial projections are subject to significant uncertainty, particularly in light of recent and on-going conditions in the mortgage sector and the sellers' recent financial performance, current financial condition, current and prospective access to capital, current and prospective liquidity and unclear future prospects. Milestone Advisors has not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections and the Net Liquidation Value Estimates, and Milestone Advisors has further relied upon the assurances of the senior management of the seller entities that they are unaware of any facts that would make the information, Projections and the Net Liquidation Value Estimates incomplete, inaccurate or misleading in any material respect. Further, Milestone Advisors expresses no opinion with respect to such Projections and the Net Liquidation Value Estimates, their achievability, or the assumptions on which they are based and the resulting impact on the sellers' financial performance, financial condition, liquidity and resulting stockholder value. Milestone Advisors has not considered any aspect or implication of any transaction to which any of the seller entities is or may be a party (other than as specifically described herein with respect to the HLC asset sale transaction).

        Milestone Advisors relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the asset purchase agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to Milestone Advisors' analysis, (b) each party to the asset purchase agreement will fully and timely perform all of the covenants and agreements, in all respects material to Milestone Advisors' analysis, required to be performed by such party, (c) all conditions to the consummation of the HLC asset sale transaction will be satisfied in all respects material to Milestone Advisors' analysis without waiver thereof, and (d) the HLC asset sale transaction will be consummated in a timely manner in accordance with the terms described in the asset purchase agreement and documents provided to Milestone Advisors, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the HLC asset sale transaction, in any respect material to Milestone Advisors' opinion. Milestone Advisors also relied upon and assumed, without independent verification, that (i) the HLC asset sale transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the HLC asset sale transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the seller entities, or otherwise have an adverse effect on the seller entities or any expected benefits of the HLC asset sale transaction. In addition, Milestone Advisors relied upon and assumed, without independent verification, that the final form of the asset purchase agreement did not differ in any material respect from the Draft Agreement.

        Furthermore, in connection with the opinion, Milestone Advisors was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the sellers or any other seller entity, nor was Milestone Advisors provided with any such appraisal or evaluation. Milestone Advisors expresses no opinion regarding the liquidation value of any entity. Milestone Advisors has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the seller entities are or may be a party or are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the seller entities are or may be a party or are or may be subject; the opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertion of claims, outcomes or damages arising out of any such matters.

        Under the terms of its engagement, Milestone Advisors was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the HLC asset sale transaction, the assets, businesses or operations of the sellers, or any of the other seller entities, or any alternatives to the HLC asset sale transaction, (b) negotiate the terms of the HLC asset sale transaction, or (c) advise the board of directors of Tree.com or any other party with respect to business combination alternatives to the HLC asset sale transaction. The opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Milestone Advisors as of May 12, 2011. Milestone Advisors has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring after May 12, 2011. Subsequent events that could materially affect the conclusions set forth in the opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the seller entities; changes in the terms of the HLC asset sale transaction; and the failure to consummate the HLC asset sale transaction within a reasonable period of time.

  Situational Factors

        In evaluating the sellers' projected financial results, financial condition, current and prospective access to capital, current and prospective liquidity and future prospects, Milestone Advisors understands, based on Milestone Advisors' review of market conditions and publicly available information, and Milestone Advisors' discussions with Tree.com's and the sellers' senior management, that:

  •
  Mortgage Bankers Association forecasts mortgage loan originations to fall from $1.5 trillion in 2010 to $1.0 trillion in 2011, driven by a sharp decrease in refinance mortgage volume.

  •
  HLC Inc. receives the vast majority of its customer mortgage leads through an exclusive arrangement with Tree.com. Tree.com's mortgage leads accounted for 79% of HLC Inc.'s total mortgage loans funded in 2010. As a result, disruption to this lead arrangement would have a detrimental impact to HLC Inc.'s operations and financial condition.

  •
  Over the last four months, HLC Inc. has incurred significant operating losses and is projected to continue to incur operating losses for the balance of 2011, according to HLC Inc.'s management.

  •
  HLC Inc.'s current operating model focuses almost exclusively on the refinance mortgage market. In 2010 and through the three months ended March 31, 2011, HLC Inc.'s refinance mortgage originations accounted for 92% and 89% of its funded dollar volume, respectively. As a result, in a rising interest rate environment HLC Inc.'s business model remains challenged.

  •
  The continued turmoil in the U.S. economy and the housing market has put significant pressure on home values and as a result has limited the industry's and HLC Inc.'s universe of qualified mortgage borrowers. According to LPS Mortgage Monitor, at March 31, 2011, over 12% of all mortgage loans were either in default or in foreclosure.

  •
  HLC Inc. operates in a highly regulated industry and is subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions, including:

  •
  restrictions on the amount and nature of fees or interest that may be charged in connection with a loan, in particular, state usury and fee restrictions;

  •
  loan officer licensing requirements and increased capital requirements which have increased the cost to be in business as an independent mortgage lender;

  •
  restrictions on the manner in which consumer loans are marketed and originated, including the making of required consumer disclosures, such as the federal Truth-in-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Housing Act, the federal Real Estate Settlement Procedures Act, and similar state laws; and

  •
  state and federal restrictions on the marketing activities conducted by telephone, the mail, by email, or over the internet, including the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act and its accompanying regulations and guidelines.

  •
  HLC Inc. relies on warehouse lines of credit to finance loan originations. Under the terms of the outstanding warehouse lines of credit, HLC Inc. is required to maintain various financial and other covenants, which include, but are not limited to, maintaining (i) minimum tangible net worth of $25.0 million, (ii) minimum liquidity, (iii) a minimum current ratio, (iv) a maximum ratio of liabilities to net worth, (v) a maximum leverage ratio, (vi) pre-tax net income requirements, and (vii) a warehouse maximum capacity ratio. In the event HLC Inc. continues to incur operating losses, it may be declared to be in default of the terms of its lines of credit.

  •
  In connection with the sale of loans to secondary market purchasers, HLC Inc. makes certain representations regarding related borrower credit information, loan documentation and collateral. To the extent that these representations are incorrect, HLC Inc. may be required to repurchase loans or indemnify secondary market purchasers for losses due to borrower defaults. In connection with the sale of loans to secondary market purchasers, HLC Inc. also agrees to repurchase loans or indemnify secondary market purchasers for losses due to early payment defaults by borrowers.

  Milestone Advisors Valuation Analysis

        The following is a summary of the principal framework and valuation analyses performed by Milestone Advisors and presented to the board of directors of Tree.com in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial valuation analyses performed by Milestone Advisors, and the order of the analyses described does not represent the relative importance or weight given to the analyses performed by Milestone Advisors.

        Milestone Advisors' financial valuation methodology involved:

  Selected Precedent Merger and Acquisition Transaction Analysis

        Milestone Advisors reviewed and analyzed selected precedent merger and acquisition transactions since 2001 involving companies whose lines of business include the origination, servicing, and/or investment in mortgage loans. Milestone Advisors noted that a majority of the transactions were announced in market conditions that were materially different from the currently prevailing mortgage environment and therefore deemed these precedent transactions to be less relevant. In addition, Milestone Advisors noted that the target companies listed below have different business models than the sellers and therefore are less relevant in determining the value of the sellers.

			Deal Value to:
	Announced	Deal Value ($M)	Book Value	Tangible Book Value
Target/Acquiror
Opteum Financial Services, LLC/ Bimini Mortgage Inc	9/29/2005	$81.2	101.5%	NA
AmNet Mortgage, Inc/ Wachovia Corporation	9/13/2005	$80.8	111.6%	111.6%
United Financial Mortgage Corp/ WDM Fund L.P.	9/6/2005	$35.8	110.8%	114.9%
ELOAN, Inc/ Popular, Inc	8/3/2005	$298.6	312.5%	312.5%
Columbia National Inc./ American Home Mortgage Inv. Corp.	6/13/2002	$37.0	112.8%	NA
Market Street Mortgage/ NetBank, Inc	4/15/2001	$21.1	127.2%	151.3%

        Milestone Advisors applied multiple ranges based on the selected transactions to corresponding financial data for the sellers. The selected transaction analysis indicated an implied reference range value for the sellers of $41.5 million to $96.9 million, as compared to the Consideration of $59.6 million. Based on publicly available information, "Deal Value" in the table above represents either the consideration paid by the acquirer for the common stock of the target in the case of a merger stock acquisition transaction or the consideration paid for substantially all assets net of assumed liabilities in the case of a purchase and assumption of assets and liabilities. Since the HLC asset sale transaction consists of only select assets and liabilities, Net Liquidated Value Estimates are included in Consideration in order to more fully represent the complete economics of the HLC asset sale transaction and to better compare the proceeds recognized by Tree.com to the proceeds included in "Deal Value" for the comparable transactions.

  Discounted Cash Flow Analysis

        Milestone Advisors, with the sellers' assistance and reliance on assumptions and projections provided by the sellers, performed a discounted cash flow analysis wherein excess cash is distributed from the sellers to Tree.com. For Milestone Advisors' purposes, excess cash is defined as excess equity capital on the sellers' balance sheet that is available for distribution. Cash available for distribution is then adjusted to maintain the required equity and liquidity in HLC Inc. based on its warehouse covenants. With a return to profitability in 2012, the sellers would be in a position to make distributions to normalize their capital structure. An exit is assumed to occur at the end of year 5 with the exit value based on a multiple of tangible book value. Milestone Advisors used a range of multiples of tangible book value from 100% to 200% based on historical publicly available transaction multiples. The excess cash available for distribution and the exit value were then discounted to present value using a range of discount rates between 15% and 25% based on, among other things, the sellers' weighted average cost of capital. Based on the foregoing analysis, the value of the sellers ranges between $24.0 million and $48.2 million, as compared to the Consideration of $59.6 million.

	Price-to-Tangible Equity Exit Multiple
Discount Rate	100%	125%	150%	175%	200%
15.00%	32,785	36,647	40,508	44,369	48,231
17.50%	30,217	33,704	37,190	40,676	44,163
20.00%	27,917	31,071	34,226	37,381	40,535
22.50%	25,850	28,711	31,571	34,431	37,292
25.00%	23,989	26,588	29,186	31,785	34,384

  Hypothetical Liquidation Analysis

        Milestone Advisors, with the sellers' guidance and assumptions, analyzed what value might be recognized by the stockholders of Tree.com in an orderly liquidation of the sellers. In arriving at a hypothetical liquidation value, the sellers provided guidance on the net sale value of assets on the balance sheet on March 31, 2011. Based on assumptions provided by the sellers, the value to Tree.com in a hypothetical scenario ranged from ($4.5) million to $28.4 million, as compared to the Consideration of $59.6 million.

  Comparable Public Company Trading Multiples

        Milestone Advisors examined various valuation metrics, including price-to-book multiples and price-to-tangible book multiples for selected public companies that operate residential mortgage lending platforms. Given the composition of the sellers' balance sheets, Milestone Advisors considered the sellers' book value, tangible book value and adjusted tangible book value (a metric used by HLC Inc.'s senior lenders, which includes adjustments for the deferred tax asset and income tax receivable from Tree.com) as of March 31, 2011. However, due to the dissimilarity between the sellers' business model and such publicly traded competitors, valuation comparisons to any one of these peers could at best be considered indicative and may or may not be relevant. Given the foregoing, Milestone Advisors did not rely on this methodology in determining whether the Consideration to be received by Tree.com in the HLC asset sale transaction is fair, from a financial point of view, to Tree.com.

        The selected companies were:

  •
  Impac Mortgage Holdings, Inc.

  •
  PHH Corporation

  •
  Flagstar Bancorp, Inc.

        The selected companies analysis indicated the following:

	Mean	Median
Equity Value as a Multiple of:
Book Value	78.1%	78.1%
Tangible Book Value	79.5%	79.5%

        Milestone Advisors applied multiple ranges based on the selected companies analysis to corresponding financial data for the sellers. The selected companies analysis indicated an implied reference range value of $24.8 million to $49.4 million, as compared to the Consideration of $59.6 million.

  Other Matters

        Pursuant to an engagement letter dated April 28, 2011, the board of directors of Tree.com retained Milestone Advisors to provide its opinion to such board of directors as to whether, as of May 12, 2011, the consideration to be received by Tree.com in the HLC asset sale transaction is fair, from a financial point of view to Tree.com. In selecting Milestone Advisors, the Tree.com board of directors considered, among other things, the fact that Milestone Advisors is a well-regarded investment banking firm with extensive experience advising companies in the financial services and mortgage sectors. Milestone Advisors, as part of its investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of, mortgage banking companies, commercial banks, savings institutions, and other specialty finance companies, as well as business valuations for other corporate purposes for financial services organizations. Pursuant to the engagement letter, Milestone Advisors acted as a financial advisor to Tree.com solely in connection with rendering its opinion and earned a fee of $225,000 for such services, which was payable regardless of the opinion reached therein, and no portion of such fee is contingent upon successful completion of the HLC asset sale transaction. Tree.com paid Milestone Advisors a cash retainer fee of $25,000 upon engaging Milestone Advisors, which amount was credited against the fee paid to Milestone Advisors in connection with rendering its opinion. Tree.com also agreed to reimburse Milestone Advisors for certain expenses and indemnify Milestone Advisors for certain liabilities that may arise out of the rendering of its opinion. Milestone Advisors has previously been engaged by Tree.com to provide investment banking services on matters unrelated to the HLC asset sale transaction, for which Milestone Advisors received customary fees.

        In the ordinary course of business, certain of Milestone Advisors' affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Tree.com or any other party that may be involved in the HLC asset sale transaction and their respective affiliates or any currency or commodity that may be involved in the HLC asset sale transaction.

Projections

        We do not, as a matter of course, publicly disclose projections regarding anticipated future financial performance due to the unpredictability of the underlying assumptions and estimates. However, we provided Milestone Advisors with the following operating and financial information relating to the businesses and prospects of HLC Inc. and HLC Escrow, Inc.: (i) certain unaudited monthly financial information for January through March 2011, (ii) certain wind-down scenarios involving the liquidation of the assets and liabilities of HLC Inc. and HLC Escrow, Inc. not being sold to Discover Bank in the HLC asset sale transaction based on the March 31, 2011 balance sheet of

HLC Inc. and HLC Escrow, Inc. assuming a consummation of the HLC asset sale transaction, (iii) a hypothetical wind-down scenario based on the March 31, 2011 balance sheet of HLC Inc. and HLC Escrow, Inc. assuming the HLC asset sale transaction is not consummated, and (iv) certain monthly and quarterly projections scenarios for the quarter ended March 31, 2011 and the years ending December 31, 2011 and 2012, and annual projections for the years 2013, 2014 and 2015, which annual projections, for analytical purposes, assume a stabilization of the LendingTree Loans business in the periods beyond 2012 at levels of loan origination and profit margins consistent with those in 2012. We refer to foregoing as the Projections. The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, many of which are beyond our control. The Projections cover multiple years, and projections by their nature become less reliable for later periods.

($000s)	Immediate		2Q – 4Q 2011	2012	2013	2014	2015
Net Income	$		$(894)	$7,711	$6,203	$6,203	$6,203
Tangible Equity		56,127	55,233	62,944	61,167	61,167	61,167
Adjustments to Tangible Equity(1)		(24,964)	(24,964)	(24,964)	(24,964)	(24,964)	(24,964)

Adjusted Tangible Equity(2)		31,164	30,270	37,981	36,203	36,203	36,203
Adjusted Tangible Equity Requirement(3)		30,000	30,000	30,000	30,000	30,000	30,000
Excess Capital		1,164	270	7,981	6,203	6,203	6,203
Eligible For Distribution		No	No	Yes	Yes	Yes	Yes
Cash Available for Distribution		$—	$—	$7,981	$6,203	$6,203	$6,203

(1)
Adjustments to Tangible Book Value include the deferred tax asset ($22.7 million) and income tax receivable from Tree.com ($2.3 million). Adjustments are held constant for the duration of the projection period.

(2)
Adjusted Tangible Book Value is the tangible capital metric utilized by our senior lenders.

(3)
Adjusted Tangible Equity Requirement reflects the $25 million required capital by our senior lenders plus a $5 million working capital cushion.

        The Projections were not prepared with a view to public disclosure and are included in this proxy statement only because SEC regulations require disclosure of information made available to a financial advisor. The Projections were not prepared with a view to compliance with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, our independent registered public accounting firm, Deloitte and Touche LLP, has not audited, reviewed, compiled, or applied any procedures to the Projections and, accordingly, Deloitte and Touche LLP assumes no responsibility for, and express no opinion on, the Projections.

        The Projections are subjective and were prepared by our and HLC Inc.'s management solely for internal use and were prepared based upon the best available estimates and judgments of our and HLC Inc.'s management as to the future financial results of HLC Inc. at the time the Projections were prepared. The Projections reflect numerous assumptions and estimates as to future events made by our and HLC Inc.'s management that our and HLC Inc.'s management believed were reasonable at the time the Projections were prepared. Although the Projections are presented as numbers, they are not facts or derived from facts, and they should not be relied upon as being indicative of actual or probable future results. In addition, factors such as industry performance, the market for our and HLC Inc.'s existing and new products and services, the competitive environment, expectations regarding future acquisitions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond our control, may cause actual future results to differ materially from the Projections. In addition, these Projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that have been or may be implemented after the date the Projections were prepared. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The inclusion of this information should not be regarded as an indication that Milestone Advisors concluded that the Projections will be predictive of actual future results.

        Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the Projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the Projections have proven to be false or are determined to have been erroneous at the time prepared.

Governmental and Regulatory Approvals

        We are not aware of any federal or state regulatory requirements that we must comply with or approvals that we must obtain to complete the HLC asset sale transaction.

        Discover Bank will need to obtain approval of its FDIC Bank Merger Act application and may need the approval of the Delaware Office of State Bank Commissioner to acquire the LendingTree Loans business. The receipt of the foregoing approvals (as necessary) is a condition to Discover Bank's obligation to close the HLC asset sale transaction.

        If any additional approvals or filings are required to be obtained from or made with any governmental authorities to complete the HLC asset sale transaction, we and Discover Bank must use our reasonable efforts to obtain such approvals and make such filings.

When the HLC Asset Sale Transaction is Expected to be Completed

        We expect to complete the HLC asset sale transaction as soon as practicable after all of the closing conditions in the asset purchase agreement, including approval of the HLC Asset Sale Proposal by our stockholders, have been satisfied or waived. Subject to the satisfaction or waiver of these conditions, we expect the HLC asset sale transaction to close by the end of 2011. However, there can be no assurance that the HLC asset sale transaction will be completed at all or, if completed, when it will be completed.

Effects on Our Company if the HLC Asset Sale Transaction is Completed and the Nature of Our Business Following the Transaction

        If the HLC asset sale transaction is completed, we will no longer conduct the LendingTree Loans business. Instead, we will focus on the LendingTree Exchanges business. Our assets that are currently used in connection with this business will not be transferred to Discover Bank as part of the HLC asset sale transaction.

        Our reporting obligations as a U.S. public company will not be affected as a result of completing the HLC asset sale transaction. However, following the HLC asset sale transaction our business will be smaller, and therefore we may fail to satisfy the continued listing standards of the NASDAQ Global Market. If we are unable to satisfy the continued listing standards of that market, our common stock may be delisted from that market. In order to continue to be listed on the NASDAQ Global Market, we must meet the bid price and total stockholders requirements as set forth in NASDAQ Listing Rule 5450(a) and at least one of the three standards in NASDAQ Listing Rule 5450(b). Pursuant to NASDAQ Listing Rule 5450(a), the bid price of our common stock cannot fall below $1.00 per share for 30 consecutive business days and we must have at least 400 total stockholders (including both holders of beneficial interest and holders of record). We believe that if we continue to qualify for listing on the NASDAQ Global Market, we will satisfy the Equity Standard under NASDAQ Listing Rule 5450(b), which requires:

  •
  stockholders' equity of at least $10 million;

  •
  at least 750,000 publicly held shares (total shares outstanding, less any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding of the company);

  •
  market value of publicly held shares of at least $5 million; and

  •
  at least two registered and active market makers.

        Based on our pro forma condensed consolidated financial statements attached as Appendix H to this proxy statement, following the HLC asset sale transaction we will continue to have stockholders' equity of at least $10 million and qualify for listing on the NASDAQ Global Market under the Equity Standard set forth above assuming (i) the bid price of our common stock does not fall below $1.00 per share for 30 consecutive business days, (ii) we continue to have at least 400 total stockholders (including both holders of beneficial interest and holders of record), (iii) we continue to have at least 750,000 publicly held shares with a market value of at least $5 million, and (iv) we continue to have at least two registered and active market makers.

        If we are delisted from the NASDAQ Global Market, we may apply to transfer our common stock listing to the NASDAQ Capital Market or the NYSE Amex Equities market, however our application may not be granted if we do not satisfy the applicable listing requirements for those markets. If our common stock were to be delisted from the NASDAQ Global Market and we could not satisfy the listing standards of the NASDAQ Capital Market or the NYSE Amex Equities market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. See "RISK FACTORS—Risks Related to the HLC Asset Sale Transaction—Because our business will be smaller following the HLC asset sale transaction, our common stock may be delisted from the NASDAQ Global Market if we fail to satisfy the continued listing standards of that market" above.

        We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. The HLC asset sale transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the HLC asset sale transaction will continue to hold the same number of shares immediately following the closing. Our reporting obligations as a U.S. public company will not be affected as a result of completing the HLC asset sale transaction.

Effects on Our Company if the HLC Asset Sale Transaction is Not Completed

        If the HLC asset sale transaction is not completed, we will continue to conduct the LendingTree Loans business, and we may consider and evaluate other strategic opportunities. In such a circumstance, there can be no assurances that our continued operation of the LendingTree Loans business or any alternative strategic opportunities will result in the same or greater value to our stockholders as the HLC asset sale transaction.

        If the asset purchase agreement is terminated under certain circumstances described in this proxy statement and set forth in the asset purchase agreement, we may be required to pay Discover Bank a termination fee of $2.2 million, or Discover Bank may be required to pay us a termination fee of $5.0 million. See "ASSET PURCHASE AGREEMENT—Termination" below.

 No Appraisal or Dissenters' Rights

        No appraisal or dissenters' rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the HLC asset sale transaction.

Interests of Certain Persons in the HLC Asset Sale Transaction

        The closing of the HLC asset sale transaction by Discover Bank is conditioned upon David Norris, the president of HLC Inc. and one of our executive officers, accepting employment with Discover Bank effective upon the closing.

Anticipated Accounting Treatment

        Under generally accepted accounting principles, upon completion of the HLC asset sale transaction, we will remove the net assets sold from our consolidated balance sheet and record a gain from the HLC asset sale transaction equal to the total amount of consideration realized. Amounts held in escrow will be recognized as assets when released from escrow.

Use of Proceeds

        Our company, and not our stockholders, will receive all of the net proceeds from the HLC asset sale transaction. We anticipate using the net proceeds for general working capital purposes, including to invest more in growing the LendingTree Exchanges business in all of our current verticals—lending, auto, insurance, higher education and home services—and to invest in new verticals.

Material U.S. Federal Income Tax Consequences

        The following is a general discussion of the anticipated material federal income tax consequences of the HLC asset sale transaction. This discussion is a summary for general information only and applies solely to holders of our common stock and to us. This discussion is not intended to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

        This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof and all of which may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those described below. No rulings have been requested or received from the Internal Revenue Service, or IRS, as to the tax consequences of the HLC asset sale transaction and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of tax consequences of the HLC asset sale transaction discussed below or, if it does challenge the tax treatment, that it will not be successful.

        The HLC asset sale transaction will be treated for federal income tax purposes as a taxable sale upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the HLC asset sale transaction will include the amount of cash received, the fair market value of any other property received, and total liabilities assumed or taken by Discover Bank. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. To the extent the HLC asset sale transaction results in us recognizing a net gain, we expect that our available net operating loss carryforwards will offset some of such gain.

        Generally, the HLC asset sale transaction will not produce any separate and independent federal income tax consequences to our stockholders. Each stockholder is urged to consult his or her own tax advisor as to the federal income tax consequences of the HLC asset sale transaction, and as to any state, local, foreign or other tax consequences based on his or her particular facts and circumstances.

Vote Required

        Pursuant to the asset purchase agreement, the HLC Asset Sale Proposal requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock as of the record date for the special meeting. By approving the HLC Asset Sale Proposal, our stockholders are also authorizing us to make any non-material changes that our officers deem advisable to the asset purchase agreement and the other transaction documents contemplated in connection with the HLC asset sale transaction. Broker non-votes and abstentions will have the same effect as an "AGAINST" vote on this proposal.

        On the basis of analyses prepared by our management, our board of directors believes that the HLC asset sale transaction does not constitute a sale of "all or substantially all of our assets" for purposes of Section 271, and accordingly, our board of directors believes that approval of our stockholders is not required as a matter of Delaware law. The analysis of whether the HLC asset sale transaction is subject to Section 271 is, however, inherently fact-driven and, if a court of competent jurisdiction were asked to determine whether Section 271 applied, its analysis would depend, among other things, on its views on the relative fair market value of the assets sold as compared to the fair market value of the assets retained following the transaction and/or the qualitative effect of the HLC asset sale transaction on our company and our business. To eliminate any uncertainty, we and Discover Bank agreed that the HLC asset sale transaction would be conditioned upon an approval of the holders of a majority of our outstanding shares of common stock that would meet the requirements of Section 271 if Section 271 applied. Our board of directors also considered such approval to be a matter of good corporate governance. Because the HLC asset sale transaction will be subject to stockholder approval by the stockholder vote that would otherwise be required if we were to sell all or substantially all of our assets, we believe that stockholder approval of the HLC Asset Sale Proposal would ensure that the HLC asset sale transaction has satisfied the requirements of Section 271 if a court of competent jurisdiction ever determined that Section 271 applied to such transaction.

        Based in part on the determination of the full board of directors, the compensation committee of our board of directors determined that the HLC asset sale transaction does not represent a sale of all or substantially all of our assets for purposes of the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan, any awards issued thereunder, or any severance or similar agreements we have with any of our employees. Accordingly, we will not deem the HLC asset sale transaction to be an event that triggers the acceleration of vesting of stock options, restricted stock or restricted stock units, or the payment of severance, alone (a "single-trigger") or in combination with a termination of service (a "double-trigger"). It is possible, however, that one or more employees will disagree with such conclusion and initiate legal action to receive benefits that would be available if the HLC asset sale transaction were deemed a sale of all or substantially of our assets and other conditions set forth in the applicable plan or agreement were satisfied. We cannot assure you that we would prevail in any such action.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE HLC ASSET SALE PROPOSAL.

ASSET PURCHASE AGREEMENT

        This section describes the material terms of the asset purchase agreement. Please note that the summary below and elsewhere in this proxy statement regarding the asset purchase agreement may not contain all of the information that is important to you. The summary below and elsewhere in this proxy statement of the asset purchase agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the asset purchase agreement, a copy of which is attached to this proxy statement as Appendix A. We encourage you to read the asset purchase agreement carefully in its entirety for a more complete understanding of the HLC asset sale transaction, the terms of the asset purchase agreement, and other information that may be important to you.

 General

        On May 12, 2011, we and our wholly-owned subsidiaries LendingTree, LLC, HLC Inc. and HLC Escrow, Inc., entered into an asset purchase agreement with Discover Bank, pursuant to which we have agreed, subject to specified terms and conditions, including approval of the HLC Asset Sale Proposal by our stockholders at the special meeting, to sell to Discover Bank substantially all of the operating assets of HLC Inc., which we sometimes refer to as HLC Inc. or the LendingTree Loans business.

Purchase and Sale of Assets

        The assets to be sold include:

  •
  all pending residential mortgage loan submissions existing as of the closing of the HLC asset sale transaction and all interests in and rights and claims arising from or related thereto, including any amounts deposited by or on behalf of borrowers in respect of such loan submissions and any hedging instruments related to such loan submissions that bear interest rate guarantees;

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  equipment and tangible property related to the LendingTree Loans business, including all computers, servers and other information technology equipment;

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  intangible assets, including service marks, software, internet websites, domain names, telephone numbers, software licenses from third parties, and other intellectual property rights related to the LendingTree Loans business;

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  trade secrets, ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, including all non-public personal information of loan applicants, in each case, related to the LendingTree Loans business;

  •
  all books, data, files and records relating to the operation of the LendingTree Loans business except to the extent such books, data, files and records are about the HLC asset sale transaction and subject to attorney-client privilege;

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  certain portfolio loans related to the LendingTree Loans business;

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  goodwill associated with the LendingTree Loans business;

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  our equity interests in Real Estate Title Services, LLC and HLC Settlement Services, Inc.; and

  •
  all prepaid fees and expenses and/or deposits as of the closing of the HLC asset sale transaction relating to the assets sold to Discover Bank.

        Discover Bank will assume certain contracts, real property leases and specified liabilities related to the LendingTree Loans business that arise after the completion of the HLC asset sale transaction.

        Under the asset purchase agreement, we are not selling, among other things:

  •
  assets not used in the LendingTree Loans business;

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  cash and cash equivalents (except for certain pre-paid expenses, fees and deposits related to the assets sold to Discover Bank);

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  amounts held by us or our subsidiaries in impound or escrow accounts in respect of any mortgage loans not transferred to Discover Bank;

  •
  our and our subsidiaries' bank accounts;

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  our residential mortgage loans owned or originated by us or our subsidiaries that are closed as of the completion of the HLC asset sale transaction, other than certain portfolio loans;

  •
  warehouse lines of credit or any commitment to sell to a third party a mortgage loan or an interest in a mortgage loan owned or to be acquired by us or our subsidiaries;

  •
  contracts other than those associated with our LendingTree Loan business being purchased by Discover Bank;

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  employee obligations, benefit plans, personnel records and files with respect to employees not being hired by Discover Bank in connection with the HLC asset sale transaction;

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  insurance policies;

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  permits, licenses, certificates, approvals, consents, registration, filing, accreditation or similar authorization documents, other than those held by HLC Settlement Services, Inc. or Real Estate Title Services, LLC;

  •
  attorney-client privileged materials to the extent about the HLC asset sale transaction and subject to the attorney-client privilege;

  •
  real property owned by us and our subsidiaries; and

  •
  our rights and our subsidiaries' rights under the asset purchase agreement and related documents.

Purchase Price

        If the HLC asset sale transaction is completed, then at the closing Discover Bank will be required to pay $35,888,536 to HLC Inc., subject to certain adjustments for utility expenses for office leases assumed by Discover Bank, fees, expenses and deposits we prepaid in respect of contracts, leases and other assets acquired by Discover Bank and earned but unpaid compensation for employees that will be employed by Discover Bank following the closing. A portion of the initial purchase price based on our loan loss reserves at the end of the quarter prior to the closing ($20.3 million at March 31, 2011) will be held in escrow pending the discharge of certain liabilities that will remain with us.

        HLC Inc. will also have a right to receive an additional $10 million on each of the first and second anniversaries of the closing, subject to (i) Discover Bank not having terminated the master services agreement it entered into with us concurrently with the execution of the asset purchase agreement and (ii) a Business Event (defined below) not having occurred before such dates.

        For the purposes of the asset purchase agreement, a "Business Event" will occur if (i) the daily average number of lenders participating in our mortgage network exchange is less than 100 (as measured for any calendar quarter) or (ii) our and our affiliates' aggregate revenue from the LendingTree Exchanges business is less than $20 million for the first six calendar month period beginning on the first day of the calendar month following the closing, or any subsequent six calendar month period thereafter through the second anniversary of the date the asset purchase agreement was executed, pro rated for the partial six month period, if any, immediately prior to the second anniversary of the date the asset purchase agreement was executed.

Representations and Warranties

        The asset purchase agreement contains customary representations, warranties and covenants made by Tree.com, LendingTree, LLC, HLC Inc. and HLC Escrow, Inc., on the one hand, and Discover Bank, on the other hand, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the HLC asset sale transaction. The assertions embodied in those representations and warranties were made solely for purposes of the asset purchase agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with the negotiated terms of the asset purchase agreement. Moreover, some of those representations and warranties may have only been true at a certain date, may be subject to a contractual standard of materiality or may have been used for purposes of allocating risk between us and Discover Bank rather than establishing matters of fact. Our stockholders are not third party beneficiaries under the asset purchase agreement and should not rely on the representations, warranties and covenants or any descriptions contained in the asset purchase agreement as characterizations of the actual state of facts or conditions of our company, our subsidiaries or Discover Bank.

        Discover Bank made a number of representations and warranties to us in the asset purchase agreement, including representations and warranties relating to the following subject matters:

  •
  its corporate organization;

  •
  its corporate authorization to enter into and carry out its obligations under the asset purchase agreement;

  •
  the absence of any conflict or violation of its corporate charter and bylaws, any legal requirements applicable to it or any agreements it has with third parties, as a result of entering into and carrying out its obligations under the asset purchase agreement;

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  the absence of brokerage or finders' fees or commissions or any similar charges for which it may be obligated to pay in connection with the transactions contemplated by the asset purchase agreement;

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  the absence of litigation relating to or affecting the asset purchase agreement and the HLC asset sale transaction;

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  sufficient funds to complete the HLC asset sale transaction; and

  •
  its due diligence.

        Tree.com, LendingTree, LLC, HLC Inc. and HLC Escrow, Inc., which we sometimes refer to as the seller entities, each made a number of representations and warranties to Discover Bank in the asset purchase agreement, including representations and warranties relating to the following subject matters:

  •
  the corporate (or limited liability company) organization and qualifications to do business of the seller entities;

  •
  the corporate (or limited liability company) authorization of the seller entities to enter into and carry out our obligations under the asset purchase agreement;

  •
  the absence of any conflict or violation of the organizational documents of the seller entities, any legal requirements applicable to such entity or any agreements such entities have with third parties, as a result of entering into and carrying out our obligations under the asset purchase agreement;

  •
  the capital structure of the seller entities and the absence of preemptive rights with respect to HLC Inc.;

  •
  financial statements of us and HLC Inc. and their compliance with U.S. generally accepted accounting principles;

  •
  the absence of liabilities other than those reflected or reserved against on the face of the audited consolidated balance sheet of HLC Inc. as of December 31, 2010, those incurred in the ordinary course of business since December 31, 2010 and fees and expenses incurred in connection with the asset purchase agreement and the HLC asset sale transaction;

  •
  the absence of certain changes or events since December 31, 2010;

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  the absence of brokerage or finders' fees or commissions or any similar charges for which we may be obligated to pay in connection with the transactions contemplated by the asset purchase agreement;

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  our compliance with applicable laws;

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  our licenses and permits;

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  our compliance with privacy and data security policies;

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  our compliance with contracts governing pending residential mortgage loan submissions originated by us or our subsidiaries;

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  our title to the assets to be acquired pursuant to the asset purchase agreement;

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  our material contracts and the absence of breaches of such contracts;

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  labor and employment matters;

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  our intellectual property;

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  tax matters;

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  related party transactions;

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  our employee benefit plans;

  •
  real property;

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  consents and approvals we are required to obtain in connection with HLC asset sale transaction;

  •
  HLC Inc.'s solvency; and

  •
  the accuracy and completeness of the seller entities' representations and warranties.

Conduct of Business

        Under the asset purchase agreement, we have agreed, until the closing of the HLC asset sale transaction, except under certain circumstances or as consented to in writing by Discover Bank (which consent will not be unreasonably withheld, conditioned or delayed), to (i) conduct the LendingTree Loans business in the ordinary course, (ii) keep and maintain the assets to be acquired by Discover Bank in good operating condition and repair consistent with past practice, (iii) use commercially reasonable efforts to keep the LendingTree Loans business intact and preserve the goodwill of vendors, employees, service providers, borrowers and our other business relationships and (iv) continue the prior course of dealing among the LendingTree Loans business and HLC Inc., on the one hand, and Tree.com, LendingTree, LLC and HLC Escrow, Inc., on the other hand, in all material respects.

        The asset purchase agreement also contains a number of specific restrictions on the operations of the LendingTree Loans business until the closing of the HLC asset sale transaction or termination of the asset purchase agreement. Subject to certain exceptions, these restrictions limit our ability to:

  •
  make capital expenditures in excess of $150,000 individually or in the aggregate on or prior to October 9, 2011, or in excess of $300,000 individually or in the aggregate (including any prior capital expenditures) after such date;

  •
  enter into any contract for the purchase, sale or lease of real property or exercise any option to extend the real property leases to be assumed by Discover Bank in the HLC asset sale transaction;

  •
  sell, lease, transfer, abandon or otherwise dispose of, license, mortgage, pledge or impose any encumbrance on any of the assets to be sold to Discover Bank, other than in the ordinary course, except that after October 9, 2011, we may mortgage or pledge or impose an encumbrance on such assets so long as such mortgage, pledge or encumbrance is automatically released and terminated upon the closing of the HLC asset sale transaction;

  •
  enter into any material contract or, on or prior to October 9, 2011, amend, modify or terminate any contract to be assumed by Discover Bank, and after October 9, 2011, materially amend, modify or terminate any contract to be assumed by Discover Bank;

  •
  with respect to any employee of the LendingTree Loans business: (i) enter into, amend, terminate or adopt any employee benefit plan, subject to certain exceptions, (ii) change their compensation, (iii) loan or advance any money, (iv) make an offer for employment following the closing of the HLC asset sale transaction or (v) make any communication regarding the terms and conditions of any offer of employment that may be made by Discover Bank;

  •
  change the terms of employment, duties or position of any key employee or induce, solicit, recruit or encourage any key employee to leave his or her employment, violate the terms of his or her employment or negotiate or reject the employment terms that may be offered by Discover Bank in connection with the HLC asset sale transaction;

  •
  cancel, compromise, waive or release any right or claim regarding the assets to be acquired by Discover Bank in excess of $50,000 prior to October 9, 2011, and $100,000 thereafter;

  •
  delay or postpone the payment of accounts payable or other liabilities with respect to the assets to be acquired, other than in the ordinary course of the LendingTree Loans business consistent with past practice;

  •
  accelerate or cause the acceleration of any accounts receivable with respect to the assets to be acquired, other than in the ordinary course of the LendingTree Loans business consistent with past practice;

  •
  make any material change in the accounting principles, methods, practices or policies applied in the preparation of the financial statements of HLC Inc.;

  •
  settle or compromise any pending or threatened litigation involving HLC Inc., HLC Escrow, Inc., HLC Settlement Services, Inc. or Real Estate Title Services, LLC for an amount in excess of $1 million other than as related to taxes or repurchase obligations under contracts to which they are a party regarding the purchase of residential mortgage loans or hedging arrangements;

  •
  amend the organizational documents of Tree.com, LendingTree, LLC, HLC Inc. or HLC Escrow, Inc.;

  •
  merge with or into or consolidate with, or acquire all or a material portion of the assets or equity interests of another entity, unless otherwise permitted by the asset purchase agreement;

  •
  grant an option or right to purchase any equity interest in HLC Inc., HLC Escrow, Inc., HLC Settlement Services, Inc. or Real Estate Title Services, LLC, issue or commit to issue any of such equity interests or grant any registration rights with respect to such equity interests;

  •
  market, sell or originate any mortgage product or service not previously marketed, sold or originated by HLC Inc., subject to certain exceptions; or

  •
  authorize, approve, agree or commit to do any of the foregoing.

        The restrictions described above do not prohibit actions for which we receive Discover Bank's prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) and do not prohibit us from negotiating or entering into any agreement with respect to a business combination to be completed after the closing of the HLC asset sale transaction, so long as such transaction is a Permitted Transaction (defined below).

Discover Bank to Apply for FDIC Approval

        Within 30 days following the execution of the asset purchase agreement, Discover Bank is required to apply for approval from the Federal Deposit Insurance Corporation, or FDIC, of its acquisition of the assets to be acquired in the HLC asset sale transaction. To the extent permitted by law, Discover Bank is also required to provide HLC Inc. with monthly updates related to the process of obtaining such FDIC approval. Discover Bank is required to promptly inform us if it becomes aware that such approval is reasonably likely to be materially delayed, conditioned or withheld.

Investor Arrangements with Discover Bank

        Within a reasonable time period after the execution of the asset purchase agreement, Discover Bank is required to contact certain identified financial institutions for the purpose of obtaining binding written proposals for the purchase of mortgage loans funded by the LendingTree Loans business after the closing of the HLC asset sale transaction. Discover Bank is required to provide HLC Inc. with monthly updates related to its progress in obtaining such binding written proposals and to promptly inform us if it becomes aware that the closing condition related to obtaining such binding written proposals is reasonably likely to be materially delayed, conditioned or withheld.

        Discover Bank is not required to close the HLC asset sale transaction unless it has received binding written proposals from at least three of the identified financial institutions.

Additional Covenants

        The asset purchase agreement contains additional agreements between us and Discover Bank relating to, among other things:

  •
  the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC);

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  Discover Bank's access to our employees, properties, books, contracts, records and other information regarding our business (subject to applicable legal or contractual obligations and restrictions);

  •
  Discover Bank's access to personnel records, to the extent not prohibited by law, to evaluate possible employment offers and to conduct employment interviews with employees of the LendingTree Loans business;

  •
  the responsibilities of the parties for employee benefits after the closing of the HLC asset sale transaction for those employees who become employed by Discover Bank;

  •
  our relinquishment of the name "Home Loan Center, Inc.";

  •
  the maintenance of the corporate existence of HLC Inc. for a period of no less than 18 months after the closing of the HLC asset sale transaction;

  •
  our satisfaction of excluded liabilities after the closing of the HLC asset sale transaction;

  •
  our agreement not to engage in the business of origination, funding or sale of mortgages in the U.S. for three years after the closing of the HLC asset sale transaction, except for certain winding up activities;

  •
  our agreement not to hire, employ or otherwise engage the services of any former employee hired by Discover Bank in connection with the HLC asset sale transaction for three years after the closing of the HLC asset sale transaction, provided that general solicitation not targeted at Discover Bank employees will not be deemed a violation;

  •
  cooperation among the parties to transfer and assign all pending residential mortgage loans that have not been funded as of the closing to Discover Bank and compliance with applicable laws; and

  •
  our efforts with respect to assets that are not assignable as of the closing of the HLC asset sale transaction.

Stockholders' Meeting

        Under the terms of the asset purchase agreement, we agreed to call, give notice, convene and hold a meeting of our stockholders as promptly as practicable following the date on which this proxy statement is cleared by the SEC, for the purpose of voting on the HLC asset sale transaction. Subject to the rights discussed in the section entitled "—Termination" below, our obligation to call, give notice of, convene and hold the stockholders' meeting is not limited or otherwise affected by any change in the recommendation of our board of directors to our stockholders with respect to the HLC Asset Sale Proposal.

Solicitation of Other Offers

        Until the closing of the HLC asset sale transaction or the termination of the asset purchase agreement pursuant to its terms, we and our subsidiaries may not, and we and our subsidiaries are required to use our reasonable best efforts to cause each of our respective officers, directors, managers, principals, attorneys, accountants, investment bankers, agents and employees not to, directly or indirectly:

  •
  solicit, initiate, assist or knowingly facilitate or encourage the making of any Acquisition Proposal (defined below) or any inquiry, offer or proposal that may reasonably be expected to lead to any Acquisition Proposal;

  •
  enter into, engage or participate in, or continue any negotiations regarding any Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to, any Acquisition Proposal;

  •
  furnish to any person or group other than Discover Bank and its affiliates non-public information relating to our business and any of our subsidiaries in connection with an Acquisition Proposal;

  •
  engage or participate in discussions with any person with respect to any Acquisition Proposal or any proposal, inquiry or offer that may reasonably be expected to lead to any Acquisition Proposal; or

  •
  approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into any letter of intent or similar document or any agreement,

    commitment or other contract relating to any Acquisition Proposal or any inquiry, offer or proposal that may reasonably be expected to lead to, any Acquisition Proposal.

        For purposes of the asset purchase agreement, "Acquisition Proposal" means any proposal concerning the acquisition or purchase of any of the assets to be sold in the HLC asset sale transaction or 15% or more of our common stock (whether by way of merger, purchase of capital stock, tender offer or otherwise).

        If at any time prior to the approval of the HLC Asset Sale Proposal, we, or any of our subsidiaries, is approached about an Acquisition Proposal or a Permitted Transaction Proposal (defined below), we are required to promptly inform Discover Bank of such contact and provide a copy of any inquiry or proposal received, including the name of the third party. We are required to keep Discover Bank reasonably informed of the status and details of any future related notices, requests, correspondence or communications.

        For purposes of the asset purchase agreement, "Permitted Transaction Proposal" means any proposal from any person or group other than Discover Bank and its affiliates that would be an Acquisition Proposal which contemplates a:

  •
  merger or consolidation or other transaction that would result in an acquisition of all or substantially all of our assets or equity securities; provided that, (i) such transaction cannot be completed until after the HLC asset sale transaction is completed or terminated pursuant to the terms of the asset purchase agreement, (ii) the negotiation, entry into and performance by us and our affiliates of the agreements relating to such transaction would not materially impede or delay the closing of the HLC asset sale transaction and (iii) the third party unconditionally agrees to assume all obligations of us and our subsidiaries pursuant to the asset purchase agreement after the closing of the HLC asset sale transaction; or

  •
  direct or indirect acquisition or purchase of any person or group of more than 15% but less than 50% of our voting securities; provided that, (i) the negotiation, entry into and performance by us and our affiliates of the agreements relating to such transaction would not materially impede or delay the closing of the HLC asset sale transaction and (ii) all persons who acquire such shares prior to the special meeting of stockholders to vote on the HLC asset sale transaction agree to execute a voting and support agreement in a form consistent with the agreement executed by certain of our stockholders. See "—Voting and Support Agreements" below for further information.

        Notwithstanding the restrictions described above, but subject to the obligations in the next sentence, we may furnish non-public information to, and enter into discussions with, any person in response to an Acquisition Proposal that did not result from a breach of our and our subsidiaries' non-solicitation obligations under the asset purchase agreement, if our board of directors determines in good faith that such Acquisition Proposal constitutes or could reasonably result in a Superior Proposal (defined below) and the failure to provide such non-public information and to enter into such discussions would constitute, or would reasonably be likely to constitute, a breach of the fiduciary duties of our board of directors to our stockholders under law. We must provide Discover Bank with written notice within 24 hours of furnishing any non-public information to, or entering into discussion with, such person, identify such person and state the material terms and conditions of the Acquisition Proposal. We are required to keep Discover Bank reasonably informed of the status of any such discussions or negotiations.

        Notwithstanding the restrictions described above, we may enter into discussions or negotiations with a third party regarding a transaction, or a series of transactions, which would result in a Permitted Transaction.

        Nothing contained in the asset purchase agreement prohibits us or our board of directors from disclosing to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934 or issuing any "stop, look and listen" communication, if our board of directors has reasonably determined in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would constitute, or would reasonably be likely to constitute, a breach of any applicable law.

Company Board Recommendation

        Our board of directors has unanimously recommended to our stockholders that they vote for the HLC Asset Sale Proposal. Until our stockholders vote on the HLC Asset Sale Proposal, neither we nor our board of directors is permitted to change, qualify, withdraw or modify or publicly propose to change, qualify, withdraw or modify, in any manner adverse to Discover Bank, such recommendation.

        Notwithstanding the restrictions described above, our board of directors may change its recommendation if:

  •
  we receive a written, bona fide Acquisition Proposal and a breach of our and our subsidiaries' non-solicitation obligations under the asset purchase agreement has not contributed to the making of such Acquisition Proposal, and our board of directors determines in good faith, after consultation with outside legal and financial advisors, that the proposal is a Superior Proposal (defined below) and failure to change its recommendation would constitute, or would reasonably be likely to constitute, a breach of its fiduciary duties under applicable law; or

  •
  other than in connection with an Acquisition Proposal, our board of directors determines in good faith, in response to the occurrence of a Parent Intervening Event (defined below) and after consultation with outside legal and financial advisors, that the failure to change its recommendation would constitute, or would reasonably be likely to constitute, a breach of its fiduciary duties under applicable law.

        In the event of a change in recommendation, we must provide Discover Bank with five business days prior written notice of our board of directors' intent to change its recommendation, which notice must include, in the case of a Superior Proposal, the terms and conditions of the Superior Proposal, copies of the agreements proposed to effect such Superior Proposal and the identity of the party making such proposed Superior Proposal. During such five business day period, if requested by Discover Bank, we must engage in good faith negotiations with Discover Bank to amend the asset purchase agreement including, in the case of a Superior Proposal, in such a manner that any Acquisition Proposal that was determined to be a Superior Proposal would no longer constitute a Superior Proposal.

        For purposes of the asset purchase agreement, "Superior Proposal" means any unsolicited bona fide written proposal to acquire 50% or more of the fair market value of the consolidated assets of us and our subsidiaries, taken as a whole, or 50% or more of our common stock (whether by way of merger, purchase of capital stock or otherwise) on terms that our board of directors determines in good faith, after consultation with outside financial and legal advisors and consideration of all relevant factors, would, if completed, result in a transaction that is more favorable from a financial point of view to us and our stockholders than the HLC asset sale transaction, that such transaction is reasonably capable of being completed on the terms set forth in the proposal within a reasonable time period, taking into account all financial, legal, regulatory and other aspects of such proposal, and to the extent external financing is required, includes committed financing.

        For purposes of the asset purchase agreement, "Parent Intervening Event" means an event or circumstance that is material to us and our subsidiaries, taken as a whole (other than an event or circumstance resulting from a breach of the asset purchase agreement by us or any of our subsidiaries), that was unknown to or the consequences of which would not be reasonably foreseeable to our board of directors on the date of the asset purchase agreement, which event or circumstance becomes known to our board of directors prior to the approval of the HLC Asset Sale Proposal. A Parent Intervening Event does not include (i) the receipt, existence or terms of an Acquisition Proposal or any inquiry or matter relating thereto or consequences thereof, (ii) events or circumstances arising from the announcement or the existence of, or any action taken by us pursuant to and in compliance with the terms of, the asset purchase agreement, and (iii) any increase in the market price of our common stock, in and of itself.

        Discover Bank has the right to terminate the asset purchase agreement if our board of directors changes its recommendation prior to the approval of the HLC Asset Sale Proposal by our stockholders.

Conditions to Closing

        Our obligation to close the HLC asset sale transaction is subject to the satisfaction of the following conditions on or prior to the closing, any or all of which we may waive to the extent permitted by law:

  •
  Discover Bank's representations and warranties in the asset purchase agreement must be true and correct as of the closing date except where failure to be so true and correct would not have a material adverse effect on its ability to close the transaction;

  •
  Discover Bank must have performed and complied in all material respects with all of its covenants to be performed or complied with at or prior to the closing;

  •
  Discover Bank must deliver to us a certificate signed by one of its officers certifying that all of the conditions with respect to Discover Bank's representations, warranties and covenants under the asset purchase agreement described above have been satisfied;

  •
  the absence of any pending or threatened litigation by or before any governmental authority that questions the validity of, or seeks to restrain, prohibit, invalidate or collect damages arising out of, the HLC asset sale transaction;

  •
  the absence of any law that restrains or prohibits the transaction or imposes any material conditions or limitations on our ability to exercise our full rights under the asset purchase agreement;

  •
  our stockholders must have approved the HLC Asset Sale Proposal; and

  •
  Discover Bank must not have terminated the master services agreement entered into between us and Discover Bank pursuant to certain of its provisions or be in breach of that agreement such that its breach could permit us to terminate that agreement.

        Discover Bank's obligation to close the HLC asset sale transaction is subject to the satisfaction of the following conditions on or prior to the closing, any or all of which Discover Bank may waive to the extent permitted by law:

  •
  our representations and warranties in the asset purchase agreement must be true and correct as of the closing date except where failure to be so true and correct would not have a Material Adverse Effect (defined below) (disregarding all materiality or Material Adverse Effect or Material Adverse Change qualifications to such representations and warranties);

  •
  we must have performed and complied in all material respects with all of our covenants to be performed or complied at or with prior to the closing;

  •
  the absence of a Material Adverse Change (defined below);

  •
  we must deliver to Discover Bank a certificate signed by one of our officers certifying that all of the conditions with respect to our representations, warranties and covenants under the asset purchase agreement described above have been satisfied and that there has not been a Material Adverse Change;

  •
  we must have obtained consents required under certain agreements to which we are a party and such consents must be in full force and effect;

  •
  Discover Bank must have obtained approval of its FDIC Bank Merger Act application;

  •
  Discover Bank must have obtained approval of the Delaware Office of State Bank Commissioner, if required;

  •
  the absence of encumbrances on the assets to be acquired by Discover Bank pursuant to the asset purchase agreement;

  •
  the absence of any pending or threatened litigation by or before any governmental authority that questions the validity of, or seeks to restrain, prohibit, invalidate or collect damages arising out of, the HLC asset sale transaction;

  •
  the absence of any law that restrains or prohibits the HLC asset sale transaction or imposes any material conditions or limitations on Discover Bank's ability to exercise its full rights under the asset purchase agreement;

  •
  our stockholders must have approved the HLC Asset Sale Proposal;

  •
  we must not be in breach of the master services agreement entered into between us and Discover Bank such that our breach could permit Discover Bank to terminate that agreement pursuant to certain of its provisions and, unless Discover Bank terminated that agreement pursuant to certain of its provisions or we terminated it due to a breach by Discover Bank, the master services agreement must be in effect;

  •
  David Norris, the current president of HLC Inc., must have accepted his employment offer with Discover Bank and a certain number of employees from certain divisions and at certain locations related to the LendingTree Loans business must have accepted their employment offers with Discover Bank;

  •
  we must deliver to Discover Bank a legal opinion dated as of the closing date opining as to certain matters related to the asset purchase agreement;

  •
  Discover Bank must have received binding written proposals from at least three of the identified financial institutions to purchase mortgage loans funded by the LendingTree Loans business after the closing of the HLC asset sale transaction;

  •
  we must have taken all necessary action to ensure that, effective as of the closing, the board of directors (or equivalent body) and officers of Real Estate Title Services, LLC and HLC Settlement Services, Inc. consist of individuals identified by Discover Bank;

  •
  at least 90 days must have elapsed between the execution of the asset purchase agreement and the closing; and

  •
  we must deliver a compliance certificate certifying as to our compliance with certain required ratios and metrics for the LendingTree Loans business. See "—Termination—Required Ratios and Metrics Related to the LendingTree Loans Business" below for a further discussion.

        For purposes of the asset purchase agreement, "Material Adverse Change" or "Material Adverse Effect" means any change, event, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change or effect on the business, condition (financial or otherwise), assets, liabilities, results of operations of the LendingTree Loans business or the assets being sold to Discover Bank, taken as a whole. However, none of the following will be deemed to constitute or will be taken into account in determining whether there has been a Material Adverse Change or Material Adverse Effect: any event, circumstance, change or effect arising out of or attributable to (i) general changes in the

United States economy, financial markets or any market as to which the pricing of residential asset backed securities is tied or linked, including changes in prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any market index; (ii) changes that are the result of acts of war or terrorism; (iii) changes or proposed changes in, or in the application of, U.S. generally accepted accounting principles or applicable laws; (iv) changes to the industry or markets in which the LendingTree Loans business operates that are not unique to the LendingTree Loans business (including changes in the United States housing market); (v) general regulatory or political changes; or (vi) a flood, hurricane, earthquake or other natural disaster, but only to the extent any such circumstance, change or effect arising out of or attributable to the matters set forth in clauses (i), (ii), (iii), (iv), (v) or (vi) does not disproportionately affect us, the LendingTree Loans business or the assets being sold to Discover Bank in comparison to other persons engaged in mortgage lending.

Termination

  Generally

        We or Discover Bank may terminate the asset purchase agreement:

  •
  by mutual written consent of us and Discover Bank;

  •
  if the HLC asset sale transaction has not closed by October 9, 2011, unless such deadline is extended pursuant to the terms of the asset purchase agreement, but in no event later than March 7, 2012;

  •
  if the other party has breached any representation, warranty, covenant or obligation contained in the asset purchase agreement in any material respect such that a closing condition cannot be satisfied, and, if reasonably capable of being cured, such other party has not cured such breach within 15 days following written notice of such breach; provided, that the right of a party to terminate will not be available if such party is then in material breach of the asset purchase agreement; or

  •
  if the special meeting was properly held and completed but the approval of the HLC Asset Sale Proposal by our stockholders was not obtained; provided that the right to terminate will not be available to any party whose breach of a covenant or obligation under the asset purchase agreement was the cause of or results in the failure to receive approval of the HLC Asset Sale Proposal by our stockholders.

        Discover Bank may terminate the asset purchase agreement:

  •
  if prior to the approval of our stockholders of the HLC Asset Sale Proposal, our board of directors changes its recommendation to our stockholders in connection with the HLC Asset Sale Proposal or we materially breach certain other covenants related to such recommendation;

  •
  if we have or any of our subsidiaries has materially breached our non-solicitation obligations under the asset purchase agreement;

  •
  if the special meeting has not been held by October 9, 2011 and failure to hold such meeting is due to a material breach by us of our obligations under the asset purchase agreement relating to holding such meeting; provided, however, that the right of Discover Bank to terminate will not be available if it is then in material breach of any of its obligations under the asset purchase agreement;

  •
  if, with respect to any agreement for a committed warehouse line of credit that is used to obtain funding for the origination of residential mortgage loans by us or any of our subsidiaries:

  •
  we fail or any of our affiliates fails to make a payment when due with respect to any indebtedness outstanding under any such agreement;

  •
  we breach or any of our affiliates breaches any other condition or covenant relating to any such indebtedness;

  •
  we obtain or any of our affiliates obtains a waiver of, or enters into any amendment to such agreement that waives, any breach of or failure to observe, perform, maintain or satisfy any agreement, condition or covenant contained in such agreement without the prior written consent of Discover Bank, subject to certain exceptions; or

  •
  the aggregate amount available under any such agreement is reduced below $100 million.

  •
  if any of the required ratios or metrics with respect to the LendingTree Loans business discussed below under "—Maintenance of Ratios and Metrics Related to the LendingTree Loans Business" are not satisfied for any particular month or we fail to provide the required monthly certificate certifying our compliance with such ratios or metrics.

  Maintenance of Ratios and Metrics Related to the LendingTree Loans Business

        Until the closing of the HLC asset sale transaction, we are required to maintain the following monthly ratios and metrics related to the LendingTree Loans business:

  •
  the dollar-weighted average loan-to-value ratio for residential mortgage loans closed during the month must be less than or equal to 80%;

  •
  the dollar-weighted average FICO score for borrowers under the residential mortgage loans closed during the month must be greater than or equal to 700;

  •
  the monthly average of the aggregate principal amount of residential mortgage loans funded during the trailing three-month period must be greater than or equal to $150 million; and

  •
  the average number of licensed mortgage loan originators employed by HLC Inc. at the properties to be acquired, calculated on a weekly basis, must be greater than or equal to 200.

  Extension of End Date

        The initial October 9, 2011 end date may be extended by an additional 30 days:

  •
  by us or Discover Bank if, as of the initial end date, Discover Bank has not obtained approval from the FDIC for its acquisition of the assets of HLC Inc. or written confirmation that no such approval is required (which we refer to as FDIC approval) or we have not obtained the approval of the HLC Asset Sale Proposal by our stockholders; or

  •
  by Discover Bank if, as of the initial end date, Discover Bank has not satisfied the condition to closing related to the receipt of binding written proposals from certain identified financial institutions; provided, that, subject to certain exceptions, concurrently with such extension Discover Bank pays $2.5 million to HLC Inc.

        The first extended end date of November 8, 2011, may be further extended:

  •
  by Discover Bank for an additional 30 days, if, as of the first extended end date, Discover Bank has not satisfied the condition to closing related to the receipt of binding written proposals from certain identified financial institutions; provided, that, subject to certain exceptions, concurrently with such extension Discover Bank pays $2.5 million to HLC Inc.; or

  •
  by Discover Bank for up to four 30-day periods (up to March 7, 2012), if, as of the applicable end date, Discover Bank has not obtained FDIC approval; provided, that concurrently with each of the first three extensions after the first extended end date Discover Bank pays $1 million to HLC Inc. and concurrently with the fourth and final extension Discover Bank pays $2 million to HLC Inc.

        Any amounts paid by Discover Bank to HLC Inc. in connection with an extension request will be credited towards the purchase price or any liquidated damages payment that we may otherwise be entitled to if the asset purchase agreement is terminated.

        If Discover Bank elects to extend the initial end date or any end date thereafter and all of the conditions to closing have not been satisfied (other than the FDIC approval and the receipt of binding written proposals from certain identified financial institutions), Discover Bank will not be required to pay to HLC Inc. the amount otherwise specified above in connection with such extension.

Termination Fees

        We are required to pay Discover Bank $2.2 million in cash if the asset purchase agreement is properly terminated:

  •
  by us or Discover Bank, if the HLC asset sale transaction has not closed by October 9, 2011, unless such deadline is extended, but in no event later than March 7, 2012, and prior to such termination, an Acquisition Proposal was publicly disclosed;

  •
  by us or Discover Bank, if the special meeting was properly held and completed but the approval of the HLC Asset Sale Proposal by our stockholders was not obtained, and prior to such termination, an Acquisition Proposal was publicly disclosed;

  •
  by Discover Bank, if, prior to the approval of the HLC Asset Sale Proposal by our stockholders, our board of directors changes its recommendation to our stockholders regarding the HLC Asset Sale Proposal, or we materially breached certain other covenants related to such recommendation; or

  •
  by Discover Bank, if, we fail to hold the special meeting to vote on the HLC Asset Sale Proposal by October 9, 2011 and such failure was due to a material breach by us.

        Discover Bank will be obligated to pay us $5.0 million in cash, reduced by the extension payments described above, if the asset purchase agreement is terminated because the HLC asset sale transaction has not closed by October 9, 2011, unless otherwise extended, due solely to (i) the failure of Discover Bank to obtain approval of its FDIC Bank Merger Act application or, if required, approval of the Delaware Office of State Bank Commission, or (ii) subject to certain exceptions, the failure of Discover Bank to obtain the required number of binding written proposals from certain identified financial institutions regarding their commitment to purchase mortgage loans funded by the LendingTree Loans business after the closing.

        We believe that we will not be obligated to pay the $2.2 million termination fee upon a termination due to the occurrence of the initial end date (as extended), unless both (i) an Acquisition Proposal was publicly announced and (ii) Discover Bank is not obligated to pay the termination fee described above (whether or not reduced by the extension payments).

Indemnification

        We and Discover Bank have agreed to indemnify each other for damages as a result of any breach of a representation or warranty contained in the asset purchase agreement and for certain other specified matters. The representations and warranties extend for various periods of time depending on the nature of the claim. Except for breaches of certain specified representations, damages for breaches of representations and warranties must exceed $500,000 before either party is required to pay the indemnification claims and the aggregate indemnification claims payable by either party for breaches of representations and warranties may not exceed $10 million.

Amendments and Waivers

        The asset purchase agreement may be amended, supplemented or otherwise modified only by the written consent of Tree.com, LendingTree, LLC, HLC Inc., and Home Loan Escrow, Inc., on the one hand, and Discover Bank, on the other hand.

Governing Law

        The asset purchase agreement is governed in accordance with the internal laws of the State of Delaware, without regard to its conflict of law principles.

Voting and Support Agreements

        In connection with the execution of the asset purchase agreement, Douglas R. Lebda, our chairman and chief executive officer, the trustee of a family trust for Mr. Lebda, and certain of our other stockholders executed voting and support agreements. Pursuant to the voting and support agreements, among other things, each stockholder has agreed (i) to vote all of the shares of our common stock owned by them in favor of the HLC Asset Sale Proposal and (ii) not to transfer the shares of our common stock owned by them prior to the expiration of their voting and support agreement, unless otherwise permitted thereunder. The shares subject to the voting and support agreements constitute approximately 49% of our common stock as of the record date.

        Notwithstanding the foregoing, if our board of directors properly changes its recommendation with respect to the HLC Asset Sale Proposal due to a Superior Proposal, the stockholders that entered into the voting and support agreements, other than Mr. Lebda and the trustee of the family trust for Mr. Lebda, will collectively be required to vote 15% of the total outstanding shares of our common stock on the record date in favor of the HLC Asset Sale Proposal. Mr. Lebda and the trustee of the family trust for Mr. Lebda will be required to vote all of the shares beneficially owned by Mr. Lebda in favor of the HLC Asset Sale Proposal. Mr. Lebda beneficially owned approximately 20% of the outstanding shares of our common stock entitled to vote on the record date.

Ancillary Agreements

        In connection with the HLC asset sale transaction:

  •
  Tree.com has entered into a two-year master services agreement with Discover Bank providing for marketing consulting and support services principally in connection with Discover Bank's mortgage business;

  •
  on the closing date, Tree.com will enter into a CLO Services Agreement with Discover Bank providing for Discover Bank's participation on our lending network following the closing;

  •
  on the closing date, Tree.com, LendingTree, LLC, HLC Inc. and HLC Escrow, Inc. will enter into a transition services agreement with Discover Bank providing for the provisions of certain services to Discover Bank; and

  •
  on the closing date, Tree.com, LendingTree, LLC, HLC Inc. HLC Escrow, Inc., Discover Bank and The Bank of New York Mellon will enter into an escrow agreement pending the discharge of certain liabilities that will remain with Tree.com.

 Summary of Golden Parachute Arrangements in Connection with the HLC Asset Sale Transaction

        Tree.com has agreed to pay compensation to Mr. Norris based on the HLC asset sale transaction, as described more fully below. We are seeking an advisory vote of our stockholders for this compensation, as described under PROPOSAL #2—The HLC Transaction-Related Compensation Arrangements Proposal. Mr. Norris is our only named executive officer entitled to receive compensation in connection with or otherwise related to the HLC asset sale transaction.

        The following table sets forth the aggregate dollar value of the various elements of compensation that Mr. Norris is eligible to receive that is based on or otherwise relates to the HLC asset sale transaction, assuming the following:

  •
  the consummation of the HLC asset sale transaction hypothetically occurred on July 29, 2011;

  •
  Mr. Norris remained employed by HLC Inc. through the consummation of the HLC asset sale transaction;

  •
  Mr. Norris accepted employment with Discover and otherwise satisfied all Discover conditions to employment;

  •
  Mr. Norris's third quarter performance bonus would have equaled $37,744; and

  •
  Five percent of the difference between: the aggregate proceeds received from sales (following the assumed closing date) of loans held for sale by HLC Inc., minus the total carrying amount of all loans held for sale (before giving effect to "Fair Value Basis Adjustments" and excluding impaired loans) as of the assumed closing date, equaled $115,000.

        The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by Mr. Norris may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)(3)	Other ($)	Total ($)
David Norris(4)(5)	1,251,898	192,096	—	—	—	—	1,443,994

(1)
In connection with the HLC asset sale transaction, Mr. Norris will: (i) receive $1,000,000 in cash, (a) half of which to be paid on the HLC asset sale transaction consummation date and (b) one-quarter of which to be paid on each of the first and second anniversaries of the HLC asset sale transaction consummation date, subject to his continued employment with Discover Bank and (ii) a prorated portion of his scheduled third quarter bonus based on Company performance through the HLC asset sale transaction consummation date (which amounts to $11,898, assuming a third quarter bonus of $37,744) within ten (10) business days following the HLC asset sale transaction consummation date. The amounts described in the preceding sentence represent "single-trigger" arrangements; that is, amounts triggered by a change-in-control for which payment is not conditioned upon the termination or resignation of Mr. Norris, although payment of certain amounts are dependent upon his continued employment with Discover Bank.

Additionally, to compensate him for his management of HLC Inc. prior to the closing of the HLC asset sale transaction, Mr. Norris will receive a one-time lump-sum payment of $125,000 within five business days following the satisfaction of each of the below conditions:

  •
  HLC receiving proceeds from the sale of loans held for sale on HLC Inc.'s books (other than impaired loans) representing 98.0% of the total carrying amount of all loans held for sale, inclusive of "Fair Value Basis Adjustments", as of the HLC asset sale transaction consummation date; and

  •
  one of the following occurring within 60 days following the HLC asset sale transaction consummation date: (i) all warehouse lines are paid off or (ii) HLC Inc. is permitted to make cash dividends to Tree.com without restriction from warehouse lenders.

Further, Mr. Norris will receive five percent (5%) of the difference between: (a) the aggregate proceeds received from sales of loans held for sale by HLC Inc. as of the HLC asset sale transaction consummation date, minus (b) 101.5% of the total carrying amount of all loans held for sale (before giving effect to "Fair Value Basis Adjustments" and excluding impaired loans) as of the HLC asset sale transaction consummation date, which based on the assumptions detailed above would amount to approximately $115,000. The amount described in the preceding sentence represents a "single-trigger" arrangement.

(2)
The amount in this column reflects the accelerated vesting of Mr. Norris's unvested restricted stock units, which is a "single-trigger" arrangement. The value was computed by multiplying (i) the number of restricted stock units by (ii) $6.23 per share (the average closing market price of Tree.com's common stock on the NASDAQ Stock Market over the first five business days following the first public announcement of the HLC asset sale transaction (which occurred on May 12, 2011)).

(3)
Mr. Norris is not entitled to any tax gross-up or similar payments in connection with the transaction.

(4)
Each payment and benefit under Mr. Norris's separation agreement is contingent on: (i) Mr. Norris delivering a signed waiver and general release of all claims he may have against the company, HLC Inc. and each of their affiliates at the time such payment is made and his not revoking such release, (ii) Mr. Norris accepting employment with Discover Bank and otherwise satisfying all Discover conditions to employment; and (iii) the consummation of the HLC asset sale transaction.

(5)
No amounts are attributable to a "double-trigger" arrangement, in other words, an amount triggered by a change-in-control for which payment is conditioned upon Mr. Norris's termination without cause or resignation for good reason within a limited time period following the change-in-control.

 PROPOSAL #2
HLC TRANSACTION-RELATED COMPENSATION ARRANGEMENTS PROPOSAL

        As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are submitting a proposal to our stockholders for a non-binding advisory vote to approve the payment of certain compensation to our named executive officers that is based on or otherwise relates to the HLC asset sale transaction. This proposal provides our stockholders the opportunity to express their views on the compensation that may be payable to our named executive officers in connection with the HLC asset sale transaction.

        The compensation that may be payable to our named executive officers in connection with the HLC asset sale transaction is summarized in the section entitled "Summary of Golden Parachute Arrangements in Connection with the HLC Asset Sale Transaction" beginning on page 70, including the table entitled "Golden Parachute Compensation". David Norris is the only one of our named executive officers who will receive compensation in connection with the HLC asset sale transaction. Such summary includes all compensation and benefits that may be paid or provided in connection with the HLC asset sale transaction.

        Our board of directors unanimously recommends that the stockholders approve the following resolution:

        "RESOLVED, that the compensation that may be paid or become payable to Tree.com's named executive officers in connection with the HLC asset sale transaction, as disclosed in the table entitled "Golden Parachute Compensation" on page 70, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED."

        The vote on executive compensation payable in connection with the HLC asset sale transaction is a vote separate and apart from the vote to approve the HLC asset sale transaction. Accordingly, approval of this proposal is not a condition to completion of the HLC asset sale transaction, and as an advisory vote, the result will not be binding on our company, our board of directors or compensation committee. Therefore, if the HLC asset sale transaction is approved by our stockholders and completed, the compensation based on or otherwise relating to the HLC asset sale transaction will be paid to Mr. Norris subject only to the conditions applicable to such payments, regardless of whether our stockholders approve this proposal.

        The HLC Transaction-Related Compensation Arrangements will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the HLC Transaction-Related Compensation Arrangements Proposal.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR", ON AN ADVISORY BASIS, THE HLC TRANSACTION-RELATED COMPENSATION ARRANGEMENTS PROPOSAL.

 PROPOSAL #3
PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING

        If approved, this proposal would permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative vote in favor of the HLC Asset Sale Proposal is less than a majority of our outstanding shares of common stock entitled to vote at the special meeting. If this proposal is approved and the HLC Asset Sale Proposal is not approved at the special meeting, we will be able to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the HLC Asset Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

        If a quorum is present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of that proposal are greater than those voted against that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for stockholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the special meeting. Abstentions would have the same effect as a vote "AGAINST" this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE HLC ASSET SALE PROPOSAL.

 OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of June 1, 2011, regarding the beneficial ownership of our common stock by:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all current directors and executive officers as a group; and

  •
  every person or entity that we know beneficially owns more than 5% of our outstanding common stock.

        Information with respect to beneficial ownership has been furnished by each director, executive officer or five percent or more stockholder, as the case may be.

        Percentage of beneficial ownership is calculated based on 11,024,271 shares of common stock outstanding as of June 1, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable within 60 days of June 1, 2011, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Shares Beneficially Owned		% Common Stock Beneficially Owned
Greg Hanson	22,556	(1)	*
Peter Horan	29,564		*
W. Mac Lackey	30,713		*
Douglas R. Lebda	2,198,100	(2)	20.0%
Joseph Levin	18,417		*
Patrick McCrory	14,366		*
Lance Melber	18,146		*
David Norris	25,833	(3)	*
Steven Ozonian	11,094		*
Christopher Hayek	5,611	(4)	*
All directors and executive officers as a group (10 persons)	2,374,400		21.5%
Liberty Media Corporation	2,773,987	(5)	25.2%

*
The percentage of shares beneficially owned does not exceed 1%.

(1)
Includes 3,000 shares subject to options.

(2)
Includes 3,098 shares subject to options.

(3)
Consists of 22,500 shares subject to options and 3,333 restricted stock units vested as of June 28, 2011.

(4)
Consists of 3,112 shares subject to options and 2,499 restricted stock units vested as of June 28, 2011.

(5)
Information based on an amendment to Schedule 13D filed with the SEC by Liberty Media Corporation on May 23, 2011. The address of Liberty Media is 12300 Liberty Boulevard, Englewood, Colorado 80112. Liberty Media is a publicly held corporation. According to Liberty Media's Schedule 14A filed with the SEC on April 18, 2011, Liberty

  Media's chairman, John C. Malone, controls approximately 35% of the voting power of Liberty Media.

PROPOSALS BY STOCKHOLDERS
FOR PRESENTATION AT OUR 2012 ANNUAL MEETING

        Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2012 annual meeting of stockholders must submit the proposal to us at our corporate headquarters no later than December 30, 2011, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at our 2012 annual meeting of stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary no earlier than March 10, 2012 and no later than April 9, 2012. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding." This means that only one copy of this proxy statement may have been sent to multiple stockholders in a household. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to a stockholder's broker, bank or other nominee holding shares of our common stock for such stockholder or to Tree.com, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary, or by telephone to our Corporate Secretary at (704) 541-5351. Stockholders wishing to receive separate copies of our proxy statements in the future, and stockholders sharing an address that wish to receive a single copy of our proxy statements if they are receiving multiple copies of our proxy statements, should contact his or her bank, broker or other nominee record holder, or may contact the corporate secretary at the above address.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the "Investors" section of our corporate website at www.tree.com.

        For printed copies of any of our reports, including this proxy statement, please contact our Corporate Secretary in writing at Tree.com, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary, or call our Corporate Secretary at (704) 541-5351.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the special meeting, or any adjournment or postponement of the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

APPENDIX A

ASSET PURCHASE AGREEMENT
by and among

TREE.COM, INC.,
HOME LOAN CENTER, INC.,
LENDINGTREE, LLC,
HLC ESCROW, INC.
and
DISCOVER BANK

Dated May 12, 2011

A-i

A-ii

 EXHIBIT LIST

Exhibit A—Assignment and Assumption Agreement
Exhibit B—Bill of Sale
Exhibit C—Escrow Agreement Terms

A-iii

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement, dated as of May 12, 2011, is entered into by and among Home Loan Center, Inc., a California corporation ("HLC Inc."), HLC Escrow, Inc., a California corporation ("HLC Escrow", and together with HLC Inc., "Sellers", and each a "Seller"), LendingTree, LLC, a Delaware limited liability company ("LendingTree"), and Tree.com, Inc., a Delaware corporation ("Parent", and together with Sellers and LendingTree, "Seller Parties", and each a "Seller Party"), and Discover Bank, a Delaware banking corporation ("Buyer"). Seller Parties and Buyer are sometimes referred to herein together as the "Parties", and each as a "Party."

RECITALS

        A.    Parent owns or controls, directly or indirectly, each of HLC Inc., LendingTree and HLC Escrow.

        B.    Parent and its Affiliates (as defined below) are engaged in the business of (i) originating, refinancing, processing, underwriting, funding and closing residential mortgage loans and (ii) providing title, escrow, settlement and related services (the businesses described in clauses (i) and (ii), collectively, the "Business"). For the avoidance of doubt, the Business does not include the Excluded Business (as defined below).

        C.    Seller Parties desire to sell to Buyer, and Buyer desires to purchase from the Seller Parties, the Acquired Assets (as defined below), all on the terms and subject to the conditions set forth herein.

        D.    Concurrently with the entry into this Agreement, Parent and Buyer have entered into, and delivered to the other party their respective executed counterpart signature pages to, the Marketing Consulting Services Agreement (as defined herein).

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

ARTICLE 1. DEFINITIONS.

        1.1    Definitions.

        "Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, investigation, arbitration, mediation, hearing or similar event, occurrence, or proceeding.

        "Affiliate" means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control" means, with respect to any specified Person, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by Contract or otherwise. The terms "controlled by" and "under common control with" shall have correlative meanings.

        "Affiliated Group" means any affiliated group within the meaning of Section 1504 of the Code without regard to the limitations contained in Section 1504(b) of the Code and any similar group defined under a similar provision of state, local or foreign Law.

        "Agency" means any Governmental Authority which regulates or supervises (i) the Business, (ii) the Acquired Assets, (iii) any of the activities of Parent or LendingTree with respect to the Business or the Acquired Assets or (iv) HLC Inc., HLC Escrow or any of the Subsidiaries.

        "Agreement" means this Asset Purchase Agreement, together with all Exhibits and Schedules (including the Disclosure Schedule) attached hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.

        "Applicable Requirements" means all contractual obligations of, and all requirements of Law and Orders of any Agency or Governmental Authority applicable to, (i) Parent and LendingTree with respect to the Business or the Acquired Assets or (ii) HLC Inc., HLC Escrow or any of the Subsidiaries.

        "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement in the form of Exhibit A.

        "Benefit Plan" means each plan, program, policy, payroll practice or Contract providing for compensation, bonus, incentive, retention, tax gross up, deferred compensation, severance, termination pay, change of control payments or benefits, performance awards, stock or stock related awards, equity compensation, fringe benefits, pension or retirement benefits, welfare benefits, or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA.

        "Bill of Sale" means the Bill of Sale in the form of Exhibit B.

        "Bona Fide Proposal" means a binding written proposal from a Tier 1 Investor or Tier 2 Investor, in a form in which such Tier 1 Investor or Tier 2 Investor has indicated it is prepared to execute, to purchase mortgage loans funded by the Business after the Closing that (a) contains terms and conditions that are customary for a bank that is similarly-situated to Buyer (assuming Buyer had a mortgage origination business) and (b) does not contain terms that expressly subject Buyer to liability as a result of transactions or liabilities between HLC Inc. and such investor.

        "Business Day" means any day other than any Saturday, Sunday or other day on which banks in California or Delaware are required or authorized by law or regulation to close.

        "Business Employees" means those employees of Seller Parties or any of their Affiliates that render services as part of their primary job responsibilities for the Business, including the Key Persons.

        "Buyer Disclosure Schedule" means that certain document identified as the Buyer Disclosure Schedule delivered by Buyer to Sellers in connection with the execution of this Agreement. Each Section in the Buyer Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section of this Agreement to which the application of such disclosure is readily apparent on the face of such disclosure without further inquiry.

        "Code" means the Internal Revenue Code of 1986.

        "Collateral" means any family residence that is encumbered by a Mortgage, including all buildings and fixtures thereon and all accessions thereto, including installations of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all alterations, additions and replacements.

        "Confidential Information" means (i) trade secrets, (ii) ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, in each case, that are non-public and derive value, monetary or otherwise, from being maintained in confidence, and (iii) all non-public personal information of loan applicants.

        "Confidentiality Agreement" means that certain Mutual Non-Disclosure and Confidentiality Agreement, dated as of July 22, 2010, by and between Discover Financial Services and Parent.

        "Contract" means any contract, agreement, lease, license, arrangement, bilateral understanding, commitment, obligation or instrument, whether written or oral.

        "Copyrights" means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.

        "Custodial Account" means all funds held or directly controlled by any Seller Party or any Subsidiary with respect to any Mortgage Loan, including all principal and interest funds and any other funds due, buydown funds, suspense funds, funds for the payment of Taxes, assessments, insurance premiums, ground rents and similar charges, funds for the payment of bankruptcy and fraud coverage, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of mortgagors, if applicable); provided, however, that the term "Custodial Account" shall not include any servicing-related funds held or directly controlled by any Seller Party or any Subsidiary with respect to any Mortgage Loan.

        "Disclosure Schedule" means that certain document identified as the Disclosure Schedule delivered by Sellers to Buyer in connection with the execution of this Agreement. Each Schedule in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section of this Agreement to which the application of such disclosure is readily apparent on the face of such disclosure without further inquiry.

        "Discover Financial Services" means Discover Financial Services, a Delaware corporation.

        "Encumbrance" means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, other similar interest, Order, easement, community property interest, equitable interest, right of first refusal, or any other restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

        "Enforceable" means, with respect to a Contract entered into by a Person, that such Contract is the legal, valid, and binding obligation of such Person, enforceable against such Person in accordance with such Contract's terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "Escrow Agent" means The Bank of New York Mellon, in its capacity as escrow agent pursuant to the Escrow Agreement.

        "Escrow Agreement" means an Escrow Agreement, in form and substance satisfactory to Buyer and Seller Parties, providing for the terms set forth on Exhibit C.

        "Escrow Amount" means the amount initially deposited on the Closing Date into escrow with the Escrow Agent pursuant to the Escrow Agreement.

        "Excludable Contract" means each Contract set forth on Schedule 1.1(a) attached hereto.

        "Excluded Business" means the real estate brokerage business or lending network exchange businesses of Parent and LendingTree as presently conducted, as described in Parent's most recently filed Form 10-K or 10-Q filed prior to the date hereof.

        "Facilities" means the real property that is leased under the Assumed Office Leases.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FDIC Approval" means the approval of the application to the FDIC by Buyer to acquire the Business or the written notice or written confirmation from the FDIC to Buyer that no application to the FDIC is required by Buyer to acquire all or any portion of the Business.

        "FHA" means the United States Federal Housing Administration.

        "FRMN" means First Residential Mortgage Network, Inc., a Kentucky corporation dba SurePoint Lending.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" means any foreign, domestic, federal, territorial, state, municipal or local governmental authority, quasi-governmental authority, instrumentality, court, government, or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

        "HLC Settlement" means HLC Settlement Services, Inc., a California corporation.

        "HUD" means the United States Department of Housing and Urban Development.

        "Indebtedness" of any Person means (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts arising in the ordinary course of business, (iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers' acceptances and similar instruments (in each case, whether or not matured), (iv) all obligations evidenced by notes, including promissory notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person and (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

        "Intellectual Property" means all (a) Patents, (b) Marks, (c) Copyrights, (d) mask works and registrations or applications for registration thereof, (e) Software, (f) Internet web sites, domain names, email addresses and telephone numbers, (g) licenses or franchises from nongovernmental third Persons, (h) Confidential Information, (i) the goodwill of the business associated with or embodied by any of the foregoing, (j) other similar proprietary rights and (k) copies and tangible embodiments of any of the foregoing.

        "Interim Period" means the period commencing on the date of this Agreement and continuing through and including the Closing Date.

        "Investor" means any public or private investor who owns or holds beneficial title to any of the Mortgage Loans or otherwise to whose guidelines any Seller has locked any Seller Pipeline Loan.

        "Investor Agreement" means any agreement between any Seller or any of its Affiliates and any Third Party (a) for the purchase of any residential mortgage loans originated by any Seller or any Subsidiary or any servicing rights with respect thereto or (b) for the purchase of hedging arrangements.

        "Investor Commitment" means the optional or mandatory commitment of any Seller or any Subsidiary to sell to any Person, and a Person to purchase from any Seller or any Subsidiary, a Mortgage Loan or an interest in a Mortgage Loan owned or to be acquired by any Seller or any Subsidiary, or a Seller Pipeline Loan, but specifically excluding obligations of any Seller or any Subsidiary to repurchase any Mortgage Loan.

        "IRS" means the United States Internal Revenue Service.

        "Key Person" means each person listed in Schedule 1.1(b).

        "Knowledge of Seller Parties" and similar phrases means the knowledge of Kenneth Block, Claudette Hampton, Christopher Hayek, Dave Norris, Rian Furey, Tamara Kotronis, Tonya Scherer and Douglas Lebda after due inquiry with respect to the underlying subject matter being represented.

        "Law" means any applicable federal, state, local, municipal, foreign, international, multinational, or other constitution, law, principle of common law, rule, requirement, Order, ordinance, regulation, statute or treaty, including those relating to consumer credit and mortgage lending or brokering.

        "Liability" means any debt, liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

        "License" means any permit, license, certificate, approval, consent, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

        "Loan Documents" means each Contract evidencing or governing, or executed and delivered by a residential home buyer in connection with, any Seller Pipeline Loan.

        "Loan Files" means, with respect to any Seller Pipeline Loan, any Loan Documents, any books, records, written notes or memoranda, financial statements, credit evaluations and other written documentation maintained by or on behalf of any Seller or any Subsidiary with respect to such Seller Pipeline Loan.

        "Losses" means all losses, costs (including costs of investigation and reasonable fees and expenses of attorneys, accountants, consultants and other professionals), Taxes, claims, Liabilities, damages, lawsuits, amounts paid in settlement, judgments, fines, penalties, deficiencies, demands and expenses, but excluding any punitive or exemplary damages or losses, except to the extent paid to a Third Party.

        "Marketing Consulting Services Agreement" means the Master Services Agreement by and between Parent and Buyer dated May 12, 2011.

        "Marks" means registered or unregistered trademarks, service marks, trade dress, logos, trade names, brand names, corporate names and registrations or applications of the foregoing.

        "Material Adverse Change" or "Material Adverse Effect" means any change, event, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change or effect on the business, condition (financial or otherwise), assets, Liabilities, results of operations of the Business or Acquired Assets, taken as a whole; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a Material Adverse Change or Effect: any event, circumstance, change or effect arising out of or attributable to (i) general changes in the United States economy, financial markets or any market as to which the pricing of residential asset backed securities is tied or linked, including changes in prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any market index; (ii) changes that are the result of acts of war or terrorism; (iii) changes or proposed changes in, or in the application of, GAAP or Laws; (iv) changes to the industry or markets in which the Business operates that are not unique to the Business (including changes in the United States housing market); (v) general regulatory or political changes; or (vi) a flood, hurricane, earthquake or other natural disaster, but only to the extent any such circumstance, change or effect arising out of or attributable to the matters set forth in clauses (i), (ii), (iii), (iv), (v) or (vi) does not disproportionately affect Sellers, the Subsidiaries, the Acquired Assets or the Business in comparison to other Persons engaged in mortgage lending.

        "Mortgage" means any mortgage, deed of trust, security deed or other instrument creating an Encumbrance on real property with respect to a Mortgage Loan.

        "Mortgage Loans" means all residential mortgage loans owned or originated and closed by any Seller or any Subsidiary prior to the Closing Date.

        "Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator or mediator.

        "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

        "Parent Stockholder Approval" means the affirmative vote of the holders of at least a majority of the outstanding shares of common stock, $0.01 par value, of Parent entitled to vote at the Stockholders' Meeting approving this Agreement and the transactions contemplated hereby.

        "Patents" means United States and non-United States patents, patent applications (including provisional applications), patent disclosures, continuations, continuations-in-part, divisions, reissues, reexaminations, utility models, industrial designs, certificates of invention, inventions (whether or not patentable or reduced to practice), improvements to the foregoing and applications and registrations of the foregoing.

        "Permitted Encumbrances" means (a) Encumbrances for Taxes not yet due or which can be paid currently with no penalty; (b) mechanics' or materialmen's liens statutorily imposed or other like Encumbrances; (c) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with Third Parties; (d) limitations on the rights of any Seller under any Assumed Contract that are expressly set forth in such Assumed Contract; (e) zoning, building codes and other land use Laws regulating the use or occupancy of the Assumed Office Leases or the activities conducted thereon that are imposed by any Governmental Authority; (f) Encumbrances securing indebtedness repaid and released in connection with the Closing; (g) to the extent disclosed on the Disclosure Schedule, licenses of Company Intellectual Property; (h) transfer restrictions on securities under Law; and (i) Encumbrances which, individually or in the aggregate, do not detract (other than in a de minimis manner) from the value, or interfere with (other than in a de minimis manner) the present use, of any Acquired Asset.

        "Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization or Governmental Authority.

        "Prepaid Amounts" means all of the pre-paid fees and expenses and/or deposits as of the Closing Date relating to the Assumed Contracts, Assumed Office Leases or other Acquired Assets (other than the assets described in Section 2.1(a)), excluding any amounts paid or payable to Seller Parties or any of their Affiliates.

        "Representative" means, with respect to any Person, any officer, director, manager, principal, attorney, accountant, investment banker, agent, employee or other representative of such Person.

        "Restricted Period" means the period commencing upon the Closing and ending on the third anniversary thereof.

        "RETS" means Real Estate Title Services, LLC, a Kentucky limited liability company.

        "SEC" means the United States Securities and Exchange Commission.

        "Seller Pipeline Loan" means a pending Mortgage Loan submission to be secured by a Mortgage on a 1-4 family residence made by a residential home buyer or homeowner prior to Closing (and all associated rights), which Mortgage Loan submission has not been (a) funded prior to the Closing or (b) canceled or withdrawn by the applicant prior to the Closing.

        "Software" means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

        "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of Liabilities of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Liabilities as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its Liabilities as they mature, (d) such Person does not intend to, and does not believe that it will, incur Liabilities beyond such Person's ability to pay as such Liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital.

        "Straddle Period" means any taxable period beginning on or prior to and ending after the Closing Date.

        "Subsidiary" means either of HLC Settlement or RETS.

        "SurePoint Purchase Agreement" means the Asset Purchase Agreement, dated as of November 15, 2010, among HLC Inc., FRMN, Saul Pohn, Jordan Pohn, The Saul L. Pohn Family Trust and The Jordan S. Pohn Family Trust.

        "Tax" means: (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, ad valorem, capital stock, franchise, profits, withholding, social security, unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an Affiliated Group or a consolidated, combined or unitary group, as a result of any obligation under any Tax sharing arrangement or Tax indemnity agreement, or as a result of being a successor or transferee.

        "Tax Group" means any Affiliated Group that, at any time on or before the Closing Date, includes or has included any Seller Party or any Subsidiary or any predecessor of or successor to any Seller Party or any Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with any Seller Party or any Subsidiary or any predecessor of or successor to any Seller Party or any Subsidiary (or another such predecessor or successor).

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any Schedule or attachment thereto, and including any amendment thereof.

        "Third Party" means a Person that is not (a) a Party to this Agreement or (b) an Affiliate of a Party to this Agreement.

        "Third Party Claim" means any claim against any Indemnified Person by a Third Party, whether or not involving an Action.

        "Tier 1 Investor" means any of the four financial institutions set forth on Schedule 1.1(c) under the caption "Tier 1 Investors".

        "Tier 2 Investor" means any of the four financial institutions set forth on Schedule 1.1(d) under the caption "Tier 2 Investors".

        "Transactions" means the execution, delivery, and performance of the documents, instruments, and agreements to be executed, delivered, and performed in connection with each Transaction Document.

        "Transaction Documents" mean, as to any Party, this Agreement, the Marketing Consulting Services Agreement and all agreements and instruments to be delivered by such Party pursuant to Section 4.2 of this Agreement.

        "VA" means United States Department of Veterans' Affairs.

        "Warehousing Agreement" means any agreement between any Seller or any of its Affiliates and any Third Party for a warehouse line of credit to be used, in whole or in part, to obtain funding for the origination of residential mortgage loans by any Seller or any Subsidiary, provided that, for purposes of Section 10.1(g), "Warehousing Agreement" means only a warehouse line of credit that is a committed facility.

        "WARN Act" means, collectively, the Worker Adjustment and Retraining Notification Act and any and all comparable state, local and other Laws.

        1.2    Index of Defined Terms.    Solely for convenience purposes, the following is a list of certain terms that are defined in this Agreement and the Section numbers where such definitions are contained:

AAA	12.9
AAA Rules	12.9
Acquired Assets	2.1
Acquired Subsidiary Employees	8.5(b)
Assumed Contracts	2.1(b)
Assumed Liabilities	2.3
Assumed Office Leases	2.1(c)
Balance Sheet	6.4(b)
Balance Sheet Date	6.4(b)
Basket Amount	11.2(b)(i)
Business	Recitals B
Business Event	3.1
Buyer	Preamble
Buyer Closing Condition Failure	10.4
Buyer Indemnified Persons	11.2(a)
Buyer's Plans	8.5(i)
Closing	4.1
Closing Date	4.1
Closing Payment	3.1(a)
Company Intellectual Property	6.15(a)
Competing Business	8.3(a)
Compliance Certificate	7.13
End Date	10.1(b)
ERISA Affiliate	6.18(a))
Excluded Assets	2.2
Excluded Liabilities	2.4
FCRA	8.7(b)
Final Stub Period	3.1
Financial Statements	6.4(a)
First Measurement Period	3.1
General Cap Amount	11.2(b)(ii)
Hired Employees	8.5(b)
HLC Escrow	Preamble
HLC Inc.	Preamble

Indemnified Person	11.4(a)
Indemnifying Person	11.4(a)
Lead Sale Agreement	4.2(a)(x)
LendingTree	Preamble
Material Contracts	6.13(a)
Measurement Period Revenue	3.1
Nonassignable Assets	8.8
Owned Software	6.15(g)
Parent	Preamble
Part(ies)	Preamble
Permitted Section 8.3 Acquirer	8.3(a)
Permitted Section 8.3 Transaction	8.3(a)
Property Taxes	8.4(b)
Proxy Statement	7.5(a)
Purchase Price	3.1
Reference Month	7.13
RETS 401(k) Plan	8.5(h)
Section 338(h)(10) Election	8.4(e)
Seller Benefit Plan	6.18(a)
Seller Indemnified Persons	11.3(a)
Seller Part(ies)	Preamble
Seller(s)	Preamble
Specified Representations	11.1(a)
Stockholders' Meeting	7.5(a)
Subsequent Measurement Period	3.1
Survival Period	11.1(a)
Transition Services Agreement	7.10(b)
Wind Down	8.6(b)

ARTICLE 2. PURCHASE AND SALE OF ASSETS.

        2.1    Purchase and Sale of Assets.    On and subject to the terms and conditions of this Agreement, on the Closing Date, (x) Buyer agrees to purchase from Sellers, and Sellers agree to sell, transfer, convey, and deliver to Buyer, all right, title and interest in and to all of the assets and properties of Sellers, wherever located, personal or mixed, tangible or intangible, used in, necessary for or relating to the operation of the Business, and (y) Buyer agrees to purchase from Parent and LendingTree, and Parent and LendingTree agree to sell, transfer, convey and deliver to Buyer, all right, title and interest in and to all of the assets of Parent and LendingTree described in Section 2.1(m) and listed in subsection (n) of Schedule 2.1, in each case free and clear of all Encumbrances (other than Permitted Encumbrances) (such assets as described in clauses (x) and (y) above and set forth in paragraphs (a) through (n) below, collectively, the "Acquired Assets"), including:

          (a)   All Seller Pipeline Loans existing as of the Closing, including those Seller Pipeline Loans listed in subsection (a) of Schedule 2.1, and all interests in and rights and claims arising from or related thereto, including any amounts deposited by or on behalf of borrowers in respect of such Seller Pipeline Loans and any hedging instruments related to Seller Pipeline Loans that bear interest rate guarantees;

          (b)   All Contracts listed in subsection (b) of Schedule 2.1 (the "Assumed Contracts");

          (c)   All real property leases listed in subsection (c) of Schedule 2.1 (the "Assumed Office Leases");

          (d)   All tangible personal property of Sellers, including the tangible personal property listed in subsection (d) of Schedule 2.1 and all computers, servers and other information technology equipment of Sellers, whether or not located at the Facilities, other than any furniture that is not located at the Facilities;

          (e)   All Company Intellectual Property, all Confidential Information of the Business and the Acquired Assets and all goodwill associated therewith, including the Internet web sites and domain names listed in subsection (e)(i) of Schedule 2.1 and the telephone numbers listed in subsection (e)(ii) of Schedule 2.1;

          (f)    All Prepaid Amounts;

          (g)   Except to the extent about the Transactions and subject to the attorney-client privilege: all Books, data, files and records relating to the operation of the Business (including, to the extent permitted by Law, personnel records and files maintained by each Seller Party or any of their Affiliates with respect to the Hired Employees, but excluding corporate minute books and stock records of any Seller and originals that any Seller Party is required by Law to retain in its possession) and all Confidential Information associated therewith;

          (h)   All of the equity interests of the Subsidiaries;

          (i)    All portfolio loans of Sellers listed in subsection (i) of Schedule 2.1;

          (j)    All prepaid expenses and deposits of Sellers that relate to Seller Pipeline Loans, including those listed in subsection (j) of Schedule 2.1;

          (k)   All claims and causes of action of any Seller Party arising out of the Acquired Assets;

          (l)    All rights of Seller Parties arising out of the SurePoint Purchase Agreement and the transactions contemplated thereby;

          (m)  All goodwill of Seller Parties associated with the operation of the Business; and

          (n)   The assets of Parent and LendingTree listed in subsection (n) of Schedule 2.1.

For purposes of this Agreement, "Acquired Assets" shall also be deemed to include all of the assets and properties of the Subsidiaries.

        2.2    Excluded Assets.    Notwithstanding Section 2.1 to the contrary, Seller Parties will retain ownership of, and the Acquired Assets shall not include, the following assets (collectively, the "Excluded Assets"):

          (a)   Any asset of Parent or LendingTree other than as listed in subsection (n) of Schedule 2.1;

          (b)   Except as provided in Sections 2.1(a), 2.1(f) and 2.1(j), all cash, cash equivalents, short term investments and accounts receivable of Sellers or the Subsidiaries;

          (c)   All amounts held by Sellers in impound or escrow accounts in respect of any Mortgage Loans that are not transferred to Buyer;

          (d)   All bank accounts of each Seller;

          (e)   All Mortgage Loans (other than those portfolio loans listed in subsection (i) of Schedule 2.1);

          (f)    Sellers' warehouse lines of credit, Investor Commitments, hedging arrangements (including dealer agreements, but not including the hedging instruments described in Section 2.1(a)) and Contracts related to the foregoing;

          (g)   All Contracts of Seller Parties and their Affiliates other than Assumed Contracts and Assumed Office Leases;

          (h)   All Benefit Plans of Seller Parties and their Affiliates;

          (i)    Any assets which are "plan assets" (within the meaning of ERISA) of any Benefit Plan of any Seller Party or any of their Affiliates and any insurance policy to the extent such policy provides benefits under any Benefit Plan of any Seller Party or any of their Affiliates;

          (j)    All personnel records and files maintained by Seller Parties or any of their Affiliates with respect to employees other than the Hired Employees;

          (k)   All insurance policies of Sellers;

          (l)    All Licenses of Sellers;

          (m)  The Organizational Documents and Tax Returns of each Seller;

          (n)   All attorney-client privileged materials to the extent about the Transactions and subject to the attorney-client privilege;

          (o)   Sellers' rights under any Transaction Document;

          (p)   All real property owned by Sellers or the Subsidiaries; and

          (q)   The other assets set forth on Schedule 2.2(q).

        2.3    Assumed Liabilities.    At the Closing, Buyer will execute and deliver to Sellers the Assignment and Assumption Agreement pursuant to which Buyer will assume and agree to pay, perform and discharge, in accordance with their respective terms, only the following Liabilities of Seller Parties (collectively, the "Assumed Liabilities"): (a) Liabilities under the Assumed Contracts, Assumed Office Leases and hedging instruments assumed pursuant to Section 2.1(a) , but solely to the extent that such Liabilities relate to the Business, arise during the period after Closing and do not arise as a result of or in respect of any pre-Closing breach by Seller Parties or any of their Affiliates of an Assumed Contract, Assumed Office Lease or hedging instrument, and (b) Liabilities set forth on Schedule 2.3 with respect to the Seller Pipeline Loans.

        2.4    Excluded Liabilities.    The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged as and when due solely by Parent and its Affiliates (as applicable). "Excluded Liabilities" means every Liability of Parent and its Affiliates (including the Subsidiaries) other than the Assumed Liabilities, including the following Liabilities of Parent or any of its Affiliates (including the Subsidiaries):

          (a)   All Liabilities, including repurchase, warranty and indemnification obligations, associated with Mortgage Loans (other than portfolio loans listed in subsection (i) of Schedule 2.1 (but solely to the extent such Liabilities arise from acts or omissions by Buyer after Closing));

          (b)   All Liabilities of Seller Parties to their Affiliates, including Liabilities of one Seller Party to another Seller Party;

          (c)   All Liabilities arising from or in respect of the Excluded Assets;

          (d)   All Liabilities relating to or arising from any claims by any stockholders or other securityholders of any Seller Party or any of their Affiliates;

          (e)   All Liabilities relating to or arising from any actions or omissions occurring prior to or in connection with the Closing;

          (f)    All Liabilities relating to or arising from any of the Actions set forth on Schedule 6.7;

          (g)   All Liabilities with respect to the Hired Employees to the extent arising on or prior to Closing;

          (h)   All Liabilities with respect to any current or former employee of any Seller Party or any of their Affiliates who is not a Hired Employee;

          (i)    All Liabilities arising out of or relating to the WARN Act (i) at any time with respect to any employee of any Seller Party or any of their Affiliates that is not a Hired Employee and (ii) with respect to a Hired Employee for any period of time prior to the Closing;

          (j)    All Liabilities with respect to wages, bonuses and commissions and any other compensation and other amounts owed to (i) any employee of any Seller Party or any of their Affiliates that is not a Hired Employee or (ii) any current or former Business Employees that are payable with respect to services performed by such individuals prior to the Closing;

          (k)   All Liabilities arising out of or relating to any claims by any current or former Business Employees, or any other employee of any Seller Party or any of their Affiliates, with respect to any personal injuries, including workers' compensation or disabilities, allegedly arising during their employment or engagement by any Seller Party or any of their Affiliates, regardless of when any such claim is made or asserted;

          (l)    All Liabilities arising out of or relating to any Seller Benefit Plan, including any Seller Benefit Plans that are sponsored by a Subsidiary;

          (m)  All Liabilities arising out of or in respect of any Investor Agreement and any transaction contemplated thereby (other than the Assumed Liabilities described in Section 2.3 with respect to the hedging instruments assumed pursuant to Section 2.1(a));

          (n)   All Liabilities arising out of or in respect of any Warehousing Agreement and any transaction contemplated thereby;

          (o)   All Liabilities arising out of the SurePoint Purchase Agreement and the transactions contemplated thereby; and

          (p)   All Liabilities for Taxes, except as provided in Section 8.4.

ARTICLE 3. PURCHASE PRICE

        3.1    Purchase Price.    Subject to adjustment as provided in this Agreement, in consideration for the sale, transfer and assignment of the Acquired Assets in accordance with the terms and conditions of this Agreement, and the due and full performance by Seller Parties of their respective obligations hereunder (including Section 8.3), Buyer shall assume the Assumed Liabilities and pay to HLC Inc. an amount (the sum of the following, the "Purchase Price") equal to:

          (a)   $35,888,536 (the "Closing Payment"); plus

          (b)   on the first anniversary of the Closing Date, $10,000,000, unless prior to such date (i) Buyer has properly exercised its right of termination pursuant to Section 8.02(b), 8.02(c) or 8.02(d) of the Marketing Consulting Services Agreement or (ii) a Business Event (as defined below) exists or has occurred as of or at any time prior to such date; plus

          (c)   on the second anniversary of the Closing Date, $10,000,000, unless prior to such date (i) Buyer has properly exercised its right of termination pursuant to Section 8.02(b), 8.02(c) or 8.02(d) of the Marketing Consulting Services Agreement or (ii) a Business Event exists or has occurred as of or at any time prior to such date.

        As used in this Section 3.1, the following terms shall have the meanings ascribed to them below:

        "Business Event" means the occurrence or existence at any time (i) during the period beginning on the date hereof until the second anniversary of the date hereof, of the daily average number of lenders participating on the mortgage network exchange operated by Parent and its Affiliates, as measured for any calendar quarter, being less than 100, or (ii) during the period beginning on the Closing Date until the second anniversary of the date hereof, Parent's and its Affiliates' Measurement Period Revenue (as defined below) measured as of any of the end of the First Measurement Period, any Subsequent Measurement Period or the Final Stub Period (in each case, as defined below) being less than $20,000,000. For the avoidance of doubt, no failure of the conditions set forth in clauses (i) and (ii) shall be subject to cure.

        "First Measurement Period" means the period of six (6) calendar months beginning on the first day of the calendar month that begins following the conclusion of the calendar month during which the Closing Date falls, provided, however, that if the Closing Date falls on the first day of any calendar month, then the First Measurement Period shall begin on the Closing Date.

        "Subsequent Measurement Period" means a period of six (6) calendar months beginning on the first day of the calendar month that begins following the conclusion of the First Measurement Period or another Subsequent Measurement Period but not including any Final Stub Period.

        "Final Stub Period" means any number of full calendar months beginning with the calendar month following the conclusion of a Subsequent Measurement Period or the First Measurement Period, as applicable, and ending with the last day of the last full calendar month ending prior to the month in which the effective date of the termination or expiration of the Marketing Consulting Services Agreement falls (or, if the effective date of the termination or expiration of the Marketing Consulting Services Agreement is the last day of a month, such last day of such last month).

        "Measurement Period Revenue" means the aggregate revenue from Parent's and its Affiliates' network exchange business for the First Measurement Period, a Subsequent Measurement Period or the Final Stub Period, as applicable; provided that solely with respect to the Final Stub Period, the Measurement Period Revenue shall be the product of (i) the aggregate revenue from Parent's and its Affiliates' network exchange business for such period and (ii) a fraction, the numerator of which is six (6), and the denominator of which is the number of months comprising such Final Stub Period.

        Notwithstanding any other provision of the Marketing Consulting Services Agreement, Parent and its Affiliates shall provide a written report to Buyer, in the form of a letter certified by Parent's chief accounting officer, no later than ten (10) days after the end of a calendar quarter, with sufficient data required to demonstrate Parent's and its Affiliates' compliance with the foregoing requirements during the preceding quarter. Buyer shall have the right, at its own expense, to perform an audit on an annual basis of the reports made by Parent and its Affiliates under this paragraph. Such audits shall be conducted prior to each anniversary of the Closing Date and such audits shall be in addition to any other audit rights set forth in Article VI of the Marketing Consulting Services Agreement. Parent also agrees to provide the same level of cooperation to Buyer and its representatives in their conduct of such audit as required pursuant to an audit under Article VI of the Marketing Consulting Services Agreement.

        3.2    Adjustments.

          (a)    Utilities.    All utility charges, gas charges, electric charges, water charges, water rents and sewer rents under the Assumed Office Leases, if any, shall be apportioned between Buyer and Sellers as of 11:59 P.M. Los Angeles time on the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year. All prorations shall be made and the Purchase Price shall be adjusted insofar as feasible on the Closing Date. During the six-month period subsequent to the Closing Date, Sellers shall advise Buyer and Buyer shall advise Sellers of any actual changes to such prorations, and the Purchase Price shall be increased or decreased, as applicable, at the end of such six-month period. In the event Buyer or any Seller receives bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section, then Buyer or such Seller, as the case may be, shall promptly notify the other as to the amount of the expense subject to proration and the responsible Party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible Party, reimburse the other Party for its portion of such expenses). Notwithstanding anything to the contrary set forth in this Section, this Section 3.2(a) shall not apply to Prepaid Amounts, which are discussed in Sections 2.1 and 3.2(b).

          (b)    Prepaid Amounts.    At least one (1) Business Day prior to the Closing Date, Sellers shall deliver to Buyer a Schedule 3.2(b) which shall set forth the Prepaid Amounts, allocated among the categories set forth in the form of such Schedule 3.2(b) attached hereto, as of the Closing Date. At the Closing, Buyer shall pay HLC Inc. cash in an amount equal to the Prepaid Amounts.

          (c)    Certain Earned Compensation.    At least one (1) Business Day prior to the Closing Date, Sellers shall deliver to Buyer a schedule setting forth all earned but unpaid compensation for Hired Employees employed by a Subsidiary as of the Closing Date and, at the Closing, Seller Parties shall pay to Buyer cash in an amount equal to the aggregate amount of such earned but unpaid compensation.

        3.3    Allocation of Purchase Price.    Buyer and Seller Parties shall be permitted to file their respective Tax Returns in a manner consistent with their own independent allocation of the Assumed Liabilities and Purchase Price to the Acquired Assets. Buyer and Seller Parties shall make such allocations consistent with Sections 338(h)(10) and 1060 of the Code and the Treasury Regulations thereunder.

ARTICLE 4. CLOSING

        4.1    The Closing.    The closing of the sale, assignment, transfer and conveyance to Buyer of the Acquired Assets and the assumption by Buyer of the Assumed Liabilities (the "Closing") shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 48th Floor, Los Angeles, CA 90071, at 10:00 a.m. Los Angeles time on the third (3rd) Business Day after the conditions set forth in ARTICLE 9 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place and time as shall be agreed upon by Buyer and Sellers. The date on which the Closing is actually held is referred to herein as the "Closing Date." The Closing shall be deemed effective as of 11:59 p.m. Los Angeles time on the Closing Date.

        4.2    Deliveries at the Closing.

          (a)   At the Closing, Seller Parties will deliver to Buyer:

              (i)  the Bill of Sale, duly executed by each Seller;

             (ii)  the Assignment and Assumption Agreement, duly executed by each Seller Party;

            (iii)  certificates representing the total issued and outstanding equity interests of each Subsidiary, duly endorsed to Buyer or accompanied by duly executed stock powers;

            (iv)  such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by each Seller, as applicable;

             (v)  a certificate of each Seller Party's non-foreign status as set forth in Treasury Regulation 1445-2(b);

            (vi)  a certificate of the secretary of each Seller Party, in form and substance reasonably satisfactory to Buyer, certifying (A) that attached thereto are true, correct and complete copies of (1) the certificate or articles of incorporation (or equivalent organizational document) of such Seller Party, certified as of a recent date by the Secretary of the state of such Seller Party's jurisdiction of incorporation and that there have been no amendments to the certificate or articles of incorporation (or equivalent organizational document) of such Seller Party since such date, (2) the bylaws (or equivalent organizational document) of such Seller Party, (3) resolutions duly adopted by the board of directors of such Seller Party authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (4) a certificate of existence or good standing as of a recent date of each Seller Party from the state of such Seller Party's jurisdiction of incorporation, (B) that the resolutions referenced in subclause (A)(3) are still in effect and (C) as to the incumbency and signatures of the officers of such Seller Party executing each Transaction Document to which such Seller Party is a party;

           (vii)  a certificate of the secretary of each Subsidiary, in form and substance reasonably satisfactory to Buyer, certifying that attached thereto are true, correct and complete copies of (1) the articles of incorporation or articles of formation of such Subsidiary, certified as of a recent date by the Secretary of State of such Subsidiary's jurisdiction of organization, and that there have been no amendments to the articles of incorporation or articles of formation of such Subsidiary since such date, and (2) the bylaws or operating agreement of such Subsidiary;

          (viii)  the certificate of Parent contemplated by Section 9.1(f), duly executed by an officer of Parent;

            (ix)  the Escrow Agreement, duly executed by HLC Inc. and the Escrow Agent;

             (x)  the CLO Services Agreement in the form of Schedule 4.2(a)(x) (the "Lead Sale Agreement"), duly executed by Parent;

            (xi)  the Transition Services Agreement, duly executed by the applicable Seller Parties;

           (xii)  the consents, waivers or approvals set forth on Schedule 9.1(d);

          (xiii)  such documents, in form and substance reasonably satisfactory to Buyer, as may be necessary to make effective the actions contemplated by Section 9.1(n);

          (xiv)  the minute books of each Subsidiary;

           (xv)  the stock ledger of each Subsidiary;

          (xvi)  a complete report of the Seller Pipeline Loans as of the third (3rd) Business Day prior to the Closing Date;

         (xvii)  instruments of assignment, in recordable form, with respect to each of the registered Copyrights, issued Patents, registered Marks (including internet domain names) and pending applications for the registration or issuance of any Copyrights, Patents and Marks (including internet domain names) included in the Acquired Assets, in each case duly executed by the applicable Seller and in form and substance reasonably satisfactory to Buyer; and

        (xviii)  such other documents as may be necessary or advisable to consummate the Transactions, as Buyer may reasonably request.

          (b)   At the Closing, Buyer will deliver to HLC Inc. (in the case of clause (i) below) and the Seller Parties (in the case of clauses (ii) – (vii) below):

              (i)  An amount, by wire transfer of immediately available funds to an account specified in writing by HLC Inc., equal to (A) the Closing Payment, (B) minus the Escrow Amount, (C) plus or minus any amounts owed under Section 3.2 and (D) minus the aggregate amount, if any, paid by Buyer to HLC Inc. pursuant to Section 10.1(b) in connection with extensions of the End Date by Buyer;

             (ii)  The Escrow Amount, by wire transfer of immediately available funds to the account specified in the Escrow Agreement;

            (iii)  the Bill of Sale, duly executed by Buyer;

            (iv)  the Assignment and Assumption Agreement, duly executed by Buyer;

             (v)  the certificate of Buyer contemplated by Section 9.2(c), duly executed by an officer of Buyer;

            (vi)  the Escrow Agreement, duly executed by Buyer;

           (vii)  the Lead Sale Agreement, duly executed by Buyer; and

          (viii)  the Transition Services Agreement, duly executed by Buyer.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to the Seller Parties that the statements contained in this ARTICLE 5 are correct and complete as of the date hereof and will be correct and complete through, and as of, the Closing Date as though made then.

        5.1    Organization; Authority; Enforceability.    Buyer is a banking corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and authority, and has taken all action necessary, to authorize, execute and deliver the Transaction Documents to which it is a party, to consummate the transactions contemplated thereby and to perform its obligations thereunder. Each Transaction Document to which Buyer is or will be a party has been duly authorized and has been (or will be at Closing) duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by a Seller Party or a Key Person, as applicable) constitutes (or upon execution and delivery will constitute) the legal, valid and binding obligation of Buyer, Enforceable against Buyer.

        5.2    No Conflicts.    Except as set forth in Section 5.2 of the Buyer Disclosure Schedule, the execution and the delivery by Buyer of the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations thereunder and consummation of the transactions contemplated thereby by Buyer do not and will not: (a) breach or violate (i) any Law or Order to which Buyer or its assets and properties is subject or (ii) any provision of Buyer's Organizational Documents; (b) breach or conflict with, or constitute a default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, any Contract, Order or License to which Buyer is a party or by which it is bound or to which any of Buyer's assets or properties is subject; or (c) require the approval, consent, authorization or act of, or the making by Buyer of any filing with, any Third Party or Governmental Authority.

        5.3    No Finders.    Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Seller Party or any Affiliate thereof could become liable.

        5.4    No Litigation.    There is no Action pending or, to the knowledge of Buyer, threatened against Buyer relating to or affecting the Transaction Documents or any of the Transactions.

        5.5    Financing.    Buyer has, and at the Closing shall have, sufficient cash, available lines of credit or other sources of immediately available funds or committed capital to enable it to pay the Purchase Price.

        5.6    Acknowledgment by Buyer.

          (a)   BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY SELLER PARTIES CONTAINED HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR

  IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL OPERATIONS OF THE BUSINESS OR THE ACQUIRED ASSETS OR THE QUALITY, QUANTITY OR CONDITION OF THE ACQUIRED ASSETS) ARE SPECIFICALLY DISCLAIMED BY SELLER PARTIES.

          (b)   In connection with Buyer's investigation of the Business, Buyer has received from or on behalf of Seller Parties certain projections. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that subject to the express representations and warranties of Seller Parties set forth herein, Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

        Seller Parties jointly and severally represent and warrant to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this ARTICLE 6 are correct and complete as of the date hereof and will be correct and complete through, and as of, the Closing Date as though made then; provided, that any statement as of a specific date is correct and complete only as of such specific date. For purposes of this ARTICLE 6, references in this ARTICLE 6 to a "Seller", "Seller Party", "Sellers" or "Seller Parties", as applicable, shall include each Subsidiary, such that each representation and warranty in this ARTICLE 6 covers, and is made with respect to, each Seller or Seller Party, as the case may be, and each Subsidiary, except that in Sections 6.1, 6.2 and 6.3, "Seller", "Seller Party", "Sellers" or "Seller Parties" does not include any Subsidiary.

        6.1    Organization; Authority; Enforceability.

          (a)   Each Seller Party is a corporation or other legal entity duly incorporated, organized or formed, validly existing, and in good standing under the Laws of the state of its jurisdiction of incorporation, organization or formation. Each Seller Party is duly authorized to conduct the Business and is in good standing under the Laws of each jurisdiction where such qualification is required. Each Seller Party has the requisite power and authority necessary to own or lease the Acquired Assets owned or leased by it and its other properties and to carry on the Business as currently conducted. Each Seller Party has the corporate or other legal entity power and authority, and has taken all action necessary, to authorize, execute and deliver the Transaction Documents to which it is or will be a party, to consummate the transactions contemplated thereby and to perform its obligations thereunder, and no other action or approval on the part of any Seller Party, or the stockholders or other equity holders of any Seller Party, is necessary to authorize and approve the Transaction Documents and the transactions contemplated thereby, other than the receipt of the Parent Stockholder Approval. Each Transaction Document to which each Seller Party is a party has been duly authorized and has been (or will be at Closing) duly executed and delivered by such Seller Party and (assuming the due authorization, execution and delivery by Buyer and Parent, as applicable) constitutes the legal, valid and binding obligation of such Seller Party, Enforceable against such Seller Party.

          (b)   The Board of Directors of Parent, at a meeting duly called and held, has unanimously (i) approved and adopted this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) determined that transactions contemplated by this Agreement are advisable and fair to, and in the best interests of, the stockholders of Parent and (iii) resolved to submit the transactions contemplated by this Agreement to the stockholders of Parent for approval, file the Proxy Statement with the SEC and, subject to Section 7.7, make the Parent Recommendation.

          (c)   Each Subsidiary:

              (i)  is a corporation or other legal entity duly incorporated, organized or formed and validly existing under the Laws of the state of its jurisdiction of incorporation, organization or formation;

             (ii)  is licensed or qualified to conduct the Business in each jurisdiction where it is required to be so licensed or qualified; and

            (iii)  has the requisite power and authority to own or lease its assets and properties and to carry on the Business in the manner currently conducted.

          (d)   True and complete copies of the Organizational Documents of each Seller Party and each Subsidiary have been delivered or made available to Buyer.

        6.2    No Conflicts.    Except as set forth in Schedule 6.2, the execution and delivery by Seller Parties of the Transaction Documents to which they are a party, the performance by Seller Parties of their respective obligations thereunder and consummation of the transactions contemplated thereby by each Seller Party do not and will not: (a) breach or violate (i) any Law or Order to which any Seller Party, any Subsidiary, the Acquired Assets or the Business is subject or (ii) any provision of the Organizational Documents of any Seller Party or any Subsidiary; (b) breach in any material respect or conflict with, or constitute a default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, any Contract, Order or License to which any Seller Party or any Subsidiary is a party or by which it is bound or to which any of the Acquired Assets or the Business is subject; (c) permit any Governmental Authority to terminate, revoke, modify or suspend any material License of any Seller Party or any Subsidiary; (d) result in the imposition of any Encumbrance upon the Acquired Assets; or (e) require the approval, consent, authorization or act of, or the making by any Seller Party or any Subsidiary of any filing with, any Third Party or Governmental Authority.

        6.3    Capitalization.

          (a)   All of the outstanding equity interests of each Seller Party (other than Parent) are owned, directly or indirectly, by Parent, free and clear of any Encumbrances.

          (b)   HLC Inc. does not own equity interests in any Person other than the Subsidiaries and HLC Escrow. Schedule 6.3(b) sets forth the authorized equity interests of each Subsidiary and the number of issued and outstanding equity interests of each Subsidiary, all of which (i) are validly issued, fully paid and nonassessable, (ii) were issued in compliance with all Applicable Requirements, including all preemptive rights, and (iii) are owned, beneficially and of record, by HLC Inc., free and clear of any Encumbrances. Except for this Agreement, no Contract, including any option, warrant or pre-emptive right, exists that (y) grants any Person any right to acquire any equity interests in any Subsidiary or (z) relates to the issuance, sale, purchase or redemption of any equity interests of any of the Subsidiaries.

        6.4    Financial Statements; No Undisclosed Liabilities.

          (a)   Schedule 6.4(a) contains the following financial statements (collectively, the "Financial Statements"): (i) for each of Parent and HLC Inc.: (A) the audited consolidated balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 2008, 2009 and 2010; and (B) the unaudited balance sheets and statements of income as of and for the months ended January 31, 2011, February 28, 2011 and March 31, 2011; (ii) for HLC Inc.: (A) the unaudited statement of cash flows for the year-to-date periods ended January 31, 2011, February 28, 2011 and March 31, 2011; and (B) the unaudited balance sheet and statement of income as of and for the three months ended March 31, 2011 in the form of consolidating schedules; and (iii) for FRMN: (A) the audited consolidated balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 2008 and 2009; (B) the unaudited balance sheet and statements of income and cash flows as of and for the fiscal year ended December 31, 2010; and (C) the unaudited balance sheets and unaudited statements of income as of and for the months ended January 31, 2011 and February 28, 2011.

          (b)   For purposes of this Agreement, "Balance Sheet" means the audited consolidated balance sheet of HLC Inc. as of the Balance Sheet Date included in the Financial Statements and "Balance Sheet Date" means December 31, 2010. Except as set forth in Schedule 6.4(b), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of Parent, HLC Inc. and FRMN, as the case may be, as of such dates and the results of its operations for such periods (except that the unaudited financial statements do not contain normal year-end adjustments and do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP), are correct and complete in all material respects, and are consistent with its books and records in all material respects. Since the Balance Sheet Date, (x) neither Parent nor LendingTree, with respect to the Business, and (y) no Seller, has effected any change in any method of accounting or accounting practice.

          (c)   The books and records which form the basis for the Financial Statements (i) are complete and correct in all material respects and (ii) have been maintained in accordance with Applicable Requirements and customary and sound business practices in HLC Inc.'s industry.

          (d)   Neither Parent nor LendingTree, with respect to the Business or the Acquired Assets, and no Seller, has any Liability other than (i) Liabilities reflected or reserved against on the face (rather than any notes thereto) of the Balance Sheet, (ii) Liabilities incurred in the ordinary course of the Business since the Balance Sheet Date, which are (A) not material, individually or in the aggregate, (B) of the same character and nature as the Liabilities on the face of the Balance Sheet and (C) not the result of any breach of any Contract, breach of warranty, tort, infringement or breach of Applicable Requirements, and (iv) fees and expenses incurred in connection with this Agreement and the Transactions.

        6.5    Subsequent Events.    Except as set forth in Schedule 6.5 (with an indication on such Schedule as to the approximate date on which any event described in this Section 6.5 shall have occurred):

          (a)   Since the Balance Sheet Date, (i) Seller Parties have operated the Business only in the ordinary course of the Business consistent with past practice (except as required by Law) and (ii) there has been no Material Adverse Effect;

          (b)   Without limiting Section 6.5(a), since the Balance Sheet Date (x) neither Parent nor LendingTree, with respect to the Business, and (y) no Seller has:

              (i)  other than in the ordinary course of the Business consistent with past practice, sold, leased (as lessor or lessee), transferred, abandoned or otherwise disposed of, licensed, mortgaged or pledged, or granted, incurred or suffered any Encumbrance (except for Permitted Encumbrances) on, any of its assets or properties, except for any asset which was obsolete;

             (ii)  entered into, amended, canceled or terminated any Contract to which such Seller Party is a party, involving an annual commitment by or to any Seller Party of at least $50,000, other than in the ordinary course of the Business consistent with past practice (except as required by Law);

            (iii)  entered into any Contract for the purchase, sale or lease (as lessor or lessee) of real property (excluding for this purpose, real estate acquired following foreclosure in the ordinary course of the Business consistent with past practice), or exercised any option to extend a lease for real property;

            (iv)  undertaken or entered into a Contract to undertake capital expenditures in excess of $150,000 individually or in the aggregate;

             (v)  (A) instituted any increase in excess of $25,000 in the compensation of any employee, officer, director or consultant of such Seller Party or any other Business Employee (or any accrual for or commitment or agreement to make or pay the same) other than base salary increases in the ordinary course of the Business consistent with past practice (except as required by Law) required by existing agreements, (B) entered into any (x) agreement to pay any severance, change of control or termination pay to any of such Persons, or made any such payment other than as required by existing employment, severance or change of control agreements or by any Law, or (y) other agreements the benefits of which are contingent upon the signing of this Agreement or the Closing, or (C) instituted any increase in or terminated any existing, or entered into or adopted any new, Benefit Plans covering any employees of any Seller Party or any other Business Employees, other than in the ordinary course of the Business consistent with past practice or as required to comply with Law;

            (vi)  suffered any damage, destruction or casualty loss in excess of $150,000 (whether or not covered by insurance);

           (vii)  delayed or postponed the payment of accounts payable or other Liabilities, other than in the ordinary course of the Business consistent with past practice (except as required by Law);

          (viii)  accelerated or caused the acceleration of the collection or receipt of any accounts receivable, other than in the ordinary course of the Business consistent with past practice (except as required by Law);

            (ix)  created, incurred, assumed or guaranteed any funded debt, other than in the ordinary course of the Business consistent with past practice (except as required by Law);

             (x)  canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $150,000;

            (xi)  made any change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, including policies and practices with respect to loan loss obligations, unless such change was required by Law or GAAP;

           (xii)  changed reserves by more than $1,000,000, including with respect to Mortgage Loan repurchases or Mortgage Loan-related indemnities;

          (xiii)  settled or compromised any Action;

          (xiv)  merged or consolidated with, or acquired all or a material portion of the assets or equity interests of, or otherwise acquired or made any equity investment in, any Person;

           (xv)  granted any option or right to purchase its equity interests; issued or committed to issue any of its equity interests or any security convertible into or exchangeable for such equity interests; granted any registration rights; or purchased, redeemed, or retired any of its equity interests;

          (xvi)  made any loan or advance to any employee, officer, director, consultant, agent or shareholder other than normal advances of reasonable business expenses that will be reimbursed in accordance with Sellers' past practices prior to Closing;

         (xvii)  transferred any Key Person or other Business Employee from the position he or she held as of the Balance Sheet Date, or reassigned any of the material duties of any Key Person or other Business Employee assigned to or otherwise performed by him or her as of the

    Balance Sheet Date, or received or given notice of the termination of employment of any Key Person or other Business Employee;

        (xviii)  repurchased, or provided indemnification relating to, Mortgage Loans in excess of $1,000,000;

          (xix)  filed any Tax Return with respect to the Business, the Acquired Assets, the Assumed Liabilities or any Subsidiary inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections, or methods that would have the effect of deferring income to periods for which Buyer is liable or accelerating deductions to periods for which Seller Parties are liable pursuant to Section 8.4(a)); or

           (xx)  authorized, approved, agreed or committed to do any of the foregoing.

        6.6    No Finders.    Except as set forth in Schedule 6.6, no Seller nor any of their Affiliates has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer could become directly or indirectly liable.

        6.7    Actions.    Except as set forth in Schedule 6.7, neither Parent nor LendingTree, with respect to the Business, and no Seller (a) is subject to any outstanding Order, (b) has, since January 1, 2009, been subject to any Order, fine, suspension, settlement, memorandum of understanding, administrative agreement with, or sanction by, or any obligation to indemnify, any Governmental Authority (excluding obligations generally applicable to all participants in HUD and VA lending programs to indemnify HUD or VA for loans insured by FHA or guaranteed by VA, as applicable), or (c) is a party or, to the Knowledge of Seller Parties, threatened to be made a party to any Action relating to or affecting (i) the Acquired Assets, (ii) the Business, (iii) any of the Transaction Documents or (iv) any of the Transactions.

        6.8    Legal Compliance.    Except as set forth in Schedule 6.8:

          (a)   Except with respect to the subject matter of the representations and warranties set forth in Sections 6.9 (Licenses), 6.10 (Privacy Policies), 6.11 (Seller Pipeline Loans), 6.14 (Employees), 6.16 (Tax) and 6.18 (Employee Benefit Plans; ERISA) which shall solely be subject to such provisions, Sellers, Parent and LendingTree, with respect to the Business, the Business and the Business Employees are, and at all times since January 1, 2009 have been, in compliance in all material respects with all Applicable Requirements and Orders, and no Action is pending or, to the Knowledge of Seller Parties, threatened against any Seller Party alleging any failure to so comply;

          (b)   Since January 1, 2009, Sellers and their Affiliates have conducted background checks on their officers, directors, loan originators and other personnel as required by Law. Neither Parent nor LendingTree, with respect to the Business, and no Seller or any officer, director, loan originator, or other personnel of any Seller or any of their Affiliates is (i) subject to any debarment, suspension or limitation on any participation in connection with any government program or subject to any investigation, examination or other Action that could result in any of the foregoing or (ii) subject to any process or other Action that could lead to the loss, suspension or restriction of any mortgage loan-related License;

          (c)   Since January 1, 2009, neither Parent nor LendingTree, with respect to the Business, and no Seller has received from any Person any written or, to the Knowledge of Seller Parties, oral notice or complaint (i) alleging any violation of any Law, (ii) threatening or seeking to revoke, suspend, terminate or limit any License or to take any other action, (iii) alleging any criminal or illegal or impermissible conduct or (iv) involving any material complaints filed against, or statutory fines imposed upon, any Seller Party (or their respective predecessors) by any Governmental Authority. Schedule 6.8(b) identifies all correspondence sent by any Seller Party to or received by any of them from a Governmental Authority since January 1, 2009 relating to any regulatory or other compliance review, audit or investigation with respect to Parent or LendingTree, with respect to the Business, any Seller, the Business, Acquired Assets or any Business Employee;

          (d)   Since January 1, 2009, Parent and LendingTree, with respect to the Business, and each Seller has timely filed all reports, notices, and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any Law with any applicable Governmental Authority. No material deficiencies have been asserted by a Governmental Authority with respect to such report, notice or statement that have not been cured or satisfied;

          (e)   HLC Inc. is (and, at all relevant times since January 1, 2009, was) an FHA-approved and direct endorsement mortgagee in good standing and meets (and, at all relevant times, met) in all material respects all requirements of Law so as to be eligible to originate, refinance and hold FHA-insured Mortgage Loans and conventional Mortgage Loans. The respective operations of the Business and each of the Subsidiaries are, and have been since January 1, 2009, in compliance in all material respects with all Law; and

          (f)    All Custodial Accounts required to be maintained by any Seller Party are maintained in accordance with Applicable Requirements in all material respects, including insurer requirements.

        6.9    Licenses.

          (a)   Schedule 6.9(a) sets forth all Licenses issued or granted by Governmental Authorities with respect to the Business. Such Licenses are the only Licenses necessary for or used in the operation of the Business as currently conducted. For the avoidance of doubt, any License issued or granted by a Governmental Authority in the name of any Business Employee and related to the Business shall be listed in Schedule 6.9(a); however, with respect to any License in the name of any Business Employee, the representations and warranties set forth below shall be deemed made to the Knowledge of Seller Parties.

          (b)   With respect to all Licenses listed in Schedule 6.9(a):

              (i)  All such Licenses are valid and in full force and effect;

             (ii)  Since January 1, 2009, each Seller has been in compliance in all material respects with all of the terms and requirements of each such License; and

            (iii)  There are no proceedings pending, or to the Knowledge of Seller Parties, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

        6.10    Privacy and Data Security Policies.    Sellers' privacy and data security policies, and such policies of Parent and LendingTree, with respect to the Business, have been made available to Buyer. Sellers' privacy and data security policies, and such policies of Parent and LendingTree, with respect to the Business, have not been amended, superseded, modified or terminated, whether in writing or orally, and are in full force and effect. There is no provision of such policies that prohibits the sharing of nonpublic personal information of loan applicants between Seller Parties and Buyer upon consummation of the Transactions or otherwise contravenes 15 U.S.C. § 6802(e)(7) of the Gramm-Leach-Bliley Act of 1999. Except as set forth in Schedule 6.10, since January 1, 2009, each Seller and each of Parent and LendingTree, with respect to the Business, has been in compliance in all material respects with such privacy and data security policies as in effect from time to time.

        6.11    Seller Pipeline Loans.

          (a)   The report of Seller Pipeline Loans as of April 30, 2011 attached to Schedule 6.11(a) is true and complete in all material respects.

          (b)   Except as set forth in Schedule 6.11(b), each Seller Pipeline Loan was solicited and originated in accordance with, and the Loan Documents and Loan Files relating to the Seller Pipeline Loans conform to, all Applicable Requirements in all material respects for the stage of processing that had been achieved as of the date hereof and as of Closing Date based on the Investor or insurer program, or Investor Commitment, under which such Seller Pipeline Loan was originated, including procurement of required settlement services (e.g., appraisal, title and insurance).

          (c)   Except as set forth in Schedule 6.11(c), each of the Seller Pipeline Loans arose out of bona fide transactions in the ordinary course of the Business consistent with past practice (except as required by Law). The Loan Files relating to the Seller Pipeline Loans accurately and completely reflect the terms of the Seller Pipeline Loans, in all material respects.

          (d)   Except as set forth in Schedule 6.11(d), Sellers are the sole owners of, and no other Person has any interest in or rights relating to, the Seller Pipeline Loans.

          (e)   Except as set forth in Schedule 6.11(e), all Persons that had any interest in or rights relating to any Seller Pipeline Loan, whether as broker, mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance in all material respects with any and all Applicable Requirements except where the failure to be in such compliance would not result in Liability to Buyer or limit or impair the enforceability of Seller Pipeline Loans.

          (f)    Except as set forth in Schedule 6.11(f), Seller Parties have complied in all material respects with all Applicable Requirements applicable to the sale of any physical damage, credit life and credit accident and health insurance in connection with each Seller Pipeline Loan.

        6.12    Acquired Assets.    Except as set forth in Schedule 6.12:

          (a)   Seller Parties have good, valid and marketable title to all of the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and the transfer of the Acquired Assets hereunder will convey to Buyer good, valid and marketable title to the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for the Excluded Assets, the Acquired Assets constitute all of the assets, rights and properties used in, or necessary for, the operation of the Business as currently conducted. Neither Parent nor LendingTree owns any asset, right or property necessary for the operation of the Business as currently conducted, except as listed in subsection (n) of Schedule 2.1. Other than Seller Parties, no other Affiliate of Parent is engaged in, or owns any assets that are used in or necessary for the operation of, the Business.

          (b)   Schedule 6.12(b) sets forth all of the tangible personal property of Seller Parties included in the Acquired Assets having an original cost of $50,000 or more. The tangible personal property included in the Acquired Assets, whether owned or leased, are in good operating condition (subject to normal wear and tear) and are located at Sellers' premises.

        6.13    Contracts.

          (a)   Schedule 6.13(a) sets forth a list of the following Contracts (that have not expired or otherwise terminated) as of the date of this Agreement (together with the Assumed Office Leases, the "Material Contracts") that Parent or LendingTree, with respect to the Business, or any Seller is a party to or bound by:

              (i)  Any Contract (excluding purchase orders) involving payments or other consideration annually by any Seller Party or Seller Parties of more than $50,000 in products, materials, supplies, goods, equipment, other assets or services;

             (ii)  Any Contract (including purchase orders) involving the obligation of any Seller Party or Seller Parties, collectively, to sell products or services pursuant to which the aggregate payments to become due to any Seller Party or Seller Parties exceed $50,000, other than in the ordinary course of business;

            (iii)  Any Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of any Seller Party or Seller Parties;

            (iv)  Any Contract that prohibits any Seller Party from competing with any Person or in any business or that otherwise restricts or limits any Seller Party from conducting the Business as currently conducted or as has been historically conducted in the ordinary course consistent with past practice (except as required by Law);

             (v)  Any Contract relating to funded debt, including any guarantees thereof;

            (vi)  Any guarantee of the obligations of service providers, vendors, officers, directors, employees, Affiliates or others;

           (vii)  Any Contract with respect to any partnership or joint venture;

          (viii)  Any Contract relating to (A) the use of any Seller Party's Intellectual Property or Software or (B) the use by any Seller Party in the Business of any Intellectual Property or Software of any Third Party;

            (ix)  Any Contract (including any Contract providing for employment, severance, retention, change in control, transaction bonus or other similar payments or benefits) between or among any Seller Party, on the one hand, and any Business Employee with a base salary in excess of $25,000;

             (x)  Any lease, rental or occupancy agreement, license, installment, conditional sale agreement or Contract under which (A) any Seller Party is the lessee of, or holds or uses, tangible personal property owned by any Third Party for an annual rent in excess of $50,000 or (B) any Seller Party is the lessor of, or makes available for use by any Third Party, any tangible personal property owned by any Seller Party for an annual rent in excess of $50,000;

            (xi)  Any Contract that is an Investor Agreement under which a Mortgage Loan has been purchased since January 1, 2009;

           (xii)  Any Contract that is a Warehousing Agreement; and

          (xiii)  Any other Contract material with respect to the Business to which any Seller Party is a party or by which it is bound, not otherwise covered by this Section 6.13, including any such Contract involving payments to or by any Seller Party or Seller Parties, collectively (and not in the ordinary course) in an aggregate amount in excess of $100,000.

          (b)   Except as set forth in Schedule 6.13(b), each of the Material Contracts (including any Assumed Contracts included within the Material Contracts) is a valid and binding obligation of the parties thereto and is in full force and effect. Each Material Contract may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Except as set forth on Schedule 6.13(b), Sellers have delivered or made available to Buyer correct and complete copies of each Material Contract, including all amendments, supplements and waivers with respect thereto. Seller Parties have fulfilled and performed their respective obligations under each of the Material Contracts, no Seller Party is in, or to the Knowledge of Seller Parties alleged to be in, breach or default under, nor is there or is there, to the Knowledge of Seller Parties, alleged to be any basis for termination of, any of the Material Contracts. To the

  Knowledge of Seller Parties, (i) no Third Party to any of the Assumed Contracts has breached or defaulted thereunder, and (ii) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute a default or breach by any Seller Party or by any such other party thereunder.

        6.14    Employees.

          (a)   Schedule 6.14(a) contains a complete and accurate list of (i) all Business Employees and (ii) with respect to each Business Employee that has base salary or other compensation (including commissions) that exceeds or is reasonably expected to exceed a total of $50,000 in the current year: employer name; job title; date of hiring or engagement; date of commencement of employment or engagement; and compensation paid or payable (including wages, salaries and actual or anticipated bonuses and commissions) currently and for calendar year 2010.

          (b)   Except as set forth in Schedule 6.14(b), each Business Employee is an "at will" employee and may terminate his or her employment or be terminated from such employment at any time for any lawful reason with or without prior notice, except as required by Law. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the consummation of any of the Transactions will give rise to any right of any Business Employee under any Contract or other Benefit Plan to terminate his or her employment with any Seller Party or any of their Affiliates.

          (c)   Except as set forth in Schedule 6.14(c), to the Knowledge of Seller Parties, no Business Employee is a party to any Contract with a Third Party or any other obligation of any kind (and no Seller Party nor any of their Affiliates has received any notice alleging that any Business Employee is such a party or so subject) that (i) prohibits or otherwise limits in any way (or purports to prohibit or limit in any way) any Business Employee from performing his or her duties with respect to the Business, (ii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of Sellers or (iii) requires him or her to transfer, assign or disclose information concerning his or her work on behalf of Seller Parties or any of their Affiliates to any Third Party.

          (d)   Except as set forth in Schedule 6.14(d), there is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout or other labor dispute pending or, to the Knowledge of Seller Parties, threatened against or affecting the Business and, since January 1, 2009 there has not been any such action.

          (e)   Except as set forth in Schedule 6.14(e), no Seller Party nor any of their Affiliates is a party to or bound by any collective bargaining or similar agreement, or other agreement or understanding, with any labor organization employee association or other similar organization with respect to any Business Employee. None of the Business Employees is represented by any labor organization and, to the Knowledge of Seller Parties, there have been no union organizing activities involving any Business Employee pending or threatened at any time since January 1, 2009. Since January 1, 2009, (i) no labor union has been certified by the National Labor Relations Board as bargaining agent for any Business Employee, (ii) no notice has been received by any Seller Party or any of their Affiliates from any labor union stating that it has been, or is demanding to be, designated or otherwise recognized as the bargaining agent for any Business Employee, (iii) no representation proceeding or petition seeking a representation proceeding has been filed (or threatened to be filed) with respect to any Business Employee and (iv) no Seller Party or any of their Affiliates is or has been negotiating, or has been asked to negotiate, any collective bargaining agreement or other agreement or understanding with any labor organization with respect to any Business Employee.

          (f)    Except as set forth in Schedule 6.14(f), Parent and LendingTree, with respect to the Business, and each Seller is, and since January 1, 2009, has been, in compliance in all material respects with all Laws covering or otherwise related to employment and employment practices, terms and conditions of employment, immigration and work authorization, affirmative action obligations, equal employment opportunity, leaves of absence, reasonable accommodations, whistleblower, facility closures and layoffs (including the WARN Act), wages, hours of work (including all state and federal requirements regarding compensation for time worked, meal and rest periods, proper payment of bonuses and commissions, compliant record-keeping practices and timely payment of wages), overtime and occupational safety and health, and none of Parent, LendingTree or any of their Affiliates (other than the other Sellers), with respect to the Business, or any Seller is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          (g)   Except as set forth in Schedule 6.14(g), there is no, and since January 1, 2009, has not been any, unfair labor practice charge or complaint involving the Business Employees pending or, to the Knowledge of Seller Parties, threatened, before the National Labor Relations Board or any similar Governmental Authority.

          (h)   Except as set forth in Schedule 6.14(h), there are no, and since January 1, 2009, there have not been any, charges involving any Business Employee pending before the federal Equal Employment Opportunity Commission, the federal Department of Labor or any other Governmental Authority responsible for receiving employment or labor-related claims or the prevention of unlawful employment or wage and hour practices, nor, to the Knowledge of Seller Parties, is there any basis for any of the same.

          (i)    Except as set forth in Schedule 6.14(i), no Seller Party nor any of their Affiliates has received notice from any Governmental Authority seeking to conduct an investigation, audit or other inquiry with respect to or involving the Business Employees and no such investigation, audit or inquiry is in progress.

          (j)    Except as set forth in Schedule 6.14(j), there are no Actions pending in any forum (including internal investigations or complaints) or threatened, by or on behalf of any present or former Business Employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any violation of any Laws governing wage and hour requirements of any kind (including claims for unpaid overtime or any other wage and hour violations referenced in this Section 6.14), any violation of any Laws governing employment or the termination thereof or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship or otherwise, nor, to the Knowledge of Seller Parties, is there any basis for any of the same.

          (k)   Schedule 6.14(k) sets forth a list of each loan officer involved in the Business as of the date hereof.

          (l)    Schedule 6.14(l) sets forth (i) a list of all loan officers of any Seller Party that have left their employment for any reason that involves a violation or alleged violation of a Law during the last twelve (12) months and (ii) the volume of Mortgage Loans generated by each such loan officer during the last twelve (12) months.

        6.15    Intellectual Property.

          (a)   Schedule 6.15(a) contains: (i) a list and description (showing in each case the registered or other owner, and registration or application number, if any) of all Intellectual Property owned by (A) Sellers or (B) Parent or LendingTree, with respect to the Business (collectively, the "Company Intellectual Property"); and (ii) a list and description of all Intellectual Property licensed to or used by Seller Parties that is material to the conduct of the Business, in each case excluding Confidential Information.

          (b)   Schedule 6.15(b) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by a Seller Party or any of their respective Affiliates in connection with the conduct of the Business; provided, that Schedule 6.15(b) does not list mass market Software licensed to any Seller Party that is commercially available and subject to "shrink-wrap" or "click-through" license agreements.

          (c)   Schedule 6.15(c) contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities that relate to: (i) any Copyrights, Patents, Marks and domain names (excluding standard fee agreements with applicable registrars) required to be identified in Schedule 6.15(a); (ii) any Confidential Information owned by, licensed to or used by Parent, LendingTree or any of their Affiliates (other than the Sellers), in connection with the conduct of the Business, or by any Seller; and (iii) any Software required to be identified in Schedule 6.15(b).

          (d)   Except as disclosed in Schedule 6.15(d), Sellers collectively: (i) own the entire right, title and interest in and to the Company Intellectual Property, free and clear of any Encumbrance; and (ii) have the perpetual, royalty-free right to use all other Intellectual Property that is used in the conduct of the Business.

          (e)   Except as disclosed in Schedule 6.15(e): (i) all registrations for Copyrights, Patents, Marks and domain names required to be identified in Schedule 6.15(a) as being owned by any Seller are valid and in force, and all applications to register any unregistered Copyrights, Patents and Marks so identified are pending and in good standing, all without, to the Knowledge of Seller Parties, challenge of any kind; (ii) none of the Intellectual Property owned by Parent or LendingTree, with respect to the Business, or any Seller has been cancelled or abandoned, and all such Intellectual Property is valid and enforceable (provided that, with respect to Patents, such representation as to validity and enforceability is given based on the Knowledge of Seller Parties); (iii) Sellers collectively have the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Company Intellectual Property, and to the Knowledge of Seller Parties, there is no basis for any such action; (iv) Sellers have taken actions reasonably necessary to protect and, where necessary, to register the Company Intellectual Property; and (v) no Seller is in breach of any agreement affecting the Intellectual Property used by Parent, LendingTree or any of their Affiliates (other than the Sellers), in the conduct of the Business, or by any Seller and has not taken any action that would impair or otherwise adversely affect its rights in such Intellectual Property. Correct and complete copies of: (A) registrations for all registered Copyrights, Patents, and Marks identified in Schedule 6.15(a) as being owned by any Seller; and (B) all pending applications to register unregistered Copyrights, Patents and Marks identified in Schedule 6.15(a) as being owned by any Seller (together with any subsequent correspondence or filings relating to the foregoing) have heretofore been delivered by Sellers to Buyer.

          (f)    Except as set forth in Schedule 6.15(f): (i) the Company Intellectual Property does not infringe, misappropriate, violate or dilute any Intellectual Property or any rights of publicity or privacy of any Third Party; (ii) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property has been made or asserted in respect of the operations of the Business; (iii) no claim of invalidity of any Company Intellectual Property has been made by any other Person; (iv) no proceedings are pending or, to the Knowledge of Seller Parties, threatened that challenge the validity, ownership or use of any Company Intellectual Property; and (v) no Seller Party has received written or, to the Knowledge of Seller Parties, oral notice of a claim against any Seller Party that the operations, activities, products, Software, equipment, machinery or processes of the Business infringe, misappropriate, violate or dilute any Intellectual Property of any Third Party.

          (g)   Except as disclosed in Schedule 6.15(g): (i) the Software included in the Acquired Assets is not subject to any transfer, assignment, change of control, site, equipment, or other operational limitations; (ii) each Seller Party, as applicable, has maintained and protected the Software included in the Acquired Assets that it owns (the "Owned Software") (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Copyrights and Confidential Information (if any) contained therein or relating thereto; (iii) the Owned Software has been registered or otherwise meets the requirements for protection and registration under applicable copyright law; (iv) Seller Parties have complete and exclusive right, title and interest in and to the Owned Software; (v) the Owned Software does not infringe, misappropriate, violate or dilute any Intellectual Property of any Third Party; (vi) any Owned Software includes the source code and system documentation sufficient for a computer programmer skilled in the applicable language to maintain and support it; (vii) the Owned Software operates in accordance with and conforms in all material respects to the specifications described in Schedule 6.15(g); (viii) there are no defects in the design of the Owned Software that affect in any material respect the functionality or operation of the Owned Software; (ix) the Owned Software is not licensed pursuant to a so-called "open source" license and does not incorporate and is not based on any Software that is licensed pursuant to a so-called "open source" license; (x) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; and (xi) the Owned Software complies with all applicable Requirements of Laws relating to the export or re-export of the same. Since January 1, 2009, the Owned Software, computer systems and other information technology infrastructure used by Seller Parties in connection with the conduct of the Business has not been accessed by any Third Party in a manner that has not been authorized.

          (h)   Except as disclosed in Schedule 6.15(h), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Company Intellectual Property either: (i) created such materials in the scope of his or her employment; (ii) is a party to a "work-for-hire" agreement under which any Seller Party is deemed to be the original owner/author of all right, title and interest therein; or (iii) has executed an assignment in favor of a Seller Party (or such predecessor in interest, as applicable) of all right, title and interest in such material.

        6.16    Tax.    Except as set forth on Schedule 6.16:

          (a)   Each Seller Party has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to Applicable Requirements with respect to the Business, the Acquired Assets, the Assumed Liabilities or the Subsidiaries. All Tax Returns and reports are true, correct and complete in all material respects and disclose all Taxes required to be paid in respect of the Business, the Acquired Assets, the Assumed Liabilities and the Subsidiaries. Each Seller Party has timely paid or caused to be timely paid all Taxes related to the Business, the Acquired Assets, the Assumed Liabilities or the Subsidiaries, whether or not shown on any Tax Return. No Seller Party is the beneficiary of any extension of time within which to file any Tax Return related to the Business, the Acquired Assets, the Assumed Liabilities or the Subsidiaries, and no Seller Party has waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect.

          (b)   Sellers have delivered or made available to Buyer copies of all Tax Returns related to the Business, Acquired Assets, the Assumed Liabilities or the Subsidiaries filed since January 1, 2009.

  Schedule 6.16(b) sets forth each state, county, local municipal, domestic or foreign jurisdiction or Governmental Authority in or with which, with respect to the Business, the Acquired Assets, the Assumed Liabilities or the Subsidiaries, any Seller Party has at any time since January 1, 2009 (i) filed a Tax Return, (ii) been registered for any Tax purpose, or (iii) been qualified to do business.

          (c)   Each of Parent and LendingTree, with respect to the Business, and Sellers have complied in all material respects with all provisions of Tax Law relating to withholding, payment and remittance of Taxes and information reporting with respect thereto, and each of Parent and LendingTree, with respect to the Business, and Sellers have, within the time and in the manner prescribed by Tax Law, paid over to the proper Governmental Authorities all amounts required.

          (d)   There is no Tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending which does or could affect the Liability of any Seller Party or Buyer for Taxes with respect to the Business, the Acquired Assets, the Assumed Liabilities or any Subsidiary for any period after the Closing Date.

          (e)   No Acquired Asset or asset of any Subsidiary is (i) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or Section 470(c)(2) of the Code, (ii) tax-exempt bond financed property within the meaning of Section 168(g) of the Code, (iii) properly treated as owned by persons other than the applicable Seller for federal income Tax purposes or (iv) subject to a lease under Code Section 7701(h) or any predecessor provision.

          (f)    Neither Parent nor LendingTree, with respect to the Business, nor any Seller has in the past 5 years been a party to a "reportable transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(1). Each Seller, and each of Parent and LendingTree, with respect to the Business, has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (g)   There is no Action or assessment pending or, to the Knowledge of Seller Parties, proposed or threatened with respect to Taxes of Parent or LendingTree, with respect to the Business, or any Seller.

          (h)   No claim has ever been made by a Governmental Authority in writing in a jurisdiction where any Seller has never paid Taxes or filed Tax Returns asserting that Parent or LendingTree, with respect to the Business, or any Seller is or may be subject to Taxes assessed by such jurisdiction.

          (i)    All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (a) have been paid in full.

          (j)    All Tax sharing arrangements and tax indemnity agreements relating to Parent or LendingTree, with respect to the Business, or any Seller (other than this Agreement) will terminate prior to the Closing Date and no Seller will have any liability thereunder on or after the Closing Date.

          (k)   No Seller has been a member of any Tax Group other than each Tax Group of which it is a member as of the date hereof, and no Seller nor any Subsidiary has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity other than the Subsidiaries.

          (l)    Neither Parent nor LendingTree, with respect to the Business, nor any Seller has any liability for Taxes of another Person, including under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law).

          (m)  RETS is and at all times since its formation has been properly classified either as a partnership or as an entity disregarded from its owner for federal and applicable state, local and other income Tax purposes.

        6.17    Transactions With Affiliates.    Schedule 6.17 sets forth a list of all existing Contracts and other business relationships between Parent or LendingTree, with respect to the Business, or any Seller, on the one hand, and any of such Party's Affiliates, officers or directors, on the other hand, including any Contracts or relationships pursuant to which services provided by Parent or any other Affiliate of any Seller to the Business utilizing assets that are not included in the Acquired Assets, other than "at will" employment arrangements with officers or with any Business Employees that are terminable "at will" by any Seller Party without notice or liability.

        6.18    Employee Benefit Plans; ERISA.

          (a)   Schedule 6.18(a) contains a list of each Benefit Plan to which any Business Employees or their beneficiaries is a party or in which any such Business Employees or their beneficiaries participate, or to which any Seller Party or any trade or business which is, or has been within the past six (6) years, under common control or treated as a single employer with any Seller Party under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") may have any direct or indirect Liability (each a "Seller Benefit Plan"). Schedule 6.18(a) also identifies each Seller Benefit Plan which is sponsored by a Subsidiary.

          (b)   Except as set forth in Schedule 6.18(b), Sellers have made available to Buyer, with respect to each Seller Benefit Plan, correct and complete copies, where applicable, of (i) all plan documents, amendments and trust agreements (or written summaries of any Seller Benefit Plan for which there is no plan document) (ii) the most recent IRS determination or opinion letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules, as filed, for the most recently complete three Plan years, and (iv) and summary plan descriptions used in connection with such plans.

          (c)   Except as set forth in Schedule 6.18(c), with respect to each Seller Benefit Plan, all required payments, premiums, contributions, or distributions for all periods ending through the Closing Date have been made when due, or, if not yet due, have been properly accrued in accordance with the requirements of GAAP and neither the execution or delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Business Employee, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Business Employee or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

          (d)   Except as set forth in Schedule 6.18(d), each Seller Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Laws, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance. Each Seller Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its tax-qualified status and the tax-exempt status of its accompanying trust established under Section 501(a) of the Code, and, since the issuance of any such determination or opinion letter, no events have occurred nor any circumstances exist that would adversely affect the tax-qualified status of any such Seller Benefit Plan. There are no Actions (other than routine claims for benefits) pending or, to the Knowledge of Seller Parties, threatened involving any Business Employees with respect to any Seller Benefit Plans.

          (e)   Except as set forth in Schedule 6.18(e), no Seller Benefit Plan entitles any Business Employee or beneficiary thereof to any retiree medical or other post-termination welfare benefits, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

          (f)    Except as set forth in Schedule 6.18(f), no Seller Party nor any of their ERISA Affiliates have ever maintained, sponsored, contributed to or been obligated to contribute to (i) a "defined benefit plan" (as defined in Section 3(35) of ERISA), (ii) an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, (iii) a "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA), or (iv) a "multiple employer plan" within the meaning of Section 413(c) of the Code.

        6.19    Real Property.

          (a)   Except as set forth in Schedule 6.19(a), neither Parent nor LendingTree, with respect to the Business, and no Seller owns, or holds an option to purchase or acquire, any real property.

          (b)   Schedule 6.19(b) contains a complete and accurate list of the following:

              (i)  all leases or licenses of real property and interests in real property and the buildings, structures and improvements thereon pursuant to which Parent or LendingTree, with respect to the Business, or any Seller is the lessee or licensee;

             (ii)  all Contracts, options (and all amendments, extensions and modifications thereto) or contractual obligations (and all amendments, extensions and modifications thereto) with respect to the Facilities; and

            (iii)  all policies of title insurance issued to any Seller Party with respect to the Facilities.

          (c)   Except as set forth in Schedule 6.19(c), Seller Parties have the right under valid and existing leases to occupy and use the Facilities. Neither the whole nor any portion of the Facilities has been condemned, requisitioned or otherwise taken by any Governmental Authority, and no Seller Party has received any notice that any such condemnation, requisition or taking is threatened. All Facilities have received all required permits (including a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof.

          (d)   Except as set forth in Schedule 6.19(d), each Assumed Office Lease is in full force and effect. No Seller Party is in breach of or in default of its obligations under any Assumed Office Lease. Complete and correct copies of the Assumed Office Leases, including all amendments, extensions, modifications, exhibits, annexes and schedules thereto, have been delivered or made available to Buyer.

          (e)   Except as set forth in Schedule 6.19(e), no Seller Party has received any notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law or requirement relating to the Facilities.

        6.20    Vote Required.    Assuming the Parent Stockholder Approval is obtained, no approval of holders of securities of Parent, in their capacity as such, is necessary to approve this Agreement and the transactions contemplated hereby.

        6.21    Solvency.    Immediately before and immediately after giving effect to the transactions contemplated by this Agreement, including the payment of all fees, expenses and other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, HLC Inc. is and will be Solvent.

        6.22    Disclosure.    None of the representations or warranties of Seller Parties contained herein and none of the information contained in the Disclosure Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

ARTICLE 7. PRE-CLOSING COVENANTS

        The Parties agree as follows with respect to the Interim Period (or, where expressly so provided, following the Closing):

        7.1    Conduct of Business by Seller Parties.

          (a)   Except with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed) or as set forth on Schedule 7.1(c), Seller Parties shall, and shall cause the Subsidiaries to: (i) conduct the Business only in the ordinary course of the Business consistent with past practice (except as required by Law) and in compliance with all Applicable Requirements; (ii) keep and maintain the Acquired Assets in good operating condition and repair consistent with past practice; (iii) use commercially reasonable efforts to maintain the Business intact and to preserve the goodwill of vendors, employees, service providers, borrowers and others having business relations with the Business; and (iv) continue the prior course of dealing among each of the Business and HLC Inc., on the one hand, and each of the other Seller Parties, on the other hand, consistent with past practice (except as required by Law) in all material respects.

          (b)   Seller Parties shall, and shall cause the Subsidiaries to, use commercially reasonable efforts to cooperate with Buyer and its Affiliates in connection with their integration and transition planning with respect to the Business, the Acquired Assets and the Hired Employees, including using commercially reasonable efforts to cooperate with respect to integration and transition planning related to (i) business continuity and disaster recovery, (ii) physical security, (iii) policies, procedures, documentation, testing and risk assessments related to compliance with Law, (iv) information technology, (v) accounting and reporting, (vi) cash management and reconciliation, (vii) data, information and website security, (viii) human resources matters, including pre-employment processing, (ix) marketing (both online and traditional) and branding, including integration between campaign management and lead management systems, interfaces and integration of the pricing engine to the lead generators, re-branding the loan processing site to comply with Buyer look and feel guidelines and testing and integration of websites with Buyer web properties and (x) procuring any Contracts with Third Parties as may be reasonably requested by Buyer. Seller Parties will reasonably cooperate with Buyer's efforts to enhance existing Business policies, procedures, documentation and practices commensurate with requirements for operating the Business within an insured depository institution and bank holding company. Notwithstanding anything to the contrary herein, (A) Seller Parties shall not be obligated to incur any third party costs or expenses in connection with this Section 7.1(b), and (B) Seller Parties shall not be in breach of any provision of this Agreement as a result of any changes implemented by Buyer or at the request of Buyer (and no action or inaction taken at the request of Buyer, or any impact therefrom, shall be used by Buyer as a reason not to close).

          (c)   Without limiting the provisions of Section 7.1(a), but except as otherwise contemplated herein, as set forth in Schedule 7.1(c) or with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), (x) Parent and LendingTree shall not, with respect to the Business, (y) Sellers shall not and (z) Sellers shall cause the Subsidiaries not to:

              (i)  make any capital expenditure or capital expenditures in excess of (A) on or prior to the Initial End Date, $150,000 (individually or in the aggregate) or (B) after the Initial End Date, $300,000 (individually or in the aggregate, including any capital expenditures prior to the Initial End Date);

             (ii)  enter into any Contract for the purchase, sale or lease (as lessor or lessee) of real property or exercise any option to extend an Assumed Office Lease;

            (iii)  other than in the ordinary course of the Business consistent with past practice, sell, lease (as lessor), transfer, abandon or otherwise dispose of, license, mortgage or pledge, or impose or suffer any Encumbrance (other than Permitted Encumbrances) on, any of its assets or properties, except for any asset which is obsolete; provided, that, after the Initial End Date, each of Parent and LendingTree, with respect to the Business, and Sellers and the Subsidiaries may mortgage or pledge, or impose or suffer an Encumbrance on, any of its assets or properties so long as such mortgage, pledge or Encumbrance (to the extent that it affects any Acquired Asset) will by its express terms be automatically released and terminated concurrently with or prior to the Closing;

            (iv)  (A) on or prior to the Initial End Date, enter into any Contract which would have been required to be set forth on Schedule 6.13(a) if in effect on the date hereof, (B) after the Initial End Date, enter into any Contract which would have been required to be set forth on Schedule 6.13(a) (with all dollar amounts set forth in Section 6.13(a) multiplied by two) if in effect on the date hereof, (C) on or prior to the Initial End Date, amend, modify or terminate any Assumed Contract or (D) after the Initial End Date, materially amend or modify, or terminate, any Assumed Contract;

             (v)  enter into, amend, terminate or adopt any Benefit Plan with respect to any Business Employee (including any Contract with respect to any Business Employee), or offer to do any of the foregoing, other than (A) as required by any such existing Benefit Plan or existing Contract or by Law or (B) in connection with any such actions not targeted to the Business Employees and taken in the ordinary course of business of Seller Parties (other than Sellers);

            (vi)  make (or offer to make) any change in the compensation of any Business Employee other than changes made in the ordinary course of the Business consistent with past practice, required by existing Contracts or required by any Law, including any federal Law governing the compensation of loan officers;

           (vii)  make (or offer to make) to any Business Employee any offer of employment or other engagement (or continued employment or engagement) with any Seller Party or any Affiliate of any Seller Party, for employment or other engagement at any time following the Closing;

          (viii)  transfer or otherwise reassign (or offer to transfer or otherwise reassign) any Key Person to any position other than the position that such Key Person holds as of the date of this Agreement, nor assign any such Key Person to perform any duties other than those duties that such Key Person has as of the date of this Agreement or duties in connection with effectuating the Transactions;

            (ix)  induce, solicit, recruit or encourage either individually or indirectly in conjunction with or through any other Person, any Key Person (A) to leave the employ of, or violate the terms of his or her Contract or any other employment arrangement with, any Seller or any of their Affiliates or (B) to negotiate any material terms or to reject any offer of employment or other engagement that such Key Person may receive from Buyer or one of its Affiliates (without limiting or otherwise affecting any other obligation that any Seller has under this Agreement);

             (x)  make any written or oral communication regarding the terms and conditions of any offer of employment or other engagement that Buyer or one of its Affiliates may make to any Business Employee;

            (xi)  create, incur, assume or guarantee any funded debt, other than in the ordinary course of the Business consistent with past practice (except as required by Law); provided, that, after the Initial End Date, each of Parent and LendingTree, with respect to the Business, and Sellers and the Subsidiaries may create, incur, assume or guarantee any funded debt so long as any mortgage, pledge or Encumbrance on any of the Acquired Assets incurred in connection with such funded debt will by its express terms be automatically released and terminated concurrently with or prior to the Closing;

           (xii)  cancel, compromise, waive or release any right or claim (or series of related rights and claims) under or with respect to the Acquired Assets involving more than $50,000 (on or prior to the Initial End Date) or $100,000 (after the Initial End Date);

          (xiii)  delay or postpone the payment of accounts payable or other Liabilities under or with respect to any Acquired Asset, other than in the ordinary course of the Business consistent with past practice (except as required by Law);

          (xiv)  accelerate or cause the acceleration of the collection or receipt of any accounts receivable under or with respect to any Acquired Asset, other than in the ordinary course of the Business consistent with past practice (except as required by Law);

           (xv)  make any material change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements of HLC Inc., including policies and practices with respect to loan loss obligations, unless such change is required by Law or GAAP;

          (xvi)  solely to the extent HLC Inc., HLC Escrow or the Subsidiaries are parties to an Action, settle or compromise such Action with respect to Sellers or the Subsidiaries for an amount in excess of $1,000,000, other than (A) litigation or arbitration relating to Taxes attributable to any Pre-Closing Tax Period or (B) repurchase obligations under any Investor Agreement;

         (xvii)  amend its Organizational Documents;

        (xviii)  merge with or into or consolidate with, or acquire all or a material portion of the assets or equity interests of, or otherwise acquire or make any equity investment in, any Person (it being understood that Parent may enter into a binding agreement for a Permitted Transaction);

          (xix)  grant any option or right to purchase any equity interest of HLC Inc., HLC Escrow or the Subsidiaries; issue or commit to issue any equity interest, or any security convertible into or exchangeable for any such equity interest, of HLC Inc., HLC Escrow or the Subsidiaries to any Person other than Parent or a wholly-owned subsidiary of Parent; or grant any registration rights with respect to any equity interest of HLC Inc., HLC Escrow or the Subsidiaries;

           (xx)  make any loan or advance to any Business Employee other than normal advances of business expenses that will be reimbursed prior to Closing;

          (xxi)  not market, sell or originate any mortgage product or service that was not marketed, sold or originated by HLC Inc. during the 30-day period prior to the date of this Agreement, other than any products that qualify as "prime" and are locked and sold on a committed basis to Tier 1 Investors, or other investors that are consented to by Buyer, such consent not to be unreasonably withheld; or

         (xxii)  authorize, approve, agree or commit to do any of the foregoing.

        7.2    Access to Information.    Upon reasonable notice, Seller Parties shall, and shall cause their Affiliates to, afford to the Buyer, its Affiliates and their respective Representatives, reasonable access during normal business hours during the Interim Period, coordinated through those persons listed on Schedule 7.2, to the properties, books and records of the Business as Buyer, its Affiliates and their respective Representatives may reasonably request, and Seller Parties shall, and shall cause their Affiliates to, furnish promptly to Buyer, its Affiliates and their respective Representatives such additional information concerning the Business, the Business Employees or the Acquired Assets as Buyer, its Affiliates and their respective Representatives may reasonably request; provided, that no Seller Party nor any of their Affiliates shall have any obligation to provide Buyer with access to, or provide Buyer, its Affiliates and their respective Representatives with, any information the disclosure of which would violate any Applicable Requirement or result in a breach of the confidentiality provisions of any Contract to which any Seller Party or any of their Affiliates is bound; provided, further, that Seller Parties and their Affiliates shall be entitled to withhold only such information that may not be provided without causing such violation or breach. Buyer shall, and shall cause its Affiliates and their respective Representatives to, use reasonable efforts to prevent such access and inspection from materially interfering with the business operations of Seller Parties. No investigation made by Buyer, its Affiliates or their respective Representatives hereunder shall affect any of the representations, warranties, covenants and obligations of Seller Parties hereunder.

        7.3    Efforts to Close.

          (a)   Each Party will use its reasonable efforts to take such actions and do such things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 9). Each Party shall cooperate with the others in connection with all actions to be taken in connection with the foregoing sentence (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 9). Sellers will, and will cause their Affiliates to, give any notices to Third Parties, and will use their reasonable efforts to obtain any consents of Third Parties, referred to herein or otherwise required to be made or obtained in order to transfer or assign any of the Acquired Assets to Buyer hereunder. The form and content of all such notices and consents shall be mutually agreeable to the Parties, acting reasonably. Without limiting the foregoing, each Party shall cooperate with the others in order to identify any hedging instruments relating to Seller Pipeline Loans that bear interest rate guarantees and negotiate and enter into, at closing, such instruments of assignment and assumption that may be necessary in order to transfer such hedging instruments to Buyer and to counterparties reasonably acceptable to Buyer.

          (b)   Without limiting the generality of Section 7.3(a), each of the Parties will use its reasonable efforts to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated hereby, including the consents and approvals referred to in Section 5.2 of the Buyer Disclosure Schedule and Schedule 6.2. In furtherance (but not in limitation) of the foregoing, Sellers and Buyer shall file any required applications, notice or other filings with Governmental Authorities as soon as reasonably practicable after the execution hereof. To the extent permitted by Law, each Party shall keep the others apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and shall promptly inform the other Parties of any oral communication with, and provide copies of any written communications with, any Governmental Authority regarding the transactions contemplated under this Agreement. To the extent permitted by Law, each Party agrees, upon request, to furnish the other Parties with all information concerning itself, its subsidiaries (if applicable), directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Parties or any of their respective subsidiaries (if applicable) to any Third Party or Governmental Authority in connection with the Transactions. The Seller Parties shall reasonably cooperate with the Buyer in connection with Buyer's efforts to enter into new investor agreements; provided, that the foregoing shall not obligate any Seller Party to expend any funds or enter into any Contract.

          (c)   Buyer shall apply for the FDIC Approval within 30 days following the date hereof, and if Buyer fails to do so, then, notwithstanding anything to the contrary herein, Buyer shall not have any rights to extend the End Date under Section 10.1(b) (meaning the End Date shall be 150 days following the date hereof unless extended by Parent pursuant to Section 10.1(b)(i)).

          (d)   To the extent permitted by Law, Buyer shall provide HLC Inc. with monthly updates (or more frequently as may be reasonably requested by HLC Inc.) related to Buyer's process of obtaining the FDIC Approval and shall promptly inform the Seller Parties if Buyer or its Affiliates become aware that the FDIC Approval is reasonably likely to be materially delayed, conditioned or withheld.

          (e)   Within a reasonable period of time following the date hereof, Buyer shall contact each Tier 1 and Tier 2 Investor and, thereafter, shall use its reasonable efforts to submit all requested materials to each Tier 1 or Tier 2 Investor for approval within a reasonable period of time after being requested to do so by such Tier 1 or Tier 2 Investor.

          (f)    Buyer shall provide HLC Inc. with a copy of each written proposal, term sheet or other Contract from a Tier 1 or Tier 2 Investor concerning a potential investor agreement and each written proposal, term sheet or other Contract that Buyer provides to a Tier 1 or Tier 2 Investor concerning a potential investor agreement; provided, that Buyer shall have no obligation to provide HLC Inc. with any such materials the disclosure of which would violate any Law or result in a breach of the confidentiality provisions of such proposal, term sheet or other Contract, or any other Contract to which Buyer or any of its Affiliates is a party or bound. Buyer shall also provide HLC Inc. with monthly updates (or more frequently as may be reasonably requested by HLC Inc.) related to Buyer's process of obtaining the Bona Fide Proposals and shall promptly inform the Seller Parties if Buyer or its Affiliates become aware that satisfaction of the condition set forth in Section 9.1(m) is reasonably likely to be materially delayed, conditioned or withheld.

          (g)   Notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) none of any Seller Party, Buyer or any of their respective Affiliates shall have any obligation to offer or pay any consideration (other than customary filing or processing fees with Governmental Authorities) in order to obtain any consents, approvals or authorizations referred to in this Section 7.3 and (ii) Sellers shall not, and shall cause their Affiliates not to, make any agreement or understanding affecting the Acquired Assets, the Assumed Liabilities or the Business as a condition for obtaining any such consents, approvals or authorizations except with the prior written consent of Buyer.

        7.4    Bulk Transfer Compliance.    Buyer and Sellers hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales Laws, to the extent applicable to the Transactions.

        7.5    Proxy Statement.

          (a)    Covenants of Parent with Respect to the Proxy Statement.    As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") for use in connection with the meeting of Parent's stockholders to be held for the purpose of voting upon the approval of the transactions contemplated by this Agreement (the "Stockholders' Meeting"). Parent shall include in the Proxy Statement, unless the Board of Directors of Parent has made a Permitted Change of Recommendation in compliance with Section 7.7(e), the Parent Recommendation. Parent shall use all reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as practicable after its filing with the SEC. Parent covenants and agrees that none of the information to be included in the Proxy Statement (other than any information supplied by Buyer for use in the Proxy Statement) will, at the time of (i) the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall ensure that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

          (b)    Covenants of Buyer with Respect to the Proxy Statement.    Buyer shall use all reasonable best efforts to cooperate with Parent to respond to any comments by the SEC staff in respect of the Proxy Statement. Buyer covenants and agrees that none of the information with respect to Buyer or its Affiliates to be included in the Proxy Statement will, at the time of (i) the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c)    Cooperation.    The Parties shall reasonably cooperate and consult with each other in the preparation of the Proxy Statement and Parent will provide Buyer a reasonable opportunity for review and comment on the draft Proxy Statement (including each amendment or supplement thereto) prior to filing and any responses to comments by the SEC staff on the Proxy Statement or any amendments or supplements to the Proxy Statement. Parent shall promptly (i) notify Buyer of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide Buyer with copies of all filings made with the SEC and all correspondence between Parent and the SEC with respect to the Proxy Statement.

          (d)    Mailing of Proxy Statement; Amendments.    As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, Parent shall mail the Proxy Statement to the holders of Parent's common stock as of the record date established for the Stockholders' Meeting and, unless the Board of Directors of Parent has made a Permitted Change of Recommendation in compliance with Section 7.7(d), shall use reasonable best efforts to solicit proxies and votes in favor of the approval of the transactions contemplated by this Agreement and shall take all other action reasonably necessary or advisable to secure the approval of the transactions contemplated by this Agreement. If, at any time prior to the Closing, any event or circumstance relating to any Seller Party or Buyer or any of their respective Affiliates, or their respective officers or directors, or any false or misleading information in the Proxy Statement, should be discovered by any Seller Party or Buyer, respectively, which, pursuant to the Exchange Act, should be set forth, supplemented or corrected, as the case may be, in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other Parties (in which case the Parties shall cooperate to effect the applicable amendment or supplement).

        7.6    Stockholders' Meeting.    Parent shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Stockholders' Meeting. Unless the Board of Directors of Parent has made a Permitted Change of Recommendation, Parent shall, through its Board of Directors, recommend to its stockholders the approval of this Agreement and the transactions contemplated by this Agreement (the "Parent Recommendation"), and take all other action necessary or advisable to secure the Parent Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the obligation of Parent to call, give notice of, convene and hold the Stockholders' Meeting and to hold a vote of Parent's stockholders on the approval of this Agreement and the transactions contemplated by this Agreement at the Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal) or by a Change of Recommendation. In any case in which Parent makes a Change of Recommendation, (a) Parent shall nevertheless submit the transactions contemplated by this Agreement to a vote of its stockholders and (b) the Proxy Statement and any and all accompanying materials (including the proxy card, the "Proxy Materials") shall be the same in form and content to that which would have been prepared by Parent had no Change of Recommendation been made, except for changes to the Proxy Materials stating and explaining the reasons for the Change of Recommendation, including, if applicable, describing matters relating to the Superior Proposal or other event giving rise to the Change of Recommendation, and such other changes as are required by Law or which the Board of Directors of Parent determines that the failure to make would constitute, or would be reasonably likely to constitute, a breach of the fiduciary duties of the Board of Directors of Parent to Parent's stockholders under Law. Parent agrees that, prior to the termination of this Agreement, it shall not submit to the vote of its stockholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so. For the avoidance of doubt, Parent shall not be required to hold the Stockholders' Meeting if this Agreement is validly terminated in accordance with Section 10.1.

        7.7    No Solicitation of Acquisition Proposal.

          (a)   From and after the date of this Agreement until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, neither the Seller Parties nor any of their Affiliates shall, and each of the Seller Parties shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly: (i) solicit, initiate, assist or knowingly facilitate or encourage the making of any Acquisition Proposal or any inquiry, offer or proposal that may reasonably be expected to lead to any Acquisition Proposal; (ii) enter into, engage or participate in, or continue any negotiations regarding any Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to, any Acquisition Proposal; (iii) furnish to any person or group (other than Buyer and its Affiliates) any non-public information relating to Parent or any of its Affiliates in connection with an Acquisition Proposal; (iv) engage or participate in discussions with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that may reasonably be expected to lead to any Acquisition Proposal; or (v) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or enter into any letter of intent or similar document or any agreement, commitment or other Contract relating to any Acquisition Proposal or any inquiry, offer or proposal that may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, Seller Parties agree that any breach of this Section 7.7(a) by any Seller Party or any of their Affiliates or any of Seller Parties' or their Affiliates' respective executive officers or directors or any financial advisors, outside legal counsel, accountants or other advisors retained in connection with the Transactions or in connection with a Permitted Transaction, shall constitute a breach of this Section 7.7(a) by Seller Parties.

          (b)   Notwithstanding any limitations set forth in this Agreement, if after the date hereof and prior to the receipt of the Parent Stockholder Approval, Parent receives an unsolicited, bona fide written Acquisition Proposal that (i) did not result from a violation of this Section 7.7 and (ii) the Board of Directors of Parent determines in good faith after consultation with Parent's outside legal and financial advisors that (A) such Acquisition Proposal constitutes or would reasonably be likely to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal and (B) the failure to take the actions described in clauses (x) and (y) below would constitute, or would reasonably be likely to constitute, a breach of the fiduciary duties of the Board of Directors of Parent to Parent's stockholders under Law, then Parent may, at any time prior to the receipt of the Parent Stockholder Approval, take the following actions: (x) furnish non-public information with respect to Parent and its subsidiaries to the third party making such Acquisition Proposal if, and only if, such information has been previously or is promptly (and in any case within 24 hours) provided to Buyer and prior to so furnishing such information, Parent receives from the third party an executed confidentiality agreement with terms no less favorable in the aggregate to the third party than the Confidentiality Agreement is to Buyer and (y) engage or participate in discussions or negotiations with such third party with respect to the Acquisition Proposal; provided, however, that as promptly as reasonably practicable following Parent taking such actions as described in clauses (x) or (y) above (and in any event within 24 hours), Parent shall provide written notice to Buyer of such determination as provided for in clause (ii) above, the identity of the third party making such Acquisition Proposal and the terms and conditions of the Acquisition Proposal. Parent shall keep Buyer reasonably informed on a current basis of the status of any such discussions or negotiations.

          (c)   Except as provided or permitted by this Section 7.7, neither Parent nor the Board of Directors of Parent nor any committee thereof shall (i) formally determine to change, qualify, withdraw or modify, or publicly propose to change, qualify, withdraw or modify the Parent Recommendation in a manner adverse to Buyer, (ii) fail to include the Parent Recommendation in the Proxy Statement distributed to stockholders; (iii) make any other statement in connection with the Stockholders' Meeting materially inconsistent with the Parent Recommendation which is not promptly (and in any case no later than 24 hours after the written request by Buyer) retracted and corrected by Parent, together with a reaffirmation of the Parent Recommendation in a press release following the written request by Buyer; (iv) refuse to publicly reaffirm the Parent Recommendation following any written request by Buyer to provide such reaffirmation following receipt or public disclosure of an Acquisition Proposal prior to the earlier of (x) ten (10) days following such request and (y) five (5) Business Days prior to the Stockholders' Meeting; (v) formally determine to recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any Acquisition Proposal or any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement executed in accordance with Section 7.7) providing for, relating to or in connection with, any Acquisition Proposal; or (vi) formally determine to take any action to make the provisions of any anti-takeover Law or any restrictive provision of any applicable anti-takeover provision in Parent's Organizational Documents inapplicable to any transactions contemplated by an Acquisition Proposal ((any of the actions or events described in clauses "(i)," "(ii)", "(iii)", "(iv)", "(v)" or "(vi)" a "Change of Recommendation").

          (d)   If prior to the receipt of the Parent Stockholder Approval, either:

              (i)  Parent receives a written, bona fide Acquisition Proposal and a breach by Parent, its Affiliates or their respective Representatives of this Section 7.7 has not contributed to the making of such Acquisition Proposal, and the Board of Directors of Parent determines in good faith after consultation with outside legal and financial advisors that the proposal is a Superior Proposal and failure to effect a Change of Recommendation would constitute, or would reasonably be likely to constitute, a breach of the fiduciary duties of the Board of Directors of Parent to Parent's stockholders under Law, or

             (ii)  other than in connection with an Acquisition Proposal, the Board of Directors of Parent determines in good faith, in response to the occurrence of a Parent Intervening Event and after consultation with outside legal and financial advisors, that the failure of the Board of Directors of Parent to effect a Change of Recommendation would constitute, or would reasonably be likely to constitute, a breach of the fiduciary duties of the Board of Directors of Parent to Parent's stockholders under Law, then the Board of Directors of Parent may effect a Change of Recommendation (a "Permitted Change of Recommendation"); provided, that with respect to clause (i), (x) Parent shall have first (A) provided five (5) Business Days' prior written notice (a "Notice of Superior Proposal") to Buyer that it is prepared to effect a Permitted Change of Recommendation in response to a Superior Proposal, which notice shall include the terms and conditions of the Superior Proposal, copies of the agreements proposed to effect such Superior Proposal and the identity of the Person making such proposed Superior Proposal (it being understood and agreed that any amendment to the financial terms or any material amendment of any such Superior Proposal shall require a new Notice of Superior Proposal and a new five (5) Business Day period), and (B) during such five (5) Business Day period, if requested by Buyer, engage in good faith negotiations with Buyer to amend this Agreement in such a manner that any Acquisition Proposal which was determined to be a Superior Proposal would no longer constitute a Superior Proposal and (y) at the end of such five (5) Business Day period (or at such earlier time following receipt of a Notice of Superior Proposal that Buyer notifies Parent that it is not interested in pursuing further negotiations to amend this Agreement), such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes, which have not been withdrawn, to the terms of this Agreement proposed by Buyer following a Notice of Superior Proposal, as a result of the negotiations required by sub-clause (B) or otherwise) and (2) in the case of clause (ii), (I) Parent shall have first provided five (5) Business Days' prior written notice ("Notice of a Proposed Change of Recommendation") to Buyer that it is prepared to effect a Permitted Change of Recommendation in response to a Parent Intervening Event and describing such Parent Intervening Event and during such five (5) Business Day period, if required by Buyer, engage in, and cause its Representatives and Affiliates to engage in, good faith negotiations with Buyer and its Representatives to amend this Agreement and at the end of such five (5) Business Day period, the Board of Directors of Parent, after taking into account all changes, which have not been withdrawn, to the terms of this Agreement proposed by Buyer following such Notice of a Proposed Change of Recommendation, again determines in good faith that the failure to effect a Change of Recommendation would constitute, or would reasonably be likely to constitute, a breach of the fiduciary duties of the Board of Directors of Parent to Parent's stockholders under Law.

          (e)   Parent shall advise Buyer promptly (and in any event within 24 hours) of (i) any Acquisition Proposal or any Permitted Transaction Proposal or indication, inquiry, proposal or offer with respect to or that may reasonably be expected to lead to any Acquisition Proposal or any Permitted Transaction Proposal, (ii) any request for non-public information relating to Parent, any other Seller Party, any Subsidiary, the Business or the Acquired Assets and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal or a Permitted Transaction Proposal, including in each case the identity of the Person making any such Acquisition Proposal, Permitted Transaction Proposal or indication, inquiry, offer or proposal, and the material terms of any such Acquisition Proposal, Permitted Transaction Proposal or indication, inquiry, offer or proposal. Parent shall keep Buyer reasonably informed on a current basis of any material changes to the terms of any such Acquisition Proposal, Permitted Transaction Proposal or indication or inquiry.

          (f)    Nothing contained in this Agreement shall prohibit Parent or the Board of Directors of Parent from (i) disclosing to Parent's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of Parent (or a committee thereof, as applicable) has reasonably determined in good faith, after consultation with outside legal and financial advisors, that the failure to do so would constitute, or would reasonably be likely to constitute, a breach of any Law; provided, however, that (A) any disclosure of a position contemplated by Rule 14e-2(a) or

  Rule 14d-9 promulgated under the Exchange Act other than a "stop, look and listen", an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Parent Recommendation shall be deemed to be a Change of Recommendation and (B) neither Parent nor Parent's Board of Directors (nor any committee thereof) shall make any Change of Recommendation except in accordance with the other provisions of this Section 7.7.

          (g)   As used in this Agreement:

              (i)  "Acquisition Proposal" means any proposal or offer from any Person or group other than Buyer and its Affiliates to effect: (A) any direct or indirect acquisition or purchase, in any single transaction or series of related transactions, by any such Person or group of Persons, of any of the Acquired Assets excluding purchases or acquisitions that are not prohibited under Section 7.01(c)(iii); (B) any direct or indirect acquisition or purchase by any Person or group of Persons of 15% or more of the total outstanding voting securities of Parent; (C) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that if consummated, would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of Parent; or (D) any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving Parent or any of its subsidiaries as a result of which any Person or group acting in concert, other than Parent or a subsidiary of Parent, would acquire assets or securities described in clause (A), (B) or (C) above; provided, however, that a Permitted Transaction Proposal shall not be deemed to be an Acquisition Proposal;

             (ii)  "Parent Intervening Event" means an event or circumstance material to the Parent and its subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by any Seller Party), that was unknown to or the consequences of which would not be reasonably foreseeable to the Board of Directors of Parent on the date hereof, which event or circumstance becomes known to the Board of Directors of Parent prior to the Parent Stockholder Approval; provided, however, that (A) in no event shall the receipt, existence or terms of an Acquisition Proposal, or any inquiry or matter relating thereto or consequence thereof, constitute a Parent Intervening Event, (B) in no event shall events or circumstances arising from the announcement or the existence of, or any action taken by any Party pursuant to and in compliance with the terms of, this Agreement constitute a Parent Intervening Event and (C) in no event shall any increase in the market price of Parent's common stock, in and of itself, constitute a Parent Intervening Event (provided that the event or circumstance underlying such increase in the market price of Parent's common stock shall not be excluded, and may be taken into account, in determining whether there is a Parent Intervening Event);

            (iii)  "Permitted Transaction Proposal" means any proposal from any Person or group other than Buyer and its Affiliates that would be an Acquisition Proposal (but for the proviso excluding Permitted Transactions from the definition of Acquisition Proposal) and which contemplates a transaction, or a series of transactions, (A)(w) pursuant to which Parent will merge with or into, or consolidate with, a Third Party or that will result in an acquisition of all or substantially all of the assets (including equity interests of Parent's subsidiaries but other than any Acquired Assets) or equity interests of Parent, (x) that cannot be consummated until the earlier of the Closing hereunder or the termination of this Agreement in accordance with its terms, (y) in which the negotiation, entry into and performance by Parent and its Affiliates of the agreements relating to such transaction, or series of transactions, would not materially impede or delay the consummation of the Transactions and (z) pursuant to which such Third Party unconditionally agrees to assume all post-Closing obligations of Seller Parties pursuant to this Agreement and the other Transaction Documents; or (B) (x) which would result in any direct or indirect acquisition or purchase by any Person or group of Persons of in excess of 15% but less than 50% of the outstanding voting securities of Parent, (y) in which the negotiation, entry into and performance by Parent and its Affiliates of the agreements relating to such transaction, or series of transactions, would not materially impede or delay the consummation of the Transactions and (z) in which all persons who would acquire such outstanding voting securities prior to the receipt of Parent Stockholder Approval would execute a voting and support agreement in in a form consistent with the forms executed in connection with this Agreement by Parent's stockholders other than Parent's Chief Executive Officer, but providing that in the event of a Change of Recommendation due to a Superior Proposal, the aggregate percentage of shares required under all voting agrements to be voted in favor of this Agreement and the Transactions shall not exceed 35% of the shares of Parent's common stock outstanding on the record date for the Stockholders' Meeting (each transaction or series of transactions described in clauses (A) or (B) above, a "Permitted Transaction"); and

            (iv)  "Superior Proposal" means any unsolicited, bona fide written Acquisition Proposal (except that the reference in clause (A) thereof to "any of the Acquired Assets" shall be replaced by "50% or more of the fair market value of the consolidated assets of Parent and its subsidiaries, taken as a whole" and the references in clauses (B) and (C) thereof to "15%" shall be replaced by "50%") that is (A) on terms that the Board of Directors of Parent determines in good faith, after consultation with outside financial and legal advisors and consideration of all relevant factors, would, if consummated, result in a transaction that is more favorable from a financial point of view to Parent and its stockholders than the transactions contemplated by this Agreement (taking into account any binding proposal to amend the terms of this Agreement), (B) is reasonably capable of being completed on the terms set forth in the proposal within a reasonable period of time, taking into account all financial, legal, regulatory and other aspects thereof, and (C) to the extent external financing is required, includes committed financing.

          (h)   During the period from the date of this Agreement through the earlier of the Closing and the date of termination of this Agreement, Parent shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which Parent or any of its subsidiaries is a party (other than any involving Buyer) in a manner adverse to Buyer. During such period, Parent shall use reasonable efforts to enforce the provisions of any such agreement, unless the Board of Directors of Parent determines in good faith, after consultation with its legal counsel, that such action would constitute, or would reasonably be likely to constitute, a breach of the fiduciary duties of the Board of Directors of Parent to Parent's stockholders under Law. Without limiting the generality of the foregoing, Parent shall promptly request (or, to the extent contractually permitted to do so, require) the return or destruction of any confidential information previously furnished by or on behalf of Seller Parties thereunder.

        7.8    Notice of Events.    Each Party shall promptly notify the other Parties of any Action that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality or validity of any of the Transactions. Seller Parties shall, and shall cause their Affiliates to, promptly notify Buyer of (i) any Action that may be threatened, brought, asserted or commenced against Seller Parties, the Subsidiaries or the Business that would have been listed on Schedule 6.7 if such Action had arisen prior to the date hereof and (ii) any other event or matter that becomes known to any Seller Party or any Subsidiary that would, or would reasonably be expected to, cause any representation or warranty contained in ARTICLE 6 to be untrue in any material respect. No such notice shall affect any of the representations and warranties of a Party hereunder. Seller Parties shall, and shall cause their Affiliates to, promptly notify Buyer of the occurrence of any of the events that has given or would give, with or without the passage of time or the giving of notice or both, rise to the right of Buyer to terminate this Agreement pursuant to Section 10.1(g).

        7.9    Directors and Officers.    Sellers shall take all necessary action to ensure that, effective as of the Closing, the board of directors (or equivalent governing body) and officers of each Subsidiary shall consist of those individuals identified by Buyer prior to the Closing.

        7.10    Escrow and Transition Services Agreements.    Each Seller Party and Buyer agrees that it will negotiate in good faith (a) a definitive Escrow Agreement in a manner consistent with, and containing the terms set forth in, Exhibit C and (b) a definitive transition services agreement in a manner consistent with, and containing the terms set forth in, Schedule 7.10(b) (the "Transition Services Agreement"), whereby Parent or its Affiliates will provide certain transition support to Buyer and Buyer will provide certain transition support to Seller Parties, in each case, on other such customary terms to which the Parties may agree, for execution by the applicable Seller Parties and Buyer on the Closing Date.

        7.11    Owned Software.    At all times prior to the Closing, Seller Parties will make all modifications to the Owned Software necessary to reflect changes in Applicable Requirements.

        7.12    Excludable Contracts.    Subject to the remaining provisions of this Section 7.12, the Parties agree that, except for purposes of Section 2.1(b), each Excludable Contract set forth on Schedule 1.1(a) shall be deemed to be an Assumed Contract hereunder. Seller Parties shall use their reasonable efforts to obtain, as promptly as practicable following the date hereof, correct and complete copies of each Excludable Contract and shall, within 30 days following the date hereof, deliver to Buyer (a) correct and complete copies of all Excludable Contracts or (b) with respect to any Excludable Contract for which Seller Parties have been unable to obtain a correct and complete copy, a statement to such effect. Within 30 days following such delivery by Seller Parties, Buyer shall provide to Seller Parties a list of each Excludable Contract that Buyer has determined, in its sole discretion, to be an Assumed Contract for purposes of Section 2.1(b). On or prior to the Closing Date, the Parties shall amend subsection (b) of Schedule 2.1 to include on such Schedule each Excludable Contract identified by Buyer on such list. For the avoidance of doubt, any Excludable Contract that is not identified by Buyer on such list shall, for all purposes of this Agreement, be deemed to be an Excluded Asset.

        7.13    Compliance Certificates.    Within five (5) Business Days following the end of each calendar month (the "Reference Month") during the Interim Period, Parent shall deliver to Buyer a certificate, which shall be signed by the Chief Executive Officer or Chief Financial Officer of Parent, substantially in the form of Schedule 7.13 attached hereto (each a "Compliance Certificate"), certifying as to the matters set forth in Schedule 7.13 with respect to the applicable Reference Month.

ARTICLE 8. ADDITIONAL COVENANTS

        8.1    Further Assurances.

          (a)   Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, (i) at Buyer's request and without further consideration, Seller Parties shall, and shall cause their controlled Affiliates to, execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer's title to, all of the Acquired Assets, and (ii) at any Seller's request and without further consideration, Buyer shall execute and deliver to Sellers such other instruments of transfer, assumption, guarantee and confirmation, provide such materials and information and take such other actions as any Seller may reasonably deem necessary or desirable for Buyer to assume all of the Assumed Liabilities from Seller.

          (b)   Without limiting Section 8.1(a), if at any time following the Closing Date, any Party becomes aware of any asset, right, property or Contract that was (i) not included in the Acquired Assets, (ii) not an Excludable Contract, (iii) not an asset of a Seller, (iv) in the case of any Contract, not made available to Buyer, and (v) was necessary for the operation of the Business, then, at Buyer's request and without further consideration, Seller Parties shall, or shall cause an Affiliate of Seller Parties to, take such actions as are necessary to assign, transfer, convey and deliver to Buyer such asset, right, property or Contract, free and clear of any Encumbrances, other than Permitted Encumbrances.

        8.2    Confidentiality.

          (a)   Seller Parties shall, and shall cause each of their respective Affiliates to, hold all of the Confidential Information of the Business, the Acquired Assets or the Subsidiaries in the strictest confidence, refrain from using any of such Confidential Information and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of such Confidential Information that are in the possession of any Seller or any of their respective Affiliates; provided, however, that Seller Parties may retain such Confidential Information to the extent necessary for, and solely for the purpose of, compliance with their obligations under the Investor Agreements and Warehousing Agreements or Law. If any Seller Party or any of their respective Affiliates is ever requested or required to disclose any such Confidential Information of the Business, the Acquired Assets or the Subsidiaries, then, to the extent not prohibited by Law, Seller Parties shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with this Section 8.2. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is compelled to disclose any such Confidential Information to any Governmental Authority, then such Person may disclose such Confidential Information (and only such portion of such Confidential Information as is required to be disclosed) to the Governmental Authority; provided, however, that such Person will use its reasonable efforts to obtain, at the request of Buyer, an order or other assurance (as Buyer may designate) that confidential treatment will be given to such portion of such Confidential Information required to be disclosed. Notwithstanding anything to the contrary herein, nothing herein shall prohibit the ability of a Party or any Affiliate thereof from making disclosures, that such Person is advised by outside legal counsel are required to be disclosed pursuant to Law or the rules or regulations of securities exchanges; provided, however, that prior to making any such disclosure, such Party shall use reasonable best efforts to notify each other Party hereto of such disclosure, provide the other Parties with a reasonable opportunity to review and comment on such disclosure and consider, in good faith, all comments made by such other Parties with respect thereto. Notwithstanding the foregoing, Seller Parties shall be permitted to disclose Confidential Information relating to the Transactions to any Person owning in excess of five percent (5%) of the outstanding common stock of Parent who has executed a valid and binding confidentiality agreement in form and substance reasonably acceptable to Buyer.

          (b)   Seller Parties shall, and shall cause each of their respective Affiliates to, maintain the confidentiality of any Confidential Information of Discover Financial Services and its Affiliates disclosed, furnished or made available to Parent and its Affiliates pursuant to the Confidentiality Agreement using procedures no less rigorous than those used to protect and preserve the confidentiality of their own similar proprietary information. In no event shall any Seller Party or any of their respective Affiliates use less than a reasonable degree of care to protect and preserve the Confidential Information of Discover Financial Services, including an obligation to not, without Buyer's prior written permission: (i) transfer or disclose any of Discover Financial Services' Confidential Information to any Third Party; (ii) use any of Discover Financial Services' Confidential Information for any purpose other than in furtherance of the Transactions; or (iii) take any other action with respect to Discover Financial Services' Confidential Information

  inconsistent with the confidential and proprietary nature of such information. Notwithstanding clause (i) of this Section 8.2(b), Seller Parties and their respective Affiliates may disclose Discover Financial Services' Confidential Information (A) to a Seller Party's Representatives who have a need to know such Confidential Information solely in furtherance of Transactions; provided, however, that if Discover Financial Services' Confidential Information is so disclosed, such Seller Party shall (x) cause its Representatives to comply with this Section 8.2(b) and (y) assume full responsibility for any breach of this Section 8.2(b) caused by any such Representatives and (B) to any Seller Party's or any of their respective Affiliates' federal and state governmental regulators, federal and state governmental examiners, federal and state governmental auditors and their respective Representatives. If any Seller Party, any of their Affiliates or any of their Representatives is requested or required to disclose any of Discover Financial Services' Confidential Information pursuant to a subpoena, court order, statute, law, rule, regulation, or other similar requirement, Parent shall, if lawfully permitted to do so, provide prompt notice of such request or requirement to Buyer so that Discover Financial Services may seek an appropriate protective order or other appropriate remedy or waive compliance with this Section 8.2(b). If no such protective order or remedy is obtained, and such Person is, upon the advice of its counsel, compelled to disclose Discover Financial Services' Confidential Information under pain of liability for contempt of court or other censure or Liability, or if Buyer waives compliance with this Section 8.2(b) in writing, such Person may disclose, without Liability, such Confidential Information in accordance with, but solely to the extent necessary, upon the advice of counsel, to comply with such request or requirement.

        8.3    Non-Competition; Non-Solicitation.

          (a)   In furtherance of the sale of the Acquired Assets and the Business to Buyer hereunder and more effectively to protect the value and goodwill of the Acquired Assets and the Business so sold, during the Restricted Period, except as expressly permitted by Section 8.6(b), Seller Parties, jointly and severally, agree that they will not, and will cause their controlled Affiliates not to, either directly or indirectly in conjunction with or through any other Person, including any of their controlled Affiliates, establish, take any steps to establish, own, manage, operate, control, invest in or otherwise engage in the business of origination, funding or sale of mortgages (collectively, the "Competing Business") within the United States. Notwithstanding anything herein to the contrary, (i) nothing in this Agreement shall prevent, hinder or constrain the operation of the Excluded Business, (ii) the ownership by Parent or any of its Affiliates of not more than five percent (5%) in the aggregate of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 8.3 and (iii) the obligations under this Section 8.3 shall not bind any Permitted Section 8.3 Acquirer who acquires Parent in the future in connection with a Permitted Section 8.3 Transaction. For purposes of this Agreement: (x) "Permitted Section 8.3 Transaction" means (I) any direct or indirect acquisition or purchase by any Permitted Section 8.3 Acquirer of 50% or more of the total outstanding voting securities of Parent, (II) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that, upon consummation, results in any Permitted Section 8.3 Acquirer beneficially owning 50% or more of Parent's common stock or (III) any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving Parent or any of its subsidiaries as a result of which any Permitted Section 8.3 Acquirer would acquire securities described in sub-clause (I) or (II) above; and (y) "Permitted Section 8.3 Acquirer" means any Third Party that (I) if a Permitted Section 8.3 Transaction is entered into or consummated on or prior to the first anniversary of the Closing Date, derives less than twenty-five percent (25%) of its consolidated revenue from a Competing Business and (II) if a Permitted Section 8.3 Transaction is entered into or consummated after the first anniversary of the Closing Date, derives less than fifty percent (50%) of its consolidated revenue from a Competing Business.

          (b)   During the Restricted Period, Seller Parties, jointly and severally, agree that they will not, and will cause their controlled Affiliates not to, either individually or indirectly in conjunction with or through any other Person, (i) to the extent not prohibited by Law, hire, employ or otherwise engage the services of any Hired Employee or (ii) induce, solicit, recruit or encourage any Hired Employee to leave the employ of Buyer or any of its Affiliates (as applicable) or violate the terms of his or her contract or any other employment arrangement with Buyer or any of its Affiliates; provided, that a general solicitation not targeted at Buyer's employees shall not be deemed a breach of clause (ii) of this Section 8.3(b).

          (c)   The Seller Parties acknowledge that (i) the temporal, geographic and scope of activity restrictions in this Section 8.3 are reasonable and appropriate because, among other things, the Parties are engaged in a highly competitive industry, (ii) Seller Parties and their controlled Affiliates have unique access to the trade secrets, know-how and other proprietary information relating to the Business (including the competitive strategic plans with respect to the Business), (iii) this Section 8.3 provides no more protection than is necessary to protect Buyer's interest in the goodwill, trade secrets and Confidential Information of the Acquired Assets and the Business and (iv) Sellers are receiving significant consideration in connection with the Transactions. The Parties agree that the damages that will accrue to Buyer by reason of any Seller's or any of their respective Affiliates' failure to observe any of their respective obligations under this Section 8.3 may not be measured solely in money and that, notwithstanding Section 12.9, if any Seller or any of their respective Affiliates violates any of its obligations under this Section 8.3, Buyer may be entitled to seek injunctive relief in connection with any such violation, in addition to any other remedies that Buyer may have. Without limiting Section 12.9, it is the intent and understanding of each Party that if, in any Action before any court or other Governmental Authority legally empowered to enforce this Section 8.3, any term, restrictions, covenant or promise in this Section 8.3 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or other Governmental Authority.

        8.4    Taxes.

          (a)   Seller Parties will be liable for, will pay, and pursuant to ARTICLE 11 will jointly and severally indemnify and hold harmless Buyer Indemnified Persons and will reimburse Buyer Indemnified Persons for any Losses, arising from or in connection with: (i) all Taxes imposed on any Seller Party or any Subsidiary, or for which any Seller Party or any Subsidiary may otherwise be liable, as a result of having been a member of a Tax Group (including Taxes for which any Seller Party or any Subsidiary may be liable pursuant to Treasury Regulation § 1.1502-6 or any similar provision of state, local or foreign law as a result of having been a member of a Tax Group and any Taxes resulting from any Seller Party or any Subsidiary ceasing to be a member of any Tax Group); and (ii) all Taxes (whether assessed or unassessed) applicable to the Business, the Acquired Assets, the Assumed Liabilities or any Subsidiary, in each case attributable to any taxable year or period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

          (b)   Except as otherwise agreed to by the parties and as provided in the next sentence, whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after the Closing Date shall be determined by assuming that the taxable year or period ended at the close of the Closing Date. With respect to any Straddle Period, HLC Inc. shall be liable for and pay any real, personal and intangible ad valorem Taxes ("Property Taxes") equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and Buyer shall be liable for and pay any other Property Taxes.

          (c)   Buyer and Sellers shall cooperate in preparing, executing and filing sales, use, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Assets, and also shall cooperate to minimize or avoid any transfer Taxes that might be imposed to the extent permitted by Law (such as, for example and not by way of limitation, Buyer providing Sellers with a copy of Buyer's resale certificate, or such other instruments as will relieve Buyer or any Seller from liability for any transfer Tax). Buyer and Sellers shall each pay one half of all such transfer Taxes incurred in connection with the purchase and sale of the Acquired Assets.

          (d)   Seller Parties, on the one hand, and Buyer, on the other hand, will provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of any other Party in accordance with the terms of this Section 8.4. Within a reasonable time prior to the payment of any said Tax, the Party paying such Tax will give notice to the other Party of the Tax payable and the portion which is the Liability of each Party, although failure to do so will not relieve the other Party from its Liability hereunder.

          (e)   HLC Inc. and Buyer shall make, or cause to be made, a joint election for HLC Settlement under Section 338(h)(10) of the Code and under any applicable similar provisions of state law with respect to the purchase of the equity interests in HLC Settlement (all such elections being referred to collectively as a "Section 338(h)(10) Election") and at Closing HLC Inc. and Buyer shall execute three (3) copies of Internal Revenue Service Form 8023 and any similar state forms. Buyer and Sellers shall cooperate fully in making the Section 338(h)(10) Election, including filing and executing such additional forms, returns, elections, schedules and other documents required to effect and preserve timely elections in accordance with Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax law) or any successor provisions.

          (f)    After the Closing Date, each Seller Party and Buyer shall:

              (i)  Make available to the other Parties and to any Taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Acquired Assets or income therefrom, the Liabilities or payments in respect thereof;

             (ii)  Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof, for taxable periods for which the other may have a liability under this Section 8.4; and

            (iii)  The Party requesting assistance or cooperation shall bear any other Party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

          (g)   For the avoidance of doubt, the limitations contained in Sections 11.2(b)(i), (ii), (iii), (iv) and (v) shall not apply to any claims made pursuant to this Section 8.4. The obligations under Section 8.4(a) are not subject to the limitations and qualifications contained in Section 11.1(a), and shall survive the Closing Date until the sixtieth (60th) day after the expiration of the applicable statute of limitations.

        8.5    Employees; Employee Benefit Plans.

          (a)   Buyer and its Affiliates shall have the right, but not the obligation, in Buyer's sole and absolute discretion to make offers of employment at any time to any Business Employee. During the Interim Period, and without limiting Section 7.2 hereof in any way, Seller Parties shall, and shall cause their Affiliates to, provide Buyer and its Affiliates with reasonable access to those facilities and personnel records, to the extent not prohibited by Law, in order to permit them to consider for employment, and to conduct employment interviews with, any of the Business Employees, and shall permit Buyer and its Affiliates to conduct employment interviews with any of the Business Employees on terms reasonably acceptable to Seller Parties and Buyer during the Interim Period, regarding prospective employment with Buyer or its Affiliates after the Closing.

          (b)   An offer of employment from Buyer or one of its Affiliates to any Business Employee (i) shall not constitute any Contract (expressed or implied) on the part of Buyer or its Affiliates to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may (in its sole discretion) establish pursuant to individual offers of employment, and (ii) is "at will." Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer or its Affiliates to terminate, reassign, promote or demote any of the Hired Employees at any time or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees unless otherwise provided in any employment agreement entered into between Buyer or one of its Affiliates and a Hired Employee. "Hired Employees" means those Business Employees who (A) are employed by either Subsidiary as of the Closing Date and with respect to whom Buyer or one of its Affiliates has not given written notice to any Seller Party or any of their Affiliates prior to the Closing Date that the employment of such individual should not be continued as of or after the Closing Date (the "Acquired Subsidiary Employees") or (B) timely accept written offers of employment with Buyer or one of its Affiliates in accordance with the terms of such offers and who actually perform services for, and become employees, of Buyer or one of its Affiliates following the effective termination date of such individual's employment with any Seller Party or any of their Affiliates (as applicable). Seller Parties shall, and shall cause their Affiliates to, (w) use commercially reasonable efforts to cooperate with and assist Buyer and its Affiliates in their efforts to hire any Business Employees to whom they may make (or may seek to make) offers of employment, subject to the terms of this Agreement, (x) not engage in any conduct, either individually or indirectly in conjunction with or through any other Person, that could reasonably be expected to dissuade or prevent any Business Employee from accepting, or that could reasonably be expected to affect any Business Employee's ability to accept, any offer of employment or engagement made by Buyer or one of its Affiliates, (y) accept the resignation or terminate the employment of each Hired Employee (other than an Acquired Subsidiary Employee) effective as of the Closing Date and (z) take all necessary action to ensure that, effective as of the Closing Date, the only employees of the Subsidiaries are the Acquired Subsidiary Employees.

          (c)   During the Interim Period, Seller Parties shall, and shall cause their Affiliates to, (i) provide written notice to Buyer of any oral or written notice of resignation from employment of any Key Person that any Seller Party or any of their Affiliates receives, within three (3) Business Days after receiving such resignation notice; and (ii) in the event that any Seller Party or any of their Affiliates seeks to terminate or to request the resignation from employment of any Key Person, (A) provide advance written notice to Buyer stating the name, job title and a reasonably detailed description of such Key Person's duties and the reasons for such termination or resignation, with such notice to be provided to Buyer at least three (3) Business Days prior to any Seller Party or any of their Affiliates delivering to such Key Person any such oral or written notice or request; and (B) without limiting or otherwise affecting any other obligation of any Seller Party under this Agreement, reasonably cooperate with Buyer and its Affiliates as set forth in Section 8.5(b) if any of them is considering making any offer of employment or other engagement to such Key Person.

          (d)   Unless authorized in writing in advance by Buyer, Seller Parties shall not, and shall cause their Affiliates not to, take any action, directly or indirectly (through any Third Party or otherwise), that could reasonably be expected to prevent any Hired Employee (or any Business Employee who has received a written offer of employment from Buyer or one of its Affiliates (that has not expired per its terms or been rejected or withdrawn) or who otherwise reasonably could be eligible to become a Hired Employee) from soliciting or originating loans or other related products for or on behalf of Buyer or any of its Affiliates. Seller Parties shall not, and shall cause their Affiliates not to, take any action, directly or indirectly, to seek to enforce or threaten to take any action of any kind, and hereby waive (on behalf of themselves and each of their Affiliates) any and all rights to enforce, (i) against Buyer or any of its Affiliates, or any Hired Employee, any confidentiality, non-competition, non-solicitation or other similar obligation with respect to the Business (but not, for the avoidance of doubt, with respect to the Excluded Business) that any Hired Employee has, has had or may have had to any Seller Party or any of their Affiliates under any written agreement, Law or otherwise, and (ii) against any of Buyer, any of its Affiliates, any Key Person or any other Business Employee with respect to any conduct by any of them (and in the case of a Key Person or Business Employee, as may be authorized by Buyer or any of its Affiliates) to solicit or encourage any Business Employee to make, consider or accept an offer of employment or other engagement from Buyer or one of its Affiliates.

          (e)   The employment of each Acquired Subsidiary Employee shall be automatically continued on the Closing Date.

          (f)    After the Closing Date, Seller Parties shall be responsible for providing continuation coverage under their respective group health plan(s) to any "M&A qualified beneficiary" that experiences a "qualifying event" prior to or in connection with the Transactions contemplated by this Agreement in accordance with Part 6 of Title I of ERISA (and any comparable state law). For purposes of this Section 8.5, the terms "M&A qualified beneficiary" and "qualifying event" shall have the same meanings ascribed to such terms under Treasury Regulations §54.4980B-9, Q&A-4 and §54.4980B-4, Q&A-1, respectively.

          (g)   Seller Parties shall, and shall cause their Affiliates to, pay prior to or at the Closing to each Hired Employee (it being agreed that Buyer shall have no Liability or other responsibility therefor), any payments due to such employees, including, to the extent required by Applicable Requirements: (i) all paid time off, sick time or vacation time that has accrued through the applicable termination date, (ii) all wages, commissions and other remuneration due to Hired Employees (including pursuant to any Applicable Requirement, and in connection with or due with respect to any Mortgage Loan,) with respect to their services as employees of Seller Parties through the applicable termination date, which may include pro rata bonus payments and payments from Seller Benefit Plans as if all benefits were fully vested and due, (iii) all severance payments due to the Hired Employees or other Liability which arises from the termination of the Hired Employees and (iv) any other payments due to a Hired Employee as required under any other Law relating to, resulting from or arising out of such Hired Employee's employment with any Seller Party or any of their Affiliates.

          (h)   Seller Parties shall, and shall cause their Affiliates to, take all actions as may be necessary prior to the Closing to either (i) terminate the Real Estate Title Services, LLC 401(k) Plan (the "RETS 401(k) Plan") and all Seller Benefit Plans that are sponsored by a Subsidiary or (ii) transfer sponsorship of the RETS 401(k) Plan and all other Seller Benefit Plans that are sponsored by a Subsidiary to any Seller Party or any of their Affiliates, other than the Subsidiaries.

          (i)    As soon as administratively practicable following the Closing, Buyer shall provide the Hired Employees with benefits (including retirement and welfare benefits) under Buyer's benefit plans (the "Buyer's Plans"), which, when considered as a package with the compensation provided by Buyer to the Hired Employees, shall be comparable in the aggregate to either (i) the compensation and benefits package provided to similarly situated employees of Buyer and its Affiliates or (ii) the compensation and benefits package provided to the Hired Employees immediately prior to the Closing. For purposes of comparing of the compensation and benefits package provided to the Hired Employees by Buyer following the Closing and as in effect immediately prior to the Closing, equity compensation paid by Seller Parties shall be excluded. For purposes of the foregoing, Buyer shall treat the prior service of the Hired Employees with any Seller Party or any of their Affiliates, but in any case, only to the extent that such service was recognized for the purpose of the Seller Benefit Plans immediately following the closing of the SurePoint Purchase Agreement, as service rendered to Buyer or its Affiliates, as the case may be, for all comparable employment and employee benefits-related purposes, including for purposes of eligibility, participation, years of seniority, and vesting, under the Buyer's Plans in which the Hired Employees are covered after the Closing, except that the foregoing shall not apply (i) with respect to benefit accruals under any defined benefit plans or (ii) for purposes of determining whether a Hired Employee is eligible for subsidized retiree medical benefits.

          (j)    If Buyer intends to terminate any Hired Employees within the 60-day period following the Closing, then Buyer shall make or shall cause its Affiliates to make any filings and shall deliver any notices required under the WARN Act in connection with the proposed termination of employment, and no Seller Party shall have any Liability under the WARN Act with respect to any such Hired Employee terminated by Buyer or one of its Affiliates. Buyer or one of its Affiliates shall be solely responsible for any Liability that may accrue under the WARN Act or otherwise to any Hired Employee as a result of any improper or untimely notice required under the WARN Act for "employment loss" that occurs after the Closing Date as a result of the termination of such Hired Employee's employment with Buyer or one of its Affiliates.

          (k)   Without limiting the generality of Section 12.7, nothing herein, express or implied, is intended to, and or shall be construed to, confer or create with respect to any Third Party (including, for the avoidance of doubt, any current or former Business Employee or other employee of any Seller Party or any of their Affiliates) any legal or equitable or other rights or remedies under or by reason of any provision in this Agreement, including any third-party beneficiary rights of any kind or nature, and further including any rights of any Business Employee, Hired Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Buyer or any of its Affiliates. Nothing in this Section 8.5 shall amend, or be deemed to amend (or prevent the amendment or termination of) any compensation or benefit plan of Buyer or any of its Affiliates.

          (l)    From and after the Closing, to the extent requested by Buyer or one of its Affiliates, Seller Parties shall, and shall cause their Affiliates to, execute and deliver to Buyer or one of its Affiliates such documents or instruments as Buyer or one of its Affiliates may reasonably request in order to effectively transfer and assign to Buyer or one of its Affiliates, to the extent assignable in accordance with Law, all rights of Seller Parties and their Affiliates under any non-solicitation, non-competition and confidentiality agreement entered into between any Seller Party or any of their Affiliates, on the one hand, and any Hired Employee, on the other hand; provided, however, that such transfer or assignment shall be solely to the extent that such non-solicitation, non-competition or confidentiality agreement is with respect to the Business; it being understood and agreed that Seller Parties shall continue to have all rights to enforce any non-solicitation, non-competition and confidentiality agreement to protect the Excluded Business.

          (m)  For any Hired Employee that is a loan officer, Buyer shall pay commission to such Hired Employee in accordance with Buyer's policies, as may be in effect from time to time.

        8.6    Seller Parties' Operations After Closing.

          (a)   Seller Parties shall, and shall cause their Affiliates to, timely satisfy the Excluded Liabilities in full as and when such Excluded Liabilities are due from the applicable Seller Party or its Affiliate unless being disputed by any Seller Party in good faith.

          (b)   Sellers shall not, and shall cause their Affiliates not to, engage in the Competing Business after the Closing Date and during the Restricted Period except to (i) liquidate any such Seller's loans held for sale or real estate owned properties, (ii) repay such Seller's warehouse lines of credit and (iii) exercise any creditors' rights (the actions in clauses (i), (ii) and (iii) collectively, the "Wind Down"); provided, however, that the Wind Down shall be completed no later than 12 months following the Closing Date or such longer time as is necessary for any Seller to complete any actions permitted under this Section 8.6(b).

          (c)   From and after the Closing, (i) no Seller shall use the name "Home Loan Center, Inc." or any variant thereof as part of its name or business or in any other respect except in connection with the Wind Down (including as reasonably necessary for completion of pending foreclosure proceedings), and (ii) Sellers may not sell, assign, license or transfer such names or any variant thereof or any associated trademarks. At or after the Closing, HLC Inc. shall take all such action as Buyer may reasonably request to transfer the name "Home Loan Center, Inc." or any variant thereof to Buyer. Within 180 days following Closing, HLC Inc. shall file with the Secretary of State of California and with each state where it is qualified to do business, a separate Certificate of Amendment (or equivalent document under Law) to remove the name "Home Loan Center, Inc." from its name, which Certificate of Amendment (or equivalent document) shall be in form and substance reasonably acceptable to Buyer.

          (d)   Sellers shall use reasonable efforts to relinquish all of their Licenses with respect to the Business as soon as practicable after the Wind Down, but in no event later than 12 months after the Closing Date, except for those Licenses necessary to maintain any Seller's corporate existence and those Licenses that Buyer otherwise consents to in writing.

          (e)   HLC Inc. shall, and Parent shall cause HLC Inc. to, maintain its corporate existence for a period of at least eighteen (18) months following the Closing Date; provided, however, that any dissolution of HLC Inc. after such date shall not affect any of the obligations of Seller Parties hereunder, including under ARTICLE 11.

        8.7    New Mortgage Loan Applications; Seller Pipeline Loans.

          (a)   Each Seller Pipeline Loan shall be re-processed and re-underwritten by Buyer in accordance with Law.

          (b)   The Parties will cooperate with each other to provide any notices, and to obtain any consents, as may be necessary under Law (including the provisions of the Gramm-Leach-Bliley Act of 1999 relating to the confidentiality of non-public information of a loan applicant and the Fair Credit Reporting Act ("FCRA") relating to the sharing or transfer of information of a loan applicant contained in a consumer report, as that term is defined under FCRA) in order to transfer and assign the Seller Pipeline Loans, the Loan Files and existing appraisals in respect of Seller Pipeline Loans to Buyer in the manner contemplated by this Agreement and in accordance with the then existing polices and procedures of Buyer related thereto and Law.

          (c)   Sellers shall deliver to Buyer at Buyer's request from time to time, any reports under the Home Mortgage Disclosure Act and any underlying data with respect thereto (so long as permitted under Law), to the extent that Buyer deems such information necessary to permit it to comply with the Home Mortgage Disclosure Act with respect to the Business. Such information shall be delivered as soon as reasonably practicable, but in any event within twenty (20) days of the later of the filing thereof or the Closing Date.

          (d)   Buyer and Sellers shall notify each applicant under the Seller Pipeline Loans of the transfer and assignment of the Seller Pipeline Loans in accordance with Laws. With respect to any potential Seller Pipeline Loan that has had closing documents sent to the borrower, Sellers shall close and fund each such mortgage loan prior to the Closing Date (taking into account any rescission period required by Law). No Seller shall schedule a closing with respect to any Seller Pipeline Loan during the three (3) Business Days immediately following the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld. As promptly as reasonably practicable after the Closing Date or at such other times as may be required by Law, Buyer and Sellers shall jointly notify the appropriate casualty and title insurance companies and agents, escrow companies, credit reporting agencies, appraisers and other service providers that the Seller Pipeline Loans have been transferred, and instruct such entities to deliver all payments, notices, insurance statements and reports to Buyer after the Closing Date.

        8.8    Nonassignable Assets.    Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Acquired Asset, including any Assumed Contract, Assumed Office Lease or other certificate, approval, authorization or other right included in the Acquired Assets, which by its terms or by Law is not assignable without consent (Acquired Assets that cannot be assigned due to lack of consent, "Nonassignable Assets") unless and until such consent has been obtained. Sellers shall, and shall cause their Affiliates to, use its reasonable efforts to obtain at the earliest practical date all consents required to consummate the Transactions. To the extent permitted by Law, in the event consents cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by any Seller or the applicable Affiliate of Sellers in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in such Seller's or such Affiliate's name and all benefits and obligations existing thereunder shall be for Buyer's account. Each Seller or the applicable Affiliate of Sellers shall take or cause to be taken such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and each Seller or the applicable Affiliate of Sellers shall promptly pay over to Buyer all money or other consideration received by it after the Closing Date in respect of all Nonassignable Assets. As of and from the Closing Date, each Seller, on behalf of itself and its Affiliates, authorizes Buyer, to the extent permitted by Law and the terms of the Nonassignable Assets, at Buyer's expense, to perform all of the obligations and receive all of the benefits of such Seller or its Affiliates under the Nonassignable Assets.

ARTICLE 9. CLOSING CONDITIONS

        9.1    Conditions Precedent to Obligations of Buyer.    Buyer's obligation to consummate the purchase of the Acquired Assets and the other transactions contemplated to occur in connection with the Closing are subject to the satisfaction of each condition precedent listed below (any or all of which may be waived by Buyer in whole or in part to the extent permitted by Law).

          (a)    Accuracy of Representations and Warranties.    Except as would not have, singly or in the aggregate, a Material Adverse Effect, each representation and warranty set forth in ARTICLE 6 (disregarding all materiality or "Material Adverse Change (or Effect)" qualifications set forth therein) shall be true and correct as of the date of this Agreement and through and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date).

          (b)    Compliance with Obligations.    Each Seller Party must have performed and complied in all material respects with all of its covenants to be performed or complied with at or prior to Closing. Sellers must have delivered all items set forth in Section 4.2(a).

          (c)    No Material Adverse Change.    Since the date hereof, there must not have been a Material Adverse Change.

          (d)    Consents.    Each consent identified in Schedule 9.1(d) shall have been obtained in a form reasonably acceptable to Buyer and shall be in full force and effect;

          (e)    Licenses.    Each License identified in Schedule 9.1(e) shall have been obtained in a form reasonably acceptable to Buyer and shall be in full force and effect.

          (f)    Release of Encumbrances.    Sellers shall have delivered evidence that there are no Encumbrances (other than Permitted Encumbrances) on the Acquired Assets (in form and substance reasonably satisfactory to Buyer).

          (g)    Certificate of Parent.    Parent shall have delivered to Buyer a certificate, which shall be signed by an officer of Parent, certifying that the conditions set forth in Sections 9.1(a), (b) and (c) have been satisfied.

          (h)    No Adverse Litigation or Order.    There must not be any pending or threatened Action by or before any Governmental Authority, arbitrator, or mediator which questions the validity of, or seeks to restrain, prohibit, invalidate, or collect material damages arising out of, the Transactions. There must not be issued and in effect any Law directly or indirectly restraining or prohibiting the Transactions or imposing any material conditions or limitations on the ability of Buyer to exercise its full rights under this Agreement.

          (i)    Parent Stockholder Approval.    The Parent Stockholder Approval shall have been obtained.

          (j)    Marketing Consulting Services Agreement.    (i) Parent shall not be in breach of the Marketing Consulting Services Agreement such that Buyer could, with notice or the passing of time, terminate the Marketing Consulting Services Agreement pursuant to Sections 8.02(b) – (d) thereof, and (ii) unless terminated by Buyer pursuant to Section 8.02(a) or by Parent due to a breach by Buyer, the Marketing Consulting Services Agreement shall be in full force and effect.

          (k)    Hired Employees.    Each of the hiring benchmarks set forth on Schedule 9.1(k) hereto with respect to Business Employees who are offered employment by Buyer or one of its Affiliates prior to Closing shall have been satisfied, including timely acceptance by the relevant Business Employee of his or her written offer of employment with Buyer or one of its Affiliates and successful satisfaction by each such Business Employee of any and all standard preconditions of the offer of employment made to such Business Employee by Buyer or one of its Affiliates.

          (l)    Legal Opinion.    Parent shall have delivered to Buyer a legal opinion, dated as of the Closing Date, as to the matters set forth on Schedule 9.1(l).

          (m)    New Investor Arrangements.    Buyer shall have received at least (i) two Bona Fide Proposals from two Tier 1 Investors and (ii) one Bona Fide Proposal from a Tier 2 Investor.

          (n)    Directors and Officers.    Sellers shall have taken all necessary action to ensure that, effective as of the Closing, the board of directors (or equivalent governing body) and officers of each Subsidiary shall consist of those individuals identified by Buyer prior to the Closing.

          (o)    Elapse of Time.    At least 90 days shall have elapsed since the date of this Agreement.

          (p)    Compliance Certificate.    Parent shall have delivered to Buyer a Compliance Certificate certifying as to the portion of the month in which the Closing has occurred, and each of the ratios and other metrics set forth in such Compliance Certificate shall satisfy the required ratio or other metric set forth on Schedule 7.13 (pro rated, as applicable, based on the number of days elapsed in the month in which the Closing occurs).

        9.2    Conditions Precedent to Obligations of Seller Parties.    Seller Parties' obligations to consummate the sale of the Acquired Assets and the other transactions contemplated to occur in connection with the Closing are subject to the satisfaction of each condition precedent listed below (any or all of which may be waived by Parent, in whole or in part to the extent permitted by Law).

          (a)    Accuracy of Representations and Warranties.    Except as would not have, singly or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions, each representation and warranty set forth in ARTICLE 5 shall be true and correct as of the date of this Agreement and through and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date).

          (b)    Compliance with Obligations.    Buyer must have performed and complied in all material respects with all of its covenants to be performed or complied with at or prior to Closing. Buyer must have delivered all items set forth in Section 4.2(b).

          (c)    Certificate of Buyer.    Buyer shall have delivered to Sellers a certificate, which shall be signed by an officer of Buyer, certifying that the conditions set forth in Sections 9.2(a) and (b) have been satisfied.

          (d)    No Adverse Litigation or Order.    There must not be any pending or threatened Action by or before any Governmental Authority, arbitrator, or mediator which questions the validity of, or seeks to restrain, prohibit, invalidate, or collect damages arising out of, the Transactions. There must not be issued and in effect any Law directly or indirectly restraining or prohibiting the Transactions or imposing any material conditions or limitations on the ability of Sellers to exercise their full rights under this Agreement.

          (e)    Parent Stockholder Approval.    The Parent Stockholder Approval shall have been obtained.

          (f)    Marketing Consulting Services Agreement.    Buyer shall not have elected to terminate the Marketing Consulting Services Agreement pursuant to Section 8.02(a) or be in breach of the Marketing Consulting Services Agreement such that Parent could, with notice or the passing of time, terminate the Marketing Consulting Services Agreement.

ARTICLE 10. TERMINATION

        10.1    Termination of Agreement.    The Parties may terminate this Agreement as provided below:

          (a)   Buyer and Parent may terminate this Agreement by mutual written consent at any time prior to the Closing.

          (b)   Subject to the final sentence of this Section 10.1(b), either Buyer or Parent may terminate this Agreement upon delivery of notice to the other if the Closing has not occurred by the date that is 150 days from the date of this Agreement (the "Initial End Date"); provided, however, that if on the Initial End Date either the FDIC Approval or the Parent Stockholder Approval has not been obtained, then either Buyer or Parent may (by notice delivered to the other on or prior to the Initial End Date) extend the Initial End Date to the date that is 180 days from the date of this Agreement (the latest date to which the Initial End Date may be extended as set forth in this Section 10.1(b), the "End Date", it being understood that the Initial End Date may also be the End Date if no extensions are made); provided, further, that either Buyer or Parent may terminate this Agreement upon delivery of notice to the other if the Closing has not occurred by any End Date. For the avoidance of doubt, the Initial End Date is extended pursuant to the foregoing proviso, clause (i) below shall not apply.

              (i)  If on the Initial End Date Buyer has not received the Bona Fide Proposals required under Section 9.1(m), then Buyer may (by notice delivered to Parent on or prior to the Initial End Date) extend the Initial End Date to the date that is 180 days after the date of this Agreement; provided, that concurrently with such extension, Buyer shall pay to HLC Inc., by wire transfer of immediately available funds, $2,500,000, which amount shall be credited towards (x) the Closing Payment if the Closing occurs or (y) in the event that the Closing does not occur, the liquidated damages (if any) due to Seller Parties pursuant to Section 10.4; provided further that if on the Initial End Date Buyer has not received the Bona Fide Proposals required under Section 9.1(m) due solely to the failure of clause (b) of the definition of Bona Fide Proposal to be satisfied in one or more proposals received by Buyer, then Buyer may extend the Initial End Date as set forth in this clause (i) without payment of the foregoing amount.

             (ii)  If at an End Date that is 180 days after the date of this Agreement Buyer has not received the Bona Fide Proposals required under Section 9.1(m), then Buyer may (by notice delivered to Parent on or prior to the then-applicable End Date) extend the End Date to the date that is 210 days after the date of this Agreement; provided, that concurrently with such extension, Buyer shall pay to HLC Inc., by wire transfer of immediately available funds, $2,500,000, which amount shall be credited towards (x) the Closing Payment if the Closing occurs or (y) in the event that the Closing does not occur, the liquidated damages (if any) due to Seller Parties pursuant to Section 10.4; provided further that if at an End Date that is 180 days after the date of this Agreement Buyer has not received the Bona Fide Proposals required under Section 9.1(m) due solely to the failure of clause (b) of the definition of Bona Fide Proposal to be satisfied in one or more proposals received by Buyer, then Buyer may extend the End Date as set forth in this clause (ii) without payment of the foregoing amount.

            (iii)  If at an End Date that is 180 days or more after the date of this Agreement FDIC Approval has not been obtained, then Buyer may (by one or more notices delivered to Parent on or prior to the end of the then-applicable End Date) extend the End Date to the dates that are 210, 240, 270 and 300 days after the date of this Agreement; provided, that such extensions must be exercised one at a time to the next available End Date; and provided further, that concurrently with an extension to the 210th, 240th or 270th day, Buyer shall pay to HLC Inc., by wire transfer of immediately available funds, $1,000,000 (for the avoidance of doubt, such payment is due for each such extension), and concurrently with an extension to the 300th day, Buyer shall pay to HLC Inc., by wire transfer of immediately available funds, $2,000,000 (for the avoidance of doubt, such payment is due in addition to all prior extension payments pursuant to this clause (iii)), each of which amounts shall be credited towards (x) the Closing Payment if the Closing occurs or (y) in the event that the Closing does not occur, the liquidated damages (if any) due to Seller Parties pursuant to Section 10.4. For the avoidance of doubt, if at an End Date that is 180 days after the date of this Agreement Buyer extends the End Date to the 210th day after the date of this Agreement pursuant to this clause (iii), clause (ii) above shall not apply.

    Notwithstanding the foregoing, if, on any date on which Buyer has notified Parent of its election to extend the End Date pursuant to this Section 10.1(b), all of the conditions in Section 9.1 (other than the conditions set forth in Sections 9.1(e) and 9.1(m)) have not been satisfied or waived by Buyer (or are not capable of being satisfied at the Closing), Buyer shall not be required to pay HLC Inc. the applicable amount specified in clause (i), (ii) or (iii) above with respect to such extension.

    The right to terminate this Agreement under Section 10.1(b) shall not be available to any Party whose breach (or whose Affiliate's breach) of a representation, warranty, covenant or obligation contained in this Agreement or the Marketing Consulting Services Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the End Date.

          (c)   Buyer may terminate this Agreement by giving written notice to Parent at any time prior to the Closing if any of the Seller Parties has breached any representation, warranty, covenant or obligation contained in this Agreement in any material respect such that a closing condition cannot be satisfied, and, if reasonably capable of being cured, Seller Parties shall not have cured such breach within fifteen (15) days following written notice from Buyer; provided, that Buyer may not terminate this Agreement under this subclause (c) if Buyer is in material breach of this Agreement.

          (d)   Parent may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, covenant or obligation contained in this Agreement in any material respect such that a closing condition cannot be satisfied, and, if reasonably capable of being cured, Buyer shall not have cured such breach within fifteen (15) days following written notice from Parent; provided, that Parent may not terminate this Agreement under this subclause (d) if a Seller Party is in material breach of this Agreement.

          (e)   Either Buyer or Parent may terminate this Agreement if: (i) the Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent's stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have received Parent Stockholder Approval at such meeting (including at any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this subclause (e) shall not be available to any Party whose breach (or whose Affiliate's breach) of a covenant or obligation contained in this Agreement has been the cause of or resulted in the failure to receive Parent Stockholder Approval.

          (f)    Buyer may terminate this Agreement if (i) at any time prior to the receipt of Parent Stockholder Approval, a Change of Recommendation has occurred or any Seller Party or any of their Affiliates has materially breached Section 7.7(a) or (ii) as of the Initial End Date, Parent or the Board of Directors of Parent, as applicable, has failed to hold the Stockholders' Meeting, and such failure is due to a material breach by Parent of Section 7.6; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(f)(ii) shall not be available to Buyer if Buyer is then in material breach of any of its obligations under this Agreement.

          (g)   Buyer may terminate this Agreement by giving written notice to Parent at any time prior to the Closing if: (i) any Seller Party or any of their Affiliates (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness outstanding under any Warehousing Agreement or (B) otherwise breaches or fails to observe, perform, maintain or satisfy any other agreement, condition or covenant, including any financial covenant, relating to any such Indebtedness or contained in any Warehousing Agreement or any other instrument or agreement evidencing or securing such Indebtedness or relating thereto, and, in the case of each of sub-clauses (A) and (B), such Seller Party or its Affiliate fails to cure such breach or failure within the applicable grace or cure period with respect thereto, if any, provided that, if the applicable Seller Party or its Affiliate obtains a waiver of, or enters into an amendment to the applicable Warehousing Agreement in order to waive, such breach or failure on terms that are consistent in all material respects with any waiver or amendment received by such Seller Party or its Affiliates since May 1, 2008 under any Warehousing Agreement for similar breaches or failures, Buyer shall not have the right to terminate this Agreement pursuant to this clause (i); (ii) any Seller Party or its Affiliates obtains a waiver of, or enters into any amendment to a Warehousing Agreement that waives, any breach of or failure to observe, perform, maintain or satisfy any agreement, condition or covenant, including any financial covenant, contained in any Warehousing Agreement without the prior written consent of Buyer (such consent not to be unreasonably withheld), other than any waiver (or series of related waivers) that does not materially waive a financial covenant under the applicable Warehousing Agreement for more than one (1) fiscal quarter and any other waiver of, or amendment to, any Warehousing Agreement that is not material to the Business; or (iii) the aggregate amount available for borrowing under the Warehousing Agreements is reduced below

  $100,000,000 (for purposes of determining availability, utilized credit under the Warehousing Agreements shall not reduce availability).

          (h)   Buyer may terminate this Agreement by giving written notice to Parent at any time prior to the Closing if (i) Parent fails to deliver any Compliance Certificate in accordance with Section 7.13 or (ii) any of the ratios or other metrics set forth in a Compliance Certificate delivered by Parent pursuant to Section 7.13 with respect to any Reference Month does not satisfy the required ratio or other metric set forth on Schedule 7.13.

        10.2    Effect of Termination.    Except for Section 8.2, this Section 10.2, Section 10.3, Section 10.4 and ARTICLE 12, if this Agreement is terminated under Section 10.1, then all further obligations of the Parties under this Agreement will terminate. If this Agreement is terminated because of a breach of this Agreement by the non-terminating Party or because one or more of the conditions to the terminating Party's obligations under this Agreement are not satisfied as a result of the non-terminating Party's breach of or failure to comply with its obligations under this Agreement, then the terminating Party's right to pursue all legal remedies will survive such termination unimpaired. Each Party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.

        10.3    Termination Fee.

          (a)   If (i) this Agreement is terminated by Buyer or Parent pursuant to Section 10.1(b) or Section 10.1(e) and prior to such termination of this Agreement, an Acquisition Proposal is proposed or publicly disclosed or (ii) this Agreement is terminated by Buyer pursuant to Section 10.1(f), then in any such event Parent shall pay to Buyer a fee of $2,200,000 in cash (the "Termination Fee"), such payment to be made promptly upon termination of this Agreement and in any event within two (2) Business Days after the termination of this Agreement, it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion.

          (b)   Each of the Parties acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the Parties would not enter into this Agreement. It is acknowledged and agreed that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Buyer and its Affiliates in the circumstances in which the Termination Fee is payable; provided, however, that the foregoing shall not limit any Party's rights with respect to any liabilities or damages incurred or suffered by such Party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        10.4    Liquidated Damages.    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IF (A) THE CLOSING FAILS TO OCCUR ON OR PRIOR TO THE END DATE (AS IT MAY BE EXTENDED PURSUANT TO SECTION 10.1(b)) DUE SOLELY TO (I) BUYER FAILING TO OBTAIN A LICENSE OR APPROVAL OF A GOVERNMENTAL AUTHORITY SET FORTH ON SCHEDULE 9.1(e), OR (II) THE CONDITION SET FORTH IN SECTION 9.1(m) FAILING TO BE SATISFIED OTHER THAN AS A RESULT OF THE FAILURE OF CLAUSE (B) OF THE DEFINITION OF BONA FIDE PROPOSAL TO BE SATISFIED IN ONE OR MORE PROPOSALS RECEIVED BY BUYER (CLAUSE (I) OR (II), (A "BUYER CLOSING CONDITION FAILURE") AND (B) PARENT IS ENTITLED TO TERMINATE THIS AGREEMENT PURSUANT TO SECTION 10.1(b) or 10.1(d), THEN THE PARTIES ACKNOWLEDGE THAT SELLER PARTIES' ACTUAL DAMAGES CAUSED BY A BUYER CLOSING CONDITION FAILURE WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, THE PARTIES ACKNOWLEDGE AND AGREE THAT $5,000,000 HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER PARTIES'

DAMAGES THAT WOULD BE CAUSED BY A BUYER CLOSING CONDITION FAILURE, AND THAT AN AWARD OF SUCH LIQUIDATED DAMAGES IN THE AMOUNT OF $5,000,000 SHALL BE SELLER PARTIES' EXCLUSIVE REMEDY AGAINST BUYER AS A RESULT OF A BUYER CLOSING CONDITION FAILURE; PROVIDED, HOWEVER, THAT SUCH AMOUNT SHALL BE REDUCED BY THE AGGREGATE AMOUNTS, IF ANY, PAID BY BUYER TO PARENT PURSUANT TO SECTION 10.1(b) IN CONNECTION WITH EXTENSIONS OF THE END DATE BY BUYER. BUYER AND SELLER PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

ARTICLE 11. INDEMNIFICATION

        11.1    Survival.

          (a)   The representations and warranties of Buyer and Seller Parties contained in this Agreement shall survive until December 31, 2013; provided, however, that (i) the representations and warranties contained in Sections 5.1 (Organization; Authority; Enforceability), 5.3 (No Finders), 6.1 (Organization; Authority; Enforceability), 6.3 (Capitalization), 6.6 (No Finders), 6.12 (Acquired Assets), 6.20 (Vote Required) and 6.21 (Solvency) shall survive the Closing Date indefinitely, (ii) the representations and warranties contained in Section 6.16 (Tax) shall survive the Closing Date until the sixtieth (60th) day after the expiration of the applicable statute of limitations and (iii) the representations and warranties contained in Section 6.15 (Intellectual Property) shall survive until December 31, 2015. The representations and warranties set forth in clauses (i) and (ii) of this Section 11.1(a) shall be referred to herein as the "Specified Representations". The covenants and other agreements of the Parties contained in this Agreement shall survive the Closing Date until the date, if any, on which they terminate in accordance with their terms. The period of time during which any representation, warranty, covenant or agreement contained herein survives is referred to herein as the "Survival Period" for such representation, warranty, covenant or agreement. The Parties specifically and unambiguously intend that the Survival Periods that are set forth in this Section for the representations and warranties contained herein (unless otherwise provided herein) shall replace any statute of limitations for such representations or warranties that would otherwise be applicable (including the statute of limitations prescribed by the law of the State of Delaware).

          (b)   Indemnified Persons shall not be entitled to make any claim in respect of any representation, warranty, covenant or agreement after the expiration of its applicable Survival Period, except that any claim initiated by an Indemnified Person in accordance with the requirements hereof prior to the expiration of the applicable Survival Period shall survive until it is settled or resolved pursuant to this Agreement.

        11.2    Indemnification by Seller Parties.

          (a)   The Seller Parties will jointly and severally indemnify and hold harmless Buyer, its Affiliates and the respective directors, officers and employees of Buyer and its Affiliates (collectively, the "Buyer Indemnified Persons") from and against, and will reimburse the Buyer Indemnified Persons for, any Losses incurred by the Buyer Indemnified Persons arising from or in connection with:

              (i)  any breach of or inaccuracy in any representation or warranty of any Seller Party contained in this Agreement;

             (ii)  any breach of any covenant or agreement of any Seller Party contained in this Agreement;

            (iii)  any Excluded Liability;

            (iv)  any claims by any stockholders or other securityholders of any Seller Party or any of their Affiliates; and

             (v)  the failure of any Seller to comply with any applicable bulk sales law, except that this sub-clause (iv) shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities.

          (b)   Notwithstanding Section 11.2(a):

              (i)  The Seller Parties together shall only be obligated to indemnify Buyer Indemnified Persons under Section 11.2(a)(i) if the aggregate amount of Losses claimed under Section 11.2(a)(i) exceeds $500,000 (the "Basket Amount"), but if the aggregate of all Losses of the Buyer Indemnified Persons claimed under Section 11.2(a)(i) exceeds the Basket Amount, then the Seller Parties together shall be obligated to indemnify the Buyer Indemnified Persons only to the extent that such Losses exceed the Basket Amount; provided, however, that the Basket Amount shall not apply to any Losses arising out of a breach of or inaccuracy in any of the Specified Representations that are made by Sellers;

             (ii)  the maximum aggregate indemnification obligation of the Seller Parties together under Section 11.2(a)(i) (other than for breaches of (A) Specified Representations that are made by Seller Parties, as to which there shall be no limitation, and (B) the representations and warranties contained in Section 6.15, as to which clause (iii) shall apply) shall be $10,000,000 (the "General Cap Amount");

            (iii)  the maximum aggregate indemnification obligation of the Seller Parties together under Section 11.2(a)(i) with respect to the representations and warranties contained in Section 6.15 shall be $20,000,000;

            (iv)  the maximum aggregate indemnification obligation of the Seller Parties together under clauses (ii) and (iii) of this Section 11.2(b) (other than for breaches of Specified Representations that are made by Seller Parties, as to which there shall be no limitation) shall be $20,000,000; and

             (v)  the maximum aggregate indemnification obligation of the Seller Parties together under Section 11.2(a) (other than with respect to the Excluded Liabilities and the Specified Representations that are made by Seller Parties, as to which there shall be no limitation) shall be the Purchase Price.

        11.3    Indemnification by Buyer.

          (a)   Buyer will indemnify and hold harmless the Seller Parties and their respective Affiliates, directors, officers and employees (collectively, the "Seller Indemnified Persons") from and against, and will reimburse the Seller Indemnified Persons for, any Losses incurred by the Seller Indemnified Persons arising from or in connection with:

              (i)  any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement;

             (ii)  any breach of any covenant or agreement of Buyer contained in this Agreement; and

            (iii)  any Assumed Liability.

          (b)   Notwithstanding Section 11.3(a)(i):

              (i)  Buyer shall only be obligated to indemnify the Seller Indemnified Persons under Section 11.3(a)(i) if the aggregate amount of Losses claimed under Section 11.3(a)(i) exceeds the Basket Amount, but if the aggregate of all Losses of the Seller Indemnified Persons under Section 11.3(a)(i) exceeds the Basket Amount, then Buyer shall be obligated to indemnify the Seller Indemnified Persons only to the extent that such Losses exceed the Basket Amount; provided, however, that the Basket Amount shall not apply to any Losses arising out of a breach of any of the Specified Representations that are made by Buyer; and

             (ii)  the maximum aggregate indemnification obligation of Buyer under Section 11.3(a)(i) (other than for breaches of Specified Representations that are made by Buyer) shall be the General Cap Amount; and

            (iii)  the maximum aggregate indemnification obligation of Buyer under Section 11.3(a) (other than with respect to the Assumed Liabilities and the Specified Representations that are made by Buyer, as to which there shall be no limitation) shall be the Purchase Price.

        11.4    Third Party Claims.

          (a)   Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an "Indemnified Person") of notice of the assertion of a Third Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third Party Claim; provided, that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent of actual prejudice due to the Indemnified Person's failure to give such notice.

          (b)   If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.4(a) of the assertion of a Third Party Claim, then, subject to Section 11.4(c), the Indemnified Person shall be entitled, to the extent that it wishes, to assume the defense and control of such Third Party Claim with counsel of its own choosing. If the Indemnified Person assumes the defense of a Third Party Claim, then no compromise or settlement of such Third Party Claim may be effected by the Indemnified Person without the Indemnifying Person's consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Person shall have the right to compromise or settle any such Third Party Claim without such consent; provided, that, in such event, the Indemnified Person shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

          (c)   If any Third Party Claim is solely for money damages then the Indemnifying Party shall be entitled, to the extent that it wishes, to assume the defense and control of such Third Party Claim with counsel of its own choosing. If the Indemnifying Person assumes the defense of a Third Party Claim, then (i) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Person without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (ii) the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE 11 for any fees of the Indemnified Person's counsel incurred in connection with the defense of such Third Party Claim following the date on which the Indemnifying Party notifies the Indemnified Person that it is assuming the defense thereof. Notwithstanding the Indemnifying Person assuming the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim, and the Indemnifying Party shall bear the fees and expenses of such separate counsel, if the Indemnified Party shall have determined in good faith, based on the advice of counsel, that counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because of an actual or potential conflict of interest. If notice is given to an Indemnifying Person of the assertion of any such Third Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of the Indemnifying Person's election to assume the defense and control of such Third Party Claim, then the Indemnifying Person will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Person.

          (d)   With respect to any Third Party Claim subject to indemnification under this ARTICLE 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense, subject to the Indemnified Person's right to be reimbursed for such expenses in accordance with this ARTICLE 11) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

          (e)   With respect to any Third Party Claim subject to indemnification under this ARTICLE 11, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use its reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

        11.5    Other Claims.    A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought. No Person shall be liable for any claim for indemnification under Section 11.2 or 11.3 above unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

        11.6    Limitations.

          (a)   In calculating any Losses, there shall be deducted any insurance proceeds, indemnification, contribution or other similar payment actually recovered by the Indemnified Person or any Affiliate thereof from any Third Party with respect thereto (net of all costs and expenses, including any deductible amounts and increases in premiums, incurred in connection with such recovery); provided, however, that in no event shall an Indemnified Person be required to pursue any claim under an insurance policy to recover any Losses suffered hereunder.

          (b)   Except for claims based on actual fraud or intentional misrepresentation, remedies that cannot be waived as a matter of Law and injunctive relief and provisional relief, if the Closing occurs, then this ARTICLE 11 shall be the sole and exclusive remedy for any breach of any representation, warranty, agreement or covenant contained herein, or otherwise in respect of the Transactions; provided, however, that disputes arising out of the Lead Sale Agreement, Marketing Consulting Services Agreement and Transition Services Agreement shall be handled pursuant to such agreements and not this Agreement.

        11.7    Mitigation.    Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided, however, that in no event shall an Indemnified Person be required to pursue any claim under an insurance policy to recover any Losses suffered hereunder.

        11.8    Subrogation.    Upon making any payment to an Indemnified Person for any indemnification claim pursuant to this ARTICLE 11, the Indemnifying Person shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person may have against any insurer with respect to the subject matter underlying such indemnification claim and the Indemnified Person shall assign any such rights to the Indemnifying Person.

        11.9    Set-off and Withholding.

          (a)   If on the first or second anniversary of the Closing Date a Buyer Indemnified Person has an indemnity claim pursuant to this ARTICLE 11 that has been resolved in accordance with this Agreement, but which has not been paid by Seller Parties, then Buyer may set-off from the payments owed pursuant to Sections 3.1(b) or 3.1(c) an amount equal to the agreed-upon amount of such indemnity claim.

          (b)   If on the first or second anniversary of the Closing Date a Buyer Indemnified Person has an indemnity claim pursuant to this ARTICLE 11 that has not been resolved in accordance with this Agreement, then Buyer may withhold from the payments owed pursuant to Sections 3.1(b) or (c) an amount equal to Buyer's good faith estimate of the amount of such indemnity claim so long as, by the first anniversary of the Closing Date (if Buyer is withholding such amount from the payment due under Section 3.1(b)) or second anniversary of the Closing Date (if Buyer is withholding such amount from the payment due under Section 3.1(c)), Buyer (a) files a formal arbitration claim with the arbitrator pursuant to Section 12.9 and (b) deposits the amount so withheld with the Escrow Agent pursuant to the Escrow Agreement.

        11.10    Materiality.    Notwithstanding anything in this Agreement to the contrary, solely for purposes of determining whether a breach of any representation or warranty has occurred, or whether an inaccuracy in any representation or warranty exists, all of the representations and warranties set forth in this Agreement that are qualified as to "material," "materiality," "material respects," "Material Adverse Effect", "Material Adverse Change" or words of similar import or effect shall mean that the representation or warranty is not breached or inaccurate unless the Losses arising from or in connection with such breach of or inaccuracy in such representation or warranty (or the Losses arising from or in connection with a series of breaches or inaccuracies arising from the same facts, events or circumstances) exceeds $50,000. Notwithstanding anything in this Agreement to the contrary, solely for purposes of determining the amount of Losses arising from or in connection with any breach of, or inaccuracy in, any representation or warranty (or the Losses arising from or in connection with a series of breaches or inaccuracies arising from the same facts, events or circumstances), all of the representations and warranties set forth in this Agreement that are qualified as to "material," "materiality," "material respects," "Material Adverse Effect", "Material Adverse Change" or words of similar import or effect shall be ignored. Notwithstanding anything to the contrary herein, this Section 11.10 shall not affect the meaning of "Material Adverse Effect" or "Material Adverse Change" except for the limited purpose of determining indemnity as specified herein. Without limiting the generality of the immediately preceding sentence, the Parties acknowledge and agree that for purposes of determining whether the conditions set forth in Sections 9.1(a) and 9.1(c) have been satisfied, the terms "Material Adverse Effect" and "Material Adverse Change" shall be given the meaning set forth in Section 1.1 without regard to anything to the contrary in this Section 11.10.

 ARTICLE 12. MISCELLANEOUS

        12.1    Entire Agreement.    This Agreement (together with the Disclosure Schedule, Exhibits and other Transaction Documents) supersedes all prior agreements, representations and warranties, whether written or oral, of the Parties with respect to the subject matter contained herein or therein (including the Confidentiality Agreement, any letter of intent, indication of interest, term sheet or the like between Buyer or any of its Affiliates, on the one hand, and Seller, Parent or any of their Affiliates, on the other hand) and constitutes a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter.

        12.2    Notices.    All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid), (b) sent by facsimile or e-mail, or (c) sent by registered or certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Party):

    Buyer:

    Discover Bank
    12 Read's Way
    New Castle, DE 19720
    Attention: Mike Rickert
    Fax: (302) 323-7393

    with copies (which shall not constitute notice) to:

    Discover Financial Services
    2500 Lake Cook Road
    Riverwoods, IL 60015
    Attention: Kelly McNamara Corley
    Fax: (224) 405-4584

    and

    Sidley Austin LLP
    One South Dearborn Street
    Chicago, IL 60603
    Attention: Paul L. Choi
    Fax: (312) 853-7036
    Email: pchoi@sidley.com

    HLC Inc. (prior to the Closing):

    Home Loan Center, Inc.
    163 Technology Drive
    Irvine, California 92618
    Attention: Doug Lebda
    Fax: (949) 579-8677
    Email: Doug.Lebda@lendingtree.com

    with a copy (which shall not constitute notice) to:

    Sheppard, Mullin, Richter & Hampton LLP
    333 S. Hope Street, 48th Floor
    Los Angeles, CA 90071
    Attention: David Sands
    Fax: (213) 620-1398
    Email: dsands@smrh.com

    HLC Inc. (after the Closing):

    Home Loan Center, Inc.
    c/o Tree.com, Inc.
    11115 Rushmore Drive
    Charlotte, North Carolina 28277
    Attention: Douglas Lebda
    Fax: 949-255-5155
    Email: Douglas.Lebda@lendingtree.com

    with a copy (which shall not constitute notice) to:

    Sheppard, Mullin, Richter & Hampton LLP
    333 S. Hope Street, 48th Floor
    Los Angeles, CA 90071
    Attention: David Sands
    Fax: (213) 620-1398
    Email: dsands@smrh.com

    Parent:

    Tree.com, Inc.
    11115 Rushmore Dive.
    Charlotte, North Carolina 28277
    Attention: Douglas Lebda
    Fax: 949-255-5155
    Email: Douglas.Lebda@lendingtree.com

    with a copy (which shall not constitute notice) to:

    Sheppard, Mullin, Richter & Hampton LLP
    333 S. Hope Street, 48th Floor
    Los Angeles, CA 90071
    Attention: David Sands
    Fax: (213) 620-1398
    Email: dsands@smrh.com

All notices, consents, waivers and other communications shall be deemed to have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, five (5) Business Days after being deposited in the mail, postage prepaid; or if delivered by email or facsimile, when received by the recipient prior to 5:00 p.m. local time for the recipient (and if received by the recipient after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

        12.3    Modifications; Waiver.    No provision of this Agreement may be amended, supplemented or otherwise modified except by a written agreement mutually executed by the Parties (except for assignments as permitted hereunder). Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such wavier shall be validly and sufficiently authorized for purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

        12.4    Expenses.    Each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the Transaction Documents and the Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

        12.5    Access to Records and Employees after Closing.

          (a)   For a period of seven (7) years after the Closing Date each Party shall have reasonable access to all of the books and records included in the Acquired Assets; provided, however, that a Seller Party shall have such access only to the extent that such access may reasonably be required by such Seller Party in connection with matters relating to the Business prior to the Closing, including the preparation of such Seller Party's financial reports or Tax Returns, any Tax audits and the defense or prosecution of litigation (including arbitration or mediation). Such access shall be afforded by the other Party upon receipt of reasonable advance notice and during normal business hours. Each Party, as applicable, shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.5(a). In addition, if any Party desires to dispose of any of such books or records prior to the expiration of such seven (7) year period, then such Party shall, prior to such disposition, give each other Party a reasonable opportunity, at such other Party's expense, to segregate and remove such books and records as such other Party may select.

          (b)   For a period of seven (7) years after the Closing Date, the Seller Parties shall, and shall cause their controlled Affiliates to, provide Buyer and its Affiliates reasonable access to, and to furnish, any books, records and other information retained by Seller Parties or any of their controlled Affiliates relating to the Business, as Buyer or its Affiliates may reasonably request, including any information concerning Business Employees. Such access shall be afforded by Seller Parties or their controlled Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any reasonable costs or expenses incurred by it pursuant to this Section 12.5(b). If any Seller Party or any of their Affiliates desires to dispose of any of such books, records or other information prior to the expiration of such seven (7) year period, then Parent shall, prior to such disposition, give Buyer and its Affiliates a reasonable opportunity, at Buyer's expense, to segregate and remove such books, records and other information as Buyer or its Affiliates may select.

          (c)   Buyer shall provide to Seller Parties, reasonable assistance, at a Seller Party's actual expense, by providing employees of Buyer to act as witnesses and preparing documents, reports and other information requested by such Seller Party in support of the activities described in Section 12.5(a).

          (d)   Notwithstanding anything to the contrary herein, Seller Parties may retain copies of any Contracts, documents or records: (i) for archival purposes, to the extent required by Seller Parties' document retention policy, (ii) which primarily relate to properties or activities of Seller Parties other than the Business, (iii) which are required to be retained pursuant to any Law or (iv) for financial reporting purposes in order to satisfy applicable requirements of the SEC.

        12.6    Public Announcements.    Any public announcement, press release or similar publicity with respect to this Agreement, the other Transaction Documents or the Transactions will be issued only with the prior written consent of Parent and Buyer, except as and to the extent that any Party shall be obligated by Law or applicable securities exchange rules, in which case the other Party shall be advised and the Parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

        12.7    Assignments, Successors and No Third Party Rights.    Prior to the Closing, no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may, so long as Buyer remains liable hereunder: (i) assign any of its rights and delegate any of its obligations under this Agreement to (A) any Third Party in connection with a sale of all or substantially all of its assets, sale of its equity interests, change of control or similar transaction, or (B) any Affiliate of Buyer, (ii) assign the right to acquire the equity interests of the Subsidiaries and/or the assets of HLC Escrow to an Affiliate of Buyer, and (iii) collaterally assign its rights hereunder to any financial institution providing financing in connection with the Transactions. Following the Closing, any Party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder. Any other purported assignment without written consent of the other Parties shall be void and of no effect. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon and inure to the sole benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.7 and except for the Buyer Indemnified Persons and the Seller Indemnified Persons.

        12.8    Severability.    Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable, unless such a construction would be unreasonable. The Parties further agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic and business purposes of such invalid or unenforceable provision; provided, that such replacement shall not result in a materially adverse impairment of the rights or obligations of any Party.

        12.9    Governing Law; Arbitration.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of law principles. All disputes, controversies and claims between the Parties, arising out of or relating to this Agreement, including those involving its interpretation, the obligations of a Party hereto, or the breach thereof, will be resolved by binding arbitration, to be administered in Delaware by the American Arbitration Association ("AAA") in accordance with the AAA Commercial Arbitration Rules then in effect (the "AAA Rules"). Notwithstanding the foregoing, this Section shall not preclude the Parties from seeking interim provisional, injunctive or other equitable remedies. Each of the Parties irrevocably submits to the jurisdiction of the state and Federal courts, located in Delaware in conjunction with an application for an interim provisional, injunctive or other equitable remedy or for enforcement of this arbitration provision or an award rendered hereunder. There will be one arbitrator selected pursuant to the AAA Rules. The arbitrator shall be bound to apply the applicable substantive law set forth herein to each dispute. The arbitrator shall have the authority to award any remedy that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. The arbitrator shall issue a statement of decision in accordance with the express terms of the Agreement and shall take into account usages of the trade applicable to the Agreement. The arbitrator is not empowered to alter, amend, modify or change any of the terms of this Agreement. The Parties shall make the arbitrator aware of this Section 12.9 before the start of any arbitration proceedings. The dispute resolution proceedings and discovery shall be conducted expeditiously. Without limiting the foregoing, to the extent practical and in the interests of justice, it is intended by the Parties that the arbitration hearing for the dispute be completed within ninety (90) days after the selection of the arbitrator. The costs of the arbitration shall be borne by the non-prevailing Party, as determined by the arbitrator, and the prevailing Party in the arbitration shall be awarded its fees and costs (including reasonable attorneys' fees). Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain an interim remedy or as otherwise required by Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. Notwithstanding the choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

        12.10    Attorneys' Fees.    If any Action is brought for the enforcement of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that Action (including costs of collection), in addition to any other relief to which it may be entitled.

        12.11    Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        12.12    Execution of Agreement.    This Agreement may be executed in two or more counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes. All such counterparts shall together constitute one and the same instrument and shall become binding when two or more counterparts have been signed by each of the Parties and delivered to each other Party.

        12.13    Interpretation.

          (a)   Each Party acknowledges that it has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with the drafting, negotiation and execution of this Agreement and that it enters into this Agreement of its own free will and as its independent act. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of construction shall be applied against or in favor of either Party, and no Party shall be deemed the drafter of this Agreement, and the Parties all waive any statute, principle or rule of law to the contrary.

          (b)   In this Agreement, unless a clear contrary intention appears:

              (i)  the singular number includes the plural number and vice versa and reference to any gender includes each other gender;

             (ii)  reference to any Person includes such Person's predecessors, successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

            (iii)  the headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation;

            (iv)  all references to "Articles," "Sections," "Schedules" and "Exhibits" refer to the corresponding Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise stated;

             (v)  "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

            (vi)  reference to any agreement, document or instrument (including any Transaction Document) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

           (vii)  reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder;

          (viii)  references to documents, instruments or agreements (including this Agreement) shall be deemed to refer as well to all addenda, exhibits, schedules, restatement, supplements or amendments thereto;

            (ix)  "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding the word "including";

             (x)  where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner;

            (xi)  "or" is used in the inclusive sense of "and/or";

           (xii)  with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding";

          (xiii)  the measure of a period of one (1) month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1);

          (xiv)  references to amounts of money expressed in dollars are references to United States dollars, unless express reference is made to currency of another country;

           (xv)  all references to "made available to Buyer" shall refer to any item in the data site hosted by Deal Interactive as of the date that is three (3) Business Days prior to the date hereof; and

          (xvi)  all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

          (c)   The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if it was set forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of "Material Adverse Effect" or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. The inclusion of any specific item in the Disclosure Schedule shall not imply that such item is or is not in the ordinary course of business, and no Party shall use the fact that such item was or was not set forth in the Disclosure Schedule as evidence that such item is or is not in the ordinary course of business. The disclosures in any Schedule of the Disclosure Schedule, and those in any supplement thereto, relate to the representations and warranties in the Section or paragraph of the Agreement to which such Schedule of the Disclosure Schedule expressly relates and shall be deemed to be disclosed and incorporated into any other Schedule of the Disclosure Schedule to the extent the relevance of such information is readily apparent on its face without further inquiry.

        12.14    Remedies.    Seller Parties and Buyer acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, notwithstanding anything to the contrary herein to the contrary, Seller Parties or Buyer shall be entitled to obtain, without proof of actual damages or the insufficiency of monetary damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Seller Parties and Buyer hereby waive any requirement for the securing or posting of any bond in connection with any such remedy.

[Signatures on the Following Page(s)]

        IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be entered into as of the date first above written.

Discover Bank
By:	/s/ CHRISTINA FAVILLA
Name: Christina Favilla Title: President
Home Loan Center, Inc.
By:	/s/ DAVID NORRIS
Name: David Norris Title: President
Tree.com, Inc.
By:	/s/ DOUGLAS LEBDA
Name: Douglas Lebda Title: Chairman of the Board and Chief Executive Officer
HLC Escrow, Inc.
By:	/s/ DAVID NORRIS
Name: David Norris Title: President
LendingTree, LLC
By:	/s/ DOUGLAS LEBDA
Name: Douglas Lebda Title: President

APPENDIX B

OPINION OF MILESTONE ADVISORS, LLC

1775 Eye St. NW Suite 800 Washington, DC 20006 Tel 202.367.3000 Fax 202.367.3001 www.milestonecap.com

May 12, 2011

The Board of Directors of Tree.com, Inc.
11115 Rushmore Drive
Charlotte, NC 28277

        We understand that Home Loan Center, Inc., a California corporation ("HLC Inc."), HLC Escrow, Inc., a California corporation ("HLC Escrow", and together with HLC Inc., "Sellers", and each a "Seller"), LendingTree, LLC, a Delaware limited liability company ("LendingTree"), and Tree.com, Inc., a Delaware corporation ("Parent," and together with Sellers and LendingTree, the "Seller Parties", and each a "Seller Party") and Discover Bank, a Delaware banking corporation ("Buyer") (the Seller Parties and Buyer are sometimes referred to herein together as the "Parties", and each as a "Party"), intend to enter into an Asset Purchase Agreement (the "Agreement") pursuant to which Buyer will acquire certain assets and assume certain liabilities from the Seller Parties as more fully described in the Agreement (the "Transaction"). In consideration for the sale, transfer and assignment of the Acquired Assets (as defined in the Agreement), Buyer will assume the Assumed Liabilities (as defined in the Agreement) and pay to HLC Inc. an amount in cash equal to (i) $35,888,536 (the "Closing Payment") and (ii) up to two additional payments in the amount of $10.0 million each (the "Post Closing Payments"), which are payable by Buyer on the one year anniversary of the Closing Date (as defined in the Agreement) and the two year anniversary of the Closing Date, provided Buyer has not properly exercised its right of termination pursuant to Section 8.03(b) of the Marketing Consulting Services Agreement prior to the applicable anniversary date and provided that a "Business Event" as defined in Section 3.1 of the Agreement has not occurred. Due to the conditional nature of the Post-Closing Payments, we did not include the Post Closing Payments as part of our analysis for determining the fairness of the Consideration (as defined below). In addition to the Closing Payment, the Seller Parties will (a) retain the Excluded Assets (as defined in the Agreement) and (b) satisfy the Excluded Liabilities (as defined in the Agreement).

        The Board of Directors of Parent (the "Board of Directors") has requested that Milestone Advisors, LLC ("Milestone") provide an opinion (this "Opinion") to the Board of Directors as to whether, as of the date hereof, the Consideration (as defined below) is fair, from a financial point of view, to Parent. For purposes of this Opinion, the term "Consideration" means the sum of (i) the Closing Payment plus (ii) the net liquidation value of the Excluded Assets and the Excluded Liabilities of the Sellers as estimated by Parent's and HLC Inc.'s senior management team as of March 31, 2011 ("Net Liquidated Value Estimates"). The Consideration is estimated to be between $52.6 million and $66.5 million, with a midpoint of $59.6 million(1). We have not been requested to opine as to, and this Opinion does not in any manner address, the Seller Parties' underlying business decision to proceed

(1)
The final amount of the Consideration will be determined based on the actual net liquidation value received upon the disposition of Excluded Assets and Excluded Liabilities by the Sellers after the consummation of the Transaction.

with or effect the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Parent and the other Seller Parties.

        We have made such reviews and analyses as we have deemed necessary to render this Opinion. Among other things, we have:

  1.
  Reviewed the "Non-Binding Indication of Interest" dated March 21, 2011 by and between Discover Financial Services and Parent;

  2.
  Reviewed a draft of the Agreement dated May 12, 2011 (the "Draft Agreement");

  3.
  Reviewed Parent's (i) Annual Reports to stockholders and Annual Reports on Form 10-K for the years ended December 31, 2008, December 31, 2009, and December 31, 2010 filed with the U.S. Securities and Exchange Commission ("SEC"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC and (iii) Current Reports on Form 8-K filed with the SEC since December 31, 2010;

  4.
  Reviewed certain operating and financial information relating to the Sellers businesses and prospects, including (i) certain unaudited monthly financial information for January through March 2011, (ii) certain wind-down scenarios involving the liquidation of the Excluded Assets and Excluded Liabilities of the Sellers based on the Sellers' March 31, 2011 balance sheet assuming a consummation of the Transaction, (iii) a hypothetical wind-down scenario based on the Sellers' March 31, 2011 balance sheet assuming the Transaction is not consummated, and (iv) certain monthly and quarterly projections scenarios for the quarter ended March 31, 2011 and the years ending December 31, 2011 and 2012, and annual projections for the years 2013, 2014 and 2015, which annual projections, for analytical purposes, assume a stabilization of the Sellers business in the periods beyond 2012 at levels of loan origination and profit margins consistent with those in 2012, all as prepared and provided to us by Parent's and HLC Inc.'s management teams (collectively, the "Projections");

  5.
  Interviewed certain members of the Sellers' and Parent's senior management team to discuss the Sellers' and Parent's business, operations, historical and projected financial results, financial condition, current and prospective access to capital, current and prospective liquidity, the strategic rationale for, and the potential benefits of, the Transaction and future prospects of the Sellers and Parent, including such members views of the operational and financial risks and uncertainties attendant with not pursuing the Transaction or another similar transaction;

  6.
  Reviewed and/or performed various valuation and financial analyses based on the Projections, including illustrative discounted future terminal value analyses and a hypothetical liquidation analysis (based on guidance provided by certain members of Parent's and Sellers' senior management teams);

  7.
  Reviewed publicly available financial data, stock market performance data and trading multiples of companies that we deemed generally comparable to Parent;

  8.
  Reviewed the terms of recent asset purchases, mergers and other acquisition transactions that we deemed generally comparable to the Transaction; and

  9.
  Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        In evaluating Sellers' projected financial results, financial condition, current and prospective access to capital, current and prospective liquidity and future prospects, we understand, based on our review of market conditions and publicly available information, and our discussions with Parent's and Sellers' senior management, that:

  •
  Mortgage Bankers Association forecasts mortgage loan originations to fall from $1.5 trillion in 2010 to $1.0 trillion in 2011, driven by a sharp decrease in refinance mortgage volume.

  •
  HLC Inc. receives the vast majority of its customer mortgage leads through an exclusive arrangement with Parent. Parent's mortgage leads accounted for 79% of HLC Inc.'s total mortgage loans funded in 2010. As a result, disruption to this lead arrangement would have a detrimental impact to HLC Inc.'s operations and financial condition.

  •
  Over the last four months, HLC Inc. has incurred significant operating losses and is projected to continue to incur operating losses for the balance of 2011 according to HLC Inc.'s management team.

  •
  HLC Inc.'s current operating model focuses almost exclusively on the refinance mortgage market. In 2010 and through the three months ended March 31, 2011, HLC Inc.'s refinance mortgage originations accounted for 92% and 89% of its funded dollar volume, respectively. As a result, in a rising interest rate environment, HLC Inc.'s business model remains challenged.

  •
  The continued turmoil in the U.S. economy and the housing market has put significant pressure on home values, and as a result has limited the industry's and HLC Inc.'s universe of qualified mortgage borrowers. According to LPS Mortgage Monitor, at March 31, 2011, over 12% of all mortgage loans were either in default or in foreclosure.

  •
  HLC Inc. operates in a highly regulated industry and is subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions, including:

  —
  Restrictions on the amount and nature of fees or interest that may be charged in connection with a loan, in particular, state usury and fee restrictions;

  —
  Loan officer licensing requirements and increased capital requirements which have increased the cost to be in business as an independent mortgage lender;

  —
  Restrictions on the manner in which consumer loans are marketed and originated, including the making of required consumer disclosures, such as the federal Truth-in-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Housing Act, the federal Real Estate Settlement Procedures Act (RESPA), and similar state laws; and

  —
  State and federal restrictions on marketing activities conducted by telephone, mail or email, or over the internet, including the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act and its accompanying regulations and guidelines.

  •
  HLC Inc. relies on warehouse lines of credit to finance loan originations. Under the terms of the outstanding warehouse lines of credit, HLC Inc. is required to maintain various financial and other covenants, which include, but are not limited to, maintaining (i) minimum tangible net worth of $25.0 million, (ii) minimum liquidity, (iii) a minimum current ratio, (iv) a maximum ratio of liabilities to net worth, (v) a maximum leverage ratio), (vi) pre-tax net income requirements, and (vii) a warehouse maximum capacity ratio. In the event HLC Inc. continues to incur operating losses, it may be declared to be in default of the terms of its lines of credit with one or several of its lenders.

  •
  In connection with the sale of loans to secondary market purchasers, HLC Inc. makes certain representations regarding related borrower credit information, loan documentation and collateral. To the extent that these representations are incorrect, HLC Inc. may be required to repurchase loans or indemnify secondary market purchasers for losses due to borrower defaults. In connection with the sale of loans to secondary market purchasers, HLC Inc. also agrees to repurchase loans or indemnify secondary market purchasers for losses due to early payment defaults by borrowers.

        In rendering our opinion herein, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to or discussed with us by the Seller Parties or obtained by us from public sources, including, without limitation, the Projections and the Net Liquidation Value Estimates. With respect to the Projections and the Net Liquidation Value Estimates, we have relied on representations that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the senior management of the Seller Parties as to the expected future financial performance and condition of the Sellers. We note that such financial projections are subject to significant uncertainty, particularly in light of recent and on-going conditions in the residential mortgage sector and Sellers' recent financial performance, current financial condition, current and prospective access to capital, current and prospective liquidity and unclear future prospects. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections and the Net Liquidation Value Estimates, and we have further relied upon the assurances of members of senior management of the Seller Parties that they are unaware of any facts that would make the information, Projections and the Net Liquidation Value Estimates incomplete, inaccurate or misleading in any material respect. Further, we express no opinion with respect to the Projections and the Net Liquidation Value Estimates, their achievability, or the assumptions on which they are based and the resulting impact on the Sellers' financial performance, financial condition, liquidity and resulting stockholder value. We have not considered any aspect or implication of any transaction to which any of the Seller Parties is or may be a party (other than as specifically described herein with respect to the Transaction).

        We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis, (ii) each party to the Agreement will fully and timely perform all of the covenants and agreements, in all respects material to our analysis, required to be performed by such party, (iii) all conditions to the consummation of the Transaction will be satisfied in all respects material to our analysis without waiver thereof, and (iv) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and documents provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the Transaction, in any respect material to our opinion. We also have relied upon and assumed, without independent verification, that (a) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (b) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no material delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Seller Parties, or otherwise have an adverse effect on the Seller Parties or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the Draft Agreement.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Sellers or any other Seller Party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Seller Parties are or may be a party or are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Seller Parties are or may be a party or are or may be subject; this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertion of claims, outcomes or damages arising out of any such matters.

        We have not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Sellers or any of the other Seller Parties, or any alternatives to the Transaction, (ii) negotiate the terms of the Transaction, or (iii) advise the Board of Directors or any other party with respect to business combination alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. Subsequent events that could materially affect the conclusions set forth in this Opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Seller Parties; changes to the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.

        Milestone, as part of its investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with asset purchases, mergers and other acquisitions of mortgage banking companies, commercial banks, savings institutions, and other specialty finance companies, as well as business valuations for other corporate purposes for financial services organizations. Milestone has experience in, and knowledge of, the valuation of nationwide mortgage banking companies.

        We have acted as a financial advisor to the Board of Directors solely in connection with rendering this Opinion and will receive a customary fee for such services. In addition, the Seller Parties have agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion.

        This Opinion is directed to, and for the use of, the Board of Directors in connection with its consideration of the Transaction. This Opinion does not constitute a recommendation to the Board of Directors as to whether to approve the Transaction and does not constitute a recommendation to how any Parent stockholder should vote with respect to the Transaction or a recommendation to any other party to take any other action. We express no opinion as to the underlying valuation, future performance or long-term viability of any of the Seller Parties.

        This Opinion may not be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this Opinion may be included in its entirety in any proxy statement, information statement or any other material required to be distributed to stockholders of Parent in connection with the Transaction. This Opinion is subject to the assumptions and conditions contained herein as of the date hereof. Milestone expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Transaction. We assume no responsibility for updating or revising this Opinion based on circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ MILESTONE ADVISORS, LLC

MILESTONE ADVISORS, LLC

APPENDIX C

DESCRIPTION OF THE BUSINESS

Proposed HLC Asset Sale Transaction

        Until the closing of the HLC asset sale transaction, we expect to continue the LendingTree Loans business in accordance with our existing business strategy. The description of our business below does not reflect changes to our business strategy that may occur if we complete the HLC asset sale transaction.

History and Overview

        Tree.com is the parent of LendingTree, LLC and is the parent of several companies owned by LendingTree, LLC, including Home Loan Center, Inc. LendingTree, LLC (formerly, LendingTree, Inc.) was incorporated in the state of Delaware in June 1996 and commenced nationwide operations in July 1998. LendingTree, Inc. was acquired by IAC/InterActiveCorp ("IAC") in 2003 and converted to a Delaware limited liability company (LendingTree, LLC) in December 2004. On August 20, 2008, Tree.com, Inc. (along with its subsidiary, LendingTree, LLC) was spun off from IAC into a separate publicly traded company. We refer to the separation transaction as the "spin-off." Tree.com was originally incorporated as a Delaware corporation in April 2008, in anticipation of the spin-off.

        Tree.com is also the owner of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.com®, HealthTree.com®, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.com®. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        These businesses and brands are operated under the segments known as LendingTree Loans and the Exchanges, each of which is discussed below. For additional information regarding these segments, see Note 8 to our consolidated financial statements attached as Appendix E to the proxy statement to which this Appendix C is attached.

        On March 10, 2011, our management made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment. We exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® are presented as discontinued operations in the unaudited pro forma condensed consolidated financial statements for all periods presented. Unless otherwise noted, this description of our business excludes information related to the discontinued operations.

        In connection with exiting the RealEstate.com, REALTORS® business that is discussed above, we re-evaluated our reporting segments based on our continuing operations. In prior periods, the segments "LendingTree Loans", "Exchanges", "Real Estate" and "Unallocated—Corporate" were presented, which have been changed to "LendingTree Loans" and "Exchanges". The "Exchanges" segment now includes the continuing operations of the previous "Real Estate" segment and the previous "Unallocated—Corporate" segment. Segment results for prior periods have been restated to conform to the new presentation.

        On March 15, 2011, Tree.com, through its wholly-owned subsidiary, HLC Inc., completed its acquisition of certain assets of First Residential Mortgage Network, Inc. dba SurePoint Lending ("SurePoint") and certain shareholders of SurePoint. SurePoint, a LendingTree network lender for eleven years, was a full service residential mortgage provider licensed in 45 states and employing over 500 people, including more than 300 licensed loan officers. HLC Inc. purchased certain specified assets and liabilities of SurePoint related to its business of originating, refinancing, processing, underwriting, funding and closing residential mortgage loans; providing title and escrow services; and providing other mortgage related services. The acquired assets also included all of the equity interests of Real Estate Title Services, LLC. HLC Inc. paid $8.0 million in cash upon the closing of the transaction, subject to certain adjustments. We used available cash to fund the acquisition.

LendingTree Loans

        LendingTree Loans originates, processes, approves and funds various consumer mortgage loans through our subsidiary, HLC Inc., which operates primarily under the brand name "LendingTree Loans®." LendingTree Loans is able to provide a broad range of mortgage loan offerings to consumers in all fifty states and the District of Columbia, primarily conforming and prime loans, and, to a lesser extent, non-conforming and FHA loans. Products available include both adjustable and fixed rate loans. LendingTree Loans recently consolidated its operations into its offices in California and Kentucky, closing its Florida, Indiana and Tennessee offices.

        LendingTree Loans® branded loan originations are principally derived from consumer loan requests received through www.lendingtree.com, www.getsmart.com or 1-800-555-TREE. A portion of all consumer loan request forms received through these channels are referred to LendingTree Loans. LendingTree Loans offers those consumers a choice among various loan alternatives, with loan pricing based upon different wholesale offerings received by LendingTree Loans from the secondary market investors who purchase the loans. LendingTree Loans maintains controls to ensure that its consumer loan pricing correlates to secondary market pricing and to ensure that its consumers receive multiple loan alternatives, thus maintaining the competition and choice elements inherent in the LendingTree brand. Tree.com believes that LendingTree Loans provides value to consumers who do not wish to negotiate with multiple lenders, but still wish to obtain loan alternatives.

        LendingTree Loans® branded loans are funded and closed using proceeds from borrowings under available warehouse lines of credit. Substantially all of the loans funded are sold, along with the accompanying loan servicing rights, to investors in the secondary market, generally within 30 days of funding, with the proceeds from such sales being used to repay borrowings under the warehouse lines of credit. For terms of the warehouse lines of credit, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Financial Position, Liquidity and Capital Resources" attached as Appendix D to the proxy statement to which this Appendix C is attached.

        Although most of HLC Inc.'s consumer leads are sourced through www.lendingtree.com or 1-800-555-TREE and originated under the LendingTree Loans® brand, a small portion of HLC Inc.'s leads are sourced from a variety of non-LendingTree channels, including third-party online lead aggregators, direct mail marketing campaigns and www.homeloancenter.com . When obtaining leads from third-party sources, Home Loan Center, Inc. operates under its traditional name and brand (Home Loan Center). Consumers who request loans through the Home Loan Center brand typically receive single loan offers. Home Loan Center branded loans are funded, closed and sold into the secondary market in the same manner, and on substantially the same terms, as LendingTree Loans® branded loans.

        Revenues from direct lending operations are principally derived from the sale of loans to secondary market investors and from origination and other fees paid by borrowers. Of HLC Inc.'s five secondary market investors in 2010, the three largest, JPMorgan Chase, Bank of America and Wells Fargo, represented approximately 25%, 24% and 11%, respectively, of our consolidated revenue in 2010. See "RISK FACTORS—We depend on relationships with Network Lenders, real estate professionals, credit providers and secondary market investors and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations" included in the proxy statement to which this Appendix C is attached.

  Competition

        Tree.com believes that the primary competitors of LendingTree Loans are traditional lending institutions, including those that are developing their own direct, online lending channels. While these financial institutions do not operate lending networks, they process, close and fund loans as direct lenders through well-recognized, national brands, many of which are industry leaders. LendingTree Loans also faces additional competition from direct lending websites owned and operated by other online lenders that originate the bulk of their loans through their websites or by phone. These companies typically operate a consumer-branded website and attract consumers via online banner ads, key word placement on search engines, partnering with affiliates, and business development arrangements with other properties, including major online portals.

Exchanges

  Our Lending Networks

        Consumers can access Tree.com's nationwide network (the "Network") of more than 150 banks, lenders and loan brokers online (via www.lendingtree.com or www.getsmart.com) or by calling 1-800-555-TREE. Loans offered by these banks, lenders and loan brokers (the "Network Lenders") consist primarily of home mortgages (in connection with refinancings and purchases) and home equity loans.

        Tree.com selects lenders throughout the country in an effort to provide full geographic lending coverage and to offer a complete suite of loan offerings available in the market. Typically, before a lender joins the Network, Tree.com performs credit and financial reviews on the lender. In addition, as a further quality assurance measure, Tree.com checks new lenders against a national antifraud database maintained by the Mortgage Asset Research Institute. All Network Lenders are required to enter into a contract that generally may be terminated upon notice by either party. No individual Network Lender accounted for more than 5% of the Exchanges revenue in any period.

        Consumers seeking mortgage loans through one of Tree.com's lending networks can receive multiple conditional loan offers from Network Lenders, or from Tree.com's subsidiary doing business under the name "LendingTree Loans" (as described above), in response to a single loan request form.

        The process by which Exchanges matches consumers and Network Lenders is referred to herein as the "matching process." This matching process consists of the following steps:

  •
  Credit Request.    Consumers complete a single loan request form for the selected loan with information regarding their income, assets and liabilities, loan preferences and other data. Consumers also consent to the retrieval of their credit report.

  •
  Loan Request Form Matching and Transmission.    Tree.com proprietary technology matches a given consumer's loan request form data, credit profile and geographic location against certain pre-established creditworthiness criteria of Network Lenders, which may be modified from time to time. Once a given loan request passes through the matching process, the loan request is automatically transmitted to up to five available Network Lenders.

  •
  Lender Evaluation and Response.    Network Lenders who receive a loan request form evaluate the information in the loan request to determine whether to make a conditional loan offer. If a given number of Network Lenders do not respond with a conditional loan offer, the loan request form is directed through the matching process a second time in an attempt to match the consumer with another Network Lender.

  •
  Communication of a Conditional Offer.    If one or more Network Lenders make a conditional offer, the consumer is automatically notified via e-mail to return to the site and log in to a web-page reflecting their customized loan offers ("My Account"). Through the My Account web-page consumers may access and compare the proposed terms of each conditional offer, including interest rate, closing costs, monthly payment amount, lender fees and other information. If a consumer does not have access to e-mail, conditional offers are provided to the consumer by phone or fax.

  •
  Loan Processing.    Consumers work offline with the relevant Network Lender to provide property information and additional information bearing on creditworthiness to the Network Lender. If the Network Lender approves a consumer, it will then underwrite and originate the loan.

  •
  Ongoing Consumer and Lender Support.    Active e-mail and telephone follow-up and support are provided to both Network Lenders and consumers during the loan transaction process. This follow-up and support is designed to provide technical assistance and increase overall satisfaction of Network Lenders, as well as increase the percentage of consumers who close a loan through lenders found through the Exchanges.

        The Exchanges also offer a short-form matching process under the LendingTree® and GetSmart® brands. This process, which provides consumers with lender contact information only, typically requires the consumer to submit less data than that required in connection with the matching process described above.

        The Exchanges do not charge consumers a fee to use their lending networks. Substantially all revenues from lending networks are derived from both up-front matching fees paid by Network Lenders who receive a loan request form and closing fees paid by Network Lenders who close a transaction with the consumer. Because a given loan request form can be matched with more than one Network Lender, up to five match fees may be generated from the same form. Matching fees are recognized at the time the loan request form is transmitted, and closing fees are recognized at the time the Network Lender reports that it has closed the loan, which may be several months after the loan request form is transmitted.

  Other Businesses

        The Exchanges also offer:

  •
  unsecured loans, through which consumers are matched with multiple lenders using a network-based process similar to the mortgage loan matching process described above;

  •
  automobile loans, through which consumers are linked with one or more third-party automobile lenders;

  •
  credit cards, through which consumers can search various credit card offerings through a third-party vendor;

  •
  various consumer insurance products, pursuant to which consumers are linked with licensed insurance agents and insurance lead aggregators to obtain insurance offers;

  •
  opportunities for prospective students seeking institutions of higher education; and

  •
  home improvement professional services with national and local contractors.

        Revenues from these businesses are derived either from matching and closing fees, or in some cases, volume-based marketing fees. While the revenues from these businesses do not currently represent a significant portion of the revenues of the Exchanges, these revenues are expected to grow over time.

  Competition

        Tree.com's Exchanges compete with other lead aggregators, including online intermediaries that operate network-type arrangements. Tree.com's Exchanges also face additional competition from direct lending websites owned and operated by other online lenders that originate the bulk of their loans through their websites or by phone. These companies typically operate a consumer-branded website and attract consumers via online banner ads, key word placement on search engines, partnering with affiliates, and business development arrangements with other properties, including major online portals.

Regulation and Legal Compliance

        Tree.com businesses market and provide services in heavily regulated industries through a number of different online and offline channels across the United States (see "RISK FACTORS—Failure to comply with existing or evolving laws, rules and regulations, or to obtain and maintain required licenses, could adversely affect our business, financial condition and results of operations" and "RISK FACTORS—Passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related legislative or executive actions may have a significant impact on our business, results of operations and financial condition" included in the proxy statement to which this Appendix C is attached). As a result, they are subject to a variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States, including:

  •
  Restrictions on the amount and nature of fees or interest that may be charged in connection with a loan, in particular, state usury and fee restrictions;

  •
  Restrictions imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and current or future rules promulgated thereunder, including limitations on fees charged by mortgage lenders;

  •
  Restrictions on the manner in which consumer loans are marketed and originated, including the making of required consumer disclosures, such as the federal Truth-in-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Housing Act, the federal Real Estate Settlement Procedures Act (RESPA), and similar state laws;

  •
  Restrictions on the amount and nature of fees that may be charged to lenders and real estate professionals for providing or obtaining consumer leads, in particular, RESPA;

  •
  Restrictions on the amount and nature of fees that may be charged to consumers for real estate brokerage transactions, including any incentives and rebates that may be offered to consumers by Tree.com businesses;

  •
  State, and in some instances, federal, licensing or registration requirements applicable to both individuals or businesses engaged in the making or brokerage of loans (or certain kinds of loans, such as loans made pursuant to the Federal Housing Act), or the brokering of real estate transactions; and

  •
  State and federal restrictions on the marketing activities conducted by telephone, the mail, by email, or over the internet, including the Telemarketing Sales Rule, state telemarketing laws, federal and state privacy laws, the CAN-SPAM Act, and the Federal Trade Commission Act and its accompanying regulations and guidelines.

Intellectual Property

        We believe that our intellectual property rights are vital to our success. To protect our intellectual property rights in our technology, products, improvements and inventions, we rely on a combination of patents, trademarks, trade secret and other laws, and contractual restrictions on disclosure, including confidentiality agreements with strategic partners, employees, consultants and other third parties. As new or improved proprietary technologies are developed or inventions are identified, we seek patent protection in the United States and abroad as appropriate. We have been issued six U.S. patents relating to our technologies, including those relating to the method and network for coordinating a loan over the internet. Our various patents expire between 2018 and 2025. We also have approximately six pending U.S. patent applications.

        Many of our services are offered under proprietary trademarks and service marks. We generally apply to register or secure by contract our principal trademarks and service marks as they are developed and used. We have approximately 82 trademarks and service marks registered with the United States Patent and Trademark Office. These registrations can typically be renewed at 10-year intervals. We reserve and register domain names when and where we deem appropriate and we currently have approximately 1,500 registered domain names. We also have agreements with third parties that provide for the licensing of patented and proprietary technology used in our business.

        From time to time, we are subjected to legal proceedings and claims, or threatened legal proceedings or claims, including allegations of infringement of third party trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary for us to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations.

Employees

        As of June 1, 2011, Tree.com had approximately 1,049 employees and approximately 1,025 full-time employees. None of Tree.com's employees are represented under collective bargaining agreements. Tree.com considers its relations with its employees and independent contractors to be good.

Seasonality

        LendingTree Loans and Exchanges revenue are subject to the cyclical and seasonal trends of the U.S. housing market. Home sales typically rise during the spring and summer months and decline during the fall and winter months. Refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values. The broader cyclical trends in the mortgage and real estate markets have upset the usual seasonal trends.

APPENDIX D

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS FOR THE PERIOD ENDED
DECEMBER 31, 2010

Explanatory Note

        On March 10, 2011, our management made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment. Tree.com exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® are presented as discontinued operations in the consolidated financial statements for all periods presented in Appendix E to the proxy statement to which this Appendix D is attached. The following discussion, unless otherwise noted, excludes information related to the discontinued operations.

        Tree.com is filing Appendix E to the proxy statement to which this Appendix D is attached to recast the presentation of its consolidated financial statements that were initially filed with the Securities and Exchange Commission ("SEC") in Tree.com's annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011 (the "Form 10-K") to reflect the reclassification of the business that was previously Tree.com's real estate brokerage business as discontinued operations.

        In connection with exiting the RealEstate.com, REALTORS® business that is discussed above, the Company re-evaluated its reporting segments based on the continuing operations of the Company. In prior periods, the segments "LendingTree Loans", "Exchanges", "Real Estate" and "Unallocated-Corporate" were presented, which have been changed to "LendingTree Loans" and "Exchanges". The "Exchanges" segment now includes the continuing operations of the previous "Real Estate" segment and the previous "Unallocated—Corporate" segment. Segment results for prior periods have been restated to conform to the new presentation.

        The SEC requires that Tree.com include recasted information for previously issued financial statements in the proxy statement to which this Appendix D is attached, whenever a component of the Company is reflected as discontinued operations in financial statements for subsequent periods, but such component is not yet reflected as discontinued operations in such previously issued financial statements. Accordingly, the Company is revising and including in this Appendix D Management's Discussion and Analysis of Financial Condition and Results of Operation from the Form 10-K and in Appendix C to the proxy statement to which this Appendix D is attached the Business section from the Form 10-K.

        In order to preserve the nature and character of the disclosures set forth in the Form 10-K, no attempt has been made in this Appendix D, and it should not be read, to modify or update disclosures as presented in the Form 10-K to reflect events or occurrences after the date of the filing of the Form 10-K, except for the items included in this Appendix D or in Appendix C and Appendix E to the proxy statement to which this Appendix D is attached, which items are updated solely for matters relating specifically to the reclassification of the real estate brokerage business as discontinued operations as described above. Therefore, this Appendix D should be read in conjunction with the Form 10-K and the Company's filings made with the SEC subsequent to the filing of the Form 10-K, including the First Quarter 10-Q. References herein to the Form 10-K or parts thereof refer to the Form 10-K for the year ended December 31, 2010, except to the extent portions of such Form 10-K have been recast, in which case, they refer to the applicable recast portion in Appendices C, D and E to the proxy statement to which this Appendix D is attached.

 Management Overview

        On August 20, 2008, Tree.com, Inc. ("Tree.com") was spun off from its parent company, IAC/InterActiveCorp ("IAC") into a separate publicly traded company. We refer to the separation transaction as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008.

        Tree.com is the parent of LendingTree, LLC which owns several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.com®, HealthTree.com®, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.com®. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. dba LendingTree Loans ("HLC Inc."). The HLC Inc. and LendingTree Loans brand names are collectively referred to in this Appendix D as "LendingTree Loans."

        The Exchanges segment consists of online lead generation networks and call centers that connect consumers and service providers principally in the lending, real estate, higher education, home services, insurance and automobile marketplaces.

Business Overview

  Recent Mortgage Banking Trends

        Interest rate and market risk can be substantial in the mortgage business. Fluctuations in interest rates drive consumer demand for new mortgages and the level of refinancing activity, which in turn affects total revenue from the origination and sale of loans. Typically, a decline in mortgage interest rates will lead to an increase in mortgage originations and revenue, and an increase in mortgage interest rates will lead to a decrease in mortgage originations and revenue.

        Mortgage rates began 2010 slightly above 5.0%, and fluctuated very little through May, but then declined to 4.2% by November. Then in the last two months of 2010, mortgage rates swiftly increased to 5.0% by year-end, and mortgage applications dropped off significantly in December 2010 as a result. Most economic forecasts also predict an increase in mortgage rates of another 0.50% throughout 2011.

  Real Estate Market

        Declines in the housing market since 2008 have impacted various aspects of our businesses. In particular, revenue from the Real Estate segment decreased in 2010 and 2009 from previous years as a result of fewer real estate transactions and lower sales prices. Further, revenues for the LendingTree Loans and Exchange segments have been impacted by falling home prices and increased foreclosures.

  Expenses

        As revenues have declined we have focused on expense savings and are taking various initiatives to reduce costs. During the first quarter of 2011, we commenced a voluntary severance plan for certain corporate employees and conducted a reduction in workforce at HLC Inc. In addition, the Company intends to cut certain ineffective marketing costs. We are seeking to set expenses consistent with our reduced revenues.

  SurePoint Acquisition

        In November 2010, LendingTree Loans entered into an agreement to purchase certain assets and liabilities of SurePoint. SurePoint has been a Network Lender for more than 11 years and was named the number one refinance lender on the LendingTree network in 2009. SurePoint has nearly

500 employees, including more than 300 licensed loan officers. Under the terms of the agreement, LendingTree Loans will make an initial payment of approximately $6 million in cash upon the closing of the transaction and will make contingent consideration payments on an annual basis for the next thirty-six months based on LendingTree Loans' pre-tax net income derived from the assets acquired. The aggregate purchase price, including the initial payment and contingent consideration, will not exceed $23 million. The transaction is projected to close in March 2011.

Results of operations for the years ended December 31, 2010 and 2009:

  Revenue

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans:
Origination and sale of loans	$113,425	$3,105	3%	$110,320
Other	10,755	3,405	46%	7,350

Total LendingTree Loans	124,180	6,510	6%	117,670
Exchanges:
Match fees	48,682	3,677	8%	45,005
Closed loan fees	9,985	(16,870)	(63)%	26,855
Other	3,244	194	6%	3,050

Total Exchanges	61,911	(12,999)	(17)%	74,910

Total revenue	$186,091	$(6,489)	(3)%	$192,580

        Revenue from LendingTree Loans increased only slightly in 2010 from 2009. Both the number of closed loans and the dollar value of closed loans decreased by 2% in 2010, and the average loan amount was flat year-over-year. An increase of 3% in the revenue generated per funded loan offset the declines noted above. LendingTree Loans was able to increase pricing in certain areas as the supply of qualified consumers was at or near capacity for much of 2010. The increased pricing combined with the high numbers of leads caused revenue to be higher than in 2009. In addition, the provision for previously sold loans, which is recorded as reduction of revenue, decreased $4.0 million in 2010 from 2009 to $12.4 million. In 2009, the provision included the loan loss settlements with two buyers of previously purchased limited documentation loans.

        The dollar value of loans closed directly by LendingTree Loans is as follows:

	2010	$ Change	% Change	2009
	(Dollars in millions)
Refinance mortgages	$2,557	$3	—%	$2,554
Purchase mortgages	234	(68)	(22)%	302

Total	$2,791	$(65)	(2)%	$2,856

        LendingTree Loans originates mortgage loans on property located throughout the United States. Revenue from loans originated for property in California totaled approximately 12% and 11% of Tree.com's consolidated revenue for the years ended December 31, 2010 and 2009, respectively.

        Revenue from the Exchanges in 2010 declined from 2009 primarily due to fewer loan requests from consumers, resulting in fewer matched requests and fewer loans closed through network lenders. Overall matched requests for 2010 declined 12% from 2009, which reflects a decline of 39% in home loan matches offset by an increase of 65% in matches for the new consumer vertical areas of higher education, home services, insurance, and automobile. Home loan matches were down because of the expansion of volume taken by LendingTree Loans and many lenders experiencing their own high levels of organic lead volume during the low interest rate environment in 2010. Matches in new consumer verticals have grown as a result of both business acquisitions completed in 2009 and increased marketing spending. The overall impact on match fees was an increase of 8%, reflecting a shift in pricing on home loan related matches to increase the average match fee (and decrease the average close loan fee). Also impacting the revenue from closed loan fees was a 31% decline in closed units in the period as a result of the decline in matched loan requests.

        The dollar value of loans closed by Exchange network lenders is as follows:

	2010	$ Change	% Change	2009
	(Dollars in millions)
Refinance mortgages	$4,008	$(2,798)	(43)%	$6,806
Purchase mortgages	2,093	(456)	(18)%	2,549
Other	261	(274)	(51)%	535

Total	$6,362	$(3,528)	(37)%	$9,890

  Cost of revenue

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$44,056	$(4,942)	(10)%	$48,998
Exchanges	5,547	(2,737)	(33)%	8,284

Cost of revenue	$49,603	$(7,679)	(13)%	$57,282

As a percentage of total revenue	27%			30%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	35%	42%
Exchanges	9%	11%

        Cost of revenue consists primarily of costs associated with loan originations, compensation and other employee-related costs (including stock-based compensation) related to customer call centers and loan officers, as well as credit scoring fees, consumer incentive costs and website network hosting and server fees.

        Cost of revenue in 2010 decreased from 2009 primarily due to decreases of $7.7 million in costs associated with originations at LendingTree Loans and $0.9 million in consumer incentive rebates related to decreased closings at the Exchanges. The decreases in the cost of loan originations are primarily due to a change in the fee structure in October 2009 whereby the origination fee charged to the borrower was reduced and no longer covered certain origination costs that were previously paid and recorded as expense by LendingTree Loans. Under the current fee structure, these origination costs are passed through to the borrower directly.

        Offsetting these decreases in cost of revenue was an increase of $0.9 million in the cost of credit scoring and licensing fees.

  Selling and marketing expense

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$22,148	$11,921	117%	$10,227
Exchanges	50,452	2,409	5%	48,043

Selling and marketing expense	$72,600	$14,330	25%	$58,270

As a percentage of total revenue	39%			30%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	18%	9%
Exchanges	82%	64%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to lead sources and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in the sales function. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

        During the third quarter of 2010, we changed our accounting policy for inter-segment revenue and inter-segment marketing expense between the LendingTree Loans and Exchanges segments. This change only impacts the individual segment results, and does not impact our consolidated financial results.

        Marketing expense for the Exchanges is primarily related to the building and maintaining of our core brands, using both online and offline spending, and generates leads not only for the Exchanges but for the LendingTree Loans segment as well. Previously, marketing expense for LendingTree Loans was primarily comprised of inter-segment purchases of leads from the Exchanges, leveraging the LendingTree and GetSmart brands. The Exchanges received inter-segment revenue for the sale of these leads, and that revenue and the related marketing expense at LendingTree Loans would then be eliminated in consolidation of the total Company results.

        We now use a cost sharing approach for these marketing expenses, whereby LendingTree Loans and the Exchanges share the marketing expense on a pro rata basis, based on the quantity of leads received by each segment. There is no longer inter-segment revenue or inter-segment marketing expense related to these leads. Management believes that this cost sharing approach is preferable because it more closely aligns our overall goals with the goals of segment management, and may ultimately drive the company to better performance.

        Segment reporting results for prior periods have been restated to conform to the new presentation.

        Advertising expense is the largest component of selling and marketing expense and is comprised of the following:

	2010	$ Change	% Change	2009
	(Dollars in thousands)
Online	$47,244	$10,678	29%	$36,566
Broadcast	15,921	1,161	8%	14,760
Other	5,534	2,143	63%	3,391

Total advertising expense	$68,699	$13,982	26%	$54,717

        The overall increase in advertising expense from 2009 to 2010 is due to several factors. In 2009, Exchanges was able to decrease advertising spending as it experienced naturally higher consumer demand that was driven by the lower mortgage interest rate environment and improvements in organic traffic. Also, LendingTree Loans received "overflow" leads during the early part of 2009 from a partner whose volume of leads exceeded its capacity. While overall mortgage interest rates remained low in 2010, there was not the significant and swift decline in rates as in 2009 that captured the attention of the consumer, so Exchanges responded by increasing advertising spending by 23% and generated a lower quantity of matched requests (a 12% decrease from the same period in 2009). This resulted in marketing expense as a percentage of revenue returning to a more normalized level of 39% in 2010. This increase also directly impacts the allocated cost per lead for LendingTree Loans, which is reflected in the increase in marketing expense for that segment in the table above.

        Tree.com anticipates that it will continue to adjust selling and marketing expenditures generally in relation to revenue producing opportunities and that selling and marketing expense will continue to represent a high percentage of revenue as it continues to promote its brands both online and offline.

  General and administrative expense

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$24,253	$3,879	19%	$20,374
Exchanges	26,234	(10,720)	(29)%	36,954

General and administrative expense	$50,487	$(6,841)	(12)%	$57,328

As a percentage of total revenue	27%			30%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	20%	17%
Exchanges	42%	49%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, corporate information technology, human resources and executive management functions, as well as facilities and infrastructure costs and fees for professional services.

        General and administrative expense in 2010 decreased from 2009, reflecting a $2.7 million decrease in professional fees, a $1.9 million reduction in compensation and other employee-related costs (excluding non-cash compensation) as a result of prior restructuring activities, a $1.1 million reduction of expense related to post acquisition adjustments, a $0.8 million reduction in the loss on sales of fixed assets, and a $0.5 million decrease in facilities costs due to occupying fewer facilities. The post acquisition adjustments are a result of the change in fair value of the estimated contingent consideration to be paid for business acquisitions that were completed in 2009. These adjustments are shown as a reduction of expense within general and administrative expense, but are excluded from our definition of Adjusted EBITDA.

        General and administrative expense within the LendingTree Loans segment in 2010 increased primarily due to increases of $2.0 million in compensation and other employee-related costs (excluding non-cash compensation) and $1.1 million in professional fees. The increase in compensation expense is due to increased headcount compared to 2009. The increase in professional fees is due to our acquisition of certain assets of SurePoint that was announced in November 2010 and expected to close in March 2011.

        General and administrative expense within the Exchanges segment decreased in 2010 primarily due to reductions of $3.9 million in compensation and other employee-related costs (excluding non-cash compensation), $3.8 million in professional fees, $0.8 million in the loss on sale of fixed assets, $0.9 million reduction of expense related to post acquisition adjustments, and a decrease of $0.5 million in building rent. The decrease in compensation is due to a reduction in headcount. The reduction in professional fees was a result of two lawsuits settled in late 2009 that generated considerable legal consulting expenses in 2009. The reduction in rent expense is a result of occupying fewer facilities in 2010.

        Additionally, general and administrative expense includes non-cash compensation expense of $3.3 million in 2010 and $3.5 million in 2009.

        As of December 31, 2010, there was approximately $1.6 million, $2.9 million and $1.9 million of unrecognized compensation cost, net of estimated forfeitures, related to stock options, restricted stock units and restricted stock, respectively. These costs are expected to be recognized over a weighted-average period of approximately 1.9 years for stock options, 2.0 years for restricted stock units and 2.1 years for restricted stock.

  Product development

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$331	$(187)	(36)%	$518
Exchanges	3,652	(618)	(14)%	4,270

Product development	$3,983	$(805)	(17)%	$4,788

As a percentage of total revenue	2%			2%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	—%	—%
Exchanges	6%	6%

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that is not capitalized.

        Product development expense decreased in 2010 due to decreased compensation and other employee-related costs, offset by an increase in outsourcing and technology contractors.

  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

        Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is a non-GAAP measure and is defined in "Tree.com's Principles of Financial Reporting". For a reconciliation of Adjusted EBITDA to operating income (loss) for Tree.com's operating segments and to net loss in total, see Note 8 to our consolidated financial statements attached as Appendix E to the proxy statement to which this Appendix D is attached.

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$33,826	$(4,062)	(11)%	$37,888
Exchanges	(21,380)	(3,403)	(19)%	(17,977)

Adjusted EBITDA	$12,446	$(7,465)	(37)%	$19,911

As a percentage of total revenue	7%			10%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	27%	32%
Exchanges	(34)%	(24)%

        The decrease in Adjusted EBITDA from 2009 to 2010 reflects the company's increased operating costs as detailed above. Revenue also decreased in 2010 compared to 2009, but was essentially offset by a similar reduction in cost of revenue.

  Operating income (loss)

	2010	$ Change	% Change	2009
	(Dollars in thousands)
LendingTree Loans	$30,147	$(4,884)	(14)%	$35,031
Exchanges	(43,241)	8,241	16%	(51,482)

Operating loss	$(13,094)	$3,357	20%	$(16,451)

As a percentage of total revenue	(7)%			(8)%

As a Percentage of Segment Revenue	2010	2009
LendingTree Loans	24%	30%
Exchanges	(69)%	(68)%

        Operating loss in 2010 improved from 2009, primarily as a result of decreased operating expenses. In addition to the reasons provided in the analysis above, operating expenses were less in 2010 due to decreased legal settlement costs, partially offset by increased impairment charges for intangible assets. The reduction in legal settlement costs was the result of two lawsuits settled in 2009. The impairment charges were recorded in connection with our annual impairment assessment as of October 1, 2010. We identified and recorded impairment charges related to trademarks of $9.5 million in the Exchanges. These impairments were the result of our reassessment of our future anticipated cash flows given the continued challenging real estate market conditions. These include an increased rate of mortgage loan delinquencies and home foreclosures.

        Finally, in the fourth quarter of 2009, we recorded a $12.8 million charge related to litigation matters that negatively impacted operating loss. The litigation matters were either settled, or a firm offer for settlement was extended by Tree.com in the fourth quarter, thereby establishing an accrual amount that was both probable and reasonably estimable. The $12.8 million liability was paid in 2010.

        Continued adverse market conditions may cause continued operating losses and require additional restructuring of Tree.com's operations, which could result in additional restructuring charges and additional impairment charges.

  Income tax provision

        For the years ended December 31, 2010 and 2009, Tree.com recorded a tax benefit of $0.9 million and $0.4 million, respectively, which represents effective tax rates of 6.9% and 2.2%, respectively. The 2010 and 2009 tax rate is lower than the federal statutory rate of 35% due principally to a full valuation allowance on deferred tax assets.

        As of December 31, 2010 and 2009, the unrecognized tax benefits, including interest, were $0.1 million and $1.0 million, respectively. In 2010, unrecognized tax benefits decreased due to lapse of statute of limitations. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate is approximately $0.1 million.

        Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense for the years ended December 31, 2010 and 2009 is $0.01 million and $0.07 million, respectively for interest on unrecognized tax benefits. At December 31, 2010 and 2009, Tree.com has accrued $0.01 million and $0.07 million, respectively, for the payment of interest. There are no material accruals for penalties.

        Tree.com is subject to audits by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service is currently examining IAC consolidated tax returns for the years ended December 31, 2001 through 2006. The statute of limitations for these years has been extended to December 31, 2011. These examinations are expected to be completed in 2011. Various state and local jurisdictions are currently under examination, the most significant of which are California, New York, and New York City for various tax years beginning with December 31, 2003. These examinations are expected to be completed in 2011. Under the terms of a tax sharing agreement with IAC, which was executed in connection with the spin-off, IAC generally retains the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

        The North Carolina Department of Revenue ("NCDOR") is currently examining our North Carolina corporate income and franchise tax returns for the years ended December 31, 2006 through 2008, and issued preliminary audit reports to us in January 2011. We have until March 17, 2011 to respond to the NCDOR regarding the preliminary audit reports. We have evaluated this matter as a potential loss contingency, and have determined that it is reasonably possible that a loss could be incurred. The range of a possible loss is estimated to be $—0- to $4.0 million. No reserve has been established for this matter as we have determined that the likelihood of a loss is not probable.

Financial Position, Liquidity and Capital Resources

        As of December 31, 2010, Tree.com had $79.4 million of cash and cash equivalents and restricted cash and cash equivalents.

        Net cash used in operating activities was $21.8 million in the year ended December 31, 2010, compared to net cash provided by operating activities of $20.1 million in the same period in 2009. This net $41.9 million decrease in cash provided from operations was primarily due to a $14.4 million decrease in the amount of net cash proceeds from the origination and sale of loans, and a $9.8 million decrease in accounts payable and other current liabilities in 2010 compared to a $14.8 million increase in 2009. The 2009 increase in accounts payable and other current liabilities was primarily caused by a $12.8 million increase in litigation related accruals for settled matters and other contingencies as well as a $2.6 million increase in accrued advertising related to relatively higher spending levels in 2009 compared to 2008. The 2010 decrease in accounts payable and other current liabilities was primarily caused by the payment of the litigation related accruals noted above.

        Net cash used in investing activities in the year ended December 31, 2010 of $5.0 million primarily resulted from capital expenditures of $7.0 million, offset by the release of restricted cash of $2.2 million. Net cash used in investing activities in the year ended December 31, 2009 of $5.6 million primarily resulted from business acquisitions of $5.7 million and capital expenditures of $3.9 million, offset by the release of restricted cash of $4.0 million.

        Net cash provided by financing activities in 2010 of $13.0 million was primarily due to net borrowings under warehouse lines of credit of $22.1 million offset by the use of $8.5 million to purchase treasury stock. Net cash provided by financing activities in 2009 of $4.8 million was primarily due to net borrowings under warehouse lines of credit of $2.3 million and proceeds from the sale of common stock of $3.4 million. The net borrowings and repayments under warehouse lines of credit are related to the change in loans held for sale at LendingTree Loans and are included within cash flows from operations.

        As of December 31, 2010, LendingTree Loans had two committed lines of credit totaling $150.0 million of borrowing capacity. The total borrowing capacity under these lines was increased to $150.0 million effective October 29, 2010 upon renewal of the second line. LendingTree Loans also has a $25.0 million uncommitted line with one of these lenders. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid using proceeds from the sales of loans held for sale by LendingTree Loans.

        The $50.0 million first line is scheduled to expire June 29, 2011. This line can be cancelled at the option of the lender without default upon sixty days notice. This first line includes an additional uncommitted credit facility of $25.0 million. This first line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under the first line is 30-day LIBOR or 2.00% (whichever is greater) plus 2.25%. The interest rate under the $25.0 million uncommitted line is 30-day LIBOR plus 1.50%. LendingTree Loans is also required to sell at least 25% of the loans it originates to the lender under this line or pay a "pair-off fee" of 0.25% on the difference between the required and actual volume of loans sold.

        The borrowing capacity of the second line was increased from $75.0 million to $100.0 million upon renewal of the line effective October 29, 2010. The expiration date of this line is October 28, 2011. This second line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under this line was decreased from 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.50% to 3.0% prior to renewal, to 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% to 2.5% after renewal, for loans being sold to the lender. Additionally, the interest rate for loans not being sold to the lender was decreased from 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.75% prior to renewal, to 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% after renewal.

        Under the terms of these warehouse lines, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum tangible net worth of $25.0 million, (ii) minimum liquidity, (iii) a minimum current ratio, (iv) a maximum ratio of total liabilities to net worth, (v) a maximum leverage ratio, (vi) pre-tax net income requirements and (vii) a maximum warehouse capacity ratio. During the year ended December 31, 2010, LendingTree Loans was in compliance with the covenants under the lines.

        The LendingTree Loans business is highly dependent on the availability of these warehouse lines. Although we believe that our existing lines of credit are adequate for our current operations, reductions in our available credit, or the inability to renew or replace these lines, would have a material adverse effect on our business, financial condition and results of operations. Management has determined that it could continue to operate the LendingTree Loans business, at a reduced capacity, if one but not both of the warehouse lines were lost. We intend to renew the lines that are expiring on June 29, 2011 and October 28, 2011.

        Tree.com anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its overall operations.

        In November 2010, LendingTree Loans entered into an Asset Purchase Agreement with First Residential Mortgage Network, Inc. dba SurePoint Lending ("SurePoint") and the shareholders of SurePoint. The Agreement provides for the purchase by LendingTree Loans of certain specified assets and liabilities of SurePoint. The acquired assets also include all of the equity interests of Real Estate Title Services, LLC. Under the terms of the agreement, LendingTree Loans will make an initial payment of approximately $6 million in cash upon the closing of the transaction and will make contingent consideration payments on an annual basis for the next thirty-six months based on LendingTree Loans' pre-tax net income derived from the assets acquired. The aggregate purchase price, including the initial payment and contingent consideration, will not exceed $23 million. The Company expects to use available cash to fund the acquisition. The transaction is projected to close in March 2011.

        In connection with the completion of the spin-off, intercompany payable balances with IAC were extinguished and IAC transferred to Tree.com an amount of cash that was sufficient for its initial capitalization. Tree.com has considered its anticipated operating cash flows in 2011, cash and cash equivalents, current capacity under its warehouse lines of credit and access to capital markets, subject to restrictions in the tax sharing agreement, and believes that these are sufficient to fund its operating needs, including debt requirements, commitments, contingencies, capital and investing commitments for the foreseeable future.

        As of December 31, 2010, we did not have controls designed and in place to ensure effective oversight of the work performed by and the accuracy of financial information provided by third party tax advisors. Until remediated, this material weakness could result in a misstatement in tax-related accounts that could result in a material misstatement to our interim or annual consolidated financial statements and disclosures that may not be prevented or detected on a timely basis. We are in the process of addressing and remediating the deficiencies that gave rise to this material weakness. Since the above material weakness was identified, we have undertaken an evaluation of our available resources to provide effective oversight of the work performed by our third party tax advisors and are in the process of identifying necessary changes to our processes as required. Additionally, we are evaluating the resources available and provided to us by the third party tax advisor and identifying changes as required. However, the deficiencies have not yet been remediated. We do not believe this to have a significant impact on liquidity.

Contractual Obligations and Commercial Commitments

	Payments Due by Period
Contractual Obligations as of December 31, 2010	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(In thousands)
Short-term borrowings(a)	$100,623	$100,623	$—	$—	$—
Purchase obligations(b)	296	296	—	—	—
Loan loss settlement obligations	300	300	—	—	—
Preferred stock liquidation value and accreted interest(c)	3,112	3,112	—	—	—
Termination fee for restructured lease agreement(d)	1,675	906	414	355
Operating leases	12,527	2,658	5,806	4,063	—
Capital leases	98	45	53	—	—

Total contractual cash obligations	$118,631	$107,940	$6,273	$4,418	$—

(a)
The short-term borrowings are our warehouse lines of credit which are used exclusively for funding loans held for sale. These borrowings are collateralized by and are repaid from proceeds from selling the loans held for sale. Interest on these borrowings as of December 31, 2010 is not significant.

(b)
The purchase obligations primarily relate to marketing event contracts in 2011.

(c)
The preferred stock obligation, as more fully described in Note 17 to our consolidated financial statements attached as Appendix E, represents the obligation we have to redeem at maturity the remaining 2,902 shares of preferred stock which our CEO was granted in LendingTree Holdings Corp., a subsidiary of Tree.com at the time of the spin-off from IAC. The preferred stock has a liquidation preference of $1,000 per share and cumulative cash dividends accrue on the Preferred

  Stock at the rate of 12% of the liquidation preference per share per year and unpaid dividends compound at a rate per annum equal to the dividend rate.

(d)
Termination fee payable to lessor for early building lease cancellation.

Seasonality

        LendingTree Loans and the Exchanges revenue are subject to the cyclical and seasonal trends of the U.S. housing market. Home sales typically rise during the spring and summer months and decline during the fall and winter months. Refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values. The broader cyclical trends in the mortgage and real estate markets have upset the usual seasonal trends.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of our accounting policies contained in Note 2 to our consolidated financial statements attached as Appendix E to the proxy statement to which this Appendix D is attached in regard to significant areas of judgment. Our management is required to make certain estimates and assumptions during the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our consolidated financial statements than others. A discussion of some of our more significant accounting policies and estimates follows.

  Loan Loss Obligations

        We make estimates as to our exposure related to our obligation to repurchase loans previously sold to investors or to repay the premium paid by the buyer. The reserves are required in the cases of underwriting deficiencies, borrower fraud, documentation defects, early payment defaults and early loan payoffs. The exposure is based on historical and projected loss frequency and loss severity using our loss history (as adjusted for recent trends in loss experience), the original principal amount of the loans previously sold, the year the loans were sold, the lien position of the mortgage in the underlying property, and the extent of documentation received. Given current general industry trends in mortgage loans as well as housing prices, market expectations around losses related to our obligations could vary significantly from the obligation of $17.0 million recorded as of December 31, 2010.

  Fair Value Estimates

        We make estimates as to the value of our derivatives and loans held for sale, which are carried at fair value. These assets and liabilities are valued using tools such as quantitative risk models and a proprietary database program. The data inputs used in these valuations include market data and quotes as well as the company's own experience in funding and selling loans. These calculations inherently require management's judgment regarding the valuation methodology and the most relevant data to use in the valuation calculations. Due to volatility in the markets and judgments inherent in our estimates, the actual liquidation value of these assets could differ from their carrying values. See Note 11 to the consolidated financial statements attached as Appendix E to the proxy statement to which this Appendix D is attached for a discussion of our valuation methodologies and the assumptions.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        We review the carrying value of goodwill and indefinite-lived intangible assets on an annual basis as of October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. We determine the fair value of a reporting unit based upon an evaluation of its expected discounted cash flows and market approach (if applicable). This discounted cash flow analysis utilizes an evaluation of historical and forecasted operating results. The determination of discounted cash flows is based upon forecasted operating results that may not occur. The assessments for 2010 and 2009 identified impairment charges as more fully described above in "Results of operations for the years ended December 31, 2010 and 2009". The value of goodwill and indefinite-lived intangible assets that is subject to assessment for impairment is $3.6 million and $43.2 million, respectively, at December 31, 2010.

        As of December 31, 2010, the goodwill balance relates to the Exchange segment. The annual goodwill impairment test as of October 1, 2010 included the following material assumptions: a discounted cash flow model utilizing a discount rate of 22%, a perpetual growth rate of 3% and Adjusted EBITDA margin rates of 3% of revenue from 2011 to 2015. (See Note 8 to our consolidated financial statements attached as Appendix E to the proxy statement to which this Appendix D is attached for the definition of Adjusted EBITDA.) As of December 31, 2010, the remaining indefinite-lived intangible assets balance relates to the Exchanges segment. The material assumptions included in the annual indefinite-lived intangible assets impairment test as of October 1, 2010 were an assumed relief from royalties model, a discount rate of 22%, a perpetual growth rate of 3%, and royalty rates of 1% to 4%. Management of Tree.com believes that the assumptions used in the impairment tests are reasonable. However, Tree.com's reporting units continue to operate in dynamic and challenged industry segments.

  Recoverability of Long-Lived Assets

        We review the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. Impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment is $11.6 million at December 31, 2010.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 13 to our consolidated financial statements attached as Appendix E, and reflect management's assessment of actual future taxes to be paid on items reflected in the consolidated financial statements, giving consideration to both timing and the probability of realization. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of our tax returns by the IRS, as well as actual operating results of Tree.com that vary significantly from anticipated results. We also recognize liabilities for uncertain tax positions based on the two-step process prescribed by the accounting for uncertainty in income taxes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

  Stock Based Compensation

        As disclosed in Note 3 to our consolidated financial statements attached as Appendix E to the proxy statement to which this Appendix D is attached, we did not grant any significant stock options during the years ended December 31, 2010 and 2009. We also issue restricted stock units and restricted stock, and the value of the instrument is measured at the grant date as the fair value of common stock and amortized ratably as non-cash compensation expense over the vesting term.

New Accounting Pronouncements

        Refer to Note 2 to our consolidated financial statements attached as Appendix E to the proxy statement to which this Appendix D is attached for a description of recent accounting pronouncements.

Principles of Financial Reporting

        Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), and adjusted for certain items discussed below ("Adjusted EBITDA"), as supplemental measures to GAAP. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

  Definition of Tree.com's Non-GAAP Measures

        Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

  Pro Forma Results

        Tree.com will only present EBITDA and Adjusted EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented, there are no transactions that Tree.com has included on a pro forma basis.

  One-Time Items

        EBITDA and Adjusted EBITDA are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented, there are no one-time items.

  Non-Cash Expenses That Are Excluded From Tree.com's Non-GAAP Measures

        Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com's discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

        Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Reconciliation of EBITDA

        For a reconciliation of EBITDA and Adjusted EBITDA to operating income (loss) for Tree.com's operating segments and to net loss in total for the years ended December 31, 2010 and 2009, see Note 8 to our consolidated financial statements attached as Appendix E to the proxy statement to which this Appendix D is attached.

Other

        REALTORS®—a registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict code of ethics

APPENDIX E

TREE.COM, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND DECEMBER 31, 2009

Explanatory Note.

        On March 10, 2011, our management made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment. Tree.com exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® are presented as discontinued operations in the consolidated financial statements for all periods presented in Appendix E to the proxy statement to which this Appendix D is attached. The following discussion, unless otherwise noted, excludes information related to the discontinued operations.

        Tree.com is filing this Appendix E to recast the presentation of its consolidated financial statements that were initially filed with the Securities and Exchange Commission ("SEC") in Tree.com's annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011 (the "Form 10-K") to reflect the reclassification of the business that was previously Tree.com's real estate brokerage business as discontinued operations.

        In connection with exiting the RealEstate.com, REALTORS® business that is discussed above, the Company re-evaluated its reporting segments based on the continuing operations of the Company. In prior periods, the segments "LendingTree Loans", "Exchanges", "Real Estate" and "Unallocated-Corporate" were presented, which have been changed to "LendingTree Loans" and "Exchanges". The "Exchanges" segment now includes the continuing operations of the previous "Real Estate" segment and the previous "Unallocated—Corporate" segment. Segment results for prior periods have been restated to conform to the new presentation.

        The SEC requires that Tree.com include recasted information for previously issued financial statements in the proxy statement to which this Appendix E is attached, whenever a component of the Company is reflected as discontinued operations in financial statements for subsequent periods, but such component is not yet reflected as discontinued operations in such previously issued financial statements. Accordingly, the Company is revising and including in Appendix C to the proxy statement to which this Appendix E is attached, the Business section from the Form 10-K and in Appendix D to the proxy statement to which this Appendix E is attached.

        In order to preserve the nature and character of the disclosures set forth in the Form 10-K, no attempt has been made in this Appendix E, and it should not be read, to modify or update disclosures as presented in the Form 10-K to reflect events or occurrences after the date of the filing of the Form 10-K, except for the items included in this Appendix E or in Appendix C and Appendix D to the proxy statement to which this Appendix E is attached, which items are updated solely for matters relating specifically to the reclassification of the real estate brokerage business as discontinued operations as described above. Therefore, this Appendix E should be read in conjunction with the Form 10-K and the Company's filings made with the SEC subsequent to the filing of the Form 10-K, including the First Quarter 10-Q. References herein to the Form 10-K or parts thereof refer to the Form 10-K for the year ended December 31, 2010, except to the extent portions of such Form 10-K have been recast, in which case, they refer to the applicable recast portion in Appendices C, D and E to the proxy statement to which this Appendix E is attached.

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Tree.com, Inc.

        We have audited the accompanying consolidated balance sheets of Tree.com, Inc. and subsidiaries (the "Company") as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2010. Our audits also included the financial statement schedule included in the proxy statement at Appendix E. These financial statements and financial schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tree.com, Inc. and subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, beginning January 1, 2009, the Company adopted a new accounting standard for business combinations.

/s/ Deloitte and Touche LLP

Charlotte, North Carolina
February 28, 2011
(August 1, 2011 as to Notes 8 and 9)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$68,819	$86,093
Restricted cash and cash equivalents	10,549	11,590
Accounts receivable, net of allowance of $160 and $213, respectively	4,264	6,791
Loans held for sale ($115,908 and $92,236 measured at fair value, respectively)	116,681	93,596
Prepaid and other current assets	11,750	10,751
Current assets of discontinued operations	219	480

Total current assets	212,282	209,301
Property and equipment, net	11,580	10,395
Goodwill	3,632	2,867
Intangible assets, net	45,419	57,626
Other non-current assets	521	325
Non-current assets of discontinued operations	9,368	11,318

Total assets	$282,802	$291,832

LIABILITIES:
Warehouse lines of credit	$100,623	$78,481
Accounts payable, trade	7,042	5,470
Deferred revenue	1,540	1,731
Deferred income taxes	2,358	2,211
Accrued expenses and other current liabilities	38,739	53,446
Current liabilities of discontinued operations	1,031	1,683

Total current liabilities	151,333	143,022
Income taxes payable	96	510
Other long-term liabilities	15,302	11,646
Deferred income taxes	13,962	15,380
Non-current liabilities of discontinued operations	288	364

Total liabilities	180,981	170,922
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 11,893,468 and 10,904,330 shares, respectively, and outstanding 10,770,207 and 10,904,330 shares, respectively	118	109
Additional paid-in capital	908,837	901,818
Accumulated deficit	(798,602)	(781,017)
Treasury stock 1,123,261 and -0- shares, respectively	(8,532)	—

Total shareholders' equity	101,821	120,910

Total liabilities and shareholders' equity	$282,802	$291,832

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009
	(In thousands, except per share amounts)
Revenue
LendingTree Loans	$124,180	$117,670
Exchanges	61,911	74,910

Total revenue	186,091	192,580
Cost of revenue
LendingTree Loans	44,056	48,998
Exchanges	5,547	8,284

Total cost of revenue (exclusive of depreciation shown separately below)	49,603	57,282

Gross margin	136,488	135,298
Operating expenses
Selling and marketing expense	72,600	58,270
General and administrative expense	50,487	57,328
Product development	3,983	4,788
Litigation settlements and contingencies	2,072	13,175
Restructuring expense	2,773	1,007
Amortization of intangibles	2,716	4,847
Depreciation	5,460	6,237
Asset impairments	9,491	6,097

Total operating expenses	149,582	151,749

Operating loss	(13,094)	(16,451)
Other income (expense)
Interest income	8	88
Interest expense	(473)	(617)
Other expense	—	—

Total other expense, net	(465)	(529)

Loss before income taxes	(13,559)	(16,980)
Income tax provision	936	368

Net loss from continuing operations	(12,623)	(16,612)
Loss from discontinued operations, net of tax	(4,962)	(7,862)

Net loss available to common shareholders	$(17,585)	$(24,474)

Weighted average common shares outstanding	11,014	10,536

Weighted average diluted shares outstanding	11,014	10,536

Net loss per share from continuing operations
Basic	$(1.15)	$(1.58)

Diluted	$(1.15)	$(1.58)

Net loss per share available to common shareholders
Basic	$(1.60)	$(2.32)

Diluted	$(1.60)	$(2.32)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

		Common Stock				Treasury Stock
	Total	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Number of Shares	Amount
Balance as of December 31, 2008	$138,128	9,369	$94	$894,577	$(756,543)	—	$—
Comprehensive loss:
Net loss for the year ended December 31, 2009	(24,474)	—	—	—	(24,474)	—	—

Comprehensive loss	(24,474)	—	—	—	—	—	—
Non-cash compensation	3,892	—	—	3,892	—	—	—
Issuance of common stock	3,636	935	9	3,627	—	—	—
Issuance of common stock upon exercise of stock options and vesting of restricted stock units, net of withholding taxes	(272)	250	3	(275)	—	—	—
Issuance of restricted stock	—	350	3	(3)	—	—	—

Balance as of December 31, 2009	120,910	10,904	109	901,818	(781,017)	—	—
Comprehensive loss:
Net loss for the year ended December 31, 2010	(17,585)	—	—	—	(17,585)	—	—

Comprehensive loss	(17,585)	—	—	—	—	—	—
Non-cash compensation	3,640	—	—	3,640	—	—	—
Issuance of common stock upon exercise of stock options and vesting of restricted stock units, net of withholding taxes	(570)	304	3	(573)	—	—	—
Issuance of restricted stock	—	150	1	(1)	—	—	—
Exchange of preferred stock issued by a subsidiary to common stock issued by parent	3,958	535	5	3,953	—	—	—
Purchase of treasury stock	(8,532)	—	—	—	—	1,123	(8,532)

Balance as of December 31, 2010	$101,821	11,893	$118	$908,837	$(798,602)	1,123	$(8,532)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net loss	$(17,585)	$(24,474)
Less loss from discontinued operations, net of tax	4,962	7,862

Loss from continuing operations	(12,623)	(16,612)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Loss on disposal of fixed assets	316	1,107
Amortization of intangibles	2,716	4,847
Depreciation	5,460	6,237
Intangible impairment	9,491	6,097
Non-cash compensation expense	3,640	3,892
Non-cash restructuring expense	93	583
Deferred income taxes	(1,270)	(382)
Gain on origination and sale of loans	(113,425)	(110,320)
Loss on impaired loans not sold	128	647
Loss on sale of real estate acquired in satisfaction of loans	406	51
Bad debt expense	10	422
Changes in current assets and liabilities:
Accounts receivable	2,518	16
Origination of loans	(2,792,041)	(2,855,246)
Proceeds from sales of loans	2,892,070	2,969,658
Principal payments received on loans	2,356	1,422
Payments to investors for loan repurchases and early payoff obligations	(12,154)	(8,742)
Prepaid and other current assets	(44)	(648)
Accounts payable and other current liabilities	(9,829)	14,848
Income taxes payable	(278)	(402)
Deferred revenue	(350)	151
Other, net	1,002	2,435

Net cash provided by (used in) operating activities attributable to continuing operations	(21,808)	20,061

Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(250)	(5,726)
Capital expenditures	(6,963)	(3,865)
Restricted cash	2,191	4,060
Other, net	—	(20)

Net cash used in investing activities attributable to continuing operations	(5,022)	(5,551)

Cash flows from financing activities attributable to continuing operations:
Borrowing under warehouse lines of credit	1,864,905	2,475,106
Repayments of warehouse lines of credit	(1,842,764)	(2,472,811)
Issuance of common stock, net of withholding taxes	(570)	3,364
Purchase of treasury stock	(8,532)	—
Increase in restricted cash	(50)	(875)

Net cash provided by financing activities attributable to continuing operations	12,989	4,784

Total cash provided by (used in) continuing operations	(13,841)	19,294

Net cash used in operating activities attributable to discontinued operations	(3,170)	(6,844)
Net cash used in investing activities attributable to discontinued operations	(263)	—

Total cash used in discontinued operations	(3,433)	(6,844)

Net increase (decrease) in cash and cash equivalents	(17,274)	12,450
Cash and cash equivalents at beginning of period	86,093	73,643

Cash and cash equivalents at end of period	$68,819	$86,093

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

Spin-Off

        On August 20, 2008, Tree.com, Inc. ("Tree.com" or the "Company") was spun off from its parent company, IAC/InterActiveCorp ("IAC") into a separate publicly traded company. In these consolidated financial statements, we refer to the separation transaction as the "spin-off." In connection with the spin-off, Tree.com was incorporated as a Delaware corporation in April 2008. Tree.com consists of the businesses that formerly comprised IAC's Lending and Real Estate segments as well as newly acquired or developed brands and businesses. We refer herein to these businesses as the "Tree.com Businesses" as more fully described in the Company Overview below.

        In conjunction with the spin-off, Tree.com completed the following transactions: (1) extinguished all intercompany payable balances with IAC, which totaled $56.2 million, by recording a non-cash contribution from IAC, (2) recapitalized the invested capital balances with common stock in the amount of $0.1 million, whereby holders of IAC stock received one-thirtieth of a share of common stock of Tree.com, and (3) received $55.2 million of cash from IAC.

Company Overview

        Tree.com is the parent of LendingTree, LLC, which owns several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        These businesses and brands are operated under the segments known as LendingTree Loans and the Exchanges.

  LendingTree Loans

        The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. dba LendingTree Loans ("HLC Inc."). The HLC Inc. and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as "LendingTree Loans."

  Exchanges

        The Exchanges segment consists of online lead generation networks and call centers that connect consumers and service providers principally in the lending, real estate, higher education, home services, insurance and automobile marketplaces.

Discontinued Operations

        On March 10, 2011, management of the Company made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment (see Note 8) is presented as discontinued operations in the accompanying consolidated balance sheet and consolidated statements of operations and cash flows for all periods presented. The notes

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION (Continued)

accompanying these consolidated financial statements reflect our continuing operations and, unless otherwise noted, exclude information related to the discontinued operations.

Business Combinations

        In 2010, Tree.com purchased certain assets of a company with an aggregate purchase price of $0.8 million in cash and contingent consideration. The contingent consideration amount is based on a percentage of estimated cumulative earnings over a period of thirty-six months from the date of acquisition. The minimum payout under the arrangement is zero and the maximum payout is unlimited. There have been no changes in the amount recognized or in the range of payouts since the date of acquisition. The purchase is part of our strategic initiative to diversify our revenue streams outside of the mortgage and real estate industries.

        In 2009, Tree.com purchased certain assets of four separate companies, with an aggregate purchase price of $5.7 million in cash and $1.0 million in contingent consideration. The contingent consideration relates to one of the purchases, and the amount is based on a percentage of estimated cumulative earnings over a period of thirty-six months from the date of acquisition. The minimum payout under the arrangement is zero and the maximum payout is unlimited. In 2010, there was a reduction of $0.8 million in the amount recognized since the date of acquisition. All four transactions are part of our strategic initiative to diversify our revenue streams outside of the mortgage and real estate industries.

        These asset purchases are being accounted for under the acquisition method of accounting. Accordingly, the purchase price is allocated to the acquired assets and liabilities based on their estimated fair values at the acquisition date. The purchase price for acquisitions in 2010 has been allocated resulting in $0.8 million to be accounted for as goodwill in the Exchanges segment. The purchase price of the 2009 purchases has been allocated as $3.9 million to intangible assets with useful lives of five months to thirteen years and $2.9 million to goodwill, all of which are recorded in the Exchanges segment. For the 2009 purchases, the goodwill recognized primarily relates to synergies of the combined organizations and intangible assets that do not qualify for separate recognition.

        The pro forma effect of these 2010 and 2009 purchases were not material to our results of operations.

        In November 2010, LendingTree Loans entered into an Asset Purchase Agreement with First Residential Mortgage Network, Inc. dba SurePoint Lending ("SurePoint") and the shareholders of SurePoint. The Agreement provides for the purchase by LendingTree Loans of certain specified assets and liabilities of SurePoint. The acquired assets also include all of the equity interests of Real Estate Title Services, LLC. Under the terms of the Agreement, LendingTree Loans will make an initial payment of approximately $6 million in cash upon the closing of the transaction and will make contingent consideration payments on an annual basis for the next thirty-six months based on LendingTree Loans' pre-tax net income derived from the assets acquired. The aggregate purchase price, including the initial payment and contingent consideration, shall not exceed $23 million. The Company expects to use available cash to fund the acquisition. The transaction is projected to close in March 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Consolidation

        The consolidated financial statements include the accounts of the Company and all entities that are wholly-owned by the Company. Intercompany transactions and accounts have been eliminated.

Reclassifications

        Certain prior period amounts have been reclassified to conform with the current presentation with no effect on net loss or accumulated deficit. Specifically, compensation and other-employee related costs within the Exchanges segment totaling $1.7 million for the year ended December 31, 2009 were reclassified from the Exchanges segment to the LendingTree Loans segment, both within cost of revenue. There was no impact on the consolidated financial results.

Revenue Recognition

  LendingTree Loans

        LendingTree Loans' revenues are primarily derived from the origination and sale of mortgage loans. Loans are funded through warehouse lines of credit and are sold to investors, typically within thirty days. The gain or loss on the sale of loans is realized on the date the loans are sold. The Company sells its loans on a servicing released basis in which the Company gives up the right to service the loans.

        Loans are recorded at fair value at the time of origination. Changes in the fair value of loans are recorded through revenue prior to the sale of the loans to investors. At the time of sale, any difference between the estimated fair value of the loan and the sales price is recorded as an adjustment to the gain.

        Loans funded prior to January 1, 2008 are carried at the lower of cost or market value determined on an aggregate basis except for loans that are impaired, which are assessed on an individual basis. Loans are deemed impaired when they have a significant defect impacting the ability of the Company to sell the loan and recoup substantially all of the balance due. Loan origination fees and certain direct costs related to the origination of loans prior to January 1, 2008 were capitalized and deferred until the loans were sold. Upon sale of the loans, the origination fees and costs were recognized as a component of the gain on sale of loans.

  Exchanges

        Exchange revenue principally represents match fees and closed-loan fees paid by lenders that received a transmitted loan request or closed a loan for a consumer that originated through one of LendingTree's websites or affiliates. Exchange revenue also includes match fees paid by institutions of higher education and professionals in the real estate, home services, insurance and automobile industries for a transmitted lead or service request. Match fees are recognized at the time qualification forms are transmitted, while closed-loan fees are recognized at the time the lender reports the closed loan to LendingTree, which may be several months after the loan request is transmitted. Cooperative brokerage fees from real estate professionals are recognized when the transmission of a consumer's information results in the purchase or sale of a home and the transaction is reported closed by the participating real estate professional.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include cash and short-term, highly liquid money market investments.

Restricted Cash

        Restricted cash and cash equivalents consists of the following (in thousands):

	December 31, 2010	December 31, 2009
Cash in escrow for future operating lease commitments	$—	$788
Cash in escrow for surety bonds	5,030	5,030
Cash in escrow for corporate purchasing card program	800	2,203
Minimum required balances for warehouse lines of credit	1,925	1,875
Mortgage lending escrow funds	2,394	1,291
Other	400	403

Total restricted cash and cash equivalents	$10,549	$11,590

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts.

        Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time accounts receivable are past due, the Company's previous loss history, the specific customer's current ability to pay its obligation to the Company and the condition of the general economy and the customer's industry as a whole. The Company writes off accounts receivable when management deems them uncollectible. Write-offs were $0.4 million and $0.3 million for the years ended December 31, 2010 and 2009, respectively.

Loans Held for Sale

        LendingTree Loans originates all of its residential real estate loans with the intent to sell them in the secondary market. Loans held for sale consist primarily of residential first and second mortgage loans that are secured by residential real estate throughout the United States.

        Loans held for sale are recorded at fair value, with the exception of any loans that have been repurchased from investors or loans originated prior to January 1, 2008 on which we did not elect the fair value option. As of December 31, 2010 and 2009, $0.8 million and $1.4 million, respectively, of such loans were impaired and carried on the balance sheet at the lower of cost or market value assessed on an individual loan basis.

        The fair value of loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities and credit quality. Loans held for sale are pledged as collateral under LendingTree Loans' warehouse lines of credit. LendingTree Loans relies substantially on the secondary mortgage market as all of the loans originated are sold into this market.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Prior to August 2010, fees received from borrowers for a commitment to originate a mortgage loan at a specified rate (interest rate lock commitment or "IRLC") were deferred. Such fees are generally credited toward loan origination fees when the loan is funded or recognized as income upon expiration of the commitment in the case of unexercised commitments. Effective August 2010, the Company no longer collects commitment fees for IRLCs.

        Interest on mortgage loans held for sale is recognized as earned and is only accrued if deemed collectible. Interest is generally deemed uncollectible when a loan becomes three months or more delinquent or when a loan has a defect affecting its salability. Delinquency is calculated based on the contractual due date of the loan. Loans are written off when deemed uncollectible.

Loan Loss Obligations

        LendingTree Loans sells loans it originates to investors on a servicing released basis and the risk of loss or default by the borrower is generally transferred to the investor. However, LendingTree Loans is required by these investors to make certain representations relating to credit information, loan documentation and collateral. To the extent LendingTree Loans does not comply with such representations or there are early payment defaults, LendingTree Loans may be required to repurchase loans or indemnify the investors for any losses from borrower defaults. The Company initially records the liability for this obligation at fair value as a reduction in revenue. Subsequently, LendingTree Loans maintains a liability for the estimated obligation related to this exposure based, in part, on historical and projected loss frequency and loss severity using its loan loss history (adjusted for recent trends in loan loss experience as well as market pricing information on loans repurchased), the original principal amount of the loans previously sold, the year the loans were sold, and loan type. There are four loan types used in this analysis that are determined based on the extent of the documentation received (full or limited) and the lien position of the mortgage in the underling property (first or second position). In the case of early payoffs, which occur when a borrower prepays a loan prior to the end of a specified period, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early payoffs is calculated based on historical loss experience by loan type.

Real Estate Properties Acquired in Satisfaction of Loans

        Real estate properties acquired in satisfaction of loans are recorded at the lower of carrying amount or estimated fair value less selling costs on their acquisition dates. Subsequent write-downs, costs to maintain the property, and gains or losses realized upon disposition are included in operating expenses in the accompanying consolidated statements of operations.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost less accumulated depreciation. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives. Amortization of assets recorded under capital leases is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

included in depreciation expense. The following table presents the depreciation period for each asset category:

Asset Category	Depreciation Period
Computer equipment and capitalized software	1 to 5 years
Leasehold improvements	Lesser of asset life or life of lease
Furniture and other equipment	3 to 7 years

Software Development Costs

        Software development costs primarily include expenses incurred to develop the software that powers our websites. Certain costs incurred during the application development stage are capitalized based on specific activities tracked on internal timesheets and external invoices (or timesheets), while costs incurred during the preliminary project stage and post-implementation/operation stage are expensed as incurred. Capitalized software development costs are amortized over estimated lives of one to three years.

Goodwill and Indefinite-Lived Intangible Assets

        Goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

        Goodwill impairment is determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, Tree.com determines the fair value of its reporting units by using a discounted cash flow ("DCF") analysis. Determining fair value using a DCF analysis requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is required to be performed to measure the amount of impairment, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using a DCF valuation analysis that employs a "relief from royalty" methodology in estimating the fair value of its trade names and trademarks. Significant judgments inherent in this analysis include the determination of royalty rates, discount rates and the terminal growth rates.

        Goodwill and indefinite-lived intangible assets, primarily trade names and trademarks, are tested annually for impairment as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. In light of the substantive changes in the mortgage and real estate markets and significant changes in leadership and operational focus in the real estate segment, Tree.com performed interim tests as of June 30, 2009, in addition to the annual test on October 1, 2010 and 2009. Tree.com identified impairments in the interim test in 2009 and in the annual tests in 2010 and 2009, as described in Note 4.

Long-Lived Assets and Intangible Assets with Definite Lives

        Long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

Derivative Instruments and Hedging Activities

        Tree.com is exposed to certain risks in connection with its mortgage banking operations. LendingTree Loans is exposed to interest rate risk for loans it originates until those loans are sold in the secondary market. The fair value of interest rate lock commitments ("IRLCs") and loans held for sale are subject to change primarily due to changes in market interest rates. LendingTree Loans economically hedges the changes in fair value of IRLCs and loans held for sale primarily by using derivative instruments that are fully described in Note 11.

Cost of Revenue

        Cost of revenue consists primarily of costs associated with loan originations, compensation and other employee-related costs (including stock-based compensation) related to customer call centers and real estate network support staff and loan officers, as well as credit scoring fees, consumer incentive costs, real estate agent commissions and website network hosting and server fees.

Consumer Promotional Costs

        The Company offers certain consumers that utilize our exchange services promotional incentives to complete a transaction. These include cash payments, gift certificates, airline miles or other discounts or coupons in the event a transaction is completed utilizing our services. The liability is estimated for

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

these consumer promotional costs each period based on the number of consumers that are presented such offers, the cost of the item being offered and the historical trends of consumers qualifying for the offer and our payout rates. The estimated costs of the consumer promotional incentives are charged to cost of revenue each period. Consumer promotional expense was $1.3 million and $3.6 million for the years ended December 31, 2010 and 2009, respectively. Consumer promotional costs accrued totaled $0.6 million at both December 31, 2010 and 2009, and are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Product Development

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that are not capitalized.

Advertising

        Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and principally represent offline costs, including television, print and radio advertising, and online advertising costs, including fees paid to search engines and distribution partners. Advertising expense was $68.7 million and $54.7 million for the years ended December 31, 2010 and 2009, respectively. There was no prepaid advertising at December 31, 2010 or 2009.

Income Taxes

        Tree.com accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In estimating future tax consequences, all expected future events are considered. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. Tree.com records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        In accordance with the accounting standard for uncertainty in income taxes, Tree.com recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the accounting standards. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Stock-Based Compensation

        Tree.com records stock-based compensation in accordance with the accounting standard for share based payments. See Note 3 for further information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting Estimates

        Tree.com's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: valuation allowance for impaired loans held for sale; loan loss obligations; the fair value of loans held for sale and related derivatives; the recoverability of long-lived assets, goodwill and intangible assets; the determination of income taxes payable and deferred income taxes, including related valuation allowances; restructuring reserves; contingent consideration related to business combinations; various other allowances, reserves and accruals; and assumptions related to the determination of stock-based compensation.

Certain Risks and Concentrations

        Tree.com's business is subject to certain risks and concentrations including dependence on third party technology providers, exposure to risks associated with online commerce security and credit card fraud.

        Financial instruments, which potentially subject Tree.com to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with quality financial institutions of high credit and are in excess of Federal Deposit Insurance Corporation insurance limits.

        Due to the nature of the mortgage lending industry, changes in interest rates may significantly impact revenue from originating mortgages and subsequent sales of loans to investors, which are the primary source of income for LendingTree Loans. LendingTree Loans originates mortgage loans on property located throughout the United States, with revenue from loans originated for property located in California totaling approximately 12% and 11% of Tree.com's consolidated revenue in 2010 and 2009, respectively.

        LendingTree Loans monitors its relationships with investors and, from time to time, makes adjustments in the amount it sells to any one investor based upon a number of factors, including but not limited to, price, loan review time and funding turnaround, underwriting guidelines and the overall efficiency of its relationship with the investor.

        The following table represents the approximate percentage of Tree.com's revenue for LendingTree Loan's four largest investors (purchasers of the loans originated) for the years ended December 31, 2010 and 2009:

	Years Ended December 31,
	2010	2009
Investor 1	25%	11%
Investor 2	24%	25%
Investor 3	11%	13%

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        LendingTree Loans funds loans through warehouse lines of credit. As of December 31, 2010 and 2009, 68% and 56%, respectively, of the total balance due on the lines of credit was payable to one lender. The decision regarding how to allocate this balance amongst lenders is based on several factors, including the interest rate and commitment fee.

        Due to the nature of the mortgage lending industry, interest rate increases may negatively impact future revenue from our lending networks as well as revenue from originating and selling loans.

        Further, lenders participating on our lending networks can offer their products directly to consumers through brokers, mass marketing campaigns, or through other traditional methods of credit distribution. These lenders can also offer their products online, either directly to prospective borrowers, through one or more of our online competitors, or both. If a significant number of potential consumers are able to obtain loans from our participating lenders without utilizing our service, our ability to generate revenue may be limited. Because we do not have exclusive relationships with the lenders whose loan offerings are offered on our online marketplace, consumers may obtain offers and loans from these lenders without using our service.

        The Company maintains operations solely in the United States.

Recent Accounting Pronouncements

        On July 1, 2009, the Financial Accounting Standards Board ("FASB") issued guidance with the objective of establishing the Accounting Standards Codification as the source of authoritative nongovernmental GAAP. All existing accounting standards have been superseded and all other accounting literature not included in the codification will be considered non-authoritative. Accordingly, all references to accounting standards have been conformed to the new codification hierarchy.

        On January 1, 2010, Tree.com adopted the accounting standard for transfers and servicing of financial assets, with no material impact to the financials. The objective is to improve relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. This standard is effective for annual reporting periods beginning after November 15, 2009.

        On January 21, 2010, the FASB amended and Tree.com adopted the accounting standard for fair value measurements and disclosures, which added new requirements for disclosures about transfers into and out of Level 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. The amendment also clarifies existing fair value disclosures about the level of disaggregation and the inputs and valuation techniques used to measure fair value. This amendment is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. See Note 11 for further information.

        On January 1, 2009, Tree.com adopted the accounting standard for business combinations, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

acquiree and the goodwill acquired. This standard also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. The standard applies prospectively to business combinations in fiscal years beginning after December 15, 2008. The Company applied this standard to its business combinations made subsequent to January 1, 2009. See Note 1 for further information.

        On January 1, 2009, Tree.com adopted the updated accounting standard for derivatives and hedging. This standard amends and expands the existing disclosure requirements with the intent to provide users of financial statements with an enhanced understanding of: (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for; and (iii) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. The adoption of this standard did not have a material impact on the Company's consolidated financial statements. See Note 11 for further information.

        On April 9, 2009, the FASB issued and Tree.com adopted the updated accounting standards for financial instruments and interim reporting. The new standards require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The new standards also require those disclosures in summarized financial information at interim reporting periods. See Note 11 for further information.

NOTE 3—STOCK-BASED COMPENSATION

        Tree.com currently has one active plan ("Tree.com 2008 Stock and Annual Incentive Plan") under which future awards may be granted, which currently covers outstanding stock options to acquire shares of Tree.com common stock and restricted stock units ("RSUs"), and provides for the future grant of these and other equity awards. Under the Tree.com 2008 Stock and Annual Incentive Plan, the Company is authorized to grant stock options, RSUs and other equity based awards for up to 2.75 million shares of Tree.com common stock. The active plan described above authorizes the Company to grant awards to its employees, officers and directors. Finally, this active plan also governs certain equity awards of IAC that were converted into equity awards of Tree.com in connection with the spin-off.

        In addition, the plan described above has a stated term of ten years and provides that the exercise price of stock options granted will not be less than the market price of the Company's common stock on the grant date. The plan does not specify grant dates or vesting schedules as those determinations have been delegated to the Compensation Committee of Tree.com's Board of Directors (the "Committee"). Each grant agreement reflects the vesting schedule for that particular grant as determined by the Committee.

        Prior to the spin-off, Tree.com employees received equity awards that were granted under various IAC stock and annual incentive plans. Upon spin-off, these IAC awards were converted into awards of both Tree.com and other former IAC companies. Tree.com will continue to recognize non-cash compensation expense for all of these awards granted to Tree.com employees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—STOCK-BASED COMPENSATION (Continued)

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of operations for the years ended December 31, 2010 and 2009 (in thousands):

	Years Ended December 31,
	2010	2009
Cost of revenue	$16	$90
Selling and marketing expense	187	154
General and administrative expense	3,288	3,524
Product development	149	124

Non-cash stock-based compensation expense before income taxes	3,640	3,892
Income tax benefit	(1,438)	(1,537)

Non-cash stock-based compensation expense after income taxes	$2,202	$2,355

        The forms of stock-based awards granted to Tree.com employees are principally RSUs, restricted stock and stock options. RSUs are awards in the form of units, denominated in a hypothetical equivalent number of shares of Tree.com common stock and with the value of each award equal to the fair value of Tree.com common stock at the date of grant. RSUs may be settled in cash, stock or both, as determined by the Committee at the time of grant. Each stock-based award is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. Certain restricted stock awards also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. Tree.com recognizes expense for all stock-based awards for which vesting is considered probable. For stock-based awards, the accounting charge is measured at the grant date as the fair value of Tree.com common stock and expensed ratably as non-cash compensation over the vesting term. For performance-based awards, the expense is measured at the grant date as the fair value of Tree.com common stock and expensed as non-cash compensation over the vesting period if the performance targets are considered probable of being achieved.

        The amount of stock-based compensation expense recognized in the consolidated statement of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        Tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the consolidated statement of operations are reported as a component of financing cash flows. There were no excess tax benefits from stock-based compensation for the years ended December 31, 2010 or 2009.

        As of December 31, 2010, there was approximately $1.6 million, $2.9 million and $1.9 million of unrecognized compensation cost, net of estimated forfeitures, related to stock options, RSUs and restricted stock, respectively. These costs are expected to be recognized over a weighted-average period of approximately 1.9 years for stock options, 2.0 years for RSUs and 2.1 years for restricted stock.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—STOCK-BASED COMPENSATION (Continued)

Stock Options

        A summary of changes in outstanding stock options is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(In years)	(In thousands)
Outstanding at January 1, 2010	1,177,319	$9.34
Granted	—
Exercised	(44,835)	6.73
Forfeited	(68,464)	7.46
Expired	(111,351)	9.57

Outstanding at December 31, 2010	952,669	$9.58	6.3	$87

Options exercisable	287,506	$12.40	4.4	$257

        Substantially all options outstanding at December 31, 2010 are vested or are expected to vest over a weighted-average period of approximately 1.9 years.

        The fair value of each stock option award is estimated on the grant date using the Black-Scholes option pricing model. There were no stock options granted by the Company during the year ended December 31, 2010. There were 21,250 stock options granted by the Company during the year ended December 31, 2009.

        The Black-Scholes option pricing model incorporates various assumptions, including expected volatility and expected term. For purposes of this model, no dividends have been assumed. Expected stock price volatilities are estimated based on the historical volatility of similar companies, as the stock of Tree.com began trading on August 21, 2008, and there was insufficient data at the 2009 grant date to calculate its own historical volatility. The risk-free interest rates are based on U.S. Treasury yields for notes with comparable terms as the awards, in effect at the grant date. The expected term of options granted is based on analyses of historical employee termination rates and option exercise patterns, giving consideration to expectations of future employee behavior. The following are the weighted average assumptions used in the Black-Scholes option pricing model for year ended December 31, 2009: volatility factor of 70%, risk-free interest rate of 3.4%, expected term of 6.7 years, and a dividend yield of zero.

        The stock options granted during the year ended December 31, 2009 were not significant.

        In connection with the spin-off, the Chairman and CEO was awarded two grants of 589,950 stock options, each of which represents the right to acquire 2.5% of the fully diluted equity at exercise prices representing a total equity value of the Company of $100 million and $300 million. The stock options all cliff vest at the end of five years. The weighted average exercise price and the weighted average fair value related to these stock option grants were $16.95 and $4.19, respectively. In 2009, the Company entered into an Option Cancellation Agreement with the Chairman and CEO, in which he surrendered for cancellation in its entirety one stock option award to purchase 589,850 shares of the Company's common stock at an exercise price of $25.43 per share.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—STOCK-BASED COMPENSATION (Continued)

        The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between Tree.com's closing stock price on the last trading day of 2010 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2010. This amount changes based on the fair market value of Tree.com's common stock. The total intrinsic value of stock options exercised during the years ended December 31, 2010 and 2009 was $87,000 and $33,000, respectively.

        Cash received from stock option exercises and the related actual tax benefit realized were $302,000 and $36,000 for the year ended December 31, 2010; and, $95,000 and $14,000 for the year ended December 31, 2009, respectively.

        The following table summarizes the information about stock options outstanding and exercisable as of December 31, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at December 31, 2010	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Exercisable at December 31, 2010	Weighted Average Exercise Price
$.01 to $4.99	11,474	1.63	$3.15	11,474	$3.15
$5.00 to $7.45	12,213	1.93	6.64	12,213	6.64
$7.46 to $9.99	746,663	6.99	8.28	81,500	7.60
$10.00 to $14.99	54,250	2.35	12.23	54,250	12.23
$15.00 to $19.99	81,406	4.40	15.03	81,406	15.03
$20.00 to $24.99	46,663	4.44	20.19	46,663	20.19

	952,669	6.25	$9.59	287,506	$12.40

Restricted Stock Units and Restricted Stock

        Nonvested RSUs and restricted stock outstanding as of December 31, 2010 and changes during the year ended December 31, 2010 were as follows:

	RSUs		Restricted Stock
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2010	704,938	$8.03	350,000	$5.42
Granted	509,370	8.09	150,000	9.21
Vested	(294,806)	10.26	(87,500)	5.42
Forfeited	(284,731)	7.32	—	—

Nonvested at December 31, 2010	634,771	$7.53	412,500	$6.80

        The weighted average grant date fair value of RSUs granted during the years ended December 31, 2010, 2009 and 2008 at market prices equal to Tree.com's common stock on the grant date was $8.09, $5.29 and $5.43, respectively.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—STOCK-BASED COMPENSATION (Continued)

        The total fair value of RSUs that vested during the years ended December 31, 2010 and 2009 was $2.3 million and $0.3 million, respectively.

        In connection with the spin-off, the Chairman and CEO was granted 117,970 shares of restricted stock in 2008, which were equal to 1% of the fully diluted equity of the Company at the spin-off date. These shares of restricted stock vested during the year ended December 31, 2009, had a total fair value of $0.9 million, and their weighted average grant date fair value was $7.46. The Chairman and CEO was also granted 350,000 shares of restricted stock in 2009, which was treated as a modification of the cancelled stock option award of 589,850 shares discussed above. These shares of restricted stock had a weighted average grant date fair value of $5.42. The incremental non-cash compensation expense for this modification is $0.7 million, which will be recognized over the vesting period of four years. During the year ended December 31, 2010, the Chairman and CEO was granted 150,000 shares of restricted stock. These shares of restricted stock had a weighted average grant date fair value of $9.21 and a total fair value of $1.4 million.

Equity Instruments Denominated in the Shares of Certain Subsidiaries

        Subsequent to December 31, 2010, the Company has granted common shares in various operating subsidiaries to certain members of the subsidiaries' management. These equity awards vest over a period of years or upon the occurrence of certain prescribed events. The Company has taken a preferred interest in the subsidiary with a face value equal to its investment cost or a certain other fixed amount. These preferred interests accrete with paid-in-kind dividends at a prescribed rate of return. The equity awards management receives as a whole generally represent a small minority of the total common stock outstanding of each subsidiary. Accordingly, these interests only have value to the extent the relevant business appreciates in value above the preferred interest (including the accretion of dividends), our investment cost or other fixed amount. These interests can have significant value in the event of significant appreciation. The interests are ultimately settled in Tree.com common stock or cash at the sole option of Tree.com, with fair market value determined by negotiation or arbitration, at various dates through 2015. The expense associated with these equity awards is initially measured at fair value at the grant date and is amortized ratably as non-cash compensation over the vesting term. The aggregate number of Tree.com common shares that would be required to settle these interests at current estimated fair values, including vested and unvested interests, will be included in future calculations of diluted earnings per share if the effect is dilutive.

        The operating subsidiaries are party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management of these businesses to require the relevant operating subsidiary to purchase their interests or allow the operating subsidiary to acquire such interests at fair value, respectively. These put and call arrangements become exercisable by the operating subsidiary and the counter-party at various dates through 2015. These put arrangements are exercisable by the counter-party outside the control of the Company. Accordingly, to the extent that the fair value of these interests exceeds the value determined by normal non-controlling interest accounting, the value of such interests is adjusted to fair value with a corresponding adjustment to additional paid-in capital. Non-controlling interests in the consolidated subsidiaries of the Company should be reported on the consolidated balance sheet within shareholders' equity, separately from the Company's equity. However, in accordance with Accounting Standards Update 2009-04, "Accounting for Redeemable Equity Investments—Amendment to ASC 480-10-599", securities that are redeemable at the option of the holder and not solely within the control of the issuer, must be classified outside of

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—STOCK-BASED COMPENSATION (Continued)

shareholders' equity. Since the redemption of the non-controlling interests is outside the control of the Company, these interests will be included in the mezzanine section of future consolidated balance sheets, outside of shareholders' equity.

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31, 2010	December 31, 2009
Goodwill	$3,632	$2,867

Intangible assets with indefinite lives	$43,242	$52,733
Intangible assets with definite lives, net	2,177	4,893

Total intangible assets, net	$45,419	$57,626

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions. At December 31, 2010, intangible assets with definite lives relate to the following ($ in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$75,453	$(75,288)	$165	5.8
Technology	30,491	(29,838)	653	3.0
Customer lists	7,388	(6,692)	696	3.9
Other	9,009	(8,346)	663	4.1

Total	$122,341	$(120,164)	$2,177

        At December 31, 2009, intangible assets with definite lives relate to the following ($ in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$76,352	$(74,657)	$1,695	5.7
Technology	30,491	(29,396)	1,095	3.0
Customer lists	7,388	(6,631)	757	3.9
Other	9,813	(8,467)	1,346	4.1

Total	$124,044	$(119,151)	$4,893

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2010 balances, such amortization is estimated to be as follows (in thousands):

Amount
Year ending December 31, 2011	$1,084
Year ending December 31, 2012	410
Year ending December 31, 2013	143
Year ending December 31, 2014	84
Year ending December 31, 2015	60
Thereafter	396

Total	$2,177

        The following table presents the balance of goodwill by segment, including changes in the carrying amount of goodwill, for the years ended December 31, 2010 and 2009 (in thousands):

	LendingTree Loans	Exchanges	Total
Balance as of January 1, 2009
Goodwill	$46,526	$483,088	$529,614
Accumulated impairment losses	(46,526)	(483,088)	(529,614)

	—	—	—

Goodwill acquired during the year	—	2,867	2,867
Impairment losses	—	—	—
Other deductions	—	—	—

Balance as of December 31, 2009
Goodwill	46,526	485,955	532,481
Accumulated impairment losses	(46,526)	(483,088)	(529,614)

	—	2,867	2,867

Goodwill acquired during the year	—	765	765
Impairment losses	—	—	—
Other deductions	—	—	—

Balance as of December 31, 2010	—	3,632	3,632
Goodwill	46,526	486,720	533,246
Accumulated impairment losses	(46,526)	(483,088)	(529,614)

	$—	$3,632	$3,632

        Additions principally relate to business combinations. See Note 1.

        In connection with its annual impairment assessment as of October 1, 2010, Tree.com identified and recorded impairment charges related to trademarks of $9.5 million in the Exchanges. The impairments resulted from the Company's reassessment of its likely future profitability in light of the adverse developments in the mortgage and real estate market conditions and the operational strategies Tree.com has undertaken in response to these market realities. These adverse conditions include,

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

among others, constrained liquidity, lender focus on low margin conforming loans, uncertainty as to the eventuality and timing of the return of higher margin mortgage offerings, the decline in real estate values and a high rate of delinquency for existing mortgages. Tree.com updated its assessment of mortgage and real estate market conditions and Tree.com's responsive operational strategies and quantified these considerations in the future forecasted results.

        The Company determines the fair values of its reporting units using discounted cash flow ("DCF") analyses. Determining fair value requires the exercise of significant judgment, including judgment about the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses reflect the risks inherent in the expected future cash flows of the respective reporting units.

        The Company determines the fair values of its indefinite-lived intangible assets using avoided royalty DCF valuation analyses. Significant judgments inherent in these analyses include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks.

NOTE 5—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31, 2010	December 31, 2009
Computer equipment and capitalized software	$35,205	$33,366
Leasehold improvements	2,311	2,477
Furniture and other equipment	2,915	3,244
Projects in progress	2,896	1,390

	43,327	40,477
Less: accumulated depreciation and amortization	(31,747)	(30,082)

Total property and equipment, net	$11,580	$10,395

        The Company capitalized $5.8 million and $2.4 million of internal software development costs during the years ended December 31, 2010 and 2009, respectively. Unamortized capitalized software development costs were $7.3 million and $4.5 million at December 31, 2010 and 2009, respectively. Capitalized software development amortization expense was $2.9 million and $1.7 million for the years ended December 31, 2010 and 2009, respectively. Software development costs increased in 2010 due to our expanded investment in the businesses outside of the mortgage and real estate industries.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31, 2010	December 31, 2009
Accrued loan loss liability related to loans previously sold	$5,459	$6,115
Loan loss settlement liability related to loans previously sold	300	4,500
Litigation accruals	520	12,750
Accrued advertising expense	8,979	7,891
Accrued compensation and benefits	7,247	7,375
Accrued professional fees	1,340	1,528
Accrued restructuring costs	1,199	1,594
Derivative liabilities	1,634	356
Customer deposits and escrows	3,166	3,166
Deferred rent	482	619
Other	8,413	7,552

Total accrued expenses and other current liabilities	$38,739	$53,446

        The other category above reflects an estimated earnout payable related to an acquisition, franchise taxes, self-insured health claims and other miscellaneous accrued expenses.

        An additional $11.5 million and $6.4 million of accrued loan loss liability related to loans previously sold is classified in other long term liabilities at December 31, 2010 and December 31, 2009, respectively.

        An additional $1.2 million and $0.5 million of accrued restructuring liability is classified in other long term liabilities at December 31, 2010 and December 31, 2009, respectively.

NOTE 7—WAREHOUSE LINES OF CREDIT

        Borrowings on warehouse lines of credit were $100.6 million and $78.5 million at December 31, 2010 and December 31, 2009, respectively.

        As of December 31, 2010, LendingTree Loans had two committed lines of credit totaling $150.0 million of borrowing capacity. LendingTree Loans also has a $25.0 million uncommitted line with one of these lenders. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid using proceeds from the sales of loans held for sale by LendingTree Loans.

        The $50.0 million first line is scheduled to expire June 29, 2011. This line can be cancelled at the option of the lender without default upon sixty days notice. This first line includes an additional uncommitted credit facility of $25.0 million. This first line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under the first line is 30-day LIBOR or 2.00% (whichever is greater) plus 2.25%. The interest rate under the $25.0 million uncommitted line is 30-day LIBOR plus 1.50%. LendingTree Loans is also required to sell at least 25% of the loans it originates to the lender under this line or pay a "pair-off fee" of 0.25% on the difference between the required and actual volume of loans sold.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—WAREHOUSE LINES OF CREDIT (Continued)

        The borrowing capacity of the second line was increased from $75.0 million to $100.0 million upon renewal of the line effective October 29, 2010. The expiration date of this line is October 28, 2011. This second line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under this line was decreased from 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.50% to 3.0% prior to renewal, to 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% to 2.5% after renewal, for loans being sold to the lender. Additionally, the interest rate for loans not being sold to the lender was decreased from 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.75% prior to renewal, to 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% after renewal.

        Under the terms of these warehouse lines, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum tangible net worth of $25.0 million, (ii) minimum liquidity, (iii) a minimum current ratio, (iv) a maximum ratio of total liabilities to net worth, (v) a maximum leverage ratio, (vi) pre-tax net income requirements and (vii) a maximum warehouse capacity ratio. During the year ended December 31, 2010, LendingTree Loans was in compliance with the covenants under the lines.

        The LendingTree Loans business is highly dependent on the availability of these warehouse lines. Although we believe that our existing lines of credit are adequate for our current operations, reductions in our available credit, or the inability to renew or replace these lines, would have a material adverse effect on our business, financial condition and results of operations. Management has determined that it could continue to operate the LendingTree Loans business at a reduced capacity if one, but not both, of the warehouse lines were lost. We intend to renew the lines that are expiring on June 29, 2011 and October 28, 2011.

NOTE 8—SEGMENT INFORMATION

        The overall concept that Tree.com employs in determining its reportable segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the Tree.com businesses, how the businesses are organized as to segment management, and the focus of the Tree.com businesses with regards to the types of products or services offered or the target market.

        In connection with exiting the RealEstate.com, REALTORS® business that is discussed in Notes 1, 4 and 9, the Company re-evaluated its reporting segments based on the continuing operations of the Company. In prior periods, the segments "LendingTree Loans", "Exchanges", "Real Estate" and "Unallocated—Corporate" were presented, which have been changed to "LendingTree Loans" and "Exchanges". The "Exchanges" segment now includes the continuing operations of the previous "Real Estate" segment and the previous "Unallocated—Corporate" segment. Segment results for prior periods have been restated to conform to the new presentation.

        During the third quarter of 2010, the Company changed its accounting policy for inter-segment revenue and inter-segment marketing expense between the LendingTree Loans and Exchanges segments. This change only impacts the individual segment results, and does not impact the consolidated financial results of Tree.com.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

        Marketing expense for the Exchanges is primarily related to the building and maintaining of the Company's core brands, using both online and offline spending, and generates leads not only for the Exchanges but for other segments as well. Previously, marketing expense for LendingTree Loans was primarily comprised of inter-segment purchases of leads from the Exchanges, leveraging the LendingTree and GetSmart brands. The Exchanges received inter-segment revenue for the sale of these leads, and that revenue and the related marketing expense at LendingTree Loans would then be eliminated in consolidation of the total Company results.

        The Company now uses a cost sharing approach for these marketing expenses, whereby LendingTree Loans and the Exchanges now share the marketing expense on a pro rata basis, based on the quantity of leads received by each segment. There is no longer inter-segment revenue or inter-segment marketing expense between these two segments related to these leads. Management believes that this cost sharing approach is preferable because it more closely aligns the overall goals of the Company with the goals of segment management, and may ultimately drive the Company to better performance. Segment reporting results for prior periods have been restated to conform to the new presentation.

        Tree.com's primary performance metrics are EBITDA and Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions, and (7) one-time items, which are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this Appendix E, there are no one-time items. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact to Tree.com's statement of operations of certain expenses, as described above. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

        Summarized information by segment and reconciliation to EBITDA and Adjusted EBITDA is as follows (in thousands):

	For the Year Ended December 31, 2010
	LendingTree Loans	Exchanges	Total
Revenue	$124,180	$61,911	$186,091
Cost of revenue (exclusive of depreciation shown separately below)	44,056	5,547	49,603

Gross margin	80,124	56,364	136,488
Operating expenses:
Selling and marketing expense	22,148	50,452	72,600
General and administrative expense	24,253	26,234	50,487
Product development	331	3,652	3,983
Litigation settlements and contingencies	1,551	521	2,072
Restructuring expense	(7)	2,780	2,773
Amortization of intangibles	—	2,716	2,716
Depreciation	1,701	3,759	5,460
Asset impairments	—	9,491	9,491

Total operating expenses	49,977	99,605	149,582

Operating income (loss)	30,147	(43,241)	(13,094)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	2,716	2,716
Depreciation	1,701	3,759	5,460

EBITDA from continuing operations	31,848	(36,766)	(4,918)
Restructuring expense	(7)	2,780	2,773
Asset impairments	—	9,491	9,491
Loss on disposal of assets	56	260	316
Non-cash compensation	378	3,262	3,640
Litigation settlements and contingencies	1,551	521	2,072
Post acquisition adjustments	—	(928)	(928)

Adjusted EBITDA from continuing operations	$33,826	$(21,380)	$12,446

Reconciliation to net loss in total:
Operating loss per above			$(13,094)
Other expense, net			(465)

Loss before income taxes			(13,559)
Income tax provision			936

Net loss from continuing operations			(12,623)
Loss from discontinued operations, net of tax			(4,962)

Net loss			$(17,585)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	For the Year Ended December 31, 2009
	LendingTree Loans	Exchanges	Total
Revenue	$117,670	$74,910	$192,580
Cost of revenue (exclusive of depreciation shown separately below)	48,998	8,284	57,282

Gross margin	68,672	66,626	135,298
Operating expenses:
Selling and marketing expense	10,227	48,043	58,270
General and administrative expense	20,374	36,954	57,328
Product development	518	4,270	4,788
Litigation settlements and contingencies	419	12,756	13,175
Restructuring expense	(1,089)	2,096	1,007
Amortization of intangibles	280	4,567	4,847
Depreciation	2,912	3,325	6,237
Asset impairments	—	6,097	6,097

Total operating expenses	33,641	118,108	151,749

Operating income (loss)	35,031	(51,482)	(16,451)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	280	4,567	4,847
Depreciation	2,912	3,325	6,237

EBITDA from continuing operations	38,223	(43,590)	(5,367)
Restructuring expense	(1,089)	2,096	1,007
Asset impairments	—	6,097	6,097
Loss on disposal of assets	90	1,017	1,107
Non-cash compensation	245	3,647	3,892
Litigation settlements and contingencies	419	12,756	13,175

Adjusted EBITDA from continuing operations	$37,888	$(17,977)	$19,911

Reconciliation to net loss in total:
Operating loss per above			$(16,451)
Other expense, net			(529)

Loss before income taxes			(16,980)
Income tax provision			368

Net loss from continuing operations			(16,612)
Loss from discontinued operations, net of tax			(7,862)

Net loss			$(24,474)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

        Significant components of revenue for the years ended December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
LendingTree Loans:
Origination and sale of loans	$113,425	$110,320
Other	10,755	7,350

Total LendingTree Loans	124,180	117,670
Exchanges:
Match fees	48,682	45,005
Closed loan fees	9,985	26,855
Other	3,244	3,050

Total Exchanges	61,911	74,910

Total revenue	$186,091	$192,580

        Total assets by segment at December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
LendingTree Loans	$194,244	$167,976
Exchanges	78,971	112,058
Discontinued Operations	9,587	11,798

Total	$282,802	$291,832

        Capital expenditures by segment during the years ended December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
Capital expenditures:
LendingTree Loans	$1,435	$856
Exchanges	5,528	3,009

Total	$6,963	$3,865

NOTE 9—DISCONTINUED OPERATIONS

        On March 10, 2011, management of the Company made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment (see Note 7). The Company exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® is presented as discontinued operations in the accompanying consolidated balance sheet and consolidated statements of operations and cash flows for all periods presented.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—DISCONTINUED OPERATIONS (Continued)

        The revenue and net loss for the aforementioned discontinued operations for the applicable periods were as follows (in thousands):

	Years Ended December 31,
	2010	2009
Revenue	$12,090	$24,196

Loss before income taxes	$(4,962)	$(7,862)
Income tax provision	—	—

Net loss	$(4,962)	$(7,862)

        Net loss for the year ended December 31, 2010 includes goodwill disposal charges totaling $1.3 million and restructuring charges totaling $0.7 million. The amount of goodwill allocated to discontinued operations and subsequently disposed of was based on the relative fair values prior to disposition of the business disposed of and the business retained.

        The assets and liabilities of RealEstate.com, REALTORS® reported as discontinued operations as of December 31, 2010 and 2009 were as follows (in thousands):

	December 31, 2010	December 31, 2009
Current assets	$219	$480

Property and equipment	1,215	1,861
Goodwill	7,967	9,285
Other non-current assets	186	172

Non-current assets	9,368	11,318

Current liabilities	1,031	1,683
Non-current liabilities	288	364

Net assets (liabilities)	$8,268	$9,751

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—EARNINGS PER SHARE

        The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2010 and 2009:

	2010		2009
	Basic	Diluted	Basic	Diluted
	(In thousands, except per share data)
Numerator:
Loss from continuing operations	$(12,623)	$(12,623)	$(16,612)	$(16,612)
Loss from discontinued operations, net of tax	(4,962)	(4,962)	(7,862)	(7,862)

Net loss available to common shareholders	$(17,585)	$(17,585)	$(24,474)	$(24,474)

Denominator:
Weighted average common shares	11,014	11,014	10,536	10,536

Loss per Share:
Loss from continuing operations	$(1.15)	$(1.15)	$(1.58)	$(1.58)
Loss from discontinued operations, net of tax	(0.45)	(0.45)	(0.74)	(0.74)

Net loss per common share	$(1.60)	$(1.60)	$(2.32)	$(2.32)

        Equity awards that could potentially dilute basic earnings per share in the future were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented. See Note 3 for a full description of outstanding equity awards.

Common Stock Repurchases

        On January 11, 2010, the Company announced that its Board of Directors authorized the repurchase of up to $10 million of Tree.com common stock. During 2010, the Company purchased 810,922 shares of Tree.com common stock for aggregate consideration of $5.7 million. At December 31, 2010, the Company had approximately $4.3 million remaining in its share repurchase authorization.

        In addition, during the fourth quarter of 2010 Tree.com suspended its share repurchase program in lieu of a "Dutch auction" tender offer. The completion of the tender offer was announced on December 23, 2010. During the offer period, which expired on December 17, 2010, Tree.com accepted for purchase 312,339 shares of its common stock at a price of $7.75 per share, for an aggregate purchase price of approximately $2.4 million, excluding fees and expenses related to the tender offer.

NOTE 11—FAIR VALUE MEASUREMENTS

        Tree.com categorizes its assets and liabilities measured at fair value into a fair value hierarchy that prioritizes the assumptions used in pricing the asset or liability into the following three levels:

  •
  Level 1:    Observable inputs such as quoted prices for identical assets and liabilities in active markets obtained from independent sources.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

  •
  Level 2:    Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

  •
  Level 3:    Unobservable inputs for which there is little or no market data and require Tree.com to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the asset or liability.

        LendingTree Loans enters into commitments with consumers to originate loans at a specified interest rate (interest rate lock commitments—"IRLCs"). Tree.com reports IRLCs as derivative instruments at fair value with changes in fair value being recorded in current earnings as a component of revenue from the origination and sale of loans. IRLCs for loans to be sold to investors using a mandatory or assignment of trade ("AOT") method are hedged using "to be announced mortgage-backed securities" ("TBA MBS") and are valued using quantitative risk models. The IRLCs derive their base value from an underlying loan type with similar characteristics using the TBA MBS market which is actively quoted and easily validated through external sources. The most significant data inputs used in this valuation include, but are not limited to, loan type, underlying loan amount, note rate, loan program, and expected sale date of the loan. IRLCs for loans sold to investors on a best efforts basis are hedged using best efforts forward delivery commitments and are valued on an individual loan basis using a proprietary database program. These valuations are based on investor pricing tables stratified by product, note rate and term. The valuation is adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. The Company applies an anticipated loan funding probability based on its own experience to value IRLCs, which results in the classification of these derivatives as Level 3. The value of the underlying loan and the anticipated loan funding probability are the most significant assumptions affecting the valuation of IRLCs. There were no significant changes to the methods and assumptions for valuing IRLCs in 2010. At December 31, 2010 and 2009, there were $216.6 million and $258.4 million, respectively, of IRLCs notional value outstanding.

        Loans held for sale measured at fair value and sold to investors using a mandatory or AOT method are also hedged using TBA MBS and valued using quantitative risk models. The valuation is based on the loan amount, note rate, loan program, and expected sale date of the loan. Loans held for sale measured at fair value and sold to investors on a best efforts basis are hedged using best efforts forward delivery commitments and are valued using a proprietary database program. The best efforts valuations are based on daily investor pricing tables stratified by product, note rate and term. These valuations are adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. Loans held for sale, excluding impaired loans, are classified as Level 2. Loans held for sale measured at fair value that become impaired are transferred from Level 2 to Level 3, as the estimate of fair value is based on the Company's experience considering equally both lien position and current status of the loan. There were no significant changes to the method and assumptions used to estimate the fair value of impaired loans in 2010. LendingTree Loans recognizes interest income separately from other changes in fair value.

        Under LendingTree Loans' risk management policy, LendingTree Loans economically hedges the changes in fair value of IRLCs and loans held for sale caused by changes in interest rates by using TBA MBS and entering into best efforts forward delivery commitments. These hedging instruments are

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

recorded at fair value with changes in fair value recorded in current earnings as a component of revenue from the origination and sale of loans. There were no significant changes to the methods and assumptions for valuing hedging instruments in 2010. TBA MBS used to hedge both IRLCs and loans are valued using quantitative risk models based primarily on inputs related to characteristics of the MBS stratified by product, coupon, and settlement date. These derivatives are classified as Level 2. Best efforts forward delivery commitments are valued using a proprietary database program using investor pricing tables considering the current base loan price. An anticipated loan funding probability is applied to value best efforts commitments hedging IRLCs, which results in the classification of these contracts as Level 3. The current base loan price and the anticipated loan funding probability are the most significant assumptions affecting the value of the best efforts commitments. The best efforts forward delivery commitments hedging loans held for sale are classified as Level 2, so such contracts are transferred from Level 3 to Level 2 at the time the underlying loan is originated. For the purposes of the tables below, we refer to TBA MBS and best efforts forward delivery commitments collectively as "Forward Delivery Contracts".

        The following presents Tree.com's assets and liabilities that are measured at fair value on a recurring basis at December 31, 2010 and 2009 (in thousands):

	As of December 31, 2010
	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$115,024	$884	$115,908
Interest rate lock commitments ("IRLCs")	—	—	5,986	5,986
Forward delivery contracts	—	1,001	3	1,004

Total	—	$116,025	$6,873	$122,898

	As of December 31, 2009
	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$91,459	$777	$92,236
Interest rate lock commitments ("IRLCs")	—	—	3,680	3,680
Forward delivery contracts	—	2,737	487	3,224

Total	$—	$94,196	$4,944	$99,140

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

        The following presents the changes in Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009 (in thousands):

	Year Ended December 31, 2010
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Balance at January 1, 2010	$3,680	$487	$777
Transfers into Level 3	—	—	991
Transfers out of Level 3	—	(119)	—
Total net gains (losses) included in earnings (realized and unrealized)	107,656	(365)	(98)
Purchases, sales, and settlements
Purchases	—	—	—
Sales	—	—	(774)
Settlements	(17,301)	—	(12)
Transfers of IRLCs to closed loans	(88,049)	—	—

Balance at December 31, 2010	$5,986	$3	$884

	Year Ended December 31, 2009
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Balance at January 1, 2009	$5,904	$(20)	$814
Transfers into Level 3	—	—	1,040
Transfers out of Level 3	—	(320)	—
Total net gains (losses) included in earnings (realized and unrealized)	91,712	827	(344)
Purchases, sales, and settlements
Purchases	—	—	—
Sales	—	—	(358)
Settlements	(38,523)	—	(375)
Transfers of IRLCs to closed loans	(55,413)	—	—

Balance at December 31, 2009	$3,680	$487	$777

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

        The following presents the gains included in earnings for the years ended December 31, 2010 and 2009 relating to Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	Year Ended December 31, 2010
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Total net gains (losses) included in earnings, which are included in revenue from LendingTree Loans	$107,656	$(365)	$(98)

Change in unrealized gains (losses) relating to assets and liabilities still held at December 31, 2010, which are included in revenue from LendingTree Loans	$5,986	$3	$(102)

	Year Ended December 31, 2009
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Total net gains (losses) included in earnings, which are included in revenue from LendingTree Loans	$91,712	$827	$(344)

Change in unrealized gains (losses) relating to assets and liabilities still held at December 31, 2009, which are included in revenue from LendingTree Loans	$3,680	$487	$(317)

        The following table summarizes the Company's derivative instruments not designated as hedging instruments as of December 31, 2010 and 2009 (in thousands):

	As of December 31, 2010		As of December 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest Rate Lock Commitments	Prepaid and other current assets	$5,991	Prepaid and other current assets	$3,919
Forward Delivery Contracts	Prepaid and other current assets	2,633	Prepaid and other current assets	3,341
Interest Rate Lock Commitments	Accrued expenses and other current liabilities	(5)	Accrued expenses and other current liabilities	(239)
Forward Delivery Contracts	Accrued expenses and other current liabilities	(1,629)	Accrued expenses and other current liabilities	(117)

Total Derivatives		$6,990		$6,904

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

        The gain recognized in the consolidated statements of operations for derivatives for the years ended December 31, 2010 and 2009 was as follows (in thousands):

	Location of Gain Recognized in Income on Derivative	Year Ended December 31, 2010	Year Ended December 31, 2009
Interest Rate Lock Commitments	LendingTree Loans revenue	$107,656	$91,712
Forward Delivery Contracts	LendingTree Loans revenue	(1,970)	5,070

Total		$105,686	$96,782

        Tree.com has elected to account for loans held for sale originated on or after January 1, 2008 at fair value. Electing the fair value option allows a better offset of the changes in fair values of the loans and the forward delivery contracts used to economically hedge them without the burden of complying with the requirements for hedge accounting.

        Tree.com did not elect the fair value option on loans held for sale originated prior to January 1, 2008 and on loans that were repurchased from investors on or subsequent to that date. As of December 31, 2010 and 2009, 23 and 29 such loans, respectively, all of which were impaired, were included in loans held for sale and were carried at the lower of cost or market ("LOCOM") value assessed on an individual loan basis. The market value (or fair value) of these impaired loans at December 31, 2010 and 2009, measured on a non-recurring basis using significant unobservable inputs (Level 3), was $0.8 million and $1.4 million, respectively. This fair value measurement is management's best estimate of the market value of such loans and considers the lien position and loan status.

        The following presents the difference between the aggregate principal balance of loans held for sale for which the fair value option has been elected and for loans measured at LOCOM as of December 31, 2010 and 2009 (in thousands):

	As of December 31, 2010
	Loans Held for Sale—Measured at Fair Value	Loans Held for Sale—Measured at LOCOM	Total Loans Held For Sale
Aggregate unpaid principal balance	$113,116	$2,290	$115,406
Difference between fair value and aggregate unpaid principal balance	2,792	—	2,792
Lower of cost or market valuation allowance	—	(1,508)	(1,508)
Deferred loan fees, net of costs	—	(9)	(9)

Loans held for sale	$115,908	$773	$116,681

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

	As of December 31, 2009
	Loans Held for Sale—Measured at Fair Value	Loans Held for Sale—Measured at LOCOM	Total Loans Held For Sale
Aggregate unpaid principal balance	$91,824	$3,217	$95,041
Difference between fair value and aggregate unpaid principal balance	412	—	412
Lower of cost or market valuation allowance	—	(1,848)	(1,848)
Deferred loan fees, net of costs	—	(9)	(9)

Loans held for sale	$92,236	$1,360	$93,596

        During the years ended December 31, 2010 and 2009, the change in fair value of loans held for sale for which the fair value option has been elected was a gain of $4.8 million and a loss of $0.3 million, respectively, and are included as a component of LendingTree Loans revenue in the accompanying consolidated statements of operations.

Non-financial assets measured at fair value on a nonrecurring basis

        The Company's non-financial assets, such as goodwill, intangible assets and property and equipment are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. Such impairment charges incorporate fair value measurements based on Level 3 inputs. See Note 4 for discussion of goodwill and intangible asset impairment charges.

        Real estate properties acquired in satisfaction of loans totaled $0.1 million and $0.9 million, net of estimated selling expenses, at December 31, 2010 and 2009, respectively. The estimated fair values are determined using current real estate market conditions and estimated selling expenses, which are unobservable inputs (Level 3).

        The following disclosures represent financial instruments in which the ending balances at December 31, 2010 and 2009 are not carried at fair value in their entirety on the Company's consolidated balance sheets. The additional disclosure below of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts. The Company's financial instruments also include letters of credit and surety bonds, for which the Company had $5.0 million in restricted cash at December 31, 2010 and 2009 as collateral for the surety bonds. These commitments remain in place to facilitate the commercial operations of certain Tree.com subsidiaries.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$68,819	$68,819	$86,093	$86,093
Restricted cash and cash equivalents	10,549	10,549	11,590	11,590
Accounts receivable, net	4,264	4,264	6,791	6,791
Loans held for sale, net	116,681	116,681	93,596	93,596
Warehouse lines of credit	(100,623)	(100,623)	(78,481)	(78,481)
Accounts payable	(7,042)	(7,042)	(5,470)	(5,470)
Accrued expenses	(38,739)	(38,739)	(53,446)	(53,446)
Surety bonds and letters of credit	N/A	(13,497)	N/A	(10,222)

        The carrying amounts of cash and cash equivalents and restricted cash and cash equivalents reflected in the accompanying consolidated balance sheets approximate fair value as they are maintained with various high-quality financial institutions or in short-term duration high-quality debt securities. Accounts receivable, net, are short-term in nature and are generally settled shortly after the sale, and therefore the carrying amount approximates fair value. The fair value of loans held for sale, net, was estimated using current secondary market prices for underlying loans with similar coupons, maturity and credit quality. The carrying amounts for the remaining warehouse lines of credit and all other financial instruments approximate their fair value.

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS

Origination and Sale of Loans

        LendingTree Loans' revenues are primarily derived from the origination and sale of loans. Mortgage loans are funded through warehouse lines of credit and are recorded at fair value. Changes in the fair value of mortgage loans are recorded through revenue prior to the sale of the loans to investors, which typically occurs within thirty days. The gain or loss on the sale of loans is recognized on the date the loans are sold and is based on the difference between the sale proceeds received and the fair value of the loans. The Company sells its loans on a servicing released basis in which the Company gives up the right to service the loans.

        A summary of the initial unpaid principal balance of loans sold by type of loan for the years ended December 31, 2010 and 2009 is presented below ($ amounts in millions):

	Years Ended December 31,
	2010		2009
	Amount	%	Amount	%
Conforming	$2,130	77%	$2,375	83%
FHA and Alt-A	499	18%	430	15%
Jumbo	141	5%	41	2%
Home equity	—	—	—	—

Total	$2,770	100%	$2,846	100%

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

Loans Held for Sale

        LendingTree Loans originates all of its residential real estate loans with the intent to sell them in the secondary market. Loans held for sale consist primarily of residential first mortgage loans that are secured by residential real estate throughout the United States.

        The following table represents the loans held for sale by type of loan as of December 31, 2010 and 2009 ($ amounts in thousands):

	As of December 31, 2010		As of December 31, 2009
	Amount	%	Amount	%
Conforming	$86,451	74%	$72,670	77%
FHA and Alt-A	20,431	18%	16,596	18%
Jumbo	9,129	8%	3,486	4%
Subprime	580	—%	720	1%
Home equity	90	—%	124	—%

Total	$116,681	100%	$93,596	100%

        The following presents the difference between the aggregate principal balance of loans on nonaccrual status for which the fair value option has been elected and for loans measured at lower of cost or market as of December 31, 2010 and 2009 (in thousands):

	As of December 31, 2010
	Loans on Nonaccrual— Measured at Fair Value	Loans on Nonaccrual— Measured at LOCOM	Total Loans on Nonaccrual
Aggregate unpaid principal balance	$1,380	$2,290	$3,670
Difference between fair value and aggregate unpaid principal balance	(496)	—	(496)
Lower of cost or market valuation allowance	—	(1,508)	(1,508)
Deferred loan fees, net of costs	—	(9)	(9)

Loans on nonaccrual	$884	$773	$1,657

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

	As of December 31, 2009
	Loans on Nonaccrual— Measured at Fair Value	Loans on Nonaccrual— Measured at LOCOM	Total Loans on Nonaccrual
Aggregate unpaid principal balance	$1,303	$3,217	$4,520
Difference between fair value and aggregate unpaid principal balance	(526)	—	(526)
Lower of cost or market valuation allowance	—	(1,848)	(1,848)
Deferred loan fees, net of costs	—	(9)	(9)

Loans on nonaccrual	$777	$1,360	$2,137

        Included within the loans on nonaccrual status are repurchased loans with a net book value of $0.2 million and $0.7 million at December 31, 2010 and 2009, respectively. During the year ended December 31, 2010, LendingTree repurchased one loan with a balance of $0.3 million. During the year ended December 31, 2009 LendingTree Loans repurchased one loan with an unpaid principal balance of $0.1 million.

        Real estate properties acquired in satisfaction of loans totaled $0.1 million and $0.9 million, net of estimated selling expenses, at December 31, 2010 and 2009, respectively, and are included in prepaid and other current assets in the accompanying consolidated balance sheets.

Loan Loss Obligations

        LendingTree Loans sells loans it originates to investors on a servicing released basis and the risk of loss or default by the borrower is generally transferred to the investor. However, LendingTree Loans is required by these investors to make certain representations relating to credit information, loan documentation and collateral. These representations and warranties may extend through the contractual life of the mortgage loan. Subsequent to the sale, if underwriting deficiencies, borrower fraud or documentation defects are discovered in individual mortgage loans, LendingTree Loans may be obligated to repurchase the respective mortgage loan or indemnify the investors for any losses from borrower defaults if such deficiency or defect cannot be cured within the specified period following discovery.

        In the case of early loan payoffs and early defaults on certain loans, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early loan payoffs and early defaults is calculated based on historical loss experience by type of loan.

        The obligation for losses related to the representations and warranties and other provisions discussed above is initially recorded at its estimated fair value, which includes a projection of expected future losses as well as a market based premium. Because LendingTree Loans does not service the loans it sells, it does not maintain nor have access to the current balances and loan performance data with respect to the individual loans previously sold to investors. Accordingly, the Company is unable to determine, with precision, its maximum exposure under its representations and warranties. However,

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

LendingTree Loans utilizes the original loan balance (before it was sold to an investor), historical and projected loss frequency and loss severity ratios by loan segment as well as analyses of losses in process to estimate its exposure to losses on loans previously sold. The Company maintains a liability related to this exposure based, in part, on historical and projected loss frequency and loss severity using its loan loss history (adjusted for recent trends in loan loss experience), the original principal amount of the loans previously sold, the year the loans were sold, and loan type. Accordingly, subsequent adjustments to the obligation, if any, are not made based on changes in the fair value of the obligation, which might include an estimated change in losses that may be expected in the future, but are made once further losses are estimated to be both probable and estimable. As such, given current general industry trends in mortgage loans as well as housing prices, market expectations around losses related to the Company's obligations could vary significantly from the obligation recorded as of the balance sheet date or the range estimated below. In estimating its exposure to loan losses, LendingTree Loans segments its loan sales into four segments based on the extent of the documentation provided by the borrower to substantiate income and/or assets (full or limited documentation) and the lien position of the mortgage in the underling property (first or second position). Each of these segments has a different loss experience with full documentation, first lien position loans generally having the lowest loss ratios and limited documentation, second lien position loans generally having the highest loss ratios.

        The following table represents the loans sold for the period shown and the aggregate loan losses as of December 31, 2010 and 2009:

	As of December 31, 2010
Period of Loan Sales	Number of loans sold	Original principal balance	Number of loans with losses	Original principal balance of loans with losses	Amount of aggregate losses
		(in billions)		(in millions)	(in millions)
2010	12,400	$2.8	1	$0.4	$0.1
2009	12,800	2.8	3	0.8	0.1
2008	11,000	2.2	20	4.1	0.9
2007	36,300	6.1	149	20.2	7.0
2006	55,000	7.9	202	23.4	12.7
2005 and prior years	86,700	13.0	87	11.7	4.7

Total	214,200	$34.8	462	$60.6	$25.5

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

	As of December 31, 2009
Period of Loan Sales	Number of loans sold	Original principal balance	Number of loans with losses	Original principal balance of loans with losses	Amount of aggregate losses
		(in billions)		(in millions)	(in millions)
2009	12,800	$2.8	—	$—	$—
2008	11,000	2.2	12	2.4	0.3
2007	36,300	6.1	120	14.7	4.4
2006	55,000	7.9	162	18.1	9.4
2005 and prior years	86,700	13.0	80	10.5	4.0

Total	201,800	$32.0	374	$45.7	$18.1

        The pipeline of 65 loan repurchase requests and indemnifications as of December 31, 2010 was considered in determining the appropriate reserve amount. The status of these 65 loans varied from an initial review stage, which may result in a rescission of the request, to in process, where the probability of incurring a loss is high, to indemnification, whereby the Company has agreed to reimburse the purchaser of that loan if and when losses are incurred. The indemnification may have a specific term, thereby limiting the Company's exposure. The original principal amount of these loans is approximately $11.7 million, comprised of approximately 75% full documentation first liens, 4% full documentation second liens, 14% low documentation first liens, and 7% low documentation second liens.

        In the fourth quarter of 2009, LendingTree Loans entered into settlement negotiations with two buyers of previously purchased limited documentation loans. The settlement with one buyer was completed in December 2009 and included a payment of $1.9 million related to all second lien loans sold to this buyer, including both full and limited documentation. This amount was not determined on an individual loan basis and is, therefore, not included in the loss amounts disclosed above based on the year such loans were sold. The settlement was included as a charge off to the reserve in 2009. Negotiations with the second buyer were completed in January 2010. This settlement of $4.5 million, which was paid in four equal quarterly installments in 2010, relates to all future losses on limited documentation second lien loans sold to this buyer. LendingTree Loans accrued an additional loss amount of $0.3 million in conjunction with this settlement since it did not sell a certain volume of loans to this buyer in 2010. This amount is included in the total settlement amount and the estimated settlement payments remaining to be paid. This settlement amount is included as a charge off to the reserve in 2010 and is not included in the table above.

        Based on historical experience, it is anticipated that the Company will continue to receive repurchase requests and incur losses on loans sold in prior years. However, the two settlements discussed above will eliminate future repurchase requests from those buyers for the loan types included in those settlements. As of December 31, 2010 LendingTree Loans estimated the range of remaining possible losses due to representations and warranty issues based on the methodology described above, excluding the $0.3 million settlement remaining to be paid in 2011, as $12 million to $21 million. The Company believes that it has adequately reserved for these losses.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

        The activity related to loss reserves on previously sold loans for the years ended December 31, 2010 and 2009, is as follows (in thousands):

	Years Ended December 31,
	2010	2009
Balance, beginning of year	$16,985	$10,451
Provisions	12,390	16,420
Charge offs to reserves(a)	(12,391)	(9,886)

Balance, end of year	$16,984	$16,985

(a)
The year ended December 31, 2010 includes a charge off for the amount of the $4.5 million loan loss settlement plus the $0.3 million additional accrual discussed above. The remaining settlement payment due of $0.3 million is tracked as a liability separate from the loan loss reserve (see table below).

        Based on an analysis of the Company's historical loan loss experience, it has been determined that a portion of the loan losses expected to be made by investors will be made more than twelve months following the initial sale of the underlying loan. Accordingly, the Company has estimated the portion of its Loans Sold Reserve that it anticipates it will be liable for after twelve months and has classified that portion of the reserve as a long-term liability. The liability for losses on previously sold loans is presented in the accompanying consolidated balance sheet as of December 31, 2010 and 2009 as follows (in thousands):

	As of December 31, 2010	As of December 31, 2009
Current portion related to settlement above, included in accrued expenses and other current liabilities	$300	$4,500
Other current portion, included in accrued expenses and other current liabilities	5,459	6,115
Long term portion, included in other long-term liabilities	11,525	6,370

Total	$17,284	$16,985

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES

        The components of the income tax provision (benefit) are as follows (in thousands):

	Years Ended December 31,
	2010	2009
Current income tax provision:
Federal	$6	$(269)
State	328	$283

Current income tax provision	334	14

Deferred income tax benefit:
Federal	(1,099)	(323)
State	(171)	(59)

Deferred income tax benefit	(1,270)	(382)

Income tax benefit	$(936)	$(368)

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are presented below (in thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2010	2009
Deferred tax assets:
Provision for accrued expenses	$10,487	$15,107
Net operating loss carryforwards	21,636	14,787
Goodwill	14,879	15,069
Intangible and other assets	4,843	—
Other	3,170	2,841

Total deferred tax assets	55,015	47,804
Less valuation allowance	(52,285)	(46,858)

Net deferred tax assets	2,730	946

Deferred tax liabilities:
Intangible and other assets	(15,182)	(13,109)
Other	(3,868)	(5,428)

Total deferred tax liabilities	(19,050)	(18,537)

Net deferred tax liability	$(16,320)	$(17,591)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES (Continued)

        Deferred income taxes are presented in the accompanying consolidated balance sheets as follows (in thousands):

	December 31,
	2010	2009
Deferred tax assets	$—	$—
Deferred tax liabilities	(16,320)	(17,591)

Net deferred taxes	$(16,320)	$(17,591)

        At December 31, 2010 and December 31, 2009, Tree.com had consolidated federal net operating losses ("NOLs") of $27.4 million and $12.7 million, respectively. In addition, Tree.com had separate state NOLs of $245 million that will expire at various times between 2011 and 2030.

        During 2010, the valuation allowance increased by $5.3 million, primarily due to increased net operating losses resulting in deferred tax assets requiring a valuation allowance. At December 31, 2010, Tree.com had a valuation allowance of $52.3 million related to the portion of tax operating loss carryforwards and other deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of total income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2010	2009
Income tax benefit at the federal statutory rate of 35%	$(4,746)	$(5,859)
State income taxes, net of effect of federal tax benefit	(761)	125
Non-deductible non-cash compensation expense	245	210
Impairment of non-deductible goodwill and intangible assets	461	—
Change in valuation allowance	3,541	5,346
Other, net	324	(190)

Income tax benefit	$(936)	$(368)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

	Years Ended December 31,
	2010	2009
Balance, beginning of the period	$991	$2,211
Additions based on tax positions related to the current year	—	150
Deductions based on tax positions related to the current year	(599)	—
Reductions for tax positions of prior years	—	(1,032)
Lapse of statute of limitations	(326)	(338)

Balance, end of the period	$66	$991

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES (Continued)

        As of December 31, 2010 and 2009, the unrecognized tax benefits, including interest, were $0.1 million and $1.0 million, respectively. The 2009 unrecognized beginning tax benefit included approximately $1.0 million for tax positions included in IAC's consolidated tax return filings. In 2010, unrecognized tax benefits decreased due to lapse of statute of limitations. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate is approximately $0.05 million.

        Tree.com recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense for the years ended December 31, 2010 and 2009 is $0.01 million and $0.07 million, respectively for interest on unrecognized tax benefits. At December 31, 2010 and 2009, Tree.com has accrued $0.01 million and $0.07 million for the payment of interest, respectively. There are no material accruals for penalties.

        Tree.com believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $0.1 million within twelve months of the current reporting. This amount may be recognized in the next twelve months due to the expiration of the statute of limitations which could impact the effective tax rate.

        Tree.com is subject to audits by federal, state and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by Tree.com are recorded in the period they become known.

        The Internal Revenue Service is currently examining IAC consolidated tax returns for the years ended December 31, 2001 through 2006. The statute of limitations for these years has been extended to December 31, 2011, and is expected to be extended further. Various state, local and foreign jurisdictions are currently under examination, the most significant of which are California, New York, and New York City for various tax years beginning with December 31, 2003.

        The North Carolina Department of Revenue ("NCDOR") is currently examining the Company's North Carolina corporate income and franchise tax returns for the years ended December 31, 2006 through 2008, and issued preliminary audit reports to the Company in January 2011. The Company has until March 17, 2011 to respond to the NCDOR regarding the preliminary audit reports. The Company has evaluated this matter as a potential loss contingency, and has determined that it is reasonably possible that a loss could be incurred. The range of a possible loss is estimated to be $-0- to $4.0 million. No reserve has been established for this matter as the Company has determined that the likelihood of a loss is not probable.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION

        Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2010	2009
Transfer from loans held for sale to prepaid and other current assets	$195	$393
Equipment acquired through capital lease	89	—
Cash paid during the period for:
Interest(a)	$2,520	$1,264
Income tax payments	638	309
Income tax refunds	26	6

(a)
Includes interest expense related to borrowings under warehouse lines of credit. This expense is netted with interest income earned on loans held for sale, both of which are included in revenue in the accompanying consolidated statements of operations.

NOTE 15—COMMITMENTS

        The Company leases office space, equipment and services used in connection with its operations under various operating leases, many of which contain escalation clauses.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,	Amount
2011	$2,658
2012	2,743
2013	3,063
2014	3,112
2015	951

Total	$12,527

        The Company also subleases certain office space to third parties. The total amount of minimum rentals to be received in the future under non-cancelable subleases is $0.4 million as of December 31, 2010.

        Expenses charged to operations under these agreements were $2.5 million and $3.1 million for the years ended December 31, 2010 and 2009, respectively, and are included in general and administrative expense in the consolidated statements of operations.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—COMMITMENTS (Continued)

        The Company also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended or under guarantees of debt, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 year	1 - 3 years	3 - 5 years	More Than 5 years
Surety bonds	$13,497	$13,497	$—	$—	$—
Purchase obligations	296	296	—	—	—

Total commercial commitments	$13,793	$13,793	$—	$—	$—

        The total commercial commitments above primarily consist of surety bonds relating to guarantees with mortgage brokers. The purchase obligations primarily relate to marketing event contracts in 2011.

        In conducting its operations, Home Loan Center, Inc., through its wholly-owned subsidiary, HLC Escrow and HLC Settlement Services, Inc., routinely holds customers' assets in escrow pending completion of real estate financing transactions. These amounts are maintained in segregated bank accounts and are offset with the related liabilities resulting in no amounts reported in the accompanying consolidated balance sheets. The balances held for LendingTree Loans' customers totaled $2.4 million and $1.3 million at December 31, 2010 and 2009, respectively.

NOTE 16—CONTINGENCIES

        During 2010 and 2009, provisions for litigation settlements of $2.1 million and $13.2 million, respectively, were recorded in litigation settlements and contingencies in the accompanying consolidated statements of operations. The balance of the related liability was $0.5 million and $12.8 million at December 31, 2010 and 2009, respectively. The litigation matters were either settled, or a firm offer for settlement was extended by the Company, thereby establishing an accrual amount that is both probable and reasonably estimable. The $12.8 million liability at December 31, 2009 was paid in 2010.

        In the ordinary course of business, Tree.com is a party to various lawsuits. Tree.com establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Tree.com, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Tree.com, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Tree.com. Tree.com also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 12 for a discussion related to income and franchise tax contingencies.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—RELATED PARTY TRANSACTIONS

        In connection with the spin-off, the Chairman and CEO was granted 5,000 shares of Series A Redeemable Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of LendingTree Holdings Corp., a Delaware corporation and wholly-owned subsidiary of the Company . The Preferred Stock has a liquidation preference of $1,000 per share and cumulative cash dividends accrue on the Preferred Stock at the rate of 12% of the liquidation preference per share per year and unpaid dividends compound at a rate per annum equal to the dividend rate.

        On August 30, 2010, the Company entered into and consummated a Share Exchange Agreement (the "Share Exchange Agreement") with the Chairman and CEO. Pursuant to the Share Exchange Agreement, he exchanged 2,902.33 currently outstanding shares of Preferred Stock owned by him, together with $1.1 million in accrued and unpaid dividends in respect of such shares, for a total of 534,900 newly-issued shares of Tree.com common stock. The value of the Common Stock issued pursuant to the Share Exchange Agreement was approximately $4.0 million and was determined based on the closing price on the NASDAQ Global Market on the trading day preceding the closing of the exchange.

        During the years ended December 31, 2010 and 2009, $1.7 million and $1.7 million, respectively, was recognized as cash compensation expense, and $0.5 million and $0.6 million, respectively, was recognized as interest expense related to accreting the preferred stock to its redemption value. The related liability is required to be settled in cash in 2013 for $3.1 million.

        In February 2009, the Chairman and CEO purchased 935,000 newly issued shares of unregistered restricted common stock from the Company at $3.91 per share, based on the February 6, 2009 closing share price.

        For purposes of governing certain of the ongoing relationships between Tree.com and IAC at and after the spin-off, and to provide for an orderly transition, Tree.com and IAC entered into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

NOTE 18—BENEFIT PLANS

        Effective January 1, 2009, Tree.com established a retirement savings plan in the United States that pending approval, will be qualified under Section 401(k) of the Internal Revenue Code. The net assets available for benefits of the employees of Tree.com were transferred from the IAC plan described below to the newly created Tree.com plan. Employees are eligible to enroll in the plan upon date of hire. Participating employees may contribute up to 50% of their pretax earnings, but not more than statutory limits (generally $16,500 for 2010). Tree.com's match is fifty cents for each dollar a participant contributes to the plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Tree.com stock is not included in the available investment options or the plan assets. Funds contributed to the Tree.com plan vest according to the participant's years of service, with less than three years of service vesting at 0%, and three years or more of service vesting at 100%. Matching contributions were approximately $0.9 million and $1.0 million for the years ending December 31, 2010 and 2009, respectively.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—RESTRUCTURING CHARGES

        The restructuring charges in 2010 primarily relate to continuing lease obligations on facilities previously used for call center operations, for which management had a plan to exit at December 31, 2009, but the cease-use date did not occur until January 2010. The restructuring charges in 2009 primarily relate to Tree.com's segment reorganizations and aligning the cost structure with future revenue opportunities. Costs that relate to ongoing operations are not part of restructuring charges. Restructuring charges by segment and type are as follows (in thousands):

	For The Year Ended December 31, 2010
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
LendingTree Loans	$—	$(5)	$(2)	$—	$(7)
Exchanges	203	2,484	93	—	2,780

Total	$203	$2,479	$91	$—	$2,773

	For The Year Ended December 31, 2009
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
LendingTree Loans	$239	$(1,272)	$(56)	$—	$(1,089)
Exchanges	1,598	(49)	547	—	2,096

Total	$1,837	$(1,321)	$491	$—	$1,007

        Restructuring charges and spending against liabilities are as follows (in thousands):

	For The Year Ended December 31, 2010
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
Balance, beginning of period	$1,442	$641	$—	$—	$2,083
Restructuring charges	203	2,479	91	—	2,773
Payments	(1,625)	(1,023)	2	—	(2,646)
Write-offs	—	242	(93)	—	149

Balance, end of period	$20	$2,339	$—	$—	$2,359

	For The Year Ended December 31, 2009
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
Balance, beginning of period	$381	$3,703	$—	$—	$4,084
Restructuring charges	1,837	(1,320)	490	—	1,007
Payments	(776)	(1,742)	56	—	(2,462)
Write-offs	—	—	(546)	—	(546)

Balance, end of period	$1,442	$641	$—	$—	$2,083

        At December 31, 2010, restructuring liabilities of $1.2 million are included in accrued expenses and other current liabilities and $1.2 million are included in other long-term liabilities in the accompanying

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—RESTRUCTURING CHARGES (Continued)

consolidated balance sheet. At December 31, 2009, restructuring liabilities of $1.6 million are included in accrued expenses and other current liabilities and $0.5 million are included in other long-term liabilities in the accompanying consolidated balance sheet. Tree.com does not expect to incur significant additional costs related to the prior restructurings noted above.

NOTE 20—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,(a)	Quarter Ended September 30,	Quarter Ended December 31,(b)
	(In thousands, except per share amounts)
Year Ended December 31, 2010
Revenue	$44,724	$41,766	$50,411	$49,190
Gross margin	32,976	31,219	37,874	34,419
Operating income/(loss)	(4,165)	268	2,668	(11,865)
Net income/(loss) from continuing operations	(4,867)	(163)	2,565	(10,158)
Loss from discontinued operations, net of tax	(1,279)	(636)	(746)	(2,301)
Net income/(loss) available to common shareholders	(6,146)	(799)	1,819	(12,459)
Income/(loss) per share from continuing operations:
Basic earnings/(loss) per share	$(0.44)	$(0.01)	$0.23	$(0.92)
Diluted earnings/(loss) per share	$(0.44)	$(0.01)	$0.23	$(0.92)
Income/(loss) per share available to common shareholders:
Basic earnings/(loss) per share	$(0.56)	$(0.07)	$0.16	$(1.12)
Diluted earnings/(loss) per share	$(0.56)	$(0.07)	$0.16	$(1.12)
Year Ended December 31, 2009
Revenue	$52,786	$54,302	$43,769	$41,723
Gross margin	38,321	37,626	29,993	29,358
Operating income/(loss)	7,365	2,555	(6,187)	(20,184)
Net income/(loss) from continuing operations	7,344	2,046	(6,146)	(19,856)
Loss from discontinued operations, net of tax	(4,184)	(1,304)	(1,254)	(1,120)
Net income/(loss) available to common shareholders	3,160	742	(7,400)	(20,976)
Income/(loss) per share from continuing operations:
Basic earnings/(loss) per share	$0.76	$0.19	$(0.57)	$(1.82)
Diluted earnings/(loss) per share	$0.75	$0.19	$(0.57)	$(1.82)
Income/(loss) per share available to common shareholders:
Basic earnings/(loss) per share	$0.33	$0.07	$(0.68)	$(1.92)
Diluted earnings/(loss) per share	$0.32	$0.07	$(0.68)	$(1.92)

(a)
The second quarter of 2009 includes an impairment charge of $3.9 million related to the write-down of definite-lived intangible assets.

(b)
The fourth quarter of 2010 includes an impairment charge of $9.5 million related to the write-down of definite-lived intangible assets. The fourth quarter of 2009 includes a litigation settlement, a contingencies charge of $12.8 million, and a $2.2 million charge related to the impairment of trademarks.

Schedule II

TREE.COM, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts	Deductions		Balance at End of Period
	(In thousands)
2010
Allowance for doubtful accounts	$518	$10		$—	$(315	)(b)	$213
Deferred tax valuation allowance	46,858	5,270	(a)	157	—		52,285
Reserve for losses on previously sold loans	16,985	12,390		—	(12,391)		16,984
2009
Allowance for doubtful accounts	$367	$422		$—	$(271	)(b)	$518
Deferred tax valuation allowance	62,062	(15,204	)(a)	—	—		46,858
Reserve for losses on previously sold loans	10,451	16,420		—	(9,886)		16,985

(a)
Amount is primarily related to Tree.com net operating losses and other deferred tax assets including accrued expenses and goodwill which impacted the income tax provision.

(b)
Write-off of uncollectible accounts receivable.

APPENDIX F
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2011

Management Overview

        Tree.com is the parent of LendingTree, LLC which owns several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        On March 10, 2011, management of the Company made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment. The Company exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® are presented as discontinued operations in the consolidated financial statements for all periods presented. The following discussion, unless otherwise noted, excludes information related to the discontinued operations.

        In connection with exiting the RealEstate.com, REALTORS® business that is discussed above, the Company re-evaluated its reporting segments based on the continuing operations of the Company. In prior periods, the segments "LendingTree Loans", "Exchanges", "Real Estate" and "Unallocated-Corporate" were presented, which have been changed to "LendingTree Loans" and "Exchanges". The "Exchanges" segment now includes the continuing operations of the previous "Real Estate" segment and the previous "Unallocated—Corporate" segment. Segment results for prior periods have been restated to conform to the new presentation.

        The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. dba LendingTree Loans ("HLC"). The HLC and LendingTree Loans brand names are collectively referred to in this Appendix F as "LendingTree Loans."

        The Exchanges segment consists of online lead generation networks and call centers that connect consumers and service providers principally in the lending, real estate, higher education, home services, insurance and automobile marketplaces.

        From time to time, we may evaluate the potential acquisition of various assets and other businesses that may complement our current services, enhance our capabilities, improve or sustain our competitive position, or otherwise offer growth opportunities. From time to time, also we may consider the potential disposition of certain of our assets, subsidiaries or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

  Recent Mortgage Banking Trends

        Interest rate and market risk can be substantial in the mortgage business. Fluctuations in interest rates drive consumer demand for new mortgages and the level of refinancing activity, which in turn affects total revenue from the origination and sale of loans. Typically, a decline in mortgage interest rates will lead to an increase in mortgage originations and revenue, and an increase in mortgage interest rates will lead to a decrease in mortgage originations and revenue.

        Mortgage rates hit a recent low of 4.2% in November 2010, but swiftly increased to 5.0% by year-end. Consequently, mortgage applications dropped off significantly at the end of 2010 and in the first quarter of 2011. Most economic forecasts also predict an increase in mortgage rates of another 0.50% throughout 2011.

  Real Estate Market

        The operations, cash flows and financial position of the Company were negatively impacted by the continued deterioration in the housing market in 2010 and early 2011. In particular, revenues for the LendingTree Loans and Exchange segments have been impacted by falling home prices and increased foreclosures. While nationwide sales of existing homes have risen in recent months, most of the increase is due to a rise in foreclosure sales and distressed transactions. Overall home prices continued to decline during 2010 and most economic forecasts indicate that conditions are unlikely to improve significantly in 2011. Falling home prices also make it more difficult to make accurate home value appraisals and lenders typically require higher down payments and higher credit scores, which could further restrict the pool of prospective homebuyers.

  Expenses

        As revenues have declined, the Company has focused on expense savings and is taking various initiatives to reduce costs. During the first quarter of 2011, the Company commenced a voluntary severance plan for certain corporate employees and conducted a reduction in force at HLC. In addition, the Company has taken steps to minimize ineffective marketing costs. The Company is seeking to set expenses consistent with its reduced revenues.

  Discover Asset Sale

        On May 12, 2011, the Company entered into an Asset Purchase Agreement (the "APA") with Discover Bank, a wholly-owned subsidiary of Discover Financial Services. The APA provides for the sale of substantially all of the operating assets of HLC to Discover Bank. Under the terms of the APA, Discover Bank will pay approximately $55.9 million in cash for the assets, subject to certain adjustments as described in the APA. $35.9 million is due upon the closing of the transaction and $10 million is due on each of the first and second anniversaries of the closing, subject to certain conditions as described in the APA. Discover Bank generally will not assume liabilities of the LendingTree Loans business that arose before the closing date. A portion of the initial purchase price payment will be held in escrow for certain liabilities that will remain with the Company. The transaction is subject to various closing conditions, including regulatory approvals for Discover Bank and the approval of the Company's stockholders. The acquisition is expected to close by the end of 2011. Subject to certain exceptions stated in the APA, the Company has agreed to operate the LendingTree Loans business in the ordinary course until the closing of the acquisition.

Results of operations for the three months ended March 31, 2011 compared to the three months ended March 31, 2010:

  Revenue

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans:
Origination and sale of loans	$17,309	$(6,091)	(26)%	$23,400
Other	1,941	(397)	(17)%	2,338

Total LendingTree Loans	19,250	(6,488)	(25)%	25,738
Exchanges:
Match fees	12,627	(1,621)	(11)%	14,248
Closed loan fees	1,006	(2,752)	(73)%	3,758
Other	491	(489)	(50)%	980

Total Exchanges	14,124	(4,862)	(26)%	18,986

Total revenue	$33,374	(11,350)	(25)%	$44,724

        LendingTree Loans revenue in 2011 decreased from the same period in 2010 reflecting the higher mortgage interest rates experienced in the first quarter of 2011. Refinance originations decreased 20%, purchase mortgage originations decreased 5%, and total loans closed decreased 10% compared to the same period in 2010. The increase in interest rates also caused the revenue per funded loan to be lower by 13% as compared to the same period in 2010. In addition, the provision for previously sold loans, which is recorded as reduction of revenue, increased $2.3 million versus the three months ended March 31, 2010.

        The dollar value of loans closed directly by LendingTree Loans is as follows:

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in millions)
Refinance mortgages	$443	$(109)	(20)%	$552
Purchase mortgages	54	(2)	(5)%	56

Total	$497	$(111)	(18)%	$608

        LendingTree Loans originates mortgage loans on property located throughout the United States. Revenue from loans originated for property in California totaled approximately 13% and 10% of Tree.com's consolidated revenue for the three months ended March 31, 2011 and 2010, respectively.

        Revenue from Exchanges in 2011 decreased from the same period in 2010 primarily due to fewer loan requests from consumers, resulting in fewer matched requests and fewer loans closed through Network Lenders. Overall, matched requests in the first quarter of 2011 declined 22% from the same period in 2010, which reflects a decline of 30% in home loan matches and a decline of 7% in matches for the new consumer vertical areas of higher education, home services, insurance and automobile. Home loan matches were down because of the rising interest rates in 2011. Revenue from closed loan fees decreased due to a previously announced shift in pricing on home loan related matches to increase the average match fee while decreasing the average closed loan fee, and a 34% decline in closed units in the period as a result of the decline in matched loan requests.

        The dollar value of loans closed by Exchange network lenders is as follows:

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in millions)
Refinance mortgages	$457	$(577)	(56)%	$1,034
Purchase mortgages	233	(330)	(59)%	563
Other	70	4	6%	66

Total	$760	$(903)	(54)%	$1,663

        No single Exchange network lender accounts for revenue representing more than 10% of Tree.com's consolidated revenue for any periods presented.

  Cost of revenue

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$10,764	$490	5%	$10,274
Exchanges	1,348	(126)	(9)%	1,474

Cost of revenue	$12,112	$364	3%	$11,748

As a percentage of total revenue	36%			26%

	Three Months Ended March 31,
As a Percentage of Segment Revenue	2011	2010
LendingTree Loans	56%	40%
Exchanges	10%	8%

        Cost of revenue consists primarily of costs associated with loan originations, compensation and other employee related costs (including stock-based compensation) related to customer call centers, real estate network support staff and loan officers, as well as credit scoring fees, consumer incentive costs, and website network hosting and server fees.

        Cost of revenue in 2011 increased from the same period in 2010 primarily due to increases of $0.8 million in compensation costs related to increased headcount for LendingTree Loans following the acquisition of SurePoint, and $0.2 million in server hosting fees and licensing agreements, offset by a decrease of $0.8 million in net origination costs at LendingTree Loans. The net origination costs at LendingTree Loans were lower due to decreased origination volume.

  Selling and marketing expense

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$7,703	$2,808	57%	$4,895
Exchanges	15,630	966	7%	14,664

Selling and marketing expense	$23,333	$3,774	19%	$19,559

As a percentage of total revenue	70%			44%

	Three Months Ended March 31,
As a Percentage of Segment Revenue	2011	2010
LendingTree Loans	40%	19%
Exchanges	111%	77%

        Selling and marketing expense consists primarily of advertising and promotional expenditures, fees paid to lead sources and compensation and other employee related costs (including stock-based compensation) for personnel engaged in the sales function. Advertising and promotional expenditures primarily include online marketing, as well as television, print and radio spending. Advertising production costs are expensed in the period the related ad is first run.

        During the third quarter of 2010, the Company changed its accounting policy for inter-segment revenue and inter-segment marketing expense between the LendingTree Loans and Exchanges segments. This change only impacts the segment results, and does not impact the consolidated financial results of Tree.com.

        Marketing expense for the Exchanges is primarily the building and maintaining of the Company's core brands, using both online and offline spending, and generates leads not only for the Exchanges but for the LendingTree Loans segment as well. Previously, marketing expense for LendingTree Loans was primarily comprised of inter-segment purchases of leads from the Exchanges, leveraging the LendingTree and GetSmart brands. The Exchanges received inter-segment revenue for the sale of these leads, and that revenue and the related marketing expense at LendingTree Loans would then be eliminated in consolidation of the total Company results.

        The Company now uses a cost sharing approach for these marketing expenses, whereby LendingTree Loans and the Exchanges share the marketing expense on a pro rata basis, based on the quantity of leads received by each segment. There is no longer inter-segment revenue or inter-segment marketing expense related to these leads. Management believes that this cost sharing approach is preferable because it more closely aligns the overall goals of the Company with the goals of segment management.

        Segment reporting results for prior periods reflect the policy change noted above.

        Advertising expense is the largest component of selling and marketing expense and is comprised of the following:

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
Online	$12,906	$(176)	(1)%	$13,082
Broadcast	6,768	2,932	76%	3,836
Other	2,229	657	42%	1,572

Total advertising expense	$21,903	$3,413	18%	$18,490

        The increase in advertising expense is related directly to the increased interest rates compared to the same period in 2010. In a higher interest rate environment, the incentive for consumers to come into the market to refinance is much lower. The Exchanges responded by increasing advertising expense by 18%, but matched requests decreased by 22%, resulting in advertising expense increasing to 70% of revenue compared to 44% for the same period in 2010. The increase in marketing expense per closed loan for LendingTree Loans is also reflected in the table above by the fact that advertising expense remained fairly flat despite a 25% decrease in revenue.

        Tree.com anticipates that it will continue to adjust selling and marketing expenditures generally in relation to revenue producing opportunities and that selling and marketing will continue to represent a high percentage of revenue as it continues to promote its brands both online and offline.

  General and administrative expense

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$7,145	$2,329	48%	$4,816
Exchanges	5,958	(624)	(9)%	6,582

General and administrative expense	$13,103	$1,705	15%	$11,398

As a percentage of total revenue	39%			25%

	Three Months Ended March 31,
As a Percentage of Segment Revenue	2011	2010
LendingTree Loans	37%	19%
Exchanges	42%	35%

        General and administrative expense consists primarily of compensation and other employee related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, corporate information technology, human resources and executive management functions, as well as facilities and infrastructure costs and fees for professional services.

        General and administrative expense for the three months ended March 31, 2011 increased compared to the same period for 2010, primarily reflecting a $1.3 million increase in compensation and other employee-related costs (excluding non-cash compensation) due to higher headcount both in the existing business and as part of the SurePoint acquisition.

        General and administrative expense within the LendingTree Loans segment increased $2.3 million primarily due to increases of $1.7 million in compensation and other employee related costs (excluding non-cash compensation) due to higher headcount both in the existing business and as part of the SurePoint acquisition.

        General and administrative expense within the Exchanges segment decreased $0.6 million primarily due to lower compensation and other employee-related costs due to a reduction in headcount.

  Product development

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$246	$115	88%	$131
Exchanges	1,289	179	16%	1,110

Product development	$1,535	$294	24%	$1,241

As a percentage of total revenue	5%			3%

	Three Months Ended March 31,
As a Percentage of Segment Revenue	2011	2010
LendingTree Loans	1%	1%
Exchanges	9%	6%

        Product development expense consists primarily of compensation and other employee related costs (including stock-based compensation) for personnel engaged in product development, which include costs related to the design, development, testing and enhancement of technology that are not capitalized.

        Product development expense in the three months ended March 31, 2011 increased from the same period in 2010, due to an increase in use of temporary labor.

  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

        Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is a non-GAAP measure and is defined in "Tree.com's Principles of Financial Reporting". For a reconciliation of Adjusted EBITDA to operating income (loss) for Tree.com's operating segments and to net loss in total, see Note 7 to the consolidated financial statements attached as Appendix G to the proxy statement to which this Appendix F is attached.

	Three Months Ended March 31,,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$(6,455)	(12,208)	NM	$5,753
Exchanges	(8,953)	(5,076)	(131)%	(3,877)

Adjusted EBITDA	$(15,408)	$(17,284)	NM	$1,876

As a percentage of total revenue	(46)%			4%

	Three Months Ended March 31,
As a Percentage of Segment Revenue	2011	2010
LendingTree Loans	(34)%	22%
Exchanges	(63)%	(20)%

        The decrease in Adjusted EBITDA for the three months ended March 31, 2011 compared to the same period for 2010 reflects the Company's decreased revenue at LendingTree Loans, increased expenses for advertising and general and administrative expenses.

  Operating income (loss)

	Three Months Ended March 31,
	2011	$ Change	% Change	2010
	(Dollars in thousands)
LendingTree Loans	$(7,302)	$(12,411)	NM	$5,109
Exchanges	(21,188)	(11,914)	(128)%	(9,274)

Operating loss	$(28,490)	$(24,325)	(584)%	$(4,165)

As a percentage of total revenue	(85)%			(9)%

	Three Months Ended March 31,
As a Percentage of Segment Revenue	2011	2010
LendingTree Loans	(38)%	20%
Exchanges	(150)%	(49)%

        Operating loss in the three months ended March 31, 2011 increased from the same period in 2010 due to the reduction in revenue and the increase in operating expenses. In addition to the reasons provided above, operating expenses were higher in 2011 due to a $4.5 million increase in legal settlement and contingency costs, offset by a $2.2 million decrease to restructuring expense. The increase in legal settlement costs was the result of the Company entering into settlement discussions regarding a pending legal matter in 2011. The reduction in restructuring expense is a result of restructuring expenses recorded in the first quarter of 2010 that primarily related to continuing lease obligations on facilities previously used for call center operations.

        Additionally, in connection with closing all of the field offices of RealEstate.com, REALTORS® as described in the Management Overview section, the Company incurred impairment charges totaling $5.0 million in the first quarter of 2011. Trademark impairment totaled $4.1 million and property and equipment impairment totaled $0.9 million.

  Income tax provision

        For the three months ended March 31, 2011 and 2010, Tree.com recorded a tax provision of $0.3 million and $0.5 million, respectively, which represents effective tax rates of (0.9%) and (12.6)%, respectively. In the first quarter of 2011, the tax rate is lower than the federal statutory rate of 35% mainly due to the change in the valuation allowance on deferred tax assets. In the first quarter of 2010, the tax rate was lower than the federal statutory rate of 35% due to the change in the valuation allowance on deferred tax assets and an increase to the FIN 48 reserve.

        Tree.com's unrecognized tax benefits increased by an immaterial amount in the first quarter of 2011. The increase was due to penalty and interest on uncertain tax positions in prior years. Tree.com believes that it is reasonably possible that its remaining unrecognized tax benefits could decrease by approximately $0.1 million within twelve months of the current reporting date due to the expiration of state statute of limitations. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        For the three months ended March 31, 2011, Tree.com determined that its activity yielded an unusual effective tax rate; therefore, Tree.com utilized the actual year to date effective tax rate for purposes of determining year to date tax expense. This approach is consistent with the three months ended March 31, 2010.

Financial Position, Liquidity and Capital Resources

        As of March 31, 2011, Tree.com had $63.5 million of cash and cash equivalents and restricted cash and cash equivalents, compared to $79.5 million as of December 31, 2010.

        Net cash provided by operating activities was $29.6 million in the three months ended March 31, 2011, compared to $14.1 million used in operating activities in the same period in 2010. The change from cash used in operating activities in 2010 to cash provided by operating activities in 2011 was primarily due to a $53.9 million increase in the amount of net cash proceeds from the origination and sale of loans and a $14.2 million increase in accounts payable and other current liabilities, which principally related to litigation payments of $8.0 million that were made in 2010.

        Net cash used in investing activities in the three months ended March 31, 2011 of $10.7 million primarily resulted from the SurePoint acquisition expenditures of $7.8 million and capital expenditures of $3.5 million. Net cash used in investing activities in the three months ended March 31, 2010 of $1.2 million primarily resulted from capital expenditures of $1.4 million, offset by the release of restricted cash of $0.2 million.

        Net cash used in financing activities in the three months ended March 31, 2011 of $34.1 million was primarily due to net repayments of warehouse line credit related to the decrease in loans held for sale as discussed above. Net cash provided by financing activities in the three months ended March 31, 2010 of $3.2 million was primarily due to net borrowings under warehouse lines of credit of $5.0 million less purchase of treasury stock of $0.7 million, releases of restricted cash of $0.6 million, and issuances of common stock of $0.5 million.

        As of March 31, 2011, LendingTree Loans had two committed lines of credit totaling $150.0 million of borrowing capacity. LendingTree Loans also has a $25.0 million uncommitted line with one of these lenders. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid using proceeds from the sales of loans by LendingTree Loans.

        The $50.0 million first line is scheduled to expire on June 29, 2011. This line can be cancelled at the option of the lender without default upon sixty days notice. This first line includes an additional uncommitted credit facility of $25.0 million. This first line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under the first line is the 30-day London InterBank Offered Rate ("LIBOR") or 2.00% (whichever is greater) plus 2.25%. The interest rate under the $25.0 million uncommitted line is the 30-day LIBOR plus 1.50%. LendingTree Loans is also required to sell at least 25% of the loans it originates to the lender under this line or pay a "pair-off fee" of 0.25% on the difference between the required and actual volume of loans sold.

        The $100.0 million second line is scheduled to expire on October 28, 2011. This line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under this line is the 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% to 2.5% for loans being sold to the lender and 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% for loans not being sold to the lender.

        Under the terms of these warehouse lines, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum tangible net worth of $25.0 million, (ii) minimum liquidity, (iii) a minimum current ratio, (iv) a maximum ratio of total liabilities to net worth, (v) a maximum leverage ratio, (vi) pre-tax net income requirements and (vii) a maximum warehouse capacity ratio. During the quarter ended March 31, 2011, LendingTree Loans was in compliance with the covenants under these lines.

        The LendingTree Loans business is highly dependent on the availability of these warehouse lines. Although we believe that our existing lines of credit are adequate for our current operations,

reductions in our available credit, or the inability to renew or replace these lines, would have a material adverse effect on our business, financial condition and results of operations. Management has determined that it could continue to operate the LendingTree Loans business at a reduced capacity if one, but not both, of the warehouse lines were lost. We intend to renew both of these lines upon expiration.

        Tree.com anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its overall operations.

        As discussed in Item 4—Controls and Procedures, the Company has concluded that due to a material weakness in internal control over financial reporting related to income taxes as of December 31, 2010, as described in the Company's annual report on Form 10K for the year ended December 31, 2010 (the "2010 Form 10K"), the Company's disclosure controls and procedures are not effective as of March 31, 2011. The Company has taken appropriate actions in 2011 to address and remediate the deficiencies that gave rise to the material weakness. However, the material weakness will not be fully remediated until, in the opinion of management, the revised control procedures have been operating for a sufficient period of time to provide reasonable assurances as to their effectiveness, and management does not believe that a sufficient period of time has passed to make this determination. The Company does not believe this would have a significant impact on liquidity.

Contractual Obligations and Commercial Commitments

	Payments Due by Period
Contractual Obligations as of March 31, 2011	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(In thousands)
Short-term borrowings(a)	$66,472	$66,472	$—	$—	$—
Capital lease obligations	56	30	26	—	—
Purchase obligations(b)	6,048	6,048	—	—	—
Loan loss settlement obligations	300	300	—	—	—
Preferred stock liquidation value and accreted interest(c)	3,112	3,112	—	—	—
Termination fee for restructured lease agreement(d)	1,448	730	418	299	—
Operating leases	23,133	4,588	11,747	6,716	83

Total contractual cash obligations	$100,569	$81,280	$12,191	$7,015	$83

(a)
The short-term borrowings are the Company's warehouse lines of credit that are used exclusively for funding loans held for sale. These borrowings are collateralized by and are repaid from proceeds from selling the loans held for sale. Interest on these borrowings as of March 31, 2011 is not significant.

(b)
The purchase obligations primarily relate to marketing event contracts in 2011.

(c)
The preferred stock obligation represents the obligation the Company has to redeem at maturity the 2,902.33 shares of Series A redeemable preferred stock which the Company's CEO was granted in LendingTree Holdings Corp., a subsidiary of Tree.com at the time of the spin-off from IAC. These shares earn dividends at 12%, will fully vest on August 20, 2011 but are not payable until 2013, and have a liquidation preference of $1,000 per share.

(d)
Termination fee payable to lessor for early building lease cancellation.

 Seasonality

        LendingTree Loans and Exchanges revenue is subject to the cyclical and seasonal trends of the U.S. housing market. Home sales typically rise during the spring and summer months and decline during the fall and winter months. Refinancing and home equity activity is principally driven by mortgage interest rates as well as real estate values. The broader cyclical trends in the mortgage and real estate markets have upset the usual seasonal trends.

New Accounting Pronouncements

        Refer to Note 2 to the consolidated financial statements attached as Appendix G to the proxy statement to which this Appendix F is attached for a description of recent accounting pronouncements.

Tree.com's Principles of Financial Reporting

        Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), and adjusted for certain items discussed below ("Adjusted EBITDA"), as supplemental measures to GAAP. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure discussed below.

  Definition of Tree.com's Non-GAAP Measures

        Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com's statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

  Pro Forma Results

        Tree.com will only present EBITDA and Adjusted EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in Appendix G to the proxy statement to which this Appendix F is attached, there are no transactions that Tree.com has included on a pro forma basis.

  One-Time Items

        EBITDA and Adjusted EBITDA are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in Appendix G to the proxy statement to which this Appendix F is attached, there are no one-time items.

  Non-Cash Expenses That Are Excluded From Tree.com's Non-GAAP Measures

        Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com's discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

        Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Reconciliation of EBITDA

        For a reconciliation of EBITDA and Adjusted EBITDA to operating income (loss) for Tree.com's operating segments and to net loss in total for the three months March 31, 2011 and 2010, see Note 7 to the consolidated financial statements attached as Appendix G to the proxy statement to which this Appendix F is attached.

Other

        REALTORS®—a registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.

APPENDIX G

TREE.COM, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2011

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands, except per share amounts)
Revenue
LendingTree Loans	$19,250	$25,738
Exchanges	14,124	18,986

Total revenue	33,374	44,724
Cost of revenue
LendingTree Loans	10,764	10,274
Exchanges	1,348	1,474

Total cost of revenue (exclusive of depreciation shown separately below)	12,112	11,748

Gross margin	21,262	32,976
Operating expenses
Selling and marketing expense	23,333	19,559
General and administrative expense	13,103	11,398
Product development	1,535	1,241
Litigation settlements and contingencies	4,502	16
Restructuring expense	389	2,610
Amortization of intangibles	307	943
Depreciation	1,576	1,374
Asset impairments	5,007	—

Total operating expenses	49,752	37,141

Operating loss	(28,490)	(4,165)
Other income (expense)
Interest income	—	7
Interest expense	(80)	(166)

Total other expense, net	(80)	(159)

Loss before income taxes	(28,570)	(4,324)
Income tax provision	(265)	(543)

Net loss from continuing operations	(28,835)	(4,867)
Loss from discontinued operations, net of tax	(10,660)	(1,279)

Net loss available to common shareholders	$(39,495)	$(6,146)

Weighted average common shares outstanding	10,882	10,960

Weighted average diluted shares outstanding	10,882	10,960

Net loss per share from continuing operations
Basic	$(2.65)	$(0.44)

Diluted	$(2.65)	$(0.44)

Net loss per share available to common shareholders
Basic	$(3.63)	$(0.56)

Diluted	$(3.63)	$(0.56)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(unaudited)
	(In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$53,520	$68,819
Restricted cash and cash equivalents	9,933	10,549
Accounts receivable, net of allowance of $160 and $213, respectively	6,893	4,264
Loans held for sale ($72,697 and $115,908 measured at fair value, respectively)	73,296	116,681
Prepaid and other current assets	11,313	11,750
Current assets of discontinued operations	232	219

Total current assets	155,187	212,282
Property and equipment, net	12,594	11,580
Goodwill	10,741	3,632
Intangible assets, net	41,013	45,419
Other non-current assets	650	521
Non-current assets of discontinued operations	171	9,368

Total assets	$220,356	$282,802

LIABILITIES:
Warehouse lines of credit	$66,472	$100,623
Accounts payable, trade	14,451	7,042
Deferred revenue	257	1,540
Deferred income taxes	2,358	2,358
Accrued expenses and other current liabilities	38,871	38,739
Current liabilities of discontinued operations	2,381	1,031

Total current liabilities	124,790	151,333
Income taxes payable	99	96
Other long-term liabilities	17,322	15,302
Deferred income taxes	14,211	13,962
Non-current liabilities of discontinued operations	282	288

Total liabilities	156,704	180,981
Commitments and contingencies (Note 13)
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 12,111,999 and 11,893,468 shares, respectively, and outstanding 10,988,738 and 10,770,207 shares, respectively	121	118
Additional paid-in capital	910,160	908,837
Accumulated deficit	(838,097)	(798,602)
Treasury stock 1,123,261 shares	(8,532)	(8,532)

Total shareholders' equity	63,652	101,821

Total liabilities and shareholders' equity	$220,356	$282,802

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Unaudited)

		Common Stock				Treasury Stock
	Total	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Number of Shares	Amount
	(In thousands)
Balance as of December 31, 2010	$101,821	11,893	$118	$908,837	$(798,602)	1,123	$(8,532)
Comprehensive loss:
Net loss for the three months ended March 31, 2011	(39,495)	—	—	—	(39,495)	—	—

Comprehensive loss	(39,495)	—	—	—	—	—	—
Non-cash compensation	1,301	—	—	1,301	—	—	—
Issuance of common stock upon exercise of stock options and vesting of restricted stock units, net of withholding taxes	25	219	3	22	—	—	—

Balance as of March 31, 2011	$63,652	12,112	$121	$910,160	$(838,097)	1,123	$(8,532)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net loss	$(39,495)	$(6,146)
Less loss from discontinued operations, net of tax	10,660	1,279

Loss from continuing operations	(28,835)	(4,867)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities attributable to continuing operations:
Loss on disposal of fixed assets	—	4
Amortization of intangibles	307	943
Depreciation	1,576	1,374
Intangible impairment	4,100	—
Property and equipment impairment	907	—
Non-cash compensation expense	1,301	1,094
Non-cash restructuring expense	—	93
Deferred income taxes	249	530
Gain on origination and sale of loans	(17,309)	(23,400)
Loss on impaired loans not sold	84	—
(Gain) loss on sale of real estate acquired in satisfaction of loans	(19)	368
Bad debt expense	(15)	75
Changes in current assets and liabilities:
Accounts receivable	(2,565)	(386)
Origination of loans	(497,233)	(608,365)
Proceeds from sales of loans	562,952	626,226
Principal payments received on loans	274	180
Payments to investors for loan repurchases and early payoff obligations	(164)	(2,236)
Prepaid and other current assets	(1,533)	(175)
Accounts payable and other current liabilities	5,920	(8,274)
Income taxes payable	(3)	59
Deferred revenue	(1,293)	(36)
Other, net	944	2,679

Net cash provided by (used in) operating activities attributable to continuing operations	29,645	(14,114)

Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(7,804)	—
Capital expenditures	(3,498)	(1,428)
Other, net	616	259

Net cash used in investing activities attributable to continuing operations	(10,686)	(1,169)

Cash flows from financing activities attributable to continuing operations:
Borrowing under warehouse lines of credit	138,500	551,088
Repayments of warehouse lines of credit	(172,651)	(546,070)
Issuance of common stock, net of withholding taxes	25	(539)
Purchase of treasury stock	—	(667)
Increase in restricted cash	—	(600)

Net cash provided by (used in) financing activities attributable to continuing operations	(34,126)	3,212

Total cash used in continuing operations	(15,167)	(12,071)

Net cash used in operating activities attributable to discontinued operations	(132)	(790)
Net cash used in investing activities attributable to discontinued operations	—	(181)

Total cash used in discontinued operations	(132)	(971)

Net decrease in cash and cash equivalents	(15,299)	(13,042)
Cash and cash equivalents at beginning of period	68,819	86,093

Cash and cash equivalents at end of period	$53,520	$73,051

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

Company Overview

        Tree.com, Inc. ("Tree.com" or the "Company") is the parent of LendingTree, LLC, which owns several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers' lives. Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

        These businesses and brands are operated under the segments known as LendingTree Loans and the Exchanges.

  LendingTree Loans

        The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. dba LendingTree Loans ("HLC"). The HLC and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as "LendingTree Loans."

  Exchanges

        The Exchanges segment consists of online lead generation networks and call centers that connect consumers and service providers principally in the lending, real estate, higher education, home services, insurance and automobile marketplaces.

Discontinued Operations

        On March 10, 2011, management of the Company made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment (see Note 8). The Company exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® is presented as discontinued operations in the accompanying consolidated balance sheet and consolidated statements of operations and cash flows for all periods presented. The notes accompanying these consolidated financial statements reflect our continuing operations and, unless otherwise noted, exclude information related to the discontinued operations.

        Tree.com maintains operations solely in the United States.

Business Combinations

        On March 15, 2011, Tree.com, through its wholly-owned subsidiary, HLC, completed its acquisition of certain assets of First Residential Mortgage Network, Inc. dba SurePoint Lending ("SurePoint") and certain shareholders of SurePoint. The Asset Purchase Agreement (the "Agreement") was previously announced on November 16, 2010. SurePoint, a LendingTree network lender for eleven years, was a full service residential mortgage provider licensed in 45 states and employing over 500 people, including more than 300 licensed loan officers. The Agreement provides for the purchase by HLC of certain specified assets and liabilities of SurePoint related to its business of originating, refinancing, processing, underwriting, funding and closing residential mortgage loans; providing title and escrow services; and

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION (Continued)

providing other mortgage related services, as further described in the Agreement. The acquired assets also include all of the equity interests of Real Estate Title Services, LLC. Under the terms of the Agreement, HLC paid $8.0 million in cash upon the closing of the transaction, subject to certain adjustments as described in the Agreement. The Company used available cash to fund the acquisition.

        This asset purchase is being accounted for under the acquisition method of accounting. Accordingly, the purchase price is allocated to the acquired assets and liabilities based on their estimated fair values at the acquisition date. The allocation of the purchase price, including goodwill, if any, is not yet complete and will be finalized upon completion of the analysis of the fair values of the acquired assets and liabilities. The pro forma effect of this purchase was not material to our results of operations.

Basis of Presentation

        The accompanying unaudited interim consolidated financial statements as of March 31, 2011 and 2010 and for the three months then ended have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position for the periods presented. The results for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for the year ending December 31, 2011, or any other period. These financial statements and notes should be read in conjunction with the audited financial statements and notes thereto included in Appendix E to the proxy statement to which this Appendix G is attached for the year ended December 31, 2010.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

        Tree.com's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles ("GAAP"). These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: valuation allowance for impaired loans held for sale; loan loss obligations; the fair value of loans held for sale and related derivatives; the recoverability of long-lived assets, goodwill and intangible assets; the determination of income taxes payable and deferred income taxes, including related valuation allowances; restructuring reserves; contingent consideration related to business combinations; various other allowances, reserves and accruals; and assumptions related to the determination of stock-based compensation.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include cash and short-term, highly liquid money market investments.

Restricted Cash

        Restricted cash and cash equivalents consists of the following (in thousands):

	March 31, 2011	December 31, 2010
Cash in escrow for surety bonds	$5,031	$5,030
Cash in escrow for corporate purchasing card program	800	800
Minimum required balances for warehouse lines of credit	1,925	1,925
Mortgage lending escrow funds	1,770	2,394
Other	407	400

Total restricted cash and cash equivalents	$9,933	$10,549

Recent Accounting Pronouncements

        On January 21, 2010, the FASB amended and Tree.com adopted the accounting standard for fair value measurements and disclosures, which added new requirements for disclosures about transfers into and out of Level 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. The amendment also clarifies existing fair value disclosures about the level of disaggregation and the inputs and valuation techniques used to measure fair value. This amendment is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. See Note 10 for further information.

NOTE 3—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	March 31, 2011	December 31, 2010
Goodwill	$10,741	$3,632

Intangible assets with indefinite lives	$39,142	$43,242
Intangible assets with definite lives, net	1,871	2,177

Total intangible assets, net	$41,013	$45,419

        Intangible assets with indefinite lives relate principally to trade names and trademarks acquired in various acquisitions.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        At March 31, 2011, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$75,453	$(75,300)	$153	5.8
Technology	30,491	(29,949)	542	3.0
Customer lists	7,388	(6,707)	681	3.9
Other	9,009	(8,514)	495	4.4

Total	$122,341	$(120,470)	$1,871

        At December 31, 2010, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Purchase agreements	$75,453	$(75,288)	$165	5.8
Technology	30,491	(29,838)	653	3.0
Customer lists	7,388	(6,692)	696	3.9
Other	9,009	(8,346)	663	4.1

Total	$122,341	$(120,164)	$2,177

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on March 31, 2011 balances, such amortization for the next five years is estimated to be as follows (in thousands):

Amount
Nine months ending December 31, 2011	$777
Year ending December 31, 2012	410
Year ending December 31, 2013	144
Year ending December 31, 2014	84
Year ending December 31, 2015	60
Thereafter	396

Total	$1,871

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        The following table presents the balance of goodwill by segment (in thousands):

	LendingTree Loans	Exchanges	Total
Balance as of December 31, 2010
Goodwill	$46,526	$486,720	$533,246
Accumulated impairment losses	(46,526)	(483,088)	(529,614)

	—	3,632	3,632

Goodwill resulting from business combinations	7,109	—	7,109
Balance as of March 31, 2011
Goodwill	53,635	486,720	540,355
Accumulated impairment losses	(46,526)	(483,088)	(529,614)

	$7,109	$3,632	$10,741

        Goodwill acquired in 2011 relates to the acquisition of SurePoint that is discussed in Note 1.

        In connection with closing all of the field offices of RealEstate.com, REALTORS® as described in Note 1, the Company incurred impairment charges totaling $5.0 million in the first quarter of 2011. Trademark impairment totaled $4.1 million and property and equipment impairment totaled $0.9 million. As described in Note 7, in connection with exiting this business, the Company changed its reporting segments. See Note 7 for information regarding the allocation of segment results.

NOTE 4—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	March 31, 2011	December 31, 2010
Computer equipment and capitalized software	$35,258	$36,101
Leasehold improvements	2,352	2,915
Furniture and other equipment	2,994	2,311
Projects in progress	4,085	2,896

	44,689	44,223
Less: accumulated depreciation and amortization	(32,095)	(32,643)

Total property and equipment, net	$12,594	$11,580

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following (in thousands):

	March 31, 2011	December 31, 2010
Accrued loan loss liability related to loans previously sold	$6,928	$5,459
Loan loss settlement liability related to loans previously sold	300	300
Litigation accruals	4,795	520
Accrued advertising expense	5,823	8,979
Accrued compensation and benefits	5,606	7,247
Accrued professional fees	1,067	1,340
Accrued restructuring costs	1,109	1,199
Derivative liabilities	892	1,634
Customer deposits and escrows	3,870	3,166
Deferred rent	396	482
Other	8,085	8,413

Total accrued expenses and other current liabilities	$38,871	$38,739

        The other category above reflects an earnout payable related to an acquisition, franchise taxes, self-insured health claims and other miscellaneous accrued expenses.

        An additional $13.1 million and $11.5 million of accrued loan loss liability related to loans previously sold is classified in other long term liabilities at March 31, 2011 and December 31, 2010, respectively.

        An additional $1.1 million and $1.2 million of accrued restructuring liability is classified in other long term liabilities at March 31, 2011 and December 31, 2010, respectively.

NOTE 6—WAREHOUSE LINES OF CREDIT

        Borrowings on warehouse lines of credit were $66.5 million and $100.6 million at March 31, 2011 and December 31, 2010, respectively.

        As of March 31, 2011, LendingTree Loans had two committed lines of credit totaling $150.0 million of borrowing capacity. LendingTree Loans also has a $25.0 million uncommitted line with one of these lenders. Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid using proceeds from the sales of loans by LendingTree Loans.

        The $50.0 million first line is scheduled to expire on June 29, 2011. This line can be cancelled at the option of the lender without default upon sixty days notice. This first line includes an additional uncommitted credit facility of $25.0 million. This first line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under the first line is the 30-day London InterBank Offered Rate ("LIBOR") or 2.00% (whichever is greater) plus 2.25%. The interest rate under the $25.0 million uncommitted line is the 30-day LIBOR plus 1.50%. LendingTree Loans is also required to sell at least 25% of the loans it originates to the lender under this line or pay a "pair-off fee" of 0.25% on the difference between the required and actual volume of loans sold.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—WAREHOUSE LINES OF CREDIT (Continued)

        The $100.0 million second line is scheduled to expire on October 28, 2011. This line is also guaranteed by Tree.com, Inc., LendingTree, LLC and LendingTree Holdings Corp. The interest rate under this line is the 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% to 2.5% for loans being sold to the lender and 30-day Adjusted LIBOR or 2.0% (whichever is greater) plus 2.25% for loans not being sold to the lender.

        Under the terms of these warehouse lines, LendingTree Loans is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum tangible net worth of $25.0 million, (ii) minimum liquidity, (iii) a minimum current ratio, (iv) a maximum ratio of total liabilities to net worth, (v) a maximum leverage ratio, (vi) pre-tax net income requirements and (vii) a maximum warehouse capacity ratio. During the quarter ended March 31, 2011, LendingTree Loans was in compliance with the covenants under these lines.

        The LendingTree Loans business is highly dependent on the availability of these warehouse lines. Although we believe that our existing lines of credit are adequate for our current operations, reductions in our available credit, or the inability to renew or replace these lines, would have a material adverse effect on our business, financial condition and results of operations. Management has determined that it could continue to operate the LendingTree Loans business at a reduced capacity if one, but not both, of the warehouse lines were lost. We intend to renew both of these lines upon expiration.

NOTE 7—SEGMENT INFORMATION

        The overall concept that Tree.com employs in determining its reportable segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the Tree.com businesses, how the businesses are organized as to segment management, and the focus of the Tree.com businesses with regards to the types of products or services offered or the target market.

        In connection with exiting the RealEstate.com, REALTORS® business that is discussed in Notes 1, 3 and 8, the Company re-evaluated its reporting segments based on the continuing operations of the Company. In prior periods, the segments "LendingTree Loans", "Exchanges", "Real Estate" and "Unallocated-Corporate" were presented, which have been changed to "LendingTree Loans" and "Exchanges". The "Exchanges" segment now includes the continuing operations of the previous "Real Estate" segment and the previous "Unallocated—Corporate" segment. Segment results for prior periods have been restated to conform to the new presentation.

        During the third quarter of 2010, the Company changed its accounting policy for inter-segment revenue and inter-segment marketing expense between the LendingTree Loans and Exchanges segments. This change only impacts the individual segment results, and does not impact the consolidated financial results of Tree.com.

        Marketing expense for the Exchanges is primarily related to the building and maintaining of the Company's core brands, using both online and offline spending, and generates leads not only for the Exchanges but for other segments as well. Previously, marketing expense for LendingTree Loans was primarily comprised of inter-segment purchases of leads from the Exchanges, leveraging the LendingTree and GetSmart brands. The Exchanges received inter-segment revenue for the sale of these

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—SEGMENT INFORMATION (Continued)

leads, and that revenue and the related marketing expense at LendingTree Loans would then be eliminated in consolidation of the total Company results.

        The Company now uses a cost sharing approach for these marketing expenses, whereby LendingTree Loans and the Exchanges now share the marketing expense on a pro rata basis, based on the quantity of leads received by each segment. There is no longer inter-segment revenue or inter-segment marketing expense between these two segments related to these leads. Management believes that this cost sharing approach is preferable because it more closely aligns the overall goals of the Company with the goals of segment management, and may ultimately drive the Company to better performance. Segment reporting results for prior periods have been restated to conform to the new presentation.

        Tree.com's primary performance metrics are EBITDA and Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions, and (7) one-time items, which are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact to Tree.com's statement of operations of certain expenses, as described above. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—SEGMENT INFORMATION (Continued)

        Summarized information by segment and reconciliation to EBITDA and Adjusted EBITDA is as follows (in thousands):

	For the Three Months Ended March 31, 2011
	LendingTree Loans	Exchanges	Total
Revenue	$19,250	$14,124	$33,374
Cost of revenue (exclusive of depreciation shown separately below)	10,764	1,348	12,112

Gross margin	8,486	12,776	21,262
Operating expenses:
Selling and marketing expense	7,703	15,630	23,333
General and administrative expense	7,145	5,958	13,103
Product development	246	1,289	1,535
Litigation settlements and contingencies	2	4,500	4,502
Restructuring expense	295	94	389
Amortization of intangibles	—	307	307
Depreciation	397	1,179	1,576
Asset impairments	—	5,007	5,007

Total operating expenses	15,788	33,964	49,752

Operating loss	(7,302)	(21,188)	(28,490)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	307	307
Depreciation	397	1,179	1,576

EBITDA from continuing operations	(6,905)	(19,702)	(26,607)
Restructuring expense	295	94	389
Non-cash compensation	153	1,148	1,301
Litigation settlements and contingencies	2	4,500	4,502
Asset impairments	—	5,007	5,007

Adjusted EBITDA from continuing operations	$(6,455)	$(8,953)	$(15,408)

Reconciliation to net loss in total:
Operating loss per above			$(28,490)
Other expense, net			(80)

Loss before income taxes			(28,570)
Income tax provision			(265)

Net loss from continuing operations			(28,835)
Loss from discontinued operations, net of tax			(10,660)

Net loss			$(39,495)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—SEGMENT INFORMATION (Continued)

	For the Three Months Ended March 31, 2010
	LendingTree Loans	Exchanges	Total
Revenue	$25,738	$18,986	$44,724
Cost of revenue (exclusive of depreciation shown separately below)	10,274	1,474	11,748

Gross margin	15,464	17,512	32,976
Operating expenses:
Selling and marketing expense	4,895	14,664	19,559
General and administrative expense	4,816	6,582	11,398
Product development	131	1,110	1,241
Litigation settlements and contingencies	16	—	16
Restructuring expense	7	2,603	2,610
Amortization of intangibles	—	943	943
Depreciation	490	884	1,374

Total operating expenses	10,355	26,786	37,141

Operating income (loss)	5,109	(9,274)	(4,165)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	943	943
Depreciation	490	884	1,374

EBITDA from continuing operations	5,599	(7,447)	(1,848)
Restructuring expense	7	2,603	2,610
Non-cash compensation	131	963	1,094
Loss on disposal of assets	—	4	4
Litigation settlements and contingencies	16	—	16

Adjusted EBITDA from continuing operations	$5,753	$(3,877)	$1,876

Reconciliation to net loss in total:
Operating loss per above			$(4,165)
Other expense, net			(159)

Loss before income taxes			(4,324)
Income tax provision			(543)

Net loss from continuing operations			(4,867)
Loss from discontinued operations, net of tax			(1,279)

Net loss			$(6,146)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—SEGMENT INFORMATION (Continued)

        Significant components of revenue for the three months ended March 31, 2011 and 2010 are as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
LendingTree Loans:
Origination and sale of loans	$17,309	$23,400
Other	1,941	2,338

Total LendingTree Loans	19,250	25,738

Exchanges:
Match fees	12,627	14,248
Closed loan fees	1,006	3,758
Other	491	980

Total Exchanges	14,124	18,986

Total revenue	$33,374	$44,724

        Total assets by segment at March 31, 2011 and December 31, 2010 are as follows (in thousands):

	March 31, 2011	December 31, 2010
LendingTree Loans	$138,457	$194,244
Exchanges	81,496	78,971
Discontinued Operations	403	9,587

Total	$220,356	$282,802

NOTE 8—DISCONTINUED OPERATIONS

        On March 10, 2011, management of the Company made the decision and finalized a plan to close all of the field offices of the proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®, which was previously reported within the Real Estate reporting segment (see Note 7). The Company exited all markets by March 31, 2011. Accordingly, RealEstate.com, REALTORS® is presented as discontinued operations in the accompanying consolidated balance sheet and consolidated statements of operations and cash flows for all periods presented.

        The revenue and net loss for the aforementioned discontinued operations for the applicable periods were as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Revenue	$1,792	$3,287

Loss before income taxes	$(10,660)	$(1,177)
Income tax provision	—	(102)

Net loss	$(10,660)	$(1,279)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—DISCONTINUED OPERATIONS (Continued)

        Net loss for the three months ended March 31, 2011 includes goodwill disposal charges totaling $8.0 million and restructuring charges totaling $1.9 million. The amount of goodwill allocated to discontinued operations and subsequently disposed of was based on the relative fair values prior to disposition of the business disposed of and the business retained.

        The assets and liabilities of RealEstate.com, REALTORS® reported as discontinued operations as of March 31, 2011 and December 31, 2010 were as follows (in thousands):

	March 31, 2011	December 31, 2010
Current assets	$232	$219

Property and equipment	—	1,215
Goodwill	—	7,967
Other non-current assets	171	186

Non-current assets	171	9,368

Current liabilities	2,381	1,031
Non-current liabilities	282	288

Net assets (liabilities)	$(2,260)	$8,268

NOTE 9—EARNINGS PER SHARE AND STOCK-BASED COMPENSATION

        The following table sets forth the computation of Basic and Diluted earnings per share:

	Three Months Ended March 31,
	2011		2010
	Basic	Diluted	Basic	Diluted
	(In thousands, except per share data)
Numerator:
Loss from continuing operations	$(28,835)	$(28,835)	$(4,867)	$(4,867)
Loss from discontinued operations, net of tax	(10,660)	(10,660)	(1,279)	(1,279)

Net loss available to common shareholders	$(39,495)	$(39,495)	$(6,146)	$(6,146)

Denominator:
Weighted average common shares	10,882	10,882	10,960	10,960

Loss per Share:
Loss from continuing operations	$(2.65)	$(2.65)	$(0.44)	$(0.44)
Loss from discontinued operations, net of tax	(0.98)	(0.98)	(0.12)	(0.12)

Net loss per common share	$(3.63)	$(3.63)	$(0.56)	$(0.56)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—EARNINGS PER SHARE AND STOCK-BASED COMPENSATION (Continued)

        Non-cash compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of operations for the three months ended March 31, 2011 and 2010 (in thousands):

	Three Months Ended March 31,
	2011	2010
Cost of revenue	$3	$15
Selling and marketing expense	160	68
General and administrative expense	1,042	957
Product development	96	54

Non-cash compensation expense	$1,301	$1,094

        The forms of stock-based awards granted to Tree.com employees are principally restricted stock units ("RSUs"), restricted stock and stock options. RSUs are awards in the form of units, denominated in a hypothetical equivalent number of shares of Tree.com common stock and with the value of each award equal to the fair value of Tree.com common stock at the date of grant. RSUs may be settled in cash, stock or both, as determined by the Compensation Committee at the time of grant. Each stock-based award is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. Certain restricted stock awards also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. Tree.com recognizes expense for all stock-based awards for which vesting is considered probable. For stock-based awards, the accounting charge is measured at the grant date as the fair value of Tree.com common stock and expensed ratably as non-cash compensation over the vesting term. For performance-based awards, the expense is measured at the grant date as the fair value of Tree.com common stock and expensed as non-cash compensation over the vesting period if the performance targets are considered probable of being achieved.

        The amount of stock-based compensation expense recognized in the consolidated statement of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        A summary of changes in outstanding stock options for the three months ended March 31, 2011 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(In years)	(In thousands)
Outstanding at January 1, 2011	952,669	$9.58
Granted	—	—
Exercised	(5,101)	4.19
Forfeited	(875)	7.46
Expired	(4,173)	7.97

Outstanding at March 31, 2011	942,520	$9.62	6.0	$21

Options exercisable at March 31, 2011	315,756	$12.01	4.6	$21

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—EARNINGS PER SHARE AND STOCK-BASED COMPENSATION (Continued)

        The following table summarizes the information about stock options outstanding and exercisable as of March 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at March 31, 2011	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Exercisable at March 31, 2011	Weighted Average Exercise Price
$.01 to $4.99	7,012	2.24	$2.89	7,012	$2.89
$5.00 to $7.45	11,290	1.77	6.65	11,290	6.65
$7.46 to $9.99	742,780	6.74	8.29	116,016	7.56
$10.00 to $14.99	53,369	2.07	12.24	53,369	12.24
$15.00 to $19.99	81,406	4.15	15.03	81,406	15.03
$20.00 to $24.99	46,663	4.19	20.19	46,663	20.19

	942,520	6.03	$9.62	315,756	$12.01

        Additionally, on April 8, 2011 the Chairman and CEO was granted 153,868 stock options that vest in three equal installments beginning on April 8, 2012. The weighted average exercise price and the weighted average fair value related to these stock options were $5.89 and $2.60, respectively.

        Nonvested RSUs and restricted stock outstanding as of March 31, 2011 and changes during the three months ended March 31, 2011 were as follows:

	RSUs		Restricted Stock
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2011	634,771	$7.53	412,500	$6.80
Granted	297,916	7.47	—	—
Vested	(190,871)	7.17	(137,500)	6.80
Forfeited	(2,672)	7.26	—	—

Nonvested at March 31, 2011	739,144	$7.63	275,000	$6.80

NOTE 10—FAIR VALUE MEASUREMENTS

        Tree.com categorizes its assets and liabilities measured at fair value into a fair value hierarchy that prioritizes the assumptions used in pricing the asset or liability into the following three levels:

  •
  Level 1:    Observable inputs such as quoted prices for identical assets and liabilities in active markets obtained from independent sources.

  •
  Level 2:    Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

  •
  Level 3:    Unobservable inputs for which there is little or no market data and require Tree.com to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the asset or liability.

        LendingTree Loans enters into commitments with consumers to originate loans at a specified interest rate (interest rate lock commitments—"IRLCs"). Tree.com reports IRLCs as derivative instruments at fair value with changes in fair value being recorded in current earnings as a component of revenue from the origination and sale of loans. IRLCs for loans to be sold to investors using a mandatory or assignment of trade ("AOT") method are hedged using "to be announced mortgage-backed securities" ("TBA MBS") and are valued using quantitative risk models. The IRLCs derive their base value from an underlying loan type with similar characteristics using the TBA MBS market which is actively quoted and easily validated through external sources. The most significant data inputs used in this valuation include, but are not limited to, loan type, underlying loan amount, note rate, loan program, and expected sale date of the loan. IRLCs for loans sold to investors on a best efforts basis are hedged using best efforts forward delivery commitments and are valued on an individual loan basis using a proprietary database program. These valuations are based on investor pricing tables stratified by product, note rate and term. The valuation is adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. The Company applies an anticipated loan funding probability based on its own experience to value IRLCs, which results in the classification of these derivatives as Level 3. The value of the underlying loan and the anticipated loan funding probability are the most significant assumptions affecting the valuation of IRLCs. There were no significant changes to the methods and assumptions for valuing IRLCs in the period ended March 31, 2011. At March 31, 2011 and December 31, 2010, there were $301.7 million and $216.6 million, respectively, of IRLCs notional value outstanding.

        Loans held for sale measured at fair value and sold to investors using a mandatory or AOT method are also hedged using TBA MBS and valued using quantitative risk models. The valuation is based on the loan amount, note rate, loan program, and expected sale date of the loan. Loans held for sale measured at fair value and sold to investors on a best efforts basis are hedged using best efforts forward delivery commitments and are valued using a proprietary database program. The best efforts valuations are based on daily investor pricing tables stratified by product, note rate and term. These valuations are adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. Loans held for sale, excluding impaired loans, are classified as Level 2. Loans held for sale measured at fair value that become impaired are transferred from Level 2 to Level 3, as the estimate of fair value is based on the Company's experience considering lien position and current status of the loan. There were no significant changes to the method and assumptions used to estimate the fair value of impaired loans in the period ended March 31, 2011. LendingTree Loans recognizes interest income separately from other changes in fair value.

        Under LendingTree Loans' risk management policy, LendingTree Loans economically hedges the changes in fair value of IRLCs and loans held for sale caused by changes in interest rates by using TBA MBS and entering into best efforts forward delivery commitments. These hedging instruments are recorded at fair value with changes in fair value recorded in current earnings as a component of revenue from the origination and sale of loans. There were no significant changes to the methods and assumptions for valuing hedging instruments in the period ended March 31, 2011. TBA MBS used to hedge both IRLCs and loans are valued using quantitative risk models based primarily on inputs related to characteristics of the MBS stratified by product, coupon, and settlement date. These

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

derivatives are classified as Level 2. Best efforts forward delivery commitments are valued using a proprietary database program using investor pricing tables considering the current base loan price. An anticipated loan funding probability is applied to value best efforts commitments hedging IRLCs, which results in the classification of these contracts as Level 3. The current base loan price and the anticipated loan funding probability are the most significant assumptions affecting the value of the best efforts commitments. The best efforts forward delivery commitments hedging loans held for sale are classified as Level 2, so such contracts are transferred from Level 3 to Level 2 at the time the underlying loan is originated. For the purposes of the tables below, we refer to TBA MBS and best efforts forward delivery commitments collectively as "Forward Delivery Contracts".

        The following presents Tree.com's assets and liabilities that are measured at fair value on a recurring basis at March 31, 2011 and December 31, 2010 (in thousands):

	As of March 31, 2011
	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$71,735	$962	$72,697
Interest rate lock commitments ("IRLCs")	—	—	5,628	5,628
Forward delivery contracts	—	(181)	112	(69)

Total	$—	$71,554	$6,702	$78,256

	As of December 31, 2010
	Recurring Fair Value Measurements Using
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
Loans held for sale	$—	$115,024	$884	$115,908
Interest rate lock commitments ("IRLCs")	—	—	5,986	5,986
Forward delivery contracts	—	1,001	3	1,004

Total	$—	$116,025	$6,873	$122,898

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        The following presents the changes in Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended March 31, 2011 and 2010 (in thousands):

	Three Months Ended March 31, 2011
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Balance at January 1, 2011	$5,986	$3	$884
Transfers into Level 3	—	—	335
Transfers out of Level 3	—	(28)	—
Total net gains (losses) included in earnings (realized and unrealized)	15,940	195	(32)
Purchases, sales, and settlements
Purchases(a)	970	(58)	—
Sales	—	—	(220)
Settlements	(3,441)	—	(5)
Transfers of IRLCs to closed loans	(13,827)	—	—

Balance at March 31, 2011	$5,628	$112	$962

(a)
Purchased in conjunction with the acquisition of certain assets of SurePoint.

	Three Months Ended March 31, 2010
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Balance at January 1, 2010	$3,680	$487	$777
Transfers into Level 3	—	—	—
Transfers out of Level 3	—	25	—
Total net gains (losses) included in earnings (realized and unrealized)	21,333	(359)	1
Purchases, sales, and settlements
Purchases	—	—	—
Sales	—	—	—
Settlements	(4,714)	—	(2)
Transfers of IRLCs to closed loans	(14,791)	—	—

Balance at March 31, 2010	$5,508	$153	$776

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        The following presents the gains (losses) included in earnings for the three months ended March 31, 2011 and 2010 relating to Tree.com's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	Three Months Ended March 31, 2011
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Total net gains (losses) included in earnings, which are included in revenue from LendingTree Loans	$15,940	$195	$(32)

Change in unrealized gains (losses) relating to assets and liabilities still held at March 31, 2011, which are included in revenue from LendingTree Loans	$4,832	$129	$(99)

	Three Months Ended March 31, 2010
	Interest Rate Lock Commitments	Forward Delivery Contracts	Loans Held for Sale
Total net gains included in earnings, which are included in revenue from LendingTree Loans	$21,333	$(359)	$1

Change in unrealized gains (losses) relating to assets and liabilities still held at March 31, 2010 which are included in revenue from LendingTree Loans	$5,508	$153	$1

        The following table summarizes the Company's derivative instruments not designated as hedging instruments as of March 31, 2011 and December 31, 2010 (in thousands):

	March 31, 2011		December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest Rate Lock Commitments	Prepaid and other current assets	$5,707	Prepaid and other current assets	$5,991
Forward Delivery Contracts	Prepaid and other current assets	744	Prepaid and other current assets	2,633
Interest Rate Lock Commitments	Accrued expenses and other current liabilities	(79)	Accrued expenses and other current liabilities	(5)
Forward Delivery Contracts	Accrued expenses and other current liabilities	(813)	Accrued expenses and other current liabilities	(1,629)

Total Derivatives		$5,559		$6,990

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

        The gain/(loss) recognized in the consolidated statements of operations for derivatives for the periods ended March 31, 2011 and 2010 was as follows (in thousands):

		Three Months Ended
	Location of Gain/(Loss) Recognized in Income on Derivative	March 31, 2011	March 31, 2010
Interest Rate Lock Commitments	LendingTree Loans revenue	$15,940	$21,333
Forward Delivery Contracts	LendingTree Loans revenue	(904)	(2,073)

Total		$15,036	$19,260

        Tree.com has elected to account for loans held for sale originated on or after January 1, 2008 at fair value. Electing the fair value option allows a better offset of the changes in fair values of the loans and the forward delivery contracts used to economically hedge them without the burden of complying with the requirements for hedge accounting.

        Tree.com did not elect the fair value option on loans held for sale originated prior to January 1, 2008 and on loans that were repurchased from investors on or subsequent to that date. As of March 31, 2011 and December 31, 2010, 20 and 23 such loans, respectively, all of which were impaired, were included in loans held for sale and were carried at the lower of cost or market ("LOCOM") value assessed on an individual loan basis. The market value (or fair value) of these impaired loans at March 31, 2011 and December 31, 2010, measured on a non-recurring basis using significant unobservable inputs (Level 3), was $0.6 million and $0.8 million, respectively. This fair value measurement is management's best estimate of the market value of such loans and considers the lien position and loan status.

        The following presents the difference between the aggregate principal balance of loans held for sale for which the fair value option has been elected and for loans measured at LOCOM as of March 31, 2011 and December 31, 2010 (in thousands):

	As of March 31, 2011
	Loans Held for Sale— Measured at Fair Value	Loans Held for Sale— Measured at LOCOM	Total Loans Held For Sale
Aggregate unpaid principal balance	$71,159	$1,895	$73,054
Difference between fair value and aggregate unpaid principal balance	1,538	—	1,538
Lower of cost or market valuation allowance	—	(1,288)	(1,288)
Deferred loan fees, net of costs	—	(8)	(8)

Loans held for sale	$72,697	$599	$73,296

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE MEASUREMENTS (Continued)

	As of December 31, 2010
	Loans Held for Sale— Measured at Fair Value	Loans Held for Sale— Measured at LOCOM	Total Loans Held For Sale
Aggregate unpaid principal balance	$113,116	$2,290	$115,406
Difference between fair value and aggregate unpaid principal balance	2,792	—	2,792
Lower of cost or market valuation allowance	—	(1,508)	(1,508)
Deferred loan fees, net of costs	—	(9)	(9)

Loans held for sale	$115,908	$773	$116,681

        During the three months ended March 31, 2011 and 2010, the change in fair value of loans held for sale for which the fair value option was elected was a loss of $1.6 million and a gain of $2.0 million, respectively, and is included as a component of LendingTree Loans revenue in the accompanying consolidated statements of operations.

Non-financial assets measured at fair value on a nonrecurring basis

        The Company's non-financial assets, such as goodwill, intangible assets and property and equipment are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. Such impairment charges incorporate fair value measurements based on Level 3 inputs. See Notes 3 and 8 for discussion of goodwill and intangible asset impairment charges.

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS

Origination and Sale of Loans

        LendingTree Loans' revenues are primarily derived from the origination and sale of loans. Mortgage loans are funded through warehouse lines of credit and are recorded at fair value. Changes in the fair value of mortgage loans are recorded through revenue prior to the sale of the loans to investors, which typically occurs within thirty days. The gain or loss on the sale of loans is recognized on the date the loans are sold and is based on the difference between the sale proceeds received and the fair value of the loans. The Company sells its loans on a servicing released basis in which the Company gives up the right to service the loans.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

        A summary of the initial unpaid principal balance of loans sold by type of loan for the three months ended March 31, 2011 and 2010 is presented below ($ amounts in millions):

	Three Months Ended March 31,
	2011		2010
	Amount	%	Amount	%
Conforming	$397	74%	$460	77%
FHA	116	21%	110	18%
Jumbo	26	5%	32	5%

Total	$539	100%	$602	100%

Loans Held for Sale

        LendingTree Loans originates all of its residential real estate loans with the intent to sell them in the secondary market. Loans held for sale consist primarily of residential first mortgage loans that are secured by residential real estate throughout the United States.

        The following table represents the loans held for sale by type of loan as of March 31, 2011 and December 31, 2010 ($ amounts in thousands):

	March 31, 2011		December 31, 2010
	Amount	%	Amount	%
Conforming	$54,229	74%	$86,451	74%
FHA and Alt-A	15,898	22%	20,431	18%
Jumbo	2,672	4%	9,129	8%
Subprime	407	—%	580	—%
Home equity	90	—%	90	—%

Total	$73,296	100%	$116,681	100%

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

        The following presents the difference between the aggregate principal balance of loans on nonaccrual status for which the fair value option has been elected and for loans measured at lower of cost or market valuation as of March 31, 2011 and December 31, 2010 (in thousands):

	As of March 31, 2011
	Loans on Nonaccrual— Measured at Fair Value	Loans on Nonaccrual— Measured at LOCOM	Total Loans on Nonaccrual
Aggregate unpaid principal balance	$1,492	$1,895	$3,387
Difference between fair value and aggregate unpaid principal balance	(530)	—	(530)
Lower of cost or market valuation allowance	—	(1,288)	(1,288)
Deferred loan fees, net of costs	—	(8)	(8)

Loans on nonaccrual	$962	$599	$1,561

	As of December 31, 2010
	Loans on Nonaccrual— Measured at Fair Value	Loans on Nonaccrual— Measured at LOCOM	Total Loans on Nonaccrual
Aggregate unpaid principal balance	$1,380	$2,290	$3,670
Difference between fair value and aggregate unpaid principal balance	(496)	—	(496)
Lower of cost or market valuation allowance	—	(1,508)	(1,508)
Deferred loan fees, net of costs	—	(9)	(9)

Loans on nonaccrual	$884	$773	$1,657

        Included within the loans on nonaccrual status are repurchased loans with a net book value of $0.2 million at March 31, 2011 and December 31, 2010. During the three months ended March 31, 2011 and March 31, 2010, LendingTree Loans did not repurchase any loans.

        Real estate properties acquired in satisfaction of loans totaled $0.2 million and $0.1 million, net of estimated selling expenses, at March 31, 2011 and December 31, 2010, respectively, and are included in prepaid and other current assets in the accompanying consolidated balance sheets. The estimated fair values are determined using current real estate market conditions and estimated selling expenses, which are unobservable inputs (Level 3).

Loan Loss Obligations

        LendingTree Loans sells loans it originates to investors on a servicing released basis so the risk of loss or default by the borrower is generally transferred to the investor. However, LendingTree Loans is required by these investors to make certain representations relating to credit information, loan documentation and collateral. These representations and warranties may extend through the contractual

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

life of the mortgage loan. Subsequent to the sale, if underwriting deficiencies, borrower fraud or documentation defects are discovered in individual mortgage loans, LendingTree Loans may be obligated to repurchase the respective mortgage loan or indemnify the investors for any losses from borrower defaults if such deficiency or defect cannot be cured within the specified period following discovery.

        In the case of early loan payoffs and early defaults on certain loans, LendingTree Loans may be required to repay all or a portion of the premium initially paid by the investor. The estimated obligation associated with early loan payoffs and early defaults is calculated based on historical loss experience by type of loan.

        The obligation for losses related to the representations and warranties and other provisions discussed above is initially recorded at its estimated fair value, which includes a projection of expected future losses as well as a market based premium. Because LendingTree Loans does not service the loans it sells, it does not maintain nor have access to the current balances and loan performance data with respect to the individual loans previously sold to investors. Accordingly, the Company is unable to determine, with precision, its maximum exposure under its representations and warranties. However, LendingTree Loans utilizes the original loan balance (before it was sold to an investor), historical and projected loss frequency and loss severity ratios by loan type as well as analyses of losses in process to estimate its exposure to losses on loans previously sold. The Company maintains a liability related to this exposure based, in part, on historical and projected loss frequency and loss severity using its loan loss history (adjusted for recent trends in loan loss experience), the original principal amount of the loans previously sold, the year the loans were sold, and loan type. Accordingly, subsequent adjustments to the obligation, if any, are not made based on changes in the fair value of the obligation, which might include an estimated change in losses that may be expected in the future, but are made once further losses are estimated to be both probable and estimable. As such, given current general industry trends in mortgage loans as well as housing prices, market expectations around losses related to the Company's obligations could vary significantly from the obligation recorded as of the balance sheet date or the range estimated below. In estimating its exposure to loan losses, LendingTree Loans segments its loan sales into four segments based on the extent of the documentation provided by the borrower to substantiate income and/or assets (full or limited documentation) and the lien position of the mortgage in the underlying property (first or second position). Each of these segments has a different loss experience with full documentation, first lien position loans generally having the lowest loss ratios and limited documentation, second lien position loans generally having the highest loss ratios.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

        The following table represents the loans sold for the period shown and the aggregate loan losses through March 31, 2011:

	As of March 31, 2011
Period of Loan Sales	Number of loans sold	Original principal balance	Number of loans with losses	Original principal balance of loans with losses	Amount of aggregate losses
		(in billions)		(in millions)	(in millions)
Three months ended March 31, 2011	2,500	$0.5	0	$0	$0
2010	12,400	2.8	2	0.6	0.1
2009	12,800	2.8	3	0.8	0.1
2008	11,000	2.2	21	4.3	1.1
2007	36,300	6.1	149	20.2	7.0
2006	55,000	7.9	202	23.4	12.7
2005 and prior years	86,700	13.0	87	11.7	4.7

Total	216,700	$35.3	464	$61.0	$25.7

        The pipeline of 97 loan repurchase requests and indemnifications as of March 31, 2011 was considered in determining the appropriate reserve amount. The status of these 97 loans varied from an initial review stage, which may result in a rescission of the request, to in process, where the probability of incurring a loss is high, to indemnification, whereby the Company has agreed to reimburse the purchaser of that loan if and when losses are incurred. The indemnification may have a specific term, thereby limiting the Company's exposure. The original principal amount of these loans is approximately $18.2 million, comprised of approximately 76% full documentation first liens, 3% full documentation second liens, 15% limited documentation first liens, and 6% limited documentation second liens.

        In the fourth quarter of 2009, LendingTree Loans entered into settlement negotiations with two buyers of previously purchased limited documentation loans. The settlement with one buyer was completed in December 2009 and included a payment of $1.9 million related to all second lien loans sold to this buyer, including both full and limited documentation. This amount was not determined on an individual loan basis and is, therefore, not included in the loss amounts disclosed above based on the year such loans were sold. The settlement was included as a charge off to the reserve in 2009. Negotiations with the second buyer were completed in January 2010. This settlement of $4.5 million, which was paid in four equal quarterly installments in 2010, relates to all future losses on limited documentation second lien loans sold to this buyer. LendingTree Loans must also pay an additional amount of up to $0.3 million in conjunction with this settlement since it did not sell a certain volume of loans to this buyer in 2010. This amount is included in the total settlement amount and the estimated settlement payments remaining to be paid. This settlement amount is included as a charge off to the reserve in 2010 and is not included in the table above.

        Based on historical experience, it is anticipated that the Company will continue to receive repurchase requests and incur losses on loans sold in prior years. However, the two settlements discussed above will eliminate future repurchase requests from those buyers for the loan types included in those settlements. As of March 31, 2011, LendingTree Loans estimated the range of remaining

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—ORIGINATION AND SALE OF LOANS, LOANS HELD FOR SALE AND LOAN LOSS OBLIGATIONS (Continued)

possible losses due to representations and warranty issues based on the methodology described above, excluding the $0.3 million settlement remaining to be paid in 2011, as $16 million to $26 million. The Company believes that it has adequately reserved for these losses.

        The activity related to loss reserves on previously sold loans for the three months ended March 31, 2011 and 2010, is as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Balance, beginning of period	$16,984	$16,985
Provisions	3,250	1,464
Charge offs to reserves(a)	(196)	(5,617)

Balance, end of period	$20,038	$12,832

(a)
The three months ended March 31, 2010 includes a charge off for the amount of the $4.5 million loan loss settlement plus a portion of the $0.3 million additional accrual discussed above. The remaining settlement payment due of $0.3 million is tracked as a liability separate from the loan loss reserve (see table below).

        Based on an analysis of the Company's historical loan loss experience, it has been determined that a portion of the loan losses expected to be made by investors will be made more than twelve months following the initial sale of the underlying loan. Accordingly, the Company has estimated the portion of its loans sold reserve that it anticipates it will be liable for after twelve months and has classified that portion of the reserve as a long-term liability. The liability for losses on previously sold loans is presented in the accompanying consolidated balance sheet as of March 31, 2011 and December 31, 2010 as follows (in thousands):

	As of March 31, 2011	As of December 31, 2010
Current portion related to settlement above, included in accrued expenses and other current liabilities	$300	$300
Other current portion, included in accrued expenses and other current liabilities	6,928	5,459
Long term portion, included in other long-term liabilities	13,110	11,525

Total	$20,338	$17,284

NOTE 12—INCOME TAXES

        For the three months ended March 31, 2011 and 2010, Tree.com recorded a tax provision of $0.3 million and $0.5 million, respectively, which represents effective tax rates of (0.9)% and (12.6)%, respectively. In the first quarter of 2011, the tax rate is lower than the federal statutory rate of 35%

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—INCOME TAXES (Continued)

mainly due to the change in the valuation allowance on deferred tax assets. In the first quarter of 2010, the tax rate was lower than the federal statutory rate of 35% due to the change in the valuation allowance on deferred tax assets and an increase to the FIN 48 reserve.

        Tree.com's unrecognized tax benefits increased by an immaterial amount in the first quarter of 2011. The increase was due to penalty and interest on uncertain tax positions in prior years. Tree.com believes that it is reasonably possible that its remaining unrecognized tax benefits could decrease by approximately $0.06 million within twelve months of the current reporting date due to the expiration of state statute of limitations. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        For the three months ended March 31, 2011, Tree.com determined that its activity yielded an unusual effective tax rate; therefore, Tree.com utilized the actual year to date effective tax rate for purposes of determining year to date tax expense. This approach is consistent with the three months ended March 31, 2010.

NOTE 13—CONTINGENCIES

        During the three months ended March 31, 2011 and 2010, provisions for litigation settlements and contingencies of $4.5 million and $-0- million, respectively, were recorded in litigation settlements and contingencies in the accompanying consolidated statements of operations. The balance of the related liability was $4.8 million and $0.5 million at March 31, 2011 and December 31, 2010, respectively.

        In the ordinary course of business, Tree.com is a party to various lawsuits. Tree.com establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against Tree.com, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Tree.com, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. It is possible that an unfavorable outcome of one or more of these lawsuits could have a material impact on the liquidity, results of operations, or financial condition of Tree.com. Tree.com also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—RESTRUCTURING CHARGES

        The restructuring charges in 2010 primarily relate to continuing lease obligations on facilities previously used for call center operations, for which management had a plan to exit at December 31, 2009, but the cease-use date did not occur until January 2010. Costs that relate to ongoing operations are not part of restructuring charges. Restructuring charges by segment and type are as follows (in thousands):

	For The Three Months Ended March 31, 2011
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Total
LendingTree Loans	$295	$—	$—	$295
Exchanges	94	—	—	94

Total	$389	$—	$—	$389

	For The Three Months Ended March 31, 2010
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Total
LendingTree Loans	$—	$9	$(2)	$7
Exchanges	47	2,463	93	2,603

Total	$47	$2,472	$91	$2,610

        Restructuring charges and spending against liabilities are as follows (in thousands):

	For The Three Months Ended March 31, 2011
	Employee Termination Costs	Continuing Lease Obligations	Asset Write-offs	Other	Total
Balance, beginning of period	$19	$2,339	$—	$—	$2,358
Restructuring charges	389	—	—	—	389
Payments	(136)	(411)	—	—	(547)
Write-offs	—	—	—	—	—

Balance, end of period	$272	$1,928	$—	$—	$2,200

        At March 31, 2011, restructuring liabilities of $1.1 million are included in accrued expenses and other current liabilities and $1.1 million are included in other long-term liabilities in the accompanying consolidated balance sheet. At December 31, 2010, restructuring liabilities of $1.2 million are included in accrued expenses and other current liabilities and $1.2 million are included in other long-term liabilities in the accompanying consolidated balance sheet. Tree.com does not expect to incur significant additional costs related to the prior restructurings noted above.

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—SUBSEQUENT EVENTS

        On May 12, 2011, we entered into an Asset Purchase Agreement with Discover Bank, a wholly-owned subsidiary of Discover Financial Services. The Asset Purchase Agreement provides for the sale of substantially all of the operating assets of our LendingTree Loans segment to Discover Bank.

        Under the terms of the Asset Purchase Agreement, Discover Bank has agreed to pay approximately $55.9 million in cash for the assets, subject to certain adjustments as described in the Asset Purchase Agreement. $35.9 million is due upon the closing of the transaction and $10 million is due on each of the first and second anniversaries of the closing, subject to certain conditions as described in the Asset Purchase Agreement, including maintenance of the LendingTree Exchange and certain financial and operational metrics associated with the LendingTree Exchange business.

        Discover Bank generally will not assume liabilities of the LendingTree Loans business that arose before the closing date. A portion of the initial purchase price payment will be held in escrow pending the discharge of certain liabilities that will remain with us.

        The transaction is subject to various closing conditions, including the receipt of regulatory approvals and loan repurchase proposals for Discover Bank and the approval of our stockholders. Our board of directors has unanimously recommended that our stockholders approve the transaction. Douglas Lebda, our Chairman and Chief Executive Officer, who beneficially owns approximately 20% of our outstanding shares, a subsidiary of Liberty Media Corporation which owns approximately 25% of our outstanding shares, and various funds managed by Second Curve, LLC, which own less than 5% of our outstanding shares, have entered into voting and support agreements with Discover Bank which obligate them to vote in favor of the transaction. The transaction is expected to close by the end of 2011.

        The Asset Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations of the parties.

        The Asset Purchase Agreement also includes covenants of us and Discover Bank. Subject to certain exceptions stated in the Asset Purchase Agreement, we have agreed to operate the LendingTree Loans business in the ordinary course and to maintain certain operational and financial metrics until the closing of the transaction. Our covenants include requirements to maintain personnel in our LendingTree Loans business, to maintain certain quality thresholds for our loan pipeline, to maintain warehouse line capacity and compliance with our warehouse lending agreement, and subject to certain exceptions, not to introduce new loan products without Discover Bank's consent. If the requirements of these covenants are not met, Discover Bank has the option to terminate the Asset Purchase Agreement. Subject to certain exceptions, we have also agreed not to solicit or initiate discussion with third parties regarding other proposals to acquire the assets of the LendingTree Loans business or substantial equity interests in our company, and to certain restrictions on our ability to respond to or accept any such proposals.

        The Asset Purchase Agreement also includes customary termination provisions, including that each of our company and Discover Bank may terminate the Asset Purchase Agreement if the other party has materially breached any representation, warranty or covenant contained in the Asset Purchase Agreement and failed to cure such breach, if our stockholders do not approve the transaction or if the closing has not occurred within 150 days from the signing (subject to certain extensions for up to 150 additional days). Discover Bank may terminate the Asset Purchase Agreement if our board of directors determines, after considering any modified proposals from Discover Bank, to change its

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—SUBSEQUENT EVENTS (Continued)

recommendation to our stockholders because a failure to do so would constitute a breach of its fiduciary duties, or if we materially breach our non-solicitation obligations or our obligation to hold a meeting of our stockholders to approve the transaction. If the Asset Purchase Agreement is terminated under certain circumstances, including due to a change of recommendation by our board of directors, we will be required to pay Discover Bank a termination fee of $2.2 million. If Discover Bank does not complete the acquisition as a result of its inability to obtain proposals for loan purchase arrangements that are customary for a bank that is similarly situated to Discover Bank, Discover Bank will be required to pay us a termination fee of $5 million.

        We have also agreed to perform certain services to Discover Bank in connection with its mortgage origination business for a two-year term commencing on the date of entry into the Asset Purchase Agreement. Discover Bank has also agreed to be a participating lender in the LendingTree Network following the closing of the acquisition.

APPENDIX H

TREE.COM, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements give effect to the HLC asset sale transaction. The statements are derived from, and should be read in conjunction with our consolidated financial statements for the years ended December 31, 2010 and December 31, 2009 and the notes thereto included in Appendix E to the proxy statement to which this Appendix F is attached and our Management's Discussion and Analysis of Financial Condition and Results of Operations included in Appendix D to the proxy statement to which this Appendix F.

        The unaudited pro forma condensed consolidated balance sheet as of March 31, 2011 assumes the HLC asset sale transaction occurred March 31, 2011. The unaudited pro forma condensed consolidated statements of operations for the years end December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011 and 2010 give effect to the HLC asset sale transaction as if it had occurred as of the beginning of those periods.

        The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is based upon estimates by our management, which are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed consolidated financial information is not intended to be indicative of actual results of operations or financial position that would have been achieved had the HLC asset sale transaction been completed as of the beginning of each period indicated above, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates.

        The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable in the circumstances. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes thereto.

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONSOLIDATED BALANCE SHEET

MARCH 31, 2011
(In thousands, except par value and share amounts)

	As Reported(a)	Dispositions(b)	Pro Forma
ASSETS:
Cash and cash equivalents	$53,520	$38,163	$91,683
Restricted cash and cash equivalents	9,933	(1,237)	8,696
Accounts receivable, net	6,893	(7)	6,886
Loans held for sale	73,296	(1,561)	71,735
Prepaid and other current assets	11,313	(8,470)	2,843
Current assets of discontinued operations	232	—	232

Total current assets	155,187	26,888	182,075
Property and equipment, net	12,594	(3,788)	8,806
Goodwill	10,741	(7,109)	3,632
Intangible assets, net	41,013	—	41,013
Other non-current assets	650	(535)	115
Non-current assets of discontinued operations	171	—	171

Total assets	$220,356	$15,456	$235,812

LIABILITIES:
Warehouse lines of credit	$66,472	$—	$66,472
Accounts payable, trade	14,451	(218)	14,233
Deferred revenue	257	—	257
Deferred income taxes	2,358	6	2,364
Accrued expenses and other current liabilities	38,871	(3,108)	35,763
Current liabilities of discontinued operations	2,381	—	2,381

Total current liabilities	124,790	(3,320)	121,470
Income taxes payable	99	—	99
Other long-term liabilities	17,322	—	17,322
Deferred income taxes	14,211	—	14,211
Non-current liabilities of discontinued operations	282	—	282

Total liabilities	156,704	(3,320)	153,384
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 12,111,999 shares and outstanding 10,988,738 shares	121	—	121
Additional paid-in capital	910,160	—	910,160
Accumulated deficit	(838,097)	18,776	(819,321)
Treasury stock 1,123,261 shares	(8,532)	—	(8,532)

Total shareholders' equity	63,652	18,776	82,428

Total liabilities and shareholders' equity	$220,356	$15,456	$235,812

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011
(In thousands, except per share amounts)

	As Reported(a)	Disposition(c)	Pro Forma
Revenue
LendingTree Loans	$19,250	$(19,250)	$—
Exchanges	14,124	—	14,124

Total revenue	33,374	(19,250)	14,124
Cost of revenue
LendingTree Loans	10,764	(10,764)	—
Exchanges	1,348	—	1,348

Total cost of revenue (exclusive of depreciation shown separately below)	12,112	(10,764)	1,348

Gross margin	21,262	(8,486)	12,776
Operating expenses
Selling and marketing expense	23,333	(7,703)	15,630
General and administrative expense	13,103	(7,145)	5,958
Product development	1,535	(246)	1,289
Litigation settlements and contingencies	4,502	(2)	4,500
Restructuring expense	389	(295)	94
Amortization of intangibles	307	—	307
Depreciation	1,576	(397)	1,179
Asset impairments	5,007	—	5,007

Total operating expenses	49,752	(15,788)	33,964

Operating loss	(28,490)	7,302	(21,188)
Other expense
Interest expense	(80)	—	(80)

Total other expense, net	(80)	—	(80)

Loss before income taxes	(28,570)	7,302	(21,268)
Income tax provision	(265)	(3,551)	(3,816)

Net loss from continuing operations	(28,835)	3,751	(25,084)
Loss from discontinued operations, net of tax	(10,660)	—	(10,660)

Net loss available to common shareholders	$(39,495)	$3,751	$(35,744)

Weighted average common shares outstanding	10,882		10,882

Weighted average diluted shares outstanding	10,882		10,882

Net loss per share from continuing operations
Basic	$(2.65)		$(2.31)

Diluted	$(2.65)		$(2.31)

Net loss per share available to common shareholders
Basic	$(3.63)		$(3.28)

Diluted	$(3.63)		$(3.28)

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS (Continued)

FOR THE THREE MONTHS ENDED MARCH 31, 2010
(In thousands, except per share amounts)

	As Reported(a)	Disposition(c)	Pro Forma
Revenue
LendingTree Loans	$25,738	$(25,738)	$—
Exchanges	18,986	—	18,986

Total revenue	44,724	(25,738)	18,986
Cost of revenue
LendingTree Loans	10,274	(10,274)	—
Exchanges	1,474	—	1,474

Total cost of revenue (exclusive of depreciation shown separately below)	11,748	(10,274)	1,474

Gross margin	32,976	(15,464)	17,512
Operating expenses
Selling and marketing expense	19,559	(4,895)	14,664
General and administrative expense	11,398	(4,816)	6,582
Product development	1,241	(131)	1,110
Litigation settlements and contingencies	16	(16)	—
Restructuring expense	2,610	(7)	2,603
Amortization of intangibles	943	—	943
Depreciation	1,374	(490)	884

Total operating expenses	37,141	(10,355)	26,786

Operating loss	(4,165)	(5,109)	(9,274)
Other income (expense)
Interest income	7	—	7
Interest expense	(166)	—	(166)

Total other expense, net	(159)	—	(159)

Loss before income taxes	(4,324)	(5,109)	(9,433)
Income tax provision	(543)	908	365

Net loss from continuing operations	(4,867)	(4,201)	(9,068)
Loss from discontinued operations, net of tax	(1,279)	—	(1,279)

Net loss available to common shareholders	$(6,146)	$(4,201)	$(10,347)

Weighted average common shares outstanding	10,960		10,960

Weighted average diluted shares outstanding	10,960		10,960

Net loss per share from continuing operations
Basic	$(0.44)		$(0.83)

Diluted	$(0.44)		$(0.83)

Net loss per share available to common shareholders
Basic	$(0.56)		$(0.94)

Diluted	$(0.56)		$(0.94)

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2010
(In thousands, except per share amounts)

	As Reported(d)	Disposition(c)	Pro Forma
Revenue
LendingTree Loans	$124,180	$(124,180)	$—
Exchanges	61,911	—	61,911

Total revenue	186,091	(124,180)	61,911
Cost of revenue
LendingTree Loans	44,056	(44,056)	—
Exchanges	5,547	—	5,547

Total cost of revenue (exclusive of depreciation shown separately below)	49,603	(44,056)	5,547

Gross margin	136,488	(80,124)	56,364
Operating expenses
Selling and marketing expense	72,600	(22,148)	50,452
General and administrative expense	50,487	(24,253)	26,234
Product development	3,983	(331)	3,652
Litigation settlements and contingencies	2,072	(1,551)	521
Restructuring expense	2,773	7	2,780
Amortization of intangibles	2,716	—	2,716
Depreciation	5,460	(1,701)	3,759
Asset impairments	9,491	—	9,491

Total operating expenses	149,582	(49,977)	99,605

Operating loss	(13,094)	(30,147)	(43,241)
Other income (expense)
Interest income	8	—	8
Interest expense	(473)	—	(473)

Total other expense, net	(465)	—	(465)

Loss before income taxes	(13,559)	(30,147)	(43,706)
Income tax provision	936	(9,037)	9,973

Net loss from continuing operations	(12,623)	(21,110)	(33,733)
Loss from discontinued operations, net of tax	(4,962)	—	(4,962)

Net loss available to common shareholders	$(17,585)	$(21,110)	$(38,695)

Weighted average common shares outstanding	11,014		11,014

Weighted average diluted shares outstanding	11,014		11,014

Net loss per share from continuing operations
Basic	$(1.15)		$(3.06)

Diluted	$(1.15)		$(3.06)

Net loss per share available to common shareholders
Basic	$(1.60)		$(3.51)

Diluted	$(1.60)		$(3.51)

TREE.COM, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2009
(In thousands, except per share amounts)

	As Reported(d)	Disposition(c)	Pro Forma
Revenue
LendingTree Loans	$117,670	$(117,670)	$—
Exchanges	74,910	—	74,910

Total revenue	192,580	(117,670)	74,910
Cost of revenue
LendingTree Loans	48,998	(48,998)	—
Exchanges	8,284	—	8,284

Total cost of revenue (exclusive of depreciation shown separately below)	57,282	(48,998)	8,284

Gross margin	135,298	(68,672)	66,626
Operating expenses
Selling and marketing expense	58,270	(10,227)	48,046
General and administrative expense	57,328	(20,374)	36,954
Product development	4,788	(518)	4,270
Litigation settlements and contingencies	13,175	(419)	12,756
Restructuring expense	1,007	1,089	2,096
Amortization of intangibles	4,847	(280)	4,567
Depreciation	6,237	(2,912)	3,325
Asset impairments	6,097	—	6,097

Total operating expenses	151,749	(33,641)	118,108

Operating loss	(16,451)	(35,031)	(51,482)
Other income (expense)
Interest income	88	—	88
Interest expense	(617)	2	(615)

Total other expense, net	(529)	2	(527)

Loss before income taxes	(16,980)	(35,029)	(52,009)
Income tax provision	368	10,816	11,184

Net loss from continuing operations	(16,612)	(24,213)	(40,825)
Loss from discontinued operations, net of tax	(7,862)	—	(7,862)

Net loss available to common shareholders	$(24,474)	$(24,213)	$(48,687)

Weighted average common shares outstanding	10,536		10,536

Weighted average diluted shares outstanding	10,536		10,536

Net loss per share from continuing operations
Basic	$(1.58)		$(3.88)

Diluted	$(1.58)		$(3.88)

Net loss per share available to common shareholders
Basic	$(2.32)		$(4.62)

Diluted	$(2.32)		$(4.62)

TREE.COM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONSOLIDATED FINANCIAL STATEMENTS

        (a)   Historical activity as reported in our quarterly report on Form 10-Q for the quarter ended March 31, 2011.

        (b)   To eliminate certain assets and liabilities of HLC as a result of the planned sale of these assets and liabilities, after adjusting for estimated cash proceeds to be received at closing. Pro Forma cash and cash equivalents includes the portion of the purchase price held in escrow pending the discharge of certain liabilities that will remain with us that are included in pro forma liabilities.

        (c)   To reflect the elimination of the HLC historical results of operations.

        (d)   Historical activity as reported in our annual report on Form 10-K for the year ended December 31, 2010, as adjusted for the presentation of RealEstate.com, REALTORS as discontinued operations, which are included in our consolidated financial statements for the years ended December 31, 2010 and December 31, 2009 included in Appendix E to the proxy statement to which this Appendix F is attached.

APPENDIX I

HOME LOAN CENTER, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010	December 31, 2009
	(In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$39,179	$57,395	$56,520
Restricted cash and cash equivalents	3,693	4,319	3,167
Accounts receivable	751	730	429
Loans held for sale	73,296	116,681	93,596
Property and equipment, net	3,788	3,074	3,400
Prepaid and other assets	2,656	2,374	2,279
Derivative assets	6,451	8,624	7,260
Intangible assets, net	7,109	—	—
Income tax receivable—parent	2,470	—	—
Deferred tax assets, net	22,694	21,632	21,614

Total assets	$162,087	$214,829	$188,265

LIABILITIES:
Warehouse lines of credit	$66,472	$100,623	$78,481
Accounts payable and accrued liabilities	7,329	7,104	5,509
Intercompany payable—parent	2,054	4,663	2,099
Derivative liabilities	892	1,634	356
Other liabilities	2,066	2,591	2,503
Income tax payable—parent	—	9,395	8,302
Loan loss obligations	20,338	17,284	16,985

Total liabilities	99,151	143,294	114,235
SHAREHOLDERS' EQUITY:
Common stock $.0001 par value; authorized, issued and outstanding , 100 shares	—	—	—
Additional paid-in capital	65,835	70,683	75,304
Retained earnings (accumulated deficit)	(2,899)	852	(1,274)

Total shareholders' equity	62,936	71,535	74,030

Total liabilities and shareholders' equity	$162,087	$214,829	$188,265

HOME LOAN CENTER, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009
	(In thousands)
Revenue
Interest income	$5,501	$4,839
Interest expense	(2,730)	(1,285)

Net interest income	2,771	3,554
Non-interest income:
Origination and sale of loans	113,425	110,320
Other income	7,984	3,796

Total non-interest income	121,409	114,116

Total revenue	124,180	117,670
Operating expenses
Salaries and benefits	43,634	39,600
Selling and marketing	27,859	17,196
Depreciation and amortization	1,701	3,192
Occupancy	2,804	1,523
Loan origination	6,972	15,980
General and administrative	16,647	10,803

Total operating expenses	99,617	88,294

Net income before income taxes	24,563	29,376
Income tax provision	(9,037)	(10,816)

Net income	$15,526	$18,560

HOME LOAN CENTER, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Revenue
Interest income	$858	$1,035
Interest expense	(325)	(377)

Net interest income	533	658
Non-interest income:
Origination and sale of loans	17,309	23,400
Other income	1,409	1,679

Total non-interest income	18,718	25,079

Total revenue	19,251	25,737
Operating expenses
Salaries and benefits	12,210	9,311
Selling and marketing	7,736	7,925
Depreciation and amortization	397	490
Occupancy	871	630
Loan origination	1,654	1,858
General and administrative	3,685	3,379

Total operating expenses	26,553	23,593

Net income (loss) before income taxes	(7,302)	2,144
Income tax benefit (provision)	3,551	(908)

Net income (loss)	$(3,751)	$1,236

HOME LOAN CENTER, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

		Common Stock
	Total	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)
Balance as of December 31, 2008	$119,397	100	$—	$76,589	$42,808
Non-cash compensation	244	—	—	244	—
Dividend to parent	(64,171)	—	—	(1,529)	(62,642)
Net income	18,560	—	—	—	18,560

Balance as of December 31, 2009	74,030	100	—	75,304	(1,274)
Non-cash compensation	379	—	—	379
Dividend to parent	(18,400)	—	—	(5,000)	(13,400)
Net income	15,526	—	—	—	15,526

Balance as of December 31, 2010	$71,535	100	$—	$70,683	$852

HOME LOAN CENTER, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net income	$15,526	$18,560
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on disposal of fixed assets	56	90
Depreciation and amortization	1,701	3,192
Non-cash compensation expense	379	244
Deferred income taxes	678	—
Gain on origination and sale of loans	(113,425)	(110,320)
Loss on impaired loans not sold	128	647
Loss on sale of real estate acquired in satisfaction of loans	406	51
Changes in current assets and liabilities:
Origination of loans	(2,792,041)	(2,855,246)
Proceeds from sales of loans	2,892,070	2,969,658
Principal payments received on loans	2,356	1,422
Payments to investors for loan repurchases and early payoff obligations	(12,154)	(8,742)
Accounts receivable	(301)	(159)
Prepaid and other assets	(307)	(738)
Deferred tax assets, net	(695)	5,247
Restricted cash	(1,102)	—
Income taxes payable—parent	1,092	6,799
Intercompany payable—parent	2,564	2,099
Accounts payable and accrued liabilities	1,525	(1,455)
Other liabilities	88	(1,169)

Net cash provided by (used in) operating activities	(1,456)	30,180

Cash flows from investing activities:
Capital expenditures	(1,360)	(953)
Decrease in intercompany receivable	—	44,171

Net cash provided by (used in) investing activities	(1,360)	43,218

Cash flows from financing activities:
Borrowing under warehouse lines of credit	1,864,905	2,475,107
Repayments of warehouse lines of credit	(1,842,764)	(2,472,811)
Increase in restricted cash	(50)	(1,317)
Dividends paid to parent	(18,400)	(64.171)

Net cash provided by (used in) financing activities	3,691	(63,192)

Net increase in cash and cash equivalents	875	10,206
Cash and cash equivalents at beginning of period	56,520	46,314

Cash and cash equivalents at end of period	57,395	56,520

HOME LOAN CENTER, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(3,751)	$1,236
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	397	490
Non-cash compensation expense	153	131
Gain on origination and sale of loans	(17,309)	(23,400)
Loss on impaired loans not sold	84	—
(Gain) loss on sale of real estate acquired in satisfaction of loans	(19)	368
Changes in current assets and liabilities:
Origination of loans	(497,233)	(608,365)
Proceeds from sales of loans	562,952	626,226
Principal payments received on loans	274	180
Payments to investors for loan repurchases and early payoff obligations	(164)	(2,236)
Accounts receivable	29	(387)
Prepaid and other assets	51	191
Income taxes receivable—parent	(2,470)	—
Deferred tax assets, net	(1,062)	(476)
Restricted cash	626	—
Income taxes payable—parent	(9,395)	1,307
Intercompany payable—parent	(2,610)	1,609
Accounts payable and accrued liabilities	(207)	(386)
Other liabilities	(527)	752

Net cash provided by (used in) operating activities	29,819	(2,760)

Cash flows from investing activities:
Acquisitions, net of cash acquired	(7,804)	—
Capital expenditures	(1,080)	(11)

Net cash used in investing activities	(8,884)	(11)

Cash flows from financing activities:
Borrowing under warehouse lines of credit	138,500	551,088
Repayments of warehouse lines of credit	(172,651)	(546,070)
Increase in restricted cash	—	(1,124)
Dividends paid to parent	(5,000)	—

Net cash provided by (used in) financing activities	(39,151)	3,894

Net increase (decrease) in cash and cash equivalents	(18,216)	1,123
Cash and cash equivalents at beginning of period	57,395	56,520

Cash and cash equivalents at end of period	$39,179	57,643

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Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time on August 25, 2011.

INTERNET http://www.proxyvoting.com/tree Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Tree.com, Inc.	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark and sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

âFOLD AND DETACH HEREâ

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1, THE HLC ASSET SALE PROPOSAL, “FOR” PROPOSAL 2, THE HLC TRANSACTION-RELATED COMPENSATION ARRANGEMENTS PROPOSAL AND “FOR” PROPOSAL 3, THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE PROPOSAL 1.

Please mark your vote as indicated in this example	☒

	FOR	AGAINST	ABSTAIN

PROPOSAL 1: HLC ASSET SALE PROPOSAL
To approve the sale of substantially all of the operating assets of Home Loan Center, Inc. as contemplated by the asset purchase agreement by and among Tree.com, Inc. and its wholly-owned subsidiaries LendingTree, LLC, Home Loan Center, Inc. and HLC Escrow, Inc., on the one hand, and Discover Bank on the other, dated as of May 12, 2011 and described in the proxy statement.

	☐	☐	☐

	FOR	AGAINST	ABSTAIN

PROPOSAL 2: THE HLC TRANSACTION-RELATED COMPENSATION ARRANGEMENTS PROPOSALS	☐	☐	☐
To approve, on a non-binding advisory basis, the compensation to certain of our named executive officers in connection with the HLC asset sale transaction.

	FOR	AGAINST	ABSTAIN

PROPOSAL 3: THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING	☐	☐	☐

To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the HLC Asset Sale Proposal.

Mark Here for Address Change or Comments SEE REVERSE	☐

Note:  please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, Please give full title as such.

Signature:	Signature:	Date:

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You can now access your Tree.com, Inc. account online.

Access your Tree.com, Inc. account online via Investor Service Direct ® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Tree.com, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View Account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equity access

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLink™ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log onto Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment

FOLD AND DETACH HERE

PROXY

TREE.COM, INC.

Special Meeting of Stockholders – August 26, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TREE.COM, INC.

The undersigned hereby appoints Erin Eklund and James Ipock, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tree.com, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of Tree.com, Inc. to be held on August 26, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Special Meeting.

If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P. O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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